 Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-277574
VAST RENEWABLES LIMITED
Primary Offering of
27,529,987 Ordinary Shares Underlying Warrants
Secondary Offering of
46,036,985 Ordinary Shares
12,856,500 Warrants to Purchase Ordinary Shares

This prospectus relates to the offer and sale by Vast Renewables Limited, an Australian public company limited by shares (f/k/a Vast Solar Pty Ltd, an Australian proprietary company limited by shares) (“us,” “we,” “Vast,” or the “Company”) of (i) up to 13,799,987 ordinary shares in the capital of the Company (“Ordinary Shares”) that are issuable by us upon the exercise of 13,799,987 public warrants of the Company, each initially exercisable at $11.50 for one Ordinary Share (“Public Warrants”) and (ii) up to 13,730,000 Ordinary Shares that are issuable by us upon the exercise of 13,730,000 private warrants of the Company, each initially exercisable at $11.50 for one Ordinary Share (“Private Warrants” and, together with the Public Warrants, the “Warrants”).
This prospectus also relates to the offer and resale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “Selling Securityholders”) of up to:
(i)
27,980,486 Ordinary Shares held by certain holders entitled to resale registration rights pursuant to the shareholder and registration rights agreement, dated as of December 18, 2023 (the “Shareholder and Registration Rights Agreement”) or other agreements, including:

(a)
1,809,588 Ordinary Shares issued to certain members of Nabors Energy Transition Sponsor LLC, a Delaware limited liability company (the “NETC Sponsor”) in exchange for the Founder Shares (as defined below) which were initially purchased at a purchase price of approximately $0.004 per share;

(b)
350,000 Ordinary Shares issued to Nabors Lux 2 S.a.r.l. (“Nabors Lux”) pursuant to the Nabors Backstop Agreement (as defined below) as partial consideration for Nabors Lux’s obligations under the Nabors Backstop Agreement;

(c)
681,620 Ordinary Shares issued pursuant to the Nabors Backstop Agreement at a purchase price of $10.20 per Ordinary Share as partial consideration for Nabors Lux’s obligations under the Nabors Backstop Agreement;

(d)
1,500,000 Ordinary Shares issued certain members of the NETC Sponsor pursuant to the Nabors Backstop Agreement issued as an acceleration of a portion of the Earnback Shares (as defined below) as partial consideration for Nabors Lux’s obligations under the Nabors Backstop Agreement;

(e)
2,301,433 Ordinary Shares issued to certain employees of Vast and to an employee share trust in settlement of all outstanding shares granted under the Management Equity Plan Deed dated on or around July 30, 2020, as amended on February 14, 2023 (the “MEP Deed” and, such shares, the “MEP Shares”) pursuant to the MEP De-SPAC Side Deed (as defined below);

(f)
18,198,566 Ordinary Shares issued to AgCentral Energy Pty Ltd. (“AgCentral”) in exchange for settlement and cancellation of (i) 25,129,140 Legacy Vast Shares for which AgCentral paid an average price of approximately $0.09 per share and (ii) convertible notes and other indebtedness of Vast pursuant to which the Vast owed AgCentral an aggregate of approximately $21,455,453, resulting in an implied investment price per share of approximately $1.31;

(g)
1,250,014 Ordinary Shares issued to Nabors Lux and AgCentral upon conversion of the Senior Convertible Notes (as defined below) at a conversion rate of $10.20 per Ordinary Share;

(h)
1,715,686 Ordinary Shares issued to Nabors Lux and AgCentral pursuant to the Equity Subscription Agreements (as defined below) at a purchase price of $10.20 per Ordinary Share;

(i)
171,569 Ordinary Shares issued to Guggenheim Securities, LLC pursuant to its amended engagement letter with Nabors Energy Transition Corp., a Delaware Corporation (“NETC”) at an implied purchase price of $10.20 per Ordinary Share;

(j)
2,010 Ordinary Shares purchased on the open market at a purchase price of $3.83 per Ordinary Share;

(ii)
up to an aggregate 2,799,999 Ordinary Shares (“Earnout Shares”) that are issuable to certain parties to the Shareholder and Registration Rights Agreement pursuant to the Business Combination Agreement (as defined below) upon the occurrence of specified events, for no additional consideration;

(iii)
2,400,000 Ordinary Shares (“Earnback Shares”) that are issuable to NETC Sponsor pursuant to the Support Agreement (as defined below), for no additional consideration;

(iv)
12,416,500 Private Warrants originally issued in a private placement at a purchase price of $1.00 per private warrant in connection with the NETC IPO (as defined below), held by certain parties to the Shareholder and Registration Rights Agreement;

(v)
12,416,500 Ordinary Shares issuable upon exercise of Private Warrants, at an exercise price of $11.50 per share, subject to adjustment, held by certain parties to the Shareholder and Registration Rights Agreement;

(vi)
440,000 Public Warrants purchased on the open market at purchase prices ranging from $0.10 to $0.15 per Public Warrant, held by certain parties to the Shareholder and Registration Rights Agreement and

(vii)
440,000 Ordinary Shares issuable upon exercise of Public Warrants, at an exercise price of $11.50 per share, subject to adjustment, held by certain parties to the Shareholder and Registration Rights Agreement (such securities described in clauses (i) through (vii) collectively, the “Resale Securities”).

We are registering the offer and sale and/or resale of these securities to satisfy certain registration obligations we have and certain registration rights we have granted. The Selling Securityholders may offer all or part of the Resale Securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Resale Securities are being registered to permit the Selling Securityholders to sell Resale Securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell the Resale Securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our securities or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of Resale Securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act, or the Exchange Act. We are registering the Resale Securities for resale by the Selling Securityholders, or their donees, pledgees, transferees, distributees or other successors-in-interest selling our Ordinary Shares or Vast Warrants or interests in our Ordinary Shares or Vast Warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer.
Certain Resale Securities held by the Selling Securityholders party to the Shareholder and Registration Rights Agreement are subject to contractual lock-up restrictions that prohibit them from selling such securities at this time, subject to certain exceptions. See the section of this prospectus entitled “Description of Securities.”
Some of the Ordinary Shares being registered for resale were acquired by the Selling Securityholders for prices considerably below the current market price of the Ordinary Shares. Even though the current market price ($2.43 closing price on February 27, 2024) is significantly below the $10.00 per unit price offered in the NETC IPO, certain Selling Securityholders may have an incentive to sell because they have purchased their Ordinary Shares or Warrants at effective prices significantly lower than our public investors or the current trading price of the Ordinary Shares or Warrants and may profit significantly so even under circumstances in which our public shareholders or certain other Selling Securityholders would experience losses in connection with their investment. For additional information, see “Risk Factors — Risks Relating to Ownership of Our Securities — Certain of the Selling Securityholders acquired their Ordinary Shares at a price that is less than the market price of the Ordinary Shares as of the date of this prospectus, may earn a positive rate of return even if the price of the Ordinary Shares declines and may be willing to sell their Ordinary Shares at a price less than shareholders that acquired Ordinary Shares in the public market.”

On December 18, 2023 (the “Closing Date”), we consummated the business combination pursuant to the Business Combination Agreement, dated as of February 14, 2023, as amended on October 19, 2023 (the “Business Combination Agreement,” and the transactions contemplated thereby, the “Business Combination”), by and among the Company, NETC, Neptune Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of the Company (“Merger Sub”), the NETC Sponsor (solely with respect to Sections 5.20, 7.10(a) and 7.16 thereto), and Nabors Industries Ltd. (“Nabors”) (solely with respect to Sections 7.8(d) and 7.18 thereto), pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub merged with and into NETC (the “Merger”), with NETC continuing as the surviving corporation and a wholly owned direct subsidiary of the Company (the “Surviving Corporation”).
Immediately prior to the effective time of the Merger (the “Effective Time”):
•
We caused all outstanding MEP Shares granted under the MEP Deed, to be settled by way of a conversion and subdivision of those MEP Shares into Ordinary Shares in accordance with the MEP Deed and the Management Equity Plan De-SPAC Side Deed, dated on or around February 14, 2023 (the “MEP De-SPAC Side Deed” and such conversion and subdivision, the “MEP Share Conversion”), and after the MEP Share Conversion, all of the MEP Shares ceased to be outstanding and ceased to exist, and each holder of MEP Shares ceased to have any rights with respect to such MEP Shares;

•
AgCentral caused (i) all of the outstanding convertible promissory notes we issued held by AgCentral and (ii) all of the principal outstanding and accrued interest under each loan agreement between us and AgCentral to be converted into Ordinary Shares (collectively, the “Existing AgCentral Indebtedness Conversion”), in each case, pursuant to the terms of that certain Noteholder Support and Loan Termination Agreement, dated as of February 14, 2023, by and between us and AgCentral (the “Noteholder Support and Loan Termination Agreement”); and

•
We caused a conversion of Ordinary Shares (the “Split Adjustment”), to occur immediately following the MEP Share Conversion and the Existing AgCentral Indebtedness Conversion, whereby the aggregate number of Ordinary Shares outstanding immediately following the Split Adjustment and immediately prior to the Effective Time was 20,499,999 Ordinary Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, NETC, Merger Sub or any of the holders of any of their securities, the following events took place simultaneously:
•
all shares of NETC Class A common stock, par value $0.0001 per share, prior to the Closing Date (the “NETC Class A Common Stock”), NETC Class B common stock, par value $0.0001 per share, prior to the Closing Date (the “NETC Class B Common Stock”), and NETC Class F common stock, par value $0.0001 per share, prior to the Closing Date (the “NETC Class F Common Stock” and together with the NETC Class B Common Stock and the NETC Class A Common Stock issued upon conversion of the NETC Class B Common Stock, the “Founder Shares”), held in the treasury of NETC were cancelled without any conversion thereof and no payment or distribution was made with respect thereof;

•
(i) each share of NETC Class A Common Stock (other than the Redemption Shares (as defined below)) issued and outstanding immediately prior to the Effective Time was exchanged for one Ordinary Share, (ii) the shares of NETC Class F Common Stock and the shares of NETC Class B Common Stock issued and outstanding and held by the NETC Sponsor or its transferees (based on a transfer following the date of the Business Combination Agreement) immediately prior to the Effective Time were collectively exchanged for 2,825,000 validly issued and fully paid Ordinary Shares, (iii) each share of NETC Class B Common Stock issued and outstanding and not held by the NETC Sponsor or its transferees immediately prior to the Effective Time was exchanged for one Ordinary Share, and (iv) each share of NETC Class F Common Stock issued and outstanding and not held by the NETC Sponsor or its transferees immediately prior to the Effective Time was exchanged for one Ordinary Share, in each case, after giving effect to the Split Adjustment (collectively, the “Per Share Merger Consideration”) and thereafter, each share of NETC Class A Common Stock, NETC Class F Common Stock and NETC Class B Common Stock was automatically cancelled and ceased to exist and each holder of NETC Class A Common Stock, NETC Class F Common Stock and NETC Class B Common Stock ceased to have any rights with respect thereto except the right to receive the Per Share Merger Consideration (other than pursuant to and in accordance with that certain letter agreement, dated as of February 14, 2023, by and among NETC, the NETC Sponsor, Vast, Nabors Lux and NETC’s independent directors (as amended on October 19, 2023, the “Support Agreement”);

•
each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time was converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, which share constitutes the only outstanding share of capital stock of the Surviving Corporation as of immediately after the Effective Time; and

•
we assumed (i) the private warrant agreement, dated as of November 16, 2021, by and between NETC and Continental Stock Transfer & Trust Company, as warrant agent (the “Original Private Warrant Agreement”) by virtue of the private warrant assignment, assumption and amendment agreement, dated as of December 18, 2023, by and among the Company, NETC and Continental Stock Transfer & Trust Company, as warrant agent (the Original Private Warrant Agreement, as amended by the private warrant assignment, assumption and amendment agreement, the “Private Warrant Agreement”) , and (ii) the public warrant agreement, dated as of November 16, 2021, by and between NETC and Continental Stock Transfer & Trust Company, as warrant agent (the “Original Public Warrant Agreement,” and together with the Original Private Warrant Agreement, the “NETC Warrant Agreements”) by virtue of the public warrant assignment, assumption and amendment agreement, dated as of December 18, 2023, by and among the Company, NETC and Continental Stock Transfer & Trust Company, as warrant agent (the Original Public Warrant Agreement, as amended by the public warrant assignment, assumption and amendment agreement, the “Public Warrant Agreement” and, together with the Private Warrant Agreement, the “Vast Warrant Agreements”), and each warrant granted under the NETC Warrant Agreements (the “NETC Warrants”) then outstanding and unexercised automatically, without any action on the part of its holder, converted into a warrant to acquire Ordinary Shares (each such warrant issued under the Private Warrant Agreement, became a Private Warrant, and each such warrant issued under the Public Warrant Agreement, became a Public Warrant. Each Vast Warrant is subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding NETC Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Business Combination.

Each share of NETC Class A Common Stock issued and outstanding immediately prior to the Effective Time with respect to which a NETC stockholder validly exercised its redemption rights (the “Redemption Shares”) was not entitled to receive the Per Share Merger Consideration and was converted immediately prior to the Effective Time into the right to receive from NETC, in cash, an amount per share calculated in accordance with such stockholder’s redemption rights.
Certain other related agreements were entered into in connection with the Business Combination, including the Notes Subscription Agreements, the Equity Subscription Agreements, the Canberra Subscription Agreement, the Nabors Backstop Agreement, the Shareholder and Registration Rights Agreement, the Support Agreement, the Noteholder Support and Loan Termination Agreement, the MEP Deed, MEP De-SPAC Side Deed, the Services Agreement, the Development Agreement, the October Notes Subscription Agreement, the EDF Note Purchase Agreement, the JDA, the Parent Company Guarantee, the Nabors Backstop Agreement Amendment and the Nabors Backstop Loan each as defined and described elsewhere in this prospectus.
At the Effective Time, Vast issued:
•
An aggregate of 804,616 Ordinary Shares upon conversion of shares of NETC Class A Common Stock to the holders thereof;

•
An aggregate of 3,000,000 Ordinary Shares upon conversion of Founder Shares to the holders thereof;

•
An aggregate of 1,500,000 Ordinary Shares to former members of NETC Sponsor as acceleration of a portion of the Earnback Shares, pursuant to the Nabors Backstop Agreement;

•
350,000 Ordinary Shares to Nabors Lux pursuant to the Nabors Backstop Agreement;

•
An aggregate of 1,250,014 Ordinary Shares upon conversion of Senior Convertible Notes (as defined below) held by AgCentral and Nabors Lux;

•
An aggregate of 1,715,686 Ordinary Shares to AgCentral and Nabors Lux pursuant to their respective Equity Subscription Agreements (as defined below); and

•
171,569 Ordinary Shares to Guggenheim Securities pursuant to its amended engagement letter with NETC.

On January 12, 2024, Vast issued an additional 681,620 Ordinary Shares to Nabors Lux pursuant to the Nabors Backstop Agreement.
The Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 72.2% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of 27,529,987 Ordinary Shares upon exercise of all outstanding Warrants, 2,799,999 Earnout Shares issuable upon the occurrence of all Triggering Events, and 2,400,000 Earnback Shares issuable upon the occurrence of all Triggering Events, the conversion of the EDF Note and the Warrants being offered for resale pursuant to this prospectus represent approximately 46.7% of our current total outstanding Warrants. Upon expiration of the contractual lock-up restrictions mentioned above and described in the section entitled “Certain Relationships and Related Persons Transactions,” the Selling Securityholders, including AgCentral (who holds approximately 34.8% of our total issued and outstanding Ordinary Shares on a fully diluted basis and has voting power over approximately 38.9% of our total issued and outstanding Ordinary Shares on a fully diluted basis) and Nabors Lux (who is a beneficial owner of approximately 18.7% of our total issued and outstanding Ordinary Shares on a fully diluted basis), will be able to sell all of their Resale Securities registered for resale hereunder for so long as this registration statement of which this prospectus forms a part is available for use. Given the substantial number of Resale Securities being registered for potential resale by the Selling Securityholders pursuant to the registration statement of which this prospectus forms a part, the sale of such Resale Securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such Resale Securities, could increase the volatility of the market price of our Ordinary Shares or Public Warrants or result in a significant decline in the public trading price of our Ordinary Shares or Public Warrants. The Selling Securityholders acquired, or have the option to acquire, the Ordinary Shares covered by this prospectus at prices ranging from less than $0.01 per share to $11.50 per share. By comparison, the offering price to public stockholders in the NETC IPO was $10.00 per unit, each of which consisted of one share of NETC Class A Common Stock and one-half of one redeemable NETC Public Warrant. Consequently, certain Selling Securityholders may realize a positive rate of return on the sale of their Resale Securities covered by this prospectus even though the market price of Ordinary Shares is currently $2.43 (based on the closing price on February 27, 2024) which is significantly below the $10.00 per unit price offered in the NETC IPO and public shareholders and/or warrantholders may experience a negative rate of return on their investment. The contractual lock-up restrictions are subject to certain exceptions, including an exception that permits sales of Resale Securities during the lock-up period to satisfy tax obligations of Selling Securityholders.
We will not receive any proceeds from the sale of the Resale Securities by the Selling Securityholders. We will receive the proceeds upon exercise of Vast Warrants to the extent such Vast Warrants are exercised for cash. Assuming the exercise of all outstanding Vast Warrants for cash, we would receive aggregate proceeds of approximately $316.6 million. However, we will only receive such proceeds if all Vast Warrant holders fully exercise their Vast Warrants for cash. The exercise price of the Vast Warrants is $11.50 per share. We believe that the likelihood that holders determine to exercise their Vast Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Vast Warrants (on a per share basis), we believe that holders will be very unlikely to exercise any of their Vast Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Vast Warrants will be “in the money” prior to their expiration or that the holders will exercise their Vast Warrants. Vast Warrant holders have the option to exercise their Vast Warrants on a cashless basis in accordance with the Vast Warrant Agreements. To the extent that any Vast Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of Vast Warrants will decrease.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision. Our Ordinary Shares and Public Warrants are listed on The Nasdaq Stock Market LLC, (“Nasdaq”) under the trading symbols “VSTE” and “VSTEW,” respectively. On February 27, 2024, the closing prices for our Ordinary Shares and Public Warrants on Nasdaq were $2.43 per share and $0.12 per warrant, respectively.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and are therefore eligible to take advantage of certain reduced reporting requirements applicable to other public companies.
We are also a “foreign private issuer” as defined in the Exchange Act and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act with respect to their purchases and sales of Ordinary Shares. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. See “Risk Factors — Risks Related to Ownership of Our Securities — As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and will follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers. Accordingly, there will be less publicly available information concerning the Company than there is for issuers that are not foreign private issuers.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 20 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the SEC nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
PROSPECTUS DATED March 11, 2024

i

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.
Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

ii

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 that we filed with the SEC. The Selling Securityholders named in this prospectus may, from time to time, sell the Resale Securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by us and the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus, any prospectus supplement and any related free writing prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus, any prospectus supplement and any related free writing prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.
The Selling Securityholders may offer and sell the Resale Securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of Resale Securities. See “Plan of Distribution.”
This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

PRESENTATION OF FINANCIAL INFORMATION
This prospectus contains:
•
the audited consolidated financial statements of Vast Solar Pty Ltd as of June 30, 2023 and 2022 and for the fiscal years then ended;

•
the audited financial statements of SiliconAurora Pty Ltd (“SiliconAurora”) as of June 30, 2023 and 2022 and for the fiscal years then ended;

•
the audited financial statements of NETC as of December 31, 2022 and December 31, 2021 and for the year ended December 31, 2022 and the period from March 24, 2021 (inception) to December 31, 2021; and

•
the unaudited financial statements of NETC as of September 30, 2023 and December 31, 2022 and for the three and nine months ended September 30, 2023 and 2022.

Unless indicated otherwise, financial data presented in this prospectus has been taken from the audited and unaudited consolidated financial statements of NETC and Vast, as applicable, included in this prospectus. Where information is identified as “unaudited,” it has not been derived from financial statements that have been subject to an audit. Unless otherwise indicated, financial information of NETC has been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and financial information of Vast and SiliconAurora has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).
As presented herein, Vast publishes its consolidated financial statements in U.S. dollars. NETC also publishes its consolidated financial statements in U.S. dollars. SiliconAurora publishes its financial statements in Australian dollars. In this prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “$,” “US$,” “USD” and “dollars” mean U.S. dollars and all references to “A$” and “AUD” mean Australian dollars.
EXCHANGE RATES
We have changed our reporting currency from the Australian dollar to the U.S. dollar effective from June 30, 2020. The determination of the functional currency of each group company is based on the primary currency in which the group company operates. Our functional currency is the Australian dollar. The functional currency of our subsidiaries will generally be the local currency.
The translation of foreign currencies into U.S. dollars is performed for assets and liabilities at the end of each reporting period based on the then current exchange rates. Revenue and expense transactions are translated into U.S. dollars using exchange rates that approximate those prevailing at the dates of the transactions, including the use of average rates where appropriate. For revenue and expense accounts, an average monthly foreign currency rate is applied. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars will be recorded as part of a separate component of shareholders’ deficit and reported in our Consolidated Statements of Comprehensive Loss. Foreign currency transaction gains and losses will be included in other income (expense), net for the period.
NON-IFRS FINANCIAL MEASURES
This prospectus includes certain financial measures that have not been prepared in accordance with IFRS and are not recognized measures of financial performance or liquidity under IFRS. In addition to the financial information contained in this prospectus presented in accordance with IFRS, certain “non-IFRS financial measures” (as defined in Regulation G or Item 10(e) of Regulation S-K under the Securities Act) have been included in this prospectus. These non-IFRS measures should not be considered as alternatives to operating income, cash flows from operating activities or any other performance measures derived in accordance with IFRS. These measures have important limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under IFRS.

MARKET AND INDUSTRY DATA
This prospectus contains estimates, projections, and other information concerning our industry and business, as well as data regarding market research, estimates, and forecasts prepared by management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” Unless otherwise expressly stated, we obtained industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources, which we believe to be reliable based upon management’s knowledge of the industry and we have not independently verified the accuracy and completeness of such third-party information to the extent included in this prospectus. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources that we paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. See the section entitled “Cautionary Note Regarding Forward- Looking Statements.”

TRADEMARKS AND TRADE NAMES
We and our respective subsidiaries own or have rights to various trademarks, service marks, and trade names used in connection with the operation of the respective businesses. This prospectus also contains trademarks, service marks, and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names, or products in this prospectus is not intended to create, and does not imply, a relationship with us, or an endorsement, or sponsorship by us. Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus may appear with or without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names.

CERTAIN DEFINED TERMS
The following terms used in this prospectus have the meanings indicated below:
“Accelerated Earnback Shares” are to the 1,500,000 Ordinary Shares issued by Vast to the NETC Sponsor in the Merger as acceleration of a portion of the Earnback Shares pursuant to the Nabors Backstop Agreement;
“AgCentral” are to AgCentral Energy Pty Ltd., an Australian proprietary company limited by shares;
“AgCentral Loan Agreements” are to the loan agreements between Vast and AgCentral pursuant to which the AgCentral Loans were made.
“AgCentral Loans” are to the indebtedness of Vast held by AgCentral prior to the Effective Time;
“AgCentral Subscription Agreement” are to the Subscription Agreement entered into February 14, 2023, by and between Vast and AgCentral;
“ASC” are to the FASB Accounting Standards Codification;
“ASIC” are to the Australian Securities and Investments Commission;
“ASIO” are to the Australian Security Intelligence Organization Act 1979 (Cth);
“ASX” are to the Australian Securities Exchange Ltd;
“ASX Listing Rules” are to the exchange listing rules of the ASX.
“Balance of Plant” are to all the supporting components and auxiliary systems of a power plant needed to deliver the energy, other than the generating unit itself;
“BCA Amendment” are to the Amendment and Waiver to the Business Combination Agreement, dated October 19, 2023, by and between NETC, the NETC Sponsor, Vast and Merger Sub;
“BESS” are to battery energy storage systems;
“Business Combination” are to the transactions contemplated by the Business Combination Agreement;
“Business Combination Agreement” are to that certain Business Combination Agreement, dated as of February 14, 2023, by and among NETC, Merger Sub, Vast, the NETC Sponsor and Nabors, as amended by the BCA Amendment;
“CAG” are to Capital Airport Group;
“Canberra Subscription Agreement” are to the Subscription Agreement entered into September 18, 2023, by and between Vast and CAG, as amended on December 13, 2023;
“Canberra Subscription” are to CAG’s subscription for and purchase up to the number of Ordinary Shares provided for in the Canberra Subscription Agreement in exchange for the purchase price and on the terms and subject to the conditions set forth therein;
“Closing” are to the closing of the Business Combination;
“Closing Date” are to December 18, 2023;
“Code” are to the U.S. Internal Revenue Code of 1986, as amended;
“Constitution” are to the constitution of Vast;
“Convertible Financing” are to the private offering of the Senior Convertible Notes to AgCentral and Nabors Lux for an aggregate purchase price of $10.0 million;
“Corporations Act” are to the Australian Corporations Act 2001 (Cth);
“CSP” are to concentrated solar thermal power;

“CSPv3.0” are to the Company’s new power generation technology that combines the modularity and reliability benefits of Parabolic Trough CSP systems with the economies of scale of Central Tower CSP systems and delivers cost-competitive, reliable, and efficient CSP.
“CSP 1.0” or “first generation CSP Systems” are to parabolic trough CSP systems;
“CSP 2.0” or “second generation CSP Systems” are to central tower CSP systems;
“CST” are to concentrated solar thermal;
“DGCL” are to the General Corporation Law of the State of Delaware;
“DTC” are to The Depository Trust Company;
“Earnback Shares” are to up to 2,400,000 Ordinary Shares that may be issued to the NETC Sponsor upon the achievement of certain share price targets during the Earnout Period;
“Earnout Period” are to the time period between the day that is seventy (70) days after the Closing Date and the five-year anniversary of the Closing Date;
“Earnout Shares” are to the up to 2,799,999 additional Ordinary Shares in the aggregate eligible to be received by Eligible Vast Shareholders during the Earnout Period;
“EDF” are to EDF Australia Pacific Pty Ltd;
“EDF Note” are to the exchangeable promissory note issued by Vast HoldCo to EDF on December 18, 2023 with an aggregate principal amount of Euro 10,000,000 pursuant to the EDF Note Purchase Agreement;
“EDF Note Purchase Agreement” are to the Note Purchase Agreement, dated December 7, 2023, by and among the Company, Vast HoldCo and EDF;
“Effective Time” are to the effective time of the Merger;
“EGC” are to an emerging growth company, as defined in Section 2(a)(19) of the Securities Act;
“Eligible Vast Shareholder” means a holder of an Ordinary Share (after taking into account the Existing AgCentral Indebtedness Conversion in accordance with the Noteholder Support and Loan Termination Agreement and the MEP Share Conversion) immediately prior to the Effective Time; provided, that no person that became a holder of Ordinary Shares prior to the Effective Time solely as a result of the consummation of the Convertible Financing or the PIPE Financing shall be an Eligible Vast Shareholder with respect to such Ordinary Shares;
“EPC” are to engineering, procurement and construction;
“Equity Subscription” are to Nabors Lux’s and AgCentral’s subscription for and purchase of up to the number of Ordinary Shares provided for in the Equity Subscription Agreements in exchange for the purchase price and on the terms and subject to the conditions set forth therein;
“Equity Subscription Agreements” are to the AgCentral Subscription Agreement and the Nabors Lux Subscription Agreement;
“ESG” are to environmental, social and governance;
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
“Existing Vast Convertible Notes” are to the convertible promissory notes of Vast held by AgCentral prior to the Effective Time;
“Financings” are to the Convertible Financing, the Equity Subscription, the Incremental Funding and PIPE Financing, collectively;
“FIRB” are to the Foreign Investment Review Board of Australia;

“Founder Shares” are to the NETC Class F Common Stock, the NETC Class B Common Stock issuable upon conversion of the NETC Class F Common Stock and the NETC Class A Common Stock issuable upon conversion of the NETC Class B Common Stock;
“Guggenheim Securities” are to Guggenheim Securities, LLC;
“HTF” are to Heat Transfer Fluid;
“IEA” are to the International Energy Agency;
“IEP” are to independent energy producer;
“Incremental Funding” are to the $2.5 million purchase price paid to Vast by Nabors Lux as consideration for the Senior Convertible Note issued pursuant to the October Notes Subscription Agreement;
“Incremental Funding Commitment Fee” are to the 350,000 Ordinary Shares issued to Nabors Lux by Vast pursuant to the Nabors Backstop Agreement;
“IRS” are to the U.S. Internal Revenue Service;
“ITC” are to investment tax credits;
“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;
“JSS Demonstration Plant” are to the Jemalong Solar Station operated from early 2018 until its decommissioning in 2020;
“LCOE” are to levelized cost of energy;
“Legacy Vast shareholders” are to the former holders of Legacy Vast Shares;
“Legacy Vast Shares” are to all of the shares in the capital of Vast that existed prior to the Closing;
“Letter Agreement” are to the letter agreement, dated November 16, 2021, among NETC, its officers and directors, the NETC Sponsor and Nabors Lux;
“MEP Deed” are to Vast’s Management Equity Plan Deed dated on or around July 30, 2020, as amended on February 14, 2023;
“MEP De-SPAC Side Deed” are to Vast’s Management Equity Plan De-SPAC Side Deed, dated on or around February 14, 2023;
“MEP Shares” are to all shares granted under the MEP Deed prior to the MEP Share Conversion;
“Merger” are to the merger of Merger Sub with and into NETC, with NETC surviving the merger as a wholly owned direct subsidiary of Vast;
“Merger Sub” are to Neptune Merger Sub, Inc., a Delaware corporation;
“Merger Sub Common Stock” are to the common stock, par value of $0.0001 per share, of Merger Sub;
“Nabors” are to Nabors Industries Ltd., a Bermuda exempted company;
“Nabors Backstop” are to the $10.0 million commitment by Nabors to purchase Vast Ordinary Shares at a purchase price of $10.20 per share pursuant to the Nabors Backstop Agreement;
“Nabors Backstop Agreement” are to the Backstop Agreement, dated October 19, 2023, by and between Vast and Nabors Lux, as amended on December 8, 2023;
“Nabors Corporate” are to Nabors Corporate Services, Inc., a Delaware corporation.
“Nabors Lux” are to Nabors Lux 2 S.a.r.l., a Luxembourg private limited liability company (société à responsabilité limitée);

“Nabors Lux Subscription Agreement” are to the Subscription Agreement, entered into February 14, 2023, by and between Vast and Nabors Lux;
“Nasdaq” are to the Nasdaq Stock Market LLC.
“Nasdaq Listing Rules” are to the exchange listing rules of Nasdaq;
“NEM” are to the Australian National Electricity Market;
“NETC” are to Nabors Energy Transition Corp., a Delaware corporation;
“NETC Board” are to the board of directors of NETC;
“NETC Charter” are to NETC’s second amended and restated certificate of incorporation, dated May 12, 2023;
“NETC Class A Common Stock” are to NETC’s Class A common stock, par value $0.0001 per share, prior to the Closing of the Business Combination;
“NETC Class B Common Stock” are to NETC’s Class B common stock, par value $0.0001 per share, prior to the Closing of the Business Combination;
“NETC Class F Common Stock” are to NETC’s Class F common stock, par value $0.0001 per share, prior to the Closing of the Business Combination;
“NETC Common Stock” are to the NETC Class A Common Stock, NETC Class F Common Stock and the NETC Class B Common Stock, collectively;
“NETC independent directors” are to Colleen Calhoun, Maria Jelescu Dreyfus and Jennifer Gill Roberts;
“NETC initial stockholders” are to the former holders of shares of NETC Class F Common Stock, which included the NETC Sponsor and NETC’s independent directors;
“NETC IPO” are to NETC’s initial public offering of NETC Units, which closed on November 18, 2021;
“NETC management” are to NETC’s former officers and directors;
“NETC Preferred Stock” are to NETC’s preferred stock, par value $0.0001 per share, prior to the Closing of the Business Combination;
“NETC private placement warrants” are to the NETC Warrants issued to Nabors Lux, certain of NETC’s independent directors and certain other parties in a private placement simultaneously with the closing of the NETC IPO;
“NETC public shares” are to shares of NETC Class A Common Stock sold as part of the NETC Units in the NETC IPO (whether they were purchased in the NETC IPO or thereafter in the open market), which were subject to possible redemption;
“NETC public stockholders” are to the former holders of NETC public shares;
“NETC public warrants” are to the NETC Warrants sold as part of the NETC Units in the NETC IPO (whether they were purchased in the NETC IPO or thereafter in the open market);
“NETC special meeting” are to the special meeting of stockholders of NETC for the approval of, inter alia, the Merger and the Business Combination and any adjournments or postponements thereof;
“NETC Sponsor” are to Nabors Energy Transition Sponsor LLC, a Delaware limited liability company;
“NETC stockholders” are to the NETC initial stockholders and the NETC public stockholders, collectively;

“NETC Units” are to the units of NETC sold in the NETC IPO, each of which consisted of one share of NETC Class A Common Stock and one-half of one NETC Public Warrant;
“NETC unitholders” are to the former holders of NETC Units;
“NETC Warrants” are to the NETC private placement warrants and the NETC public warrants, collectively;
“NETC Warrant Agreements” are to the Original Private Warrant Agreement and Original Public Warrant Agreement, collectively;
“NETC warrant holders” are to the former holders of NETC Warrants;
“NETV” are to Nabors Energy Transition Ventures, LLC, a Delaware limited liability company;
“Noteholder Support and Loan Termination Agreement” are to that certain letter agreement, dated as of February 14, 2023, by and between Vast and AgCentral;
“Notes Subscription Agreements” are to the notes subscription agreements, dated as of February 14, 2023, by and between the Company and each of AgCentral and Nabors Lux, pursuant to which, among other things, each of Nabors Lux and AgCentral agreed to subscribe for and purchase up to $5.0 million (or $10.0 million in aggregate principal amount) of Senior Convertible Notes;
“NZE” are to the IEA's net zero emissions scenario;
“October Agreements” are to the Nabors Backstop Agreement, the BCA Amendment, the Support Agreement Amendment and the October Notes Subscription Agreement;
“October Notes Subscription Agreement” are to the Notes Subscription Agreement, dated October 19, 2023, by and between Vast and Nabors Lux relating to the purchase of $2.5 million of Senior Convertible Notes;
“OEM” are to original equipment manufacturing;
“Ordinary Shares” are to the ordinary shares in the capital of Vast;
“Original Private Warrant Agreement” are to the Private Warrant Agreement, dated as of November 16, 2021, by and between NETC and Continental Stock Transfer & Trust Company, as warrant agent;
“Original Public Warrant Agreement” are to the Public Warrant Agreement, dated as of November 16, 2021, by and between NETC and Continental Stock Transfer & Trust Company, as warrant agent;
“O&M” are to operations and maintenance;
“PHES” are to pumped hydro energy storage;
“PIPE Financing” are to the private offering of the Ordinary Shares to AgCentral and Nabors Lux for a purchase price of $10.20 per share, for an aggregate purchase price of $30 million, in connection with the Business Combination (in each case, reduced dollar for dollar by the proceeds received from Nabors Lux and AgCentral, as applicable, pursuant to their respective Notes Subscription Agreement and the October Notes Subscription Agreement);
“PIPE Shares” are to the Ordinary Shares issued in the PIPE Financing;
“PPAs” are to power purchase agreements;
“Prior NETC Charter” are to NETC’s amended and restated certificate of incorporation, dated November 16, 2021;
“Private Warrants” are to the Warrants into which the NETC private placement warrants automatically converted at the Effective Time;
“Public Warrants” are to the Warrants into which the NETC public warrants automatically converted at the Effective Time;

“PV” are to photovoltaic electricity generation systems;
“PTC” are to production tax credits;
“P50” are to the annual level of generation that there is a 50% probability of exceeding over a year;
“P90” are to the annual level of generation that there is a 90% probability of exceeding over a year;
“Redemption Shares” are to the shares of NETC Class A Common Stock with respect to which a NETC public stockholder has validly exercised its redemption rights in accordance with the NETC Charter;
“RRA Parties” are to the parties, other than the Company, listed as signatories to the Shareholder and Registration Rights Agreement;
“SAF” are to sustainable aviation fuels;
“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;
“SEC” are to the U.S. Securities and Exchange Commission;
“Securities Act” are to the Securities Act of 1933, as amended;
“Senior Convertible Notes” are to the senior convertible notes issued in the Convertible Financing and the senior convertible notes issued pursuant to the October Notes Subscription Agreement;
“SGS” are to steam generation systems;
“Shareholder and Registration Rights Agreement” are to the shareholder and registration rights agreement, dated December 18, 2023, by and among the Company and the parties thereto;
“SM1” or “Solar Methanol 1” are to a 20 ton per day solar methonal demonstration facility that will be co-located with and partially powered by VS1;
“Split Adjustment” are to the conversion of Ordinary Shares (whether by way of subdivision or consolidation), that occurred immediately following the MEP Share Conversion and the Existing AgCentral Indebtedness Conversion, whereby the aggregate number of Ordinary Shares outstanding immediately following such adjustment was 20,499,999;
“STEPS” refers to the IEA’s stated energy policies scenario;
“Support Agreement” are to that certain letter agreement, dated as of February 14, 2023, by and among NETC, the NETC Sponsor, Vast, Nabors Lux and NETC’s independent directors, as amended by the Support Agreement Amendment;
“Support Agreement Amendment” are to Amendment No. 1 to Support Agreement, dated October 19, 2023, by and between the NETC Sponsor, NETC, Vast, Nabors Lux and the NETC independent directors;
“TES” are to thermal energy storage;
“Trading Day” means any day on which the Ordinary Shares are actually traded on the principal securities exchange or securities market on which the Ordinary Shares are then traded;
“Triggering Event I” are to the date on which the volume-weighted average closing sale price of one Ordinary Share quoted on the exchange on which Ordinary Shares are then listed is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period;
“Triggering Event II” means the date on which the volume-weighted average closing sale price of one Ordinary Share quoted on the exchange on which Ordinary Shares are then listed is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period;

“Triggering Event III” means the date on which the volume-weighted average closing sale price of one Vast Ordinary Share quoted on the exchange on which Vast Ordinary Shares are then listed is greater than or equal to $17.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period;
“Triggering Event IV” means the date on which a notice to proceed is issued (as determined in good faith by the Vast Board) under a contract in respect of the procurement of a 30MW/288MWhr concentrated solar power project at Port Augusta in South Australia;
“Triggering Events” means Triggering Event I, Triggering Event II, Triggering Event III and Triggering Event IV, collectively;
“Trust Account” are to the trust account that held the proceeds (including interest not previously released to NETC to pay its taxes) from the NETC IPO and the concurrent private placement of the NETC private placement warrants;
“U.S. GAAP” are to generally accepted accounting principles in the United States;
“Vast Board” are to the board of directors of Vast;
“Vast Directors” are to the directors of Vast;
“Vast HoldCo” are to Vast Intermediate HoldCo Pty Ltd, a direct wholly owned subsidiary of the Company;
“Vast Warrants” are to the warrants to purchase one whole Ordinary Share, including the Private Warrants and the Public Warrants;
“Vast shareholders” are to the holders of Ordinary Shares;
“VS1” or “Vast Solar 1” are to a 30 MW / 288 MWh reference CSP plant to be located in Port Augusta, South Australia;
“VS2” or “Vast Solar 2” are to the North West Queensland Hybrid Power Project, a 50 MW hybrid baseload CSP/PV/BESS/gas project to be located in Mount Isa;
“VWAP” are to the volume-weighted average price; and
“1414 Degrees” are to 1414 Degrees Limited.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect our current views with respect to, among other things, our respective capital resources, portfolio performance and results of operations. Likewise, all of our statements regarding anticipated growth in operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “anticipates,” “approximately,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “seeks,” “should,” “will” or the negative version of these words or other comparable words or phrases.
Forward-looking statements contained in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
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risks relating to the lack of projected financial information with respect to the Company;

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our ability to successfully commercialize our operations;

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our ability to obtain new and maintain existing funding from government grants;

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general economic uncertainty;

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the volatility of currency exchange rates;

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our ability to obtain and maintain financing arrangements on attractive terms;

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our ability to manage growth;

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our ability to maintain the listing of our securities on Nasdaq or any other national exchange;

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risks related to the rollout of our business and expansion strategy;

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overall demand for solar energy and/or fuels and the potential for reduced demand if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated;

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the possibility that our technology and products could have undetected defects or errors;

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the effects of competition on our future business;

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potential disruption in our employee retention as a result of the Business Combination;

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the impact of and changes in governmental regulations or the enforcement thereof, tax laws and rates, accounting guidance and similar matters in regions in which we operate or will operate in the future;

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potential litigation, governmental or regulatory proceedings, investigations or inquiries involving the Company including in relation to the Business Combination;

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the effectiveness of our internal controls and its corporate policies and procedures;

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changes in personnel and availability of qualified personnel;

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environmental uncertainties and risks related to adverse weather conditions and natural disasters;

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potential write-downs, write-offs, restructuring and impairment or other charges required to be taken by the Company;

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the possibility that the NETC’s valuation of the Company was inaccurate, including the failure of NETC’s diligence review to identify all material risks associated with the Business Combination;

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the limited experience of certain members of the management team in operating a public company in the United States;

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significant business disruptions resulting from natural or other disasters (including, but not limited to, health emergencies such as pandemics or epidemics, acts of war (including, but not limited to the war between Ukraine and Russia and the conflict between Israel and Hamas) or terrorism);

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the volatility of the market price and liquidity of Ordinary Shares and our other securities; and

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other risks and uncertainties, including those listed under the section titled “Risk Factors.”

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this prospectus, except as required by applicable law. For a further discussion of these and other factors that could cause our future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).

PROSPECTUS SUMMARY
Overview
Vast is an Australian public company limited by shares incorporated on March 27, 2009. We are a leading renewable energy company that has developed concentrated solar power (CSP) systems to generate, store and dispatch carbon free, utility-scale electricity and industrial heat, and to enable the production of green fuels. Our unique approach to CSP utilizes a proprietary, modular sodium loop to efficiently capture and convert solar heat into these end products. Our vision is to provide continuous carbon-free energy globally by deploying our CSP technology and complementary technologies (e.g., intermittent solar PV and wind) to deliver renewable and dispatchable electricity, heat and storage on a continuous basis. We believe our CSP technology is capable of providing competitive, dispatchable and carbon-free power for on- and off-grid power generation applications, energy storage, process heat, and has the potential to unlock green fuels production.
Our executive offices are located at Suite 7.02, 124 Walker Street, North Sydney, NSW 2060, Australia, and our telephone number is +61 2 4072 2889.
Structure of Vast
The following diagram depicts the simplified organizational structure of the Company and its subsidiaries:
Status as Emerging Growth Company
We are an “emerging growth company” as defined in the JOBS Act. The Company may take advantage of exemptions from various reporting requirements that are applicable to most other public companies, including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that the Company’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. If some investors find the Company less attractive as a result, there may be a less active trading market for the Company’s securities and the prices of the Company’s securities may be more volatile.
Foreign Private Issuer
Vast is a “foreign private issuer” as defined in the Exchange Act. As a “foreign private issuer,” we are exempt from certain rules under the Exchange Act, including certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act, our board, officers and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act with respect to their purchases and sales of our Ordinary Shares, and we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the Exchange Act but are not foreign private issuers. See “Risk Factors — Risks Related to Ownership of Our Securities — As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and will follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers. Accordingly, there will be less publicly available information concerning the Company than there is for issuersthat are not foreign private issuers.” Foreign private issuers are also not required to comply with Regulation Fair Disclosure (“Regulation FD”), which restricts the selective disclosure of material non-public information. Accordingly, there may be less publicly available information concerning the Company than there is for companies whose securities are registered under the Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies. As a “foreign private issuer,” the Company is also permitted to follow certain home country corporate governance practices in lieu of the requirements of the Nasdaq Listing Rules pursuant to Nasdaq Rule 5615(a)(3), which provides for such exemption to compliance with the Nasdaq Rule 5600 Series and certain other Nasdaq Listing Rules. We rely on the exemptions available to foreign private issuers listed in the section entitled “Management — Foreign Private Issuer Status,” and we may rely on additional exemptions in the future.
Risk Factors (Page 20)
Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of our securities and result in a loss of all or a portion of your investment. Some of these risks include, but are not limited to:
Risks Related to Our Target Markets
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If the demand for our CSP technology does not grow as anticipated, it will negatively impact our revenue and harm our overall performance.

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Expanding our operations beyond Australia is a planned avenue for growth, but this strategy comes with additional risks that may not be encountered domestically. These risks could have a material adverse effect on our business and financial performance.

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Commercial deployment of new power generation technology, such as CSPv3.0, is difficult because incumbent technologies benefit from proven track records, installed bases and lower prices.

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The green hydrogen and downstream derivative production (e.g., green methanol, green ammonia) industry is an emerging market and it may not receive widespread market acceptance.

Risks Related to Our Business
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We may not be able to successfully finish or operate our projects in a way that makes a profit and / or meets our customers’ requirements.

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The failure of our suppliers to continue to deliver necessary raw materials or other components (including any specialty materials and components) required for our projects in a timely manner or at all, or our inability to obtain substitute sources of these components on a timely basis or on terms acceptable to us, could adversely affect our business.

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Our business and growth strategy relies on having continued access to sodium metal used as the primary Heat Transfer Fluid (“HTF”).

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Delays in the construction of our projects or significant cost overruns could present significant risks to our business and could have a material adverse effect on our business, financial condition and results of operations.

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Our ability to operate our business effectively depends in large part on certain administrative and other support functions provided to us by Nabors Corporate and NETV pursuant to the Services

Agreement and Development Agreement, respectively, and our ability to operate our business effectively may suffer if we are unable to cost-effectively establish our own administrative and other support functions following the expiration or termination of the Services Agreement and/or the Development Agreement.
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If we are not successful in securing new contracts and / or developing the projects in our pipeline, it could negatively impact our business operations and financial performance.

Risks Related to Our Projects
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We have not yet completed contracting, construction and commissioning of our current projects. There can be no assurance that our projects will operate as described in this prospectus, or at all.

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Our technology has not yet been proven at utility scale and we have limited direct experience with manufacturing our product suite.

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We do not have any operating history / onsite measured data at a commercial scale. Energy production forecasts may be lower than estimated by production modelling forecasts.

Risks Related to Our Corporate Operations
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We have a history of operating losses and will likely incur substantial additional expenses and operating losses in the future. Management has concluded that there is, and the report of our independent registered public accounting firm contains an explanatory paragraph that expresses, substantial doubt about our ability to continue as a “going concern”.

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Our business benefits in part from federal, state and local government support for renewable energy, and a decline in such support could harm our business.

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The management team has limited experience in operating a public company in the United States.

Risks Related to VS1
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The VS1 reference project is important to the future of the business and requires a substantial scale up relative to the Jemalong Solar Station (“JSS Demonstration Plant”) and carries significant risk associated with factors such as technology readiness, organizational capability to deliver and production ramp up.

Risks Related to Our Technology
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We may be unable to adapt our technologies and products to meet shifting customer preferences or industry regulations, and our rivals could create products that reduce the demand for our offerings.

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We have not yet integrated molten salt TES into our overall technology offering.

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Our performance and dynamic models have limited validation at a commercial scale and are primarily based on in-silico analyses.

Risks Related to Ownership of Our Securities
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Concentration of ownership among the RRA Parties, including AgCentral, our executive officers, directors, Nabors Lux, previous officers and directors of NETC and their affiliates may prevent new investors from influencing significant corporate decisions.

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Certain of the Selling Securityholders acquired their Ordinary Shares at a price that is less than the market price of the Ordinary Shares as of the date of this prospectus, may earn a positive rate of return even if the price of the Ordinary Shares declines and may be willing to sell their Ordinary Shares at a price less than shareholders that acquired Ordinary Shares in the public market.

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We may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making such warrants worthless.

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As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and will follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers. Accordingly, there will be less publicly available information concerning the Company than there is for issuers that are not foreign private issuers.

THE OFFERING
The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of our Ordinary Shares and Vast Warrants.
Issuer
Vast Renewables Limited
Ordinary Shares offered by us
Up to 27,529,987 Ordinary Shares, consisting of: (i) 13,799,987 Ordinary Shares that are issuable by us upon the exercise of 13,799,987 Public Warrants and (ii) 13,730,000 Ordinary Shares that are issuable by us upon the exercise of 13,730,000 Private Warrants.
Ordinary Shares that may be offered and sold from time to time by the Selling Securityholders
Up to 46,036,985 Ordinary Shares, including up to (i) 27,980,486 Ordinary Shares held by certain holders entitled to resale registration rights pursuant to the Shareholder and Registration Rights Agreement or other agreements, (ii) up to an aggregate 2,799,999 Earnout Shares that are issuable to certain parties to the Shareholder and Registration Rights Agreement pursuant to the Business Combination Agreement upon the occurrence of specified events, (iii) up to 2,400,000 Earnback Shares that are issuable to NETC Sponsor pursuant to the Support Agreement upon the occurrence of specified events, (iv) 12,416,500 Ordinary Shares issuable upon exercise of Private Warrants held by certain parties to the Shareholder and Registration Rights Agreement, and (v) 440,000 Ordinary Shares issuable upon exercise of Public Warrants held by certain parties to the Shareholder and Registration Rights Agreement.
Warrants that may be offered and sold from time to time by the Selling Securityholders
12,416,500 Private Warrants and 440,000 Public Warrants.
Terms of offering
We will issue Ordinary Shares upon exercise of Warrants pursuant to the terms of the Vast Warrant Agreements.
The Resale Securities offered for resale by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”
Terms of Warrants
Each Warrant entitles the holder to purchase one Ordinary Shares at an exercise price of $11.50 per share, subject to adjustment pursuant to the terms of the Vast Warrant Agreements.
All Warrants expire on December 18, 2028 at 5:00 p.m., New York City time.
Transfer restrictions
The 45,865,416 Ordinary Shares, held by or issuable to, the RRA Parties, 12,416,500 Private Warrants and 440,000 Public Warrants are not transferrable for a period of six (6) months after the Closing, which is June 18, 2024, on the terms and subject to the conditions and exceptions set forth in the Shareholder and Registration Rights Agreement. See “Certain Relationships and the Related Party Transactions.”

Warrants issued and outstanding (as of the date of this prospectus)
13,799,987 Public Warrants and 13,730,000 Private Warrants. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $316.6 million. If the Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants for cash. The exercise price of the Public Warrants and Private Warrants is $11.50 per share. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. On February 27, 2024, the closing prices for our Ordinary Shares and Public Warrants on Nasdaq were $2.43 per share and $0.12 per warrant, respectively. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. Warrant holders have the option to exercise their Warrants on a cashless basis in accordance with the Vast Warrant Agreements. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of Warrants will decrease.
Use of proceeds
We will not receive any of the proceeds from the sale of the Resale Securities by the Selling Securityholders. We will receive the proceeds from the exercise of the Warrants for cash. We expect to use the proceeds received from such exercises, if any, for working capital and general corporate purposes. However, for so long as the Warrants are “out of the money,” we believe the holders thereof will be unlikely to exercise their Warrants. See “Use of Proceeds.”
Dividend Policy
We have not paid any cash dividends on our Ordinary Shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Vast Board.
Market for our Ordinary Shares and Public Warrants
Our Ordinary Shares and Public Warrants are listed on Nasdaq under the symbols “VSTE” and “VSTEW,” respectively.

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the risks described below and the other information contained in this prospectus, including the financial statements and notes to the financial statements included herein, in evaluating your decision to buy our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, cash flows, financial condition and results of operations of the Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the business of the Company. Unless the context otherwise requires, references in this “Risk Factors” to “we”, “us”, “our”, and “the Company” refer to Vast and its consolidated subsidiaries.
Risks Relating to Our Target Markets
General Risks Affecting Our Target Markets
If the demand for our CSP technology does not grow as anticipated, it will negatively impact our revenue and harm our overall performance.
We believe, and our growth plans assume, that the market for concentrated solar energy solutions will continue to grow, that we will increase our penetration of this market and that our revenues from selling into this market will increase over time. If our expectations as to the size of this market or our ability to sell our products and services in this market are not correct (whether due to unforeseen government intervention or otherwise), our revenues will suffer, and our business will be harmed.
Certain estimates of market opportunity and forecasts of market growth may prove to be inaccurate.
Estimates of the total addressable market for applications of our CSP technology are included in this prospectus and from time to time, we make statements with estimates of the addressable market for our solutions and the concentrated solar energy market in general. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts relating to the size and expected growth of the target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity are difficult to predict. The estimated addressable market may not materialize for many years, if ever, and even if the markets meet the size estimates and growth forecasts, our business could fail to grow at similar rates.
Expanding our operations beyond Australia is a planned avenue for growth, but this strategy comes with additional risks that may not be encountered domestically. These risks could have a material adverse effect on our business and financial performance.
As part of our business strategy, we intend to continue to consider the expansion of our addressable market by pursuing opportunities to provide our solutions in markets outside of Australia, and we expect to generate a portion of our revenues from operations outside of Australia in the future. Operations in international markets may require us to respond to new anticipated and unanticipated regulatory, marketing, sales and other challenges. These efforts may be time-consuming and costly, and there can be no assurance that we will be successful in responding to these and other challenges we may face as we enter and attempt to expand in international markets, including:
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building and managing a highly experienced foreign workforce and overseeing and ensuring the performance of foreign subcontractors;

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difficulties in developing, staffing, and simultaneously managing a large number of varying foreign operations as a result of distance, language, and cultural differences;

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delays in planned tendering processes;

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increased travel, infrastructure and legal and compliance costs associated with multiple international locations;

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additional withholding taxes or other taxes on our foreign income, and tariffs or other restrictions on foreign trade or investment;

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imposition of, or unexpected adverse changes in, foreign laws or regulatory requirements, many of which differ from those in Australia;

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increased exposure to foreign currency exchange rate risk;

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longer payment cycles for sales in some foreign countries and potential difficulties in enforcing contracts and collecting accounts receivable;

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difficulties in repatriating overseas earnings;

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compliance with numerous legislative, regulatory or market requirements of foreign countries,

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compliance with Australian laws, such as section 70.2 of the Criminal Code Act 1995 (Cth), U.S. laws, such as the U.S. Foreign Corrupt Practices Act, and local laws prohibiting bribery and corrupt payments to government officials;

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laws and business practices that favor local competitors or prohibit foreign ownership of certain businesses;

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potentially adverse tax consequences;

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compliance with laws of foreign countries, international organizations, such as the European Commission, treaties, and other international laws;

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the inability to continue to benefit from local subsidies due to change in control;

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unfavorable labor regulations;

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changes in government policies in Australia and elsewhere; and

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general economic conditions in the countries in which we operate.

Our future international operations will also be subject to general geopolitical risks, such as political, social and economic instability, pandemics such as COVID-19 pandemic, war, including the war in Ukraine, incidents of terrorism, changes in diplomatic and trade relations, or responses to such events. One or more of these factors could adversely affect any of our international operations, disrupt supply chains and result in lower revenue and/or greater operating expenses than we expect, and could significantly affect our results of operations and financial condition.
Our overall success in international markets will depend, in part, on our ability to succeed in varying legal, regulatory, economic, social and political conditions. We may not be successful in developing and implementing policies and strategies that will be effective in managing these risks in each country where we do business. Our failure to manage these risks successfully could harm our international operations, reduce our international sales and increase our costs, thus adversely affecting our business, financial condition and operating results.
We operate in a highly competitive industry, where our present or future competitors may be able to compete more effectively than we do, which could have a material adverse effect on our business, revenues, growth rates, and market share.
The markets and industries which we expect to compete in are highly competitive, with many companies of varying size and business models, many of which have their own proprietary technologies, competing for the same business as we do. Many of our competitors have longer operating histories and greater financial and other resources, larger scale manufacturing operations and lower labor and research and development costs than us and could focus their substantial financial resources to develop a competitive advantage. Our financial performance depends, in part, on our ability to design, develop, manufacture, assemble, test, market and support new products and technology enhancements on a timely and cost-effective basis. Our competitors may offer energy solutions at prices below cost, devote significant sales forces to compete with us or attempt to recruit our key personnel by increasing compensation, any of which could improve their competitive positions. Additionally, we expect competition to intensify in the future as existing competitors and new market entrants introduce new products into our markets. Any of these competitive factors could make it more difficult for us to attract and retain customers, increase our sales and marketing expenses, reduce profit margins, cause us to lower our prices in order to compete, and reduce our market share and revenues, any of which could have a material adverse effect on our financial condition and operating results. We can provide no assurance that we will continue to effectively compete against our current competitors or additional companies that may enter our markets.
In addition, we may also face competition based on technological developments that compete with our products and services. Our competitors may develop technology that would make our technology non-competitive or obsolete. For example, the development of a low-cost, long-duration (8+ hours) and durable electric battery might enable the dominant forms of variable renewable energy, photovoltaic systems (“PV”) and wind, to economically store energy produced when the sun is shining, and the wind is blowing for use overnight or during periods of low wind. This would limit some of the use cases for and value of our CSPv3.0 technology (“CSPv3.0”), leading to reduced demand. Additionally, Abengoa, S.A. and Sener Group, the two main developers of CSP technology, may have competitive advantages in the market should they choose to focus on CSPv.3.0 technology due to their extensive resources and operating history.
More generally, if we do not keep pace with product and technology advances and otherwise keep our product offerings competitive, there could be a material and adverse effect on our competitive position, revenue and prospects for growth. Some of our existing competitors, have, and some of our potential competitors could have, substantial competitive advantages.
Some of our expected larger competitors may have substantially broader product offerings, larger sales and marketing budgets, and more substantial resources (both financial and otherwise) relating to customer support, potential acquisition and manufacturing operations, and may be able to leverage their relationships with partners and customers based on other products to gain business in a manner that discourages potential customers from purchasing our CSP plants, including by selling at zero or negative margins or product bundling. In addition, innovative start-up companies, and larger companies that are making significant investments in research and development, may invent similar or superior technologies that compete with our technologies. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, financial condition and results of operations could be adversely affected.
Widespread success of variable renewable energy generation technologies, including PV and wind, limit the use cases and addressable market for our technology, which may have a material adverse effect on our prospects, financial condition and results of operation.
There are already substantial variable renewable energy generation plants successfully operating in Australia and elsewhere. PV electricity generation has been heavily deployed in Australia on both residential and utility scales. As the prices for PV panels and the other equipment required for PV electricity generation have continued to come down, PV has become one of the cheapest ways to generate electricity in Australia during daylight hours and while the sun is shining. Similarly, dozens of utility-scale wind farms have been developed in Australia and represent one of the cheapest ways to generate electricity in Australia.
In general, a CSP plant in Australia and elsewhere would be unable to compete successfully with the low price of energy offered by PV and wind installations. As a result, we do not intend to compete, and expect we would be unable to compete successfully, with PV and wind in the delivery of on-grid energy during daylight hours. Investors should be aware that this limits the commercial use cases for our CSP plants largely to overnight applications and certain off-grid applications, reducing the total share of daily electricity requirements that our CSP offerings can profitably contribute. In addition, as construction of CSP plants requires significant upfront fixed costs, limiting the time periods over which a CSP plant dispatches energy to certain hours of the day would reduce the total dispatched energy over which the fixed costs are amortized, increasing the cost of energy and increasing the time required to amortize fixed costs. These limitations may reduce demand for our offerings, limit our growth and reduce revenue, which may have a material adverse effect on our prospects, financial condition and results of operation.
Electricity
Existing electric utility industry regulations, and changes to regulations, may present technical, regulatory and economic barriers to the purchase and use of solar energy offerings that may significantly reduce demand for our solar energy offerings.
Government regulations and policies in Australia and elsewhere concerning the electric utility industry, and internal policies and regulations promulgated by electric utilities, heavily influence the market for electricity generation products and services. These regulations and policies often relate to electricity pricing and the interconnection of customer-owned electricity generation with the broader electrical grid.
In Australia and elsewhere, governments and utilities continuously modify these regulations and policies. These regulations and policies could deter customers from purchasing renewable energy, including solar energy systems. This could result in a significant reduction in the potential demand for our solar energy systems. For example, utilities commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could increase our customers’ cost to use our systems and make them less desirable, thereby harming our business, prospects, financial condition and results of operations. In addition, in many regions, the price of electricity from the electric grid varies relative to peak hours and electricity generated by solar energy systems is more expensive than the lower average price of electricity from the electric grid. Modifications to the utilities’ pricing policies or rate design would require us to lower the price of our solar energy systems to compete with the price of electricity from the electric grid. In addition, government support for other fuels in the off-grid energy market in conjunction with ramping issues for VS1 would require lowering prices of our technology output.
In addition, any changes to government or internal utility regulations and policies that favor existing electric utilities could reduce our competitiveness and cause a significant reduction in demand for our products and services.
A material reduction in the retail price of traditional utility-generated electricity or electricity from other sources could harm our business, financial condition, results of operations and prospects.
We believe that a significant motivation for governments and private companies to invest in solar energy is their desire to reduce electricity costs as compared to costs charged by the traditional utilities. A reduction in utility electricity prices would make our CSP systems less economically attractive.
The decision to invest in CSP or CST may also be affected by the cost of other renewable energy sources. Decreases in the retail prices of electricity from the traditional utilities or from other renewable energy sources would harm our ability to offer competitive pricing and could harm our business. The price of electricity from traditional utilities or from other renewable energy sources could decrease as a result of:
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construction of a significant number of new power generation plants, including plants utilizing natural gas, nuclear, coal, renewable energy or other generation technologies;

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relief of transmission constraints that enable local centers to generate energy less expensively;

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reductions in the price of natural gas;

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utility rate adjustment and customer class cost reallocation;

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energy conservation technologies and public initiatives to reduce electricity consumption;

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development of new or lower-cost energy storage technologies that have the ability to reduce a customer’s average cost of electricity by shifting load to off-peak times; or

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development of new energy generation technologies that provide less expensive energy.

If the retail price of energy available from traditional utilities or other renewable energy sources were to decrease due to any of these reasons, or other reasons, we would be at a competitive disadvantage, we may be unable to attract new customers and our growth would be limited.

Commercial deployment of new power generation technology, such as CSPv3.0, is difficult because incumbent technologies benefit from proven track records, installed bases and lower prices.
Commercial deployment of new power generation technology, such as CSPv3.0, is difficult because it must compete against incumbent technologies that enjoy certain advantages over new technology simply because they have already been built and placed in operation. Development of generation plants, whether they are coal-fired, natural gas, PV, wind, CSPv3.0 or otherwise requires significant investments of both time and money. These are costs that are incurred independent of how much energy is ultimately produced by the plant. Once built and placed into service, there is generally a strong incentive to operate such plants for the full course of their economic life. In particular, with the costs of construction already invested, it is economically rational to operate a plant for as long as revenue for generating energy exceeds the incremental costs of generating that energy. In addition, operational generation plants are known commodities capable of delivering benefit today, which makes them more attractive than unbuilt plants using new technology that will, at best, deliver a benefit at some point in the future. As a result, even if the technology is superior, commercial deployment of new power generation technology, such as CSPv3.0, may be limited to the replacement of existing power plants as and when they reach the end of their economic lives or times at which additional capacity is required. These structural impediments may reduce demand for our offerings, delay the rate at which we can deploy our technology and limit our growth in the short and medium term, and any of these could have a material adverse effect on our prospects, financial condition and results of operation.
In addition, in a market-based system such as the Australian National Energy Market, energy generated by plants using new technology must be price competitive with energy generated by plants using incumbent technology such as coal and natural gas. In many cases, coal, natural gas and other incumbent power plants have been in operation for significant periods of time over which they have already amortized their fixed project costs of construction. As a result, such plants are now able to make a profit even if they offer energy at prices just above their marginal variable costs that are difficult or impossible for newly built plants to match. Compounding this disadvantage, the owners of incumbent generation plants are entrenched market participants who appear to respond aggressively to limit new entrants to the market and/or extract maximum fees for the provision of access to the market. We may be forced to lower our energy prices to match levels offered by incumbent plants or we may be unable to successfully compete with incumbent plants on price, at all. If we are forced to lower our energy prices, it would reduce revenue and profit margins resulting in a material adverse effect on our prospects, financial condition and results of operation. If we are unable to successfully compete with incumbent plants on price, it may reduce demand for our offerings and limit our growth which may have a material adverse effect on our prospects, financial condition and results of operation.
Industrial Process Heat
The industrial process heat market is extremely fragmented and competitive.
The industrial process heat market is extremely fragmented and competitive, consisting of a high number of small to medium-sized companies, each with generally low and uncertain demand, competing for market share. Such fragmentation may pose risks for us in that we may find it difficult to take advantage of economies of scale or to dedicate the time and effort necessary to establish and maintain relationships with a high number of customers. This may result in higher-than-expected costs as a percentage of overall project size resulting in lower than expected margins, which may in turn harm the our business and financial prospects. We expect the industrial process heat market to remain competitive for the foreseeable future, presenting us with significant challenges in our ability to achieve strong growth rates and acceptable profit margins. In addition, new and emerging technologies may significantly impact the industry in the coming years. If we are unable to meet these competitive challenges, we could lose market share to our competitors and experience an overall reduction in our profits.
Many brownfield sites may not have sufficient adjacent land to facilitate a CST/CSP project and may be located in irradiation poor regions.
Existing brownfield industrial process plants are not always concentrated sufficiently closely and may not have sufficient adjacent land to facilitate a CSP project. Heat cannot be transported from production to use for great distances. Hence, whilst the industrial process heat market may in aggregate sum up to a large number across our target geographies, they may not be sufficiently closely concentrated to effectively reap the benefits of our CSPv3.0 technology. Further, these facilities may be located in regions with poor solar irradiation which would increase the cost of heat delivered using our technology. This could result in lower growth than expected within this market segment until such time when existing brownfield facilities shut down and new consolidated greenfield facilities are developed in regions more suitable for CSP. This could result in delayed or lost sales within this sector and may harm the business’s financial prospects.
Some segments of the industrial process heat market are sensitive to remediation liabilities that could delay or prevent the relocation of energy intensive industry to regions with favorable solar irradiation.
Some large industrial process heat users (e.g., Alumina smelters) may be subject to large remediation liabilities that prevent facilities from relocating to regions which are more suitable for CSP. This could result in the cost of heat using our technology being more expensive which could result in the customers losing their appetite for such a solution. This could translate to delayed or lost sales relative to expectations which could materially harm our finances.
Green Fuels
The green hydrogen and downstream derivative production (e.g., green methanol, green ammonia) industry is an emerging market and it may not receive widespread market acceptance.
The green hydrogen and downstream derivative production field is still a relatively nascent subset of the otherwise mature and heavily regulated industries of hydrogen and downstream derivative industry, and we cannot be sure that potential customers will accept hydrogen production broadly, or our products for hydrogen production specifically. Customers may be unwilling to adopt our solution over traditional or competing power sources for any number of reasons, including the perception that our technology is unproven, a lack of confidence in our business model, the perceived unavailability of backup service providers to operate and maintain our technology, and lack of awareness of our product or the perception of regulatory or political headwinds. Further, we cannot be sure that our relevant products will receive the technical certifications that may be necessary for those products to achieve widespread market acceptance. For example, we may not be able to secure International Air Transport Association technical certifications (such as the Sustainable Aviation Fuel technical certification) with respect to relevant green methanol products that it may develop. In addition, companies may take longer than expected to use green hydrogen over brown (or other colors of) hydrogen due to potential price differentiation. Because this is an emerging industry, the broad acceptance of our products and services for the production of green hydrogen and downstream derivative products (e.g., green methanol, green ammonia) is subject to a high level of uncertainty and risk. If the market develops more slowly than we anticipate, our business will be harmed.
Risks Relating to Our Business Lines
Risks Affecting Multiple Business Lines
We may not be able to successfully finish or operate our projects in a way that makes a profit and / or meets our customers’ requirements.
Development, installation, construction, and commissioning of CSP plants, and maintenance support of CSP plants, entail many risks, including:
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failure to obtain critical components and equipment that meet design specifications and can be delivered on schedule;

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failure to obtain all necessary rights to land access and use;

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failure to receive quality and timely performance of third-party services;

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increases in the cost of labor, equipment and commodities needed to construct or maintain projects;

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permitting and other regulatory issues, license revocation and changes in legal requirements;

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supply chain disruptions and shortages of component parts, equipment or skilled labor;

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unforeseen engineering problems;

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failure of a customer to accept or pay for the CSP solutions that we supply;

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weather interferences, catastrophic events including fires, explosions, earthquakes, droughts and acts of terrorism;

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accidents involving personal injury or the loss of life;

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health or similar issues, including a pandemic or epidemic, such as the COVID-19 pandemic;

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labor disputes and work stoppages;

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mishandling of hazardous substances and waste; and

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other events outside of our control.

Any of these factors could give rise to construction delays and construction and other costs in excess of our expectations. This could prevent us from completing construction of our projects, cause defaults under any then-existing financing agreements or under contracts that require completion of project construction by a certain time, cause projects to be unprofitable, or otherwise impair our business, financial condition and operating results.
The failure of our suppliers to continue to deliver necessary raw materials or other components (including any specialty materials and components) required for our projects in a timely manner or at all, or our inability to obtain substitute sources of these components on a timely basis or on terms acceptable to us, could adversely affect our business.
We rely on a limited number of third-party suppliers for certain raw materials and components for our CSP technology. We are dependent on the availability of essential materials, parts and subassemblies from our suppliers and subcontractors. The most important raw materials required for our CSP systems are sodium, salt (sodium nitrate/potassium nitrate), steel, stainless steel, glass, copper, aluminum, commodity electrical & electronics components, ceramics & ceramic fibers, thermal insulation materials, bauxite particles and/or silica sand and concrete. Prices and availability of these raw materials are subject to substantial fluctuations that are beyond our control due to factors such as supply and demand trends, energy costs, transportation costs, inflation, government regulations, global trade relationships, duties and tariffs, changes in currency exchange rates, price controls, general economic conditions and other unforeseen circumstances.
Our components are produced by third-party suppliers both domestically and internationally where most raw materials are readily available and purchased by those independent contractors and suppliers in the country of manufacture. Many major equipment and systems components are procured on a single or sole-source basis. Further, we may find ourselves reliant on sourcing components from one or a smaller number of countries (for example China). If existing vendors are unable to supply the raw materials we require (whether due to international trade embargoes or otherwise), we cannot predict if we will be able to obtain alternative vendors within the time frames that we require and at a comparable cost. For example, the COVID-19 pandemic resulted in significant supply chain disruptions globally, and similar to other companies in our industry, we have observed significant commodity price inflation in recent months, in some cases by upwards of 30% to 100%. Russia’s invasion of and military attacks on Ukraine, including indirect impacts as a result of sanctions and economic disruption, has further complicated existing supply chain constraints. Shortages, price increases and/or delays in shipments of our raw materials and purchased component parts, have occurred and may continue to occur in the future which may have a material adverse effect on our results of operations if we are unable to successfully mitigate the impact, from products such as steel, glass, concrete and adhesives, which are used as components of supplies or materials utilized in our operations.
Additionally, if we fail to maintain our relationships with our suppliers or to build relationships with new suppliers, or if suppliers fail to perform or are unable to meet demand through industry consolidation, our supply chain could be disrupted.
To the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers. In addition, our suppliers could be unable or unwilling to raise capital if required to expand their production or satisfy their operating capital requirements. As a result, they could be unable to supply necessary raw materials, inventory and capital equipment which we would require to support our planned sales operations, which could in turn materially and adversely impact our sales volume, profitability, and cash flows. The failure of a supplier to supply raw materials or components in a timely manner, or to supply raw materials or components that meet our quality, quantity and cost requirements or, otherwise on commercially reasonable terms, could impair our ability to manufacture our products or could increase our cost of production. If we cannot obtain substitute materials or components on a timely basis or on acceptable terms, we could be prevented from delivering our products to our customers within required timeframes.
Any such delays could result in installation delays, cancellations, inability to retain customers, increased manufacturing costs, penalty payments or loss of revenue and market share, any of which could have a material and adverse effect on our business, financial condition and results of operations.
Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in the delivery of our services and completion of our projects, which could damage our reputation, have a negative impact on our relationships with our customers and adversely affect our growth.
Our success depends on our ability to provide services and complete projects in a timely manner, which in part depends on the ability of third parties to provide us with timely and reliable products and services. In providing services and completing our projects, we rely on products that meet our design specifications and components supplied by third parties, as well as on services performed by subcontractors.
We will also rely on subcontractors to perform substantially all of the construction and installation work related to our projects; and we may need to engage subcontractors with whom we have no prior experience for our projects.
If any of our subcontractors are unable to provide products or services that meet or exceed our customers’ expectations or satisfy contractual commitments and performance requirements/specifications (for example, with respect to turbines supplied to us), our reputation, business and operating results could be harmed. In addition, if we are unable to avail ourselves of warranty and other contractual protections with providers of products and services, we may incur liability to our customers or additional costs related to the affected products and components, which could have a material adverse effect on our business, financial condition and operating results. Moreover, any delays, malfunctions, inefficiencies or interruptions in these products or services could adversely affect the quality and performance of our solutions and require considerable expense to establish alternate sources for such products and services. This could cause us to experience difficulty retaining current customers and attracting new customers, and could harm our brand, reputation and growth.
If our third-party suppliers and manufacturers do not comply with ethical business practices or with applicable laws and regulations, our reputation, business, financial condition, results of operations and prospects could be harmed.
Our reputation and our customers’ willingness to purchase our products and services depend in part on our suppliers’, manufacturers’, and customers’ compliance with ethical employment practices, such as with respect to child labor, wages and benefits, forced labor, discrimination, safe and healthy working conditions, and with all legal and regulatory requirements relating to the conduct of their businesses. We do not exercise control over our suppliers, manufacturers, and retail customers and cannot guarantee their compliance with ethical and lawful business practices. If our suppliers, manufacturers, or customers fail to comply with applicable laws, regulations, safety codes, employment practices, human rights standards, quality standards, environmental standards, production practices, or other obligations, norms, or ethical standards, our reputation and brand image could be harmed, and we could be exposed to litigation, investigations, enforcement actions, monetary liability, and additional costs that would harm our reputation, business, financial condition, results of operations and prospects.
Our business and growth strategy relies on having continued access to sodium metal used as the primary Heat Transfer Fluid (“HTF”).
The use of liquid sodium metal as the HTF from the solar receivers to the molten salt heat transfer system is the key innovation that unlocks the key benefits of our CSPv3.0 system. There is a limited number of suppliers of this product and any issues that impede or remove these suppliers from the market could result in an inability for our projects to be operated. If we are unable to obtain sufficient quantities of sodium at commercially acceptable prices, or at all, we may incur increased costs or be unable to construct or place our CSP plants into service, which would reduce profit margins and/or revenue and have a material adverse effect on our financial condition, results of operation and prospects.
Adverse weather conditions and natural disasters may have a negative impact on our operations. This includes but is not limited to short term phenomena such as volcanic eruptions and long-term deviations to the weather resource relative to historical periods.
We may be impacted by weather extremes, earthquakes, drought, floods, and wildfire, which may cause temporary, short-term anomalies in our operational performance in certain localized geographic regions. Delays and other weather impacts (including those associated with dust and clouds) could adversely affect our ability to meet project deadlines in generation and timeframe and may increase a project’s cost and decrease our profitability. In addition, any major reductions of actual solar radiation onto the sites of our plants compared to historical or projected solar radiation would decrease energy output which may reduce revenue and have a material adverse effect on our financial condition, results of operation and prospects.
A major safety incident which occurs on one or more of our projects during construction, commissioning and / or operations could result in harm to personnel, environment and property which could result in the creation of material liabilities, shutdown of site for extended time periods, severely tarnish the reputation of our technology and substantially reduce likelihood of winning future projects.
Construction sites and operating / energized industrial facilities are inherently dangerous and pose certain inherent health and safety risks to construction workers, employees and other visitors. Due to health and safety regulatory requirements, health and safety performance is important to the success of our activities. In 2015, we experienced a loss of sodium containment event due to poor tank design and operational practice at our JSS Demonstration Plant in Jemalong, which resulted in remediation works and design improvements. Incidents of similar or greater magnitude could potentially occur at future projects which use our technology. Any failure in health and safety performance may result in penalties for non-compliance with relevant regulatory requirements, and a failure that results in a major or significant health and safety incident is likely to be costly and could expose us to claims resulting from personal injury. Such a failure could generate significant negative publicity and have a corresponding impact on our reputation, our relationships with relevant regulatory agencies or governmental authorities, and our ability to attract customers and employees, which in turn could have a material adverse effect on our business, financial condition and operating results.
Our operations are and may become subject to further federal, state and local laws and regulations in Australia and elsewhere pertaining to environmental protection and operational safety that may require significant expenditures or result in liabilities that could have a material adverse effect on our business.
Our business is and may become subject to further various federal, state, and local environmental laws and regulations in Australia and elsewhere, including those relating to the release or discharge of regulated materials into the air, water, and soil, the generation, storage, handling, use, transportation, and disposal of hazardous materials, the protection of species or habitats, the protection of historical or cultural resources, the exposure of persons to regulated materials, and the health and safety of our employees. Certain environmental laws impose strict, and, under certain circumstances, joint and several, liability on the current and former owners and operators of properties for costs of investigation and removal or remediation of contamination and impose liability for any related damages to natural resources without regard to fault. We may be subject to third-party claims alleging property damage and/or personal injury in connection with releases of or exposure to hazardous substances at, from, or in the vicinity of our current or former properties or off-site waste disposal sites. In some jurisdictions, we may also be subject to financial responsibility or decommissioning requirements in connection with future facilities. Certain projects may be subject to environmental impact assessment processes which could increase the time it takes to develop a project and may include public input that could alter or restrict the operation of a proposed project. A violation of, liability under, or non-compliance with these laws and regulations, or any future environmental law or regulation, could have a material adverse effect on our business, financial condition, or operating results.

Increased attention to environmental, social and governance (“ESG”) matters and conservation measures may adversely impact our business.
While we may create and publish voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures are based on hypothetical expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved and the lack of an established single approach to identifying, measuring and reporting on many ESG matters. ESG matters may also impact our suppliers and customers, which may ultimately have adverse impacts on our operations.
Furthermore, public statements with respect to ESG matters are becoming increasingly subject to heightened scrutiny from public and governmental authorities related to the risk of potential “greenwashing,” i.e., misleading information or false claims overstating potential ESG benefits. Alleged claims of greenwashing against us or our suppliers or customers may lead to reputational damage or difficulties accessing capital. Additionally, we could face increasing costs as we attempt to comply with and navigate further regulatory ESG-related focus and scrutiny.
Elevated interest rates could adversely affect our business, our results of operations and our financial condition.
We require continued access to capital to develop and grow our business. Our business and operating results can be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in credit rating. These changes could cause our cost of doing business to increase, limit our ability to pursue acquisition opportunities, reduce cash flow, and place us at a competitive disadvantage. Recent and continuing disruptions and volatility in the global capital markets may lead to a contraction in credit availability impacting our ability to finance our operations. A significant reduction in cash flows from operations or the availability of credit could materially and adversely affect our financial condition and results of operations.
Delays in the construction of our projects or significant cost overruns could present significant risks to our business and could have a material adverse effect on our business, financial condition and results of operations.
Our ability to proceed with projects under development and to complete the construction of, or capital improvements to, facilities on schedule and within budget may be adversely affected by escalating costs for materials and labor and regulatory compliance, inability to obtain or renew necessary licenses, rights-of-way, permits or other approvals on acceptable terms or on schedule, disputes involving contractors, labor organizations, land owners, governmental entities, environmental groups, native and aboriginal groups, lessors, joint venture partners and other third parties, negative publicity, interconnection issues and other factors. In addition, we are reliant on experience and resources of designers, general contractors and subcontractors, who may experience financial or other problems during the design or construction process.
If any development project or construction or capital improvement project is not completed, is delayed or is subject to cost overruns, certain associated costs may not be approved for recovery or otherwise be recoverable through regulatory mechanisms that may be available, and we could become obligated to make delay or termination payments or become obligated for other damages under contracts, could experience the loss of tax credits or tax incentives, or delayed or diminished returns, and could be required to write off all or a portion of our investment in the project. Any of these events could have a material adverse effect on our business, financial condition, results of operations and prospects.
Our ability to operate our business effectively depends in large part on certain administrative and other support functions provided to us by Nabors Corporate and NETV pursuant to the Services Agreement and Development Agreement, respectively, and our ability to operate our business effectively may suffer if we are unable to cost-effectively establish our own administrative and other support functions following the expiration or termination of the Services Agreement and/or the Development Agreement.
Concurrently with the signing of the Business Combination Agreement, we entered into the Services Agreement and the Development Agreement with Nabors Corporate and NETV, respectively. Pursuant to the Services Agreement, we rely on certain administrative and other resources of Nabors Corporate to operate our business. Although each of Nabors Corporate and NETV has performed its obligations under the Services Agreement and Development Agreement, respectively, to date, we cannot ensure that Nabors Corporate and/or NETV will be able to perform in whole or in part, the business it conducts with us pursuant to such agreements. If the Services Agreement is terminated as to any services or entirely, we may not be able to obtain such services at all or obtain the services on terms not as favorable as those in the Services Agreement, and could as a result, suffer operational difficulties or significant losses. Although we and our subsidiaries may receive informal support from Nabors Corporate thereafter, the level of this informal support may diminish following the termination or expiration of the Services Agreement, as we become a more independent company. Any failure or significant interruption of our own administrative systems could result in unexpected costs, impact our results or prevent us from paying our suppliers or employees and performing other administrative services on a timely basis. Any inability to perform or termination of the Services Agreement or the Development Agreement could have a material adverse effect on our business, financial condition and results of operations.
We may have received better terms from unaffiliated third parties than the terms we have received in the Services Agreement and Development Agreement with NETV.
Pursuant to the Services Agreement, Nabors Corporate, a wholly owned subsidiary of Nabors and affiliate of NETC Sponsor and certain former officers, directors and investors in NETC that are also officers, directors and investors in Nabors, will be entitled to certain fees set forth in statements of work entered into thereunder and the reimbursement of out-of-pocket costs and expenses in exchange for providing services related to operations, engineering, design planning and other operational or technical matters to us. Additionally, pursuant to the Development Agreement, NETV will receive payment from us on a project-by-project basis as detailed in independent project budgets entered into thereunder.
The terms of each of the Services Agreement and Development Agreement were negotiated in connection with the execution of the Business Combination Agreement. As a result, we did not engage in arms’-length negotiations between unaffiliated third parties. The terms of each of the Services Agreement and the Development Agreement may not reflect terms that would have resulted had we engaged in arms’-length negotiations between unaffiliated third parties and any such arms’ length negotiations with an unaffiliated third party may have resulted in more favorable terms to us.
Independent Energy Producer (“IEP”) Business Line
If we are not successful in securing new contracts and / or developing the projects in our pipeline, it could negatively impact our business operations and financial performance.
Our business depends on our ability to win contracts and purchase orders with customers. Contract proposals and negotiations are complex and frequently involve a lengthy bidding and selection process, which is affected by a number of factors. These factors include market conditions, financing arrangements, and required governmental approvals. For example, a customer may require us to provide a bond or letter of credit to protect the customer should we fail to perform under the terms of the contract. If negative market conditions arise, or if we fail to secure adequate financial arrangements or the required government approvals, we may not be able to pursue particular projects, which could adversely affect our profitability. If we fail to complete a project in a timely manner, miss a required performance standard, or otherwise fail to adequately perform on a project, then we may incur a loss on that project, which may reduce or eliminate our overall profitability.
Our engagements will involve complex projects. The quality of our performance on such projects depends in large part upon our ability to manage the relationship with our customers and our ability to effectively manage the project and deploy appropriate resources, including third-party contractors and our own personnel, in a timely manner. If a project is not completed by the scheduled date or fails to meet required performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the customer to rectify damages due to late completion or failure to achieve the required performance standards. The performance of projects can be affected by a number of factors including unavoidable delays from suppliers and subcontractors, government inaction, public opposition, inability to obtain financing, weather conditions, unavailability of vendor materials, changes in the project scope of services requested by customers, industrial accidents, environmental hazards and labor disruptions. To the extent these events occur, the total costs of the project could exceed our estimates and we could experience reduced profits or, in some cases, incur a loss on a project, which may reduce or eliminate our overall profitability. Further, any defects or errors, or failures to meet our customers’ expectations, could result in claims for damages against us.
We may invest large amounts of resources in our project development and construction activities, in particular our IEP business line, without first securing project financing, which could raise our expenses and make it harder to recoup our investments.
The development and construction of modular CSPv3.0 plants involves numerous risks. We may be required to spend significant sums for preliminary engineering, permitting, legal and other expenses before we can determine whether a project is feasible, economically attractive or capable of being built. In addition, we may choose to bear the costs of such efforts prior to obtaining project financing, getting final regulatory approval and/or our final sale to a customer, if any. Further, we may be unable to secure buyers/offtakers for energy generated by our future plants.
Successful completion of a particular project may be adversely affected by numerous factors, including: failures or delays in obtaining desired or necessary land rights, including ownership, leases and/or easements; failures or delays in obtaining necessary permits, licenses or other governmental support or approvals, or in overcoming objections from members of the public or adjoining land owners; uncertainties relating to land costs for projects; unforeseen engineering problems; access to available transmission for energy generated by our modular CSPv3.0 plants; construction delays and contractor performance shortfalls; work stoppages or labor disruptions and compliance with labor regulations; cost over-runs; availability of products and components from suppliers; adverse weather conditions; environmental, archaeological and geological conditions; continued access to land specified in the ARENA grant for VS1; and availability of construction and permanent financing.
If we are unable to complete the development of one or more of our plants or fail to meet one or more agreed target construction milestone dates, we may incur losses or be liable for damages or penalties that we would not be able to offset, which would have an adverse impact on our net income in the period in which the loss is recognized. We expect that some projects will require working capital to develop and/or build projects. If we are unable to complete a project, the associated working capital investment would also be an exposure that may need to be written off, which would have an adverse impact on our net income in the period in which the loss is recognized.
Our business is subject to risks associated with construction, utility interconnection, cost overruns and delays, including those related to obtaining government permits and other contingencies that may arise in the course of completing installations.
The construction, installation, and operation of our CSPv3.0 technology at a particular site is generally subject to oversight and regulation in accordance with applicable laws and ordinances relating to building codes, safety, environmental protection, and related matters, and typically require various governmental approvals and permits, including environmental approvals and permits, that vary by jurisdiction. In some cases, these approvals and permits require periodic renewal. We expect it will be difficult and costly to track the requirements of every individual authority having jurisdiction over our installations, to design our products to comply with these varying standards, and to obtain all applicable approvals and permits. We cannot predict whether or when all permits required for a given project will be granted or whether the conditions associated with the permits will be achievable. The denial of a permit or utility connection essential to a project or the imposition of impractical conditions would impair our ability to develop the project. In addition, we cannot predict whether the permitting process will be lengthened due to complexities and appeals. Delay in the review and permitting process for a project can impair or delay our and our customers’ abilities to develop that project or may increase the cost so substantially that the project is no longer attractive to us or our customers. Furthermore, unforeseen delays in the review and permitting process could delay the timing of the installation and could therefore adversely affect the timing of the recognition of revenue related to the installation, which could harm our operating results in a particular period.

In addition, the completion of our installations may depend on the availability of and timely connection to the natural gas grid (where applicable) and the local electric grid (where applicable). In some jurisdictions, utility companies or the government may deny our request for connection or may require us to reduce the size of certain projects. Any delays in our ability to connect with utilities, delays in the performance of installation-related services, or poor performance of installation-related services by our general contractors or sub-contractors will have a material adverse effect on our results and could cause operating results to vary materially from period to period.
Furthermore, we may rely on the ability of our third-party general contractors to install our products and to meet our installation requirements. Our work with contractors or their sub-contractors may have the effect of us being required to comply with additional rules, working conditions, site remediation, and other union requirements, which can add costs and complexity to an installation project. The timeliness, thoroughness, and quality of the installation-related services performed by some of our general contractors and their sub-contractors may not meet expectations or standards potentially leading to reduced generation and impact on our financial performance.
CSP plants developed using our technology may not generate the levels of output estimated by our production models.
The modular CSP plants that we will construct will be subject to various operating risks that may cause them to generate less than expected amounts of output. Key risks include our use of a representative year which serves as a reference point against historical data for any given site and is used to generate the expected economic returns and expected energy generation for that site. Further, these risks include a failure or degradation of our, our customers’ or vendors’ equipment; an inability to find suitable replacement equipment or parts; or less than expected solar irradiation. Any extended interruption in the plant’s operation, or failure of the plant for any reason to generate the expected amount of output, could have a material adverse effect on our business and operating results due to the damage to our reputation and the resulting dissatisfaction of the customer.
We may fail to secure the Major Hazard Facility license and other relevant licenses for VS1 and other projects from relevant federal, state and local regulators.
To construct and operate VS1 and future commercial scale projects using our technology, we (or the respective owner) will have to obtain a Major Hazard Facility license and other relevant licenses from various regulatory bodies. We expect that we will need to obtain similar licenses from appropriate regulatory bodies in connection with our development and operation of other CSP projects. If we are delayed or unable to secure relevant operating permits and approvals, we may be unable to construct our plants as or where planned or according to the expected timelines. If we are delayed or unable to obtain or maintain the licenses necessary to operate VS1 or another CSP plant, the plant in question may be forced to remain shut down for extended periods of time resulting in a materially adverse impact on the overall production of the plant. This may occur before construction, during construction, during commissioning, operations or at any stage in the project development and delivery lifecycle. If we are delayed or unable to obtain the appropriate permits and approvals as and when required, our revenues from the affected projects may be delayed or reduced. Further, our other projects may be delayed or cancelled due to a loss of reputation in the market which in turn could significantly limit our growth.
Original Equipment Manufacturer (OEM) Business Line
An increase in the cost of materials and commodities used as inputs or otherwise in our business could adversely affect our business.
We are exposed to market risk of increases in certain commodity prices of materials, such as steel, glass, concrete and adhesives, which are used as components of supplies or materials utilized in our operations. For example, raw material costs were extremely volatile during the COVID-19 pandemic, in some cases increasing by 30% to 100%. In addition, our customers’ capital budgets may be impacted by the prices of certain materials, and reduced customer spending could lead to fewer project awards and more competition. These prices could be materially impacted by general market conditions (for example, foreign exchange currency fluctuations) and other factors, including Australian trade relationships with other countries or the imposition of foreign currency restrictions and/or tariffs. There can be no assurance that price increases of commodities, if they were to occur, would be recoverable. Additionally, we expect many of our contracts to be fixed price, which would not allow us to adjust our prices and, as a result, increases in material costs could reduce our profitability with respect to such projects.
We intend to manufacture products that we have designed or co-designed and refined over many years that are yet to be produced in commercial quantities.
Our CSPv3.0 technology employs a number of products and components that we have designed or co-designed and refined over many years. This includes but is not limited to heliostats, sodium receivers, sodium/salt heat exchangers and control system software. As these products have been custom designed for use in our CSPv3.0 technology, neither we nor any other party has yet produced these products in commercial quantities. It is possible that, as we ramp up manufacture of these products, the quality of manufactured products is not up to par, the ramp up of manufacturing takes longer than expected and / or costs significantly more than expected. Any of these may result in increased costs, poor performance, a loss of confidence in the technology or limited growth, which may have a material adverse effect on our prospects, financial condition and results of operation.
Operations & Maintenance (“O&M”)
The operation and maintenance of our facilities are subject to many operational risks, the consequences of which could have a material adverse effect on our business, financial condition, results of operations and prospects.
The operation, maintenance, refurbishment, construction and expansion of our facilities involve risks, including breakdown or failure of equipment or processes, fuel interruption and performance below expected levels of output or efficiency. Some of our facilities may require significant capital expenditures to maintain peak efficiency or to maintain operations. There can be no assurance that our maintenance program will be able to detect potential failures in our facilities before they occur or eliminate all adverse consequences in the event of failure. In addition, weather-related interference, work stoppages and other unforeseen problems may disrupt the operation and maintenance of our facilities and may materially adversely affect us.
We plan to enter into ongoing maintenance and service agreements with the manufacturers of certain critical equipment. If a manufacturer is unable or unwilling to provide satisfactory maintenance or warranty support, we may have to enter into alternative arrangements with other providers. These arrangements could be more expensive to us than anticipated and this increased expense could have a material adverse effect on our business. If we are unable to enter into satisfactory alternative arrangements, our inability to access technical expertise or parts could have a material adverse effect on us.
While we will maintain an inventory of, or otherwise make arrangements to obtain, spare parts to replace certain critical equipment and maintain insurance for property damage to protect against certain operating risks, these protections may not be adequate to cover lost revenues or increased expenses and penalties that could result if we were unable to operate our generation facilities at a level necessary to comply with sales contracts.
Our O&M business segment does not yet have adequate resources and sufficient qualified staff to execute the operational tasks needed on our CSPv3.0 plants nor have we demonstrated an operational track record or sufficient financial strength to act as a third-party O&M provider.
Our O&M business segment will require significant financial resources and sufficient qualified staff to execute the O&M tasks that our CSPv3.0 plants will require. To build this business segment, we will need to attract and train appropriate staff and develop specific capabilities needed to operate and maintain our CSPv3.0 plants. In addition, to obtain customers for us to act as a third-party O&M provider, we will need to both demonstrate a track record of successful operation of CSPv3.0 plants and develop and maintain financial strength to give prospective customers confidence that we will continue operating our O&M business segment.

Should we fail to attract and train relevant staff, develop the required O&M capability and a strong operating track record, or develop and maintain sufficient financial strength, our O&M business segment will likely fail to secure contracts on current and future projects resulting in an inability to execute our overall business strategy.
Engineering, Procurement and Construction (“EPC”)
CSPv3.0 construction is complex and engineering, procurement and construction of VS1 and other projects may require us to negotiate, engage and oversee multiple construction companies on Split EPC contracts which may result in delay and cost overruns.
Ideally, and as is customary for utility-scale power plant development projects, we would engage a single party to manage the engineering, procurement, construction, commissioning and ramp up of all projects, including VS1 and other early pipeline projects with that party guaranteeing the contracted terms regarding time, cost and quality. This type of comprehensive engineering, procurement, construction, commissioning and ramp-up service is known as an EPC wrap (“EPC Wrap”). However, we believe that because of the novel requirements of CSPv3.0, an EPC Wrap may not be available in the market or may prove too expensive for VS1 and other projects early in the pipeline. If this is the case, we expect we will have to engage multiple parties to manage different aspects of engineering, procurement, construction, commissioning and ramp up for VS1 and other affected projects. This is known as a split EPC (“Split EPC”).
Projects that may be developed and delivered in the future on a Split EPC basis by us such as VS1 will expose us to interface and performance risks as the prospective owner. In particular, we may incur greater costs (including potential damages) or experience delays in integrating and connecting subsystems of our CSPv3.0 plants that have different EPC contractors because such contractors may fail to properly integrate or coordinate their performance obligations. In addition, simply as a result of requiring multiple EPC contractors, we will be exposed to a greater risk that one such contractor does not perform to our requirements or at all. If VS1 or other projects developed by us are delayed, additional costs are incurred or plant performance is negatively affected, we may suffer reputational damage and may be required to pay liquidated damages to our customers. This could result in reduced demand for our products and higher than expected costs during the early stage of deployment, which in turn may have a material adverse effect on our financial condition and results of operation.
Due to the relatively nascent nature of our technology and lack of familiarity of the technology with existing contractors, there is a risk that the contractors we engage fail to follow CSP engineering best practice.
As our CSPv3.0 technology is new, and CSP projects in general have been relatively limited, most contractors in the market are unfamiliar with our CSPv3.0 technology and/or CSP overall. To compensate, contractors may either price their services with a large risk premium which would impact the project economics or underprice their services as they do not understand the risks which could prevent the contractor from meeting its obligations to deliver or operate a plant to our specifications should unexpected issues arise. If we are required to compensate contractors for the risk they perceive to be associated with the new technology, we may incur higher than expected costs which may impair the commercial viability of projects using CSPv3.0. This may require us to commit more capital per project, reduce demand for our products and limit growth which may have a material adverse effect on our prospects, financial condition and results of operation. On the other hand, if our contractors incur unexpected costs when constructing our plants, they may delay constructions, refuse to proceed, fail to deliver the plant to our specifications or demand additional funds. This may lead to cost and schedule overruns, poor plant performance and higher than expected maintenance costs which may have a material adverse effect on our reputation, prospects, financial condition and results of operation.
Further, due to their lack of experience, a busy market for contractors and the novel nature of CSPv3.0, contractors may not have the capability to deliver CSPv3.0 plants meeting our specifications on time, on budget or at all. In addition, because of the limited pool of contractors with even general CSP experience, if a contractor we have engaged to deliver part or all of a CSPv3.0 plant is unable to do so on time, on budget or at all, we may be unable to identify or engage a suitable replacement in a timely manner or at all. Further, in a busy market, limited access to plant and support services (for example, accommodation in nearby towns) may be difficult to secure with respect to the development and/or operation of our plant projects. If we are unable to identify, attract and hire contractors with the capabilities to deliver CSPv3.0 plants meeting our specifications or to secure associated plant and support services, it would have a material adverse effect on our business, results of operations and financial condition.
Risks Relating to Our Projects
Project Completion Risk
We have not yet completed contracting, construction and commissioning of our current projects. There can be no assurance that our projects will operate as described in this prospectus, or at all.
We have not yet entered into binding construction contracts or obtained all necessary environmental, regulatory, construction and zoning permissions for our current projects. There can be no assurance that we will be able to enter into the contracts required for the development of our projects on commercially favorable terms, if at all, or that we will be able to obtain all of the environmental, regulatory, construction and zoning permissions we need. If we are unable to enter into favorable contracts or to obtain the necessary regulatory and land use approvals on favorable terms, we may not be able to construct and operate our assets as described in this prospectus, or at all. Even after they are constructed, our projects must still undergo extensive testing and commissioning before operations can commence. There can be no assurance that we will not need to make adjustments to these facilities as a result of such testing or commissioning, which could cause delays and be costly. Finally, the construction of projects, generally, is inherently subject to the risks of cost overruns and delays. If we are unable to construct, commission and operate all of our projects as described in this prospectus, or, when and if constructed, they do not accomplish the goals described in this prospectus, or if we experience delays or cost overruns during construction, our business, operating results, cash flows and liquidity could be materially and adversely affected. The funding currently proposed is conditional on, for example, a final investment decision being made with respect to VS1.
CSP construction is complex as it is composed of a solar field, power block and thermal energy storage (“TES”) capability.
CSP construction entails a complex composition of a solar field, power block and TES. Certain aspects of CSPv3.0 construction are modular because each solar array in the solar field can be developed independently. However, the remaining construction is similar to traditional fossil fuel fired plants, which include installation of a steam generation system, steam turbine, condenser, air-cooled condensers and plant-control systems. This combination of unit processes requires precise engineering, construction, commissioning and operating capability, some of which we have yet to develop as the technology is commercialized. If we are unable to successfully develop or integrate the various components of CSPv3.0, we may be unable to deliver completed commercialized plants on the timelines we expect or at all, which could reduce revenue, limit our ability to execute our commercialization strategy and harm our reputation.
Projects developed by us may not have adequate transmission access, including permitting, and needed additions and upgrades.
Our generation sites will often need to be connected to the broader energy grid to facilitate construction and operation of the plants and to enable us to deliver energy to market. For “on-grid” projects, connecting to the transmission grid is a fundamental requirement for delivery of energy into the broader energy market. If we are unable to connect to the grid, the energy generated by the plant cannot be converted into revenue to us. Even for “off-grid” projects, connecting to the transmission grid is important for plant construction and maintenance. Further, energy generated by an “off-grid” plant still needs to be delivered to point of use which may or may not be nearby.
In addition to the physical connection to transmission lines, our projects will be impacted by the quantity and quality of the transmission infrastructure. Our plants may be unable to operate at peak capacity due to transmission line congestion, which can be caused by numerous factors such as insufficient available transmission capacity, significant fluctuations in electricity supply/demand profiles, or a high proportion of intermittent generation. Although we will attempt to use transmission studies to evaluate and address such issues, transmission studies may fail to appropriately quantify the amount and likelihood of potential curtailment in the context of a rapidly changing grid.
If we are unable to obtain transmission access that satisfies our requirements, or at all, our business and results of operations may be materially adversely affected.
Our technology has not yet been proven at utility scale and we have limited direct experience with manufacturing our product suite.
Our technology has not yet been implemented at utility scale. Deploying our CSPv3.0 technologies at that scale may present a variety of challenges not faced in smaller implementations, or difficulties present in smaller implementations may be exacerbated.
In addition, we have limited experience manufacturing the components required for our CSPv3.0 plants. This limited experience could create uncertainty on reliability for timely equipment delivery, ease of manufacture and parts replacement, and financial resources available to the project to support a change in manufacturer. This could significantly delay or cease project delivery, including on VS1 and other downstream pipeline projects which could adversely impact our commercialization and growth strategy.
Operations Risk
We may have underestimated increased O&M costs, lost production and / or required maintenance reserves for the first years and the last years of operations and late in project life (“ageing issues”) for projects utilizing our CSPv3.0.
“Teething” issues (unknowns associated with the early stages of a commercialized technology) are common during the first years of operation of new generation technologies. We may have underestimated increased O&M costs, lost production and / or required maintenance reserves for the first years of operation. As we do not have significant directly comparable historical data to guide our estimates, our estimates are based primarily on O&M costs, lost production and required maintenance reserves experienced by other parabolic trough and central tower CSP plants as well as significant management judgement of anticipated differences between those plants and CSPv3.0 plants. If we have underestimated these costs, it could materialize as higher than expected O&M costs, lower production or both. Similar effects could likely also be experienced late in the life of the project, as a result of the ageing of the equipment. This possible deviation from budget is related to the degree to which a technology is proven and operated over time. As CSPv3.0 is just beginning to be commercialized, the lack of an extensive operating track record reduces the confidence in the accuracy of estimated maintenance and repair costs. This could materialize in higher-than-expected costs in the near to medium term resulting in a lower than expected financial performance.
Revenue Risk — Volume
Energy production from our future projects may display high inter-annual volatility at levels in excess of forecast expectations.
Debt instrument rating agencies such as Fitch use the P50 as the basis for a base case production assumption and the one-year P90 as the starting point in the determination of a rating case production assumption. Higher than expected inter-annual variability in production could result in such agencies rating debt instruments for future projects as weaker than anticipated which has the potential to substantially increase the cost of capital for our CSPv3.0 projects. Further, even if debt instruments for future projects are not allocated any rating by any debt instrument ratings agencies, the criteria used by those ratings agencies generally inform the way that banks and other lenders underwrite debt. Higher than expected inter-annual variability in production could result in a reduction in the debt quantum available to and could pose debt servicing risks for us. This could result in projects employing our technology to no longer be economically viable which in turn could reduce sales of our products and services to customers.
We do not have any operating history / onsite measured data at a commercial scale. Energy production forecasts may be lower than estimated by production modelling forecasts.
Our energy production forecasts are currently based on in-silico modelling based on assumptions from suppliers and relevant engineering estimates and lacks actual operating data at a commercial scale. Our projects, in particular our earliest commercial projects, will be subject to significant uncertainty in their production forecasts which may lead to increased cost of capital or even failure to attract the capital required to deploy CSPv3.0 at a particular location which in turn could materially impede our commercialization and growth strategy.
We believe our projects may be able to derive revenue from regulatory mechanisms that materially insulate revenues from actual power generation alone (e.g., capacity payments); however, these mechanisms may fail to materialize within our target geographies.
CSP is one of the few renewable synchronous generators that can provide market services that intermittent renewable projects cannot such as inertia, system strength, frequency control, capacity credits and others. Accordingly, we believe that projects using our technology are well placed to secure these secondary streams of revenue. However, most of the regulatory mechanisms or proposed mechanisms for rewarding providers of these market services are in early stages of development and they may fail to materialize altogether which may result in reduced revenue and/or more volatile revenue.
Availability levels on our projects could be significantly impacted by the reliability of the technology and the quality of the maintenance services.
Issues within equipment, including Balance of Plant issues, are a key driver of project availability for our CSPv3.0 technology. Our use of parts, systems and components sourced from less established manufacturers or those lacking significant operational track records may expose us to greater risk of equipment performance issues. Further, we may be faced with long lead times to order replacement parts or the need to locate alternative replacement parts should a manufacturer cease production or fail to deliver to us. If we experience significant issues with the equipment we integrate into our plants, or if we are unable to obtain in a timely manner, or at all, replacement or substitute equipment, entire plants may suffer downtime. This in turn could result in lower-than-expected project revenues, harm our reputation within the industry and reduce future demand.
Revenue Risk — Price
Our project pipeline after VS1 may fail to secure long-term power purchase agreements (“PPA”), regulatory incentive mechanisms such as contracts for difference, feed-in tariffs and green certificates.
Our projects utilizing CSPv3.0 may be unable to secure long-term PPAs or regulatory incentive mechanisms from counterparties who are financially strong until CSPv3.0 is considered a “proven” or “mature” technology. Until that time, we may need to enter into PPAs with weaker counterparties and/or PPAs that entail significant exposure to merchant pricing and/or limited access to the market. Less desirable PPA counterparties or terms may lead to increased cost of capital for our projects or even prevent us from obtaining capital for certain projects at all. If we are unable to develop reference projects or are forced to incur substantially greater expenses in doing so, we may be unable to demonstrate that CSPv3.0 is a “proven” and “mature” technology which could have a material adverse effect on our prospects, financial condition and results of operation.
Debt Structure
Our projects may require repayment profiles stretching beyond what existing financing providers may be willing to offer in some or all of our target geographies.
Our CSPv3.0 technology has an assumed economic life of 30-years. However, financing providers may not provide tenors commensurate with the assumed economic life. If financing providers insist on shorter tenors and accelerated debt amortization for debt, our project economics for projects using our CSPv3.0 technology may be weaker than anticipated. Further, to service this shorter-term financing, we may require higher offtake prices than energy consumers would be willing to pay, which could result in projects failing to secure offtake structures or require financing providers to take a refinancing risk. If we are unable to secure satisfactory offtake structures, we may be unable to obtain the capital we need to build and deliver the projects in our pipeline which may have a material adverse effect on our prospects, financial condition and results of operation.

We expect that to obtain any debt financing of the type typically required for large and utility-scale commercial projects, we will need to obtain, among other things, a third-party energy assessment and a third-party engineering report in form and substance satisfactory to prospective lenders. Failure to obtain such assessments and reports could result in delays, increased expenses or project cancellation.
We expect that to obtain the type of debt financing typically required for large and utility-scale commercial power generation projects, we will need to obtain, among other things, a third-party energy assessment and a third-party engineering report in form and substance satisfactory to prospective lenders. These reports are closely scrutinized by prospective lenders. If any of these reports are determined to be inadequate in their scope, quality or authorship, prospective lenders may require higher interest rates or may be unwilling to lend at all. As a result, we may be required to delay or cancel future commercial projects or incur additional expenses to finance such projects.
Risks Relating to Our Corporate Operations
If we are not able to appropriately manage our growth strategy, our business operations and financial results could be adversely affected.
Our expected future growth presents numerous managerial, administrative and operational challenges. Our ability to manage the growth of our operations will require us to continue to improve our management information systems and our other internal systems and controls. In addition, our growth will increase our need to attract, develop, motivate, and retain both our management and professional employees. The inability of our management to effectively manage growth or the inability of our employees to achieve anticipated performance could have a material adverse effect on our business.
We will require a significant amount of capital to achieve our growth plans but obtaining it may be uncertain as we may not be able to secure additional financing on favorable terms, or at all.
While we believe that we will have sufficient funding to execute on our near-term business plan of completing the work and processes to progress VS1 to final investment decision, our funds will be insufficient to fully execute our long-term business and we will need substantial additional funds to meet projected capital expenditures, financing obligations and operating requirements related to the construction and development of projects, which are further described in the section of this prospectus entitled “Business.” We will require a significant amount of capital to achieve our growth plans. At any time we seek to raise additional capital in order to meet various objectives, including developing projects in our project pipeline, developing existing or future technologies and solutions, increasing working capital, acquiring new customers, expanding geographically and responding to competitive pressures, capital may not be available on favorable terms or may not be available at all. Lack of sufficient capital resources could significantly limit our ability to take advantage of business and strategic opportunities and have a material adverse effect on our business prospects, results of operations and financial condition. Any additional capital raised through the sale of equity or debt securities with an equity component may dilute our existing equity owners. If we raise funds through the issuance of debt securities or through loan arrangements, the terms of such securities or loans could require significant interest payments, contain covenants that restrict our business, or include other unfavorable terms. If we are unable to comply with these covenants and service our debt, we may lose control of our business and be forced to reduce or delay planned investments or capital expenditures, sell assets, restructure our operations or submit to foreclosure proceedings, all of which could result in a material adverse effect upon our business. If adequate additional funds are not available, we may be required to delay, reduce the scope of, or eliminate material parts of our business strategy, including acquiring potential new customers or the continued development of new or existing technologies or solutions and geographic expansion.
A variety of factors beyond our control could impact the availability or cost of capital, including domestic or international economic conditions, increases in key benchmark interest rates and/or credit spreads, the adoption of new or amended banking or capital market laws or regulations, reductions in government incentives or policies that support renewable energy, the re-pricing of market risks and volatility in capital and financial markets, risks relating to the credit risk of our customers and the jurisdictions in which we operate, as well as general risks applicable to the energy sector. Elevated inflation and interest rate increases in the U.S. and globally may prevent us from obtaining financing on terms satisfactory to us or at all. Additionally, pursuant to the terms of the Shareholder and Registration Rights Agreement, in connection with any Superior Capital Raise, (A) if the investor in such Superior Capital Raise receives Ordinary Shares, Nabors will have the right to receive a make-whole issuance of shares so that the aggregate number of Ordinary Shares received by Nabors and its affiliates for their investment under the Nabors Backstop Nabors is equal to the number of Ordinary Shares they would have received had the price for all such shares been the Lower Capital Price and (B) if the investor in such Superior Capital Raise receives any security other than Ordinary Shares, Nabors will have the right to exchange, to the extent there would not be significant impediments to the timely consummation of such an exchange, the equity interests (and the debt interests received in exchange for equity interests in a prior exchange under this provision) still held by Nabors (and its affiliates) that were purchased pursuant to the Nabors Backstop Agreement (excluding any shares that were issued as the Accelerated Earnback Shares) for debt or equity interests on the terms issued in the Superior Capital Raise, so that Nabors (or its affiliates) hold the debt or equity interests they would have held had the investment under the Nabors Backstop Agreement been conducted on the terms of the Superior Capital Raise, in each case, as further described and subject to the conditions set forth in the Shareholder and Registration Rights Agreement. The Shareholder and Registration Rights Agreement also provides that, until the Additional Rights Expiration Date, Nabors will have a consent right over all debt or equity capital we raise (excluding certain issuances of securities pursuant to (i) compensatory stock or option plans, (ii) contracts existing as of the date of the Nabors Backstop Agreement, (iii) securities issued pursuant to convertible securities issued or issuable pursuant to agreements existing as of the date of the Nabors Backstop Agreement and (iv) a bona fide merger or acquisition with an unrelated third party that is, itself, directly or indirectly, an operating company or an owner of an asset in a business synergistic with our business). Together, these provisions could adversely affect our ability to obtain financing on terms acceptable to it, or at all, and may result in dilution to our shareholders. Our financing costs could increase, or future borrowings or equity offerings may be unavailable to us or unsuccessful, which could cause us to be unable to pay or refinance our indebtedness or to fund our other liquidity needs.
We have a history of operating losses and will likely incur substantial additional expenses and operating losses in the future. We may continue to be unprofitable for an extended period of time. Management has concluded that there is, and the report of our independent registered public accounting firm contains an explanatory paragraph that expresses, substantial doubt about our ability to continue as a “going concern”.
We have a history of operating losses and may continue to be unprofitable for an extended period of time. We incurred a net loss of $15.2 million and $6.2 million for the years ended June 30, 2023 and 2022, respectively and used net cash in operating activities of $9.1 million and $4.1 million for the years ended June 30, 2023 and 2022, respectively. As of June 30, 2023, we had net current liabilities of $23.6 million and net total deficit of $29.4 million. As of June 30, 2023, convertible promissory notes totaling $19.8 million held by, AgCentral due to mature on December 31, 2023, were outstanding and included in current liabilities. We will invest a substantial portion of the proceeds from the Financings and the EDF Note in capital expenditures or in pursuit of development opportunities. We will need to make significant initial investment to complete construction and begin operations of all of our projects. We may not be able to achieve profitability, and if we do, we cannot assure you that we would be able to sustain such profitability in the future.
We are forecasting that we will continue to incur significant operating cash outflows to fund our expansion and to meet all of our obligations, including interest and principal payments on the outstanding debt. As such, our ability to continue as a going concern is principally dependent on our ability to meet our cash flow forecast and our ability to raise funding as and when necessary. As a result of the above, there is material uncertainty related to events or conditions that may cast significant doubt (or raise substantial doubt as contemplated by PCAOB standards) on our ability to continue as a going concern, and therefore, that we may be unable to realize our assets and discharge our liabilities in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we were not able to continue as a going concern, or if there were continued doubt about our ability to do so, the value of your investment would be materially and adversely affected.

Our revenue, expenses, and operating results may fluctuate significantly.
Our revenue, expenses, and operating results may fluctuate significantly because of numerous factors, some of which may contribute to more pronounced fluctuations in an uncertain global economic environment. In addition to the other risks described in this “Risk Factors” section, the following factors could cause our operating results to fluctuate:
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delays, increased costs, or other unanticipated changes in contract performance that may affect profitability, particularly with lump sum contracts or contracts that have funding limits;

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spending patterns of private and public sector customers;

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weather condition;

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budget constraints experienced by government customers;

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our ability to integrate any companies that we acquire;

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the number and significance of customer contracts commenced and completed during a quarter;

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the continuing creditworthiness and solvency of customers;

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reductions in the prices of products or services offered by our competitors; and

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legislative and regulatory enforcement policy changes that may affect demand for our products or services.

As a consequence, operating results for a particular future period are difficult to predict and, therefore, prior results are not necessarily indicative of results to be expected in future periods. Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse effect on our business, results of operations and financial condition that could adversely affect our price.
Our business benefits in part from federal, state and local government support for renewable energy, and a decline in such support could harm our business.
We benefit in part from legislation and government policies that support renewable energy, and energy storage projects that enhance the economic feasibility of our solar energy projects. This support includes legislation and regulations that encourage or in some cases require other customers to procure power from renewable or low-emission sources or otherwise to procure services such as ours; and provide us or our customers with tax and other incentives that reduce costs or increase revenues.
Without this support, our ability to obtain project commitments could be adversely affected. ARENA has announced up to A$65 million on February 13, 2023 for VS1 and up to A$19.5 million and EUR 12.4 million from the HyGATE Program for SM1 on January 27, 2023. The award of this funding is subject to multiple conditions precedent, including but not limited to the ability to provide sufficient equity to meet the balance of funding requirements for the projects, the projects achieving financial close prior to specified dates and securing relevant permitting and approvals such as a grid connection. In addition, such government funding may require the consent of Nabors pursuant to the Shareholder and Registration Rights Agreement or trigger Nabor’s additional rights thereunder, which may make it more difficult to receive these grants.
Securing government support such as grant funding and concessional debt financing may result in increased government oversight and regulation for us or our subsidiaries.
To date, we and our subsidiaries have been the beneficiary of material amounts of grant funding which has assisted in the development and economic feasibility of our solar energy projects. In order to receive such funding, we or our subsidiaries must enter into agreements with the government which regulates how such funding is to be applied and includes detailed reporting and ‘knowledge sharing’ requirements which is intended to assist the government in promoting the expansion of the applicable technology on a commercial scale. As is customary for any concessional or debt financier, the agreements also contain controls and restrictions around how our projects are operated. Therefore, to the extent government grant and concessional financing is accessed, we or our subsidiaries will be subject to various governmental discretions and oversight with respect to how the business is undertaken.
Our business may be harmed if we are unable or fail to properly protect and enforce our intellectual property, and we may also be required to defend against claims or indemnify others against claims that our intellectual property infringes, misappropriates, or violates the intellectual property rights of third parties.
The success of our business depends in part on our proprietary technology, including our software, information, processes and know-how. We rely on patent, copyright, trademark, trade secret and other formal and informal protections to secure, protect, and enforce our intellectual property rights. We rely on a combination of the intellectual property protections afforded by patent, copyright, trademark, and trade secret laws in Australia, the United States, and other international jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights and competitive advantage in our proprietary technologies. In addition, we seek to protect our intellectual property rights through non-disclosure and invention assignment agreements with our employees and consultants, and through non-disclosure agreements with our business partners and other third parties.
We may be the target of industrial espionage and it is difficult for us to use Australian government-provided resources to protect against industrial espionage carried out by foreign state actors as we do not currently qualify under the ASIO as an entity that may request a security assessment in Australia and therefore can only require Australian police checks for our employees and cannot require baseline or secret security clearances which include an ASIO assessment. Despite our security measures, this lack of additional government protection could expose us to potential theft of trade secrets, intellectual property and industry know-how by employees who may act for other countries.
Despite our efforts to protect our proprietary rights, certain third parties, including our business partners, may attempt to unlawfully copy, obtain or otherwise use our intellectual property and proprietary information without our consent or our licensors may decline to license necessary intellectual property rights to us on terms favorable to the business. Although we may incur substantial costs in protecting our technology, we cannot be certain that we have adequately protected or will be able to adequately protect it, that our competitors will not be able to utilize our existing technology or develop similar technology independently or that foreign intellectual property laws will adequately cover or protect our intellectual property rights.
Patent, copyright, trademark, and trade secret laws also vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as Australia or the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of Australia or the United States and efforts to protect against the infringement, misappropriation or unauthorized use of our intellectual property rights, technology and other proprietary rights may be difficult and costly. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secrets and other intellectual property rights. Failure to adequately protect our owned and exclusively licensed intellectual property rights could result in our competitors using our intellectual property to offer similar products, potentially resulting in the loss of some of our competitive advantage, a decrease in our revenue and reputational harm caused by inferior products offered by third parties, which would adversely affect our business, prospects, financial condition and operating results.
In addition, we rely on our trademarks and brand to distinguish our products and services from those of our competitors and to maintain our goodwill. If we fail to adequately prosecute, maintain, enforce or defend our trademarks, we may lose rights in such trademarks and our brand and business may be adversely affected.
Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to protect our intellectual property may not be sufficient to effectively prevent third parties from infringing, misappropriating, diluting or otherwise violating our intellectual property rights. Any enforcement efforts we undertake, including litigation, could require involvement of the licensor, be time-consuming and expensive, and could divert our resources, all of which could harm our business, results of operations and financial condition.

Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with commercialization of our products.
Our patent portfolio currently consists primarily of patent applications with a few granted patents. We cannot be certain that our patent applications will result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to our products to our disadvantage. The status of our patent applications involves complex legal and factual questions and the breadth of claims under any patents that may issue from such patent applications is uncertain. In addition, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patent rights will afford sufficient protections against competitors with similar technology. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable or narrowed in scope. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology, any number of which could be considered prior art and prevent us from obtaining a patent. As a result, patent application delays could cause delays in recognizing revenue and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market. In addition to those who may claim priority, any of our future or existing patents or pending patent applications (including those we have rights to under exclusive license) may also be challenged by third parties on the basis that our patent rights are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries may be subject to laws, rules and procedures that differ from those of Australia and the United States, and thus we cannot be certain that foreign patent applications related to issued Australia or U.S. patents will be issued or offer similar protections.
We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs regardless of outcome.
Despite our precautions, it may be possible for third parties to illegally obtain, copy, use, and commercialize our intellectual property without our consent. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting and enforcing our intellectual property rights against competitors, may adversely affect our business, prospects, financial condition and operating results.
Companies, organizations or individuals, including our current and future competitors, may hold or obtain patents, trademarks or other intellectual property rights that would prevent, limit or interfere with our ability to make, use, develop, sell, license, lease or market our products or technologies, which could make it more difficult for us to operate our business. In the future, some of our products could be alleged to infringe, misappropriate, or violate existing patents, trade secrets, or other intellectual property of third parties, and we cannot be certain that we will prevail in any intellectual property dispute. In addition, any future litigation required to enforce any patents that may issue on our patent applications, to protect our trade secrets or know-how or to defend ourselves or third parties indemnified by us against claimed infringement of the rights of third parties could harm our business, financial condition, and results of operations. In addition, if a court finds that we have infringed, misappropriated or violated a third party’s intellectual property rights, we may be required to do one or more of the following:
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cease selling, licensing, leasing, incorporating or using products that incorporate the infringing intellectual property;

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pay substantial damages;

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materially alter research and development activities and proposed production processes;

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obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; or

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redesign our solar technology and facilities at significant expense.

We also license intellectual property from third parties, and we may face claims that our use of this intellectual property infringes or violates the rights of others. In such cases, we may seek indemnification from our licensors as permitted by our license agreements. However, our indemnification rights may be unavailable or insufficient to cover our costs and losses and will depend on our use of the technology or whether we choose to retain control over any potential litigation. Any litigation or claims, whether or not well-founded, could result in substantial costs, negative publicity, reputational harm and diversion of resources and management’s attention.
We may have to share sensitive or confidential information with suppliers and construction partners, which may result in unauthorized disclosure by such third parties to others of trade secrets or know-how resulting in a loss of our competitive advantage.
We rely on proprietary information (such as trade secrets, know-how, and confidential information) to protect intellectual property that may not be patentable, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services, or employment agreements that contain non-disclosure and non-use provisions with employees, consultants, contractors, scientific advisors, and third parties. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our trade secrets or proprietary information and, even if entered into, these agreements may be breached by such third parties or may otherwise fail to prevent disclosure or third-party infringement, misappropriation, or violation of our proprietary information; may be limited as to their term; and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. In addition, despite these protections our proprietary information may otherwise become known without fault of us or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to attempt to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position, prospects, financial condition and operating results. Furthermore, laws regarding trade secret rights in certain international jurisdictions where we operate may afford little or no protection to our trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that trade secret to compete with us in that jurisdiction. If any of our trade secrets were to be disclosed (whether lawfully or otherwise) to or independently developed by a competitor or other third party, it could have a material adverse effect on our business, prospects, operating results, and financial condition.
Our registered or unregistered trademarks or trade names may be challenged, infringed, diluted, tarnished, circumvented or declared generic or determined to be infringing on other marks.
Our registered or unregistered trademarks or trade names may be challenged, infringed, diluted, tarnished, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential collaborators or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to our trade names or trademarks, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement, dilution or tarnishment claims brought by owners of other trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade names, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations and prospects.
We also rely on physical and electronic security measures to protect our proprietary information, but we cannot guarantee that these security measures provide adequate protection for such proprietary information or will never be breached. There is a risk that third parties may obtain unauthorized access to, and improperly utilize or disclose, our proprietary information, which would harm our competitive advantages and reputation. We may not be able to detect or prevent the unauthorized access to, or use of, our information by third parties, and we may not be able to take appropriate and timely steps to mitigate the damages (or the damages may not be capable of being mitigated or remedied).

Our business, financial condition, results of operations and prospects may be materially adversely affected by the extensive regulation of our business.
Our operations are subject to complex and comprehensive federal, state and other regulation. This extensive regulatory framework, portions of which are more specifically identified in the following risk factors, regulates, among other things and to varying degrees, Our industry, businesses, rates and cost structures, operation and licensing of solar power facilities, construction and operation of electricity generation facilities and acquisition, disposal, depreciation and amortization of facilities and other assets, decommissioning costs and funding, service reliability, wholesale and retail competition, and solar renewable energy certificates trading. In our business planning and in the management of our operations, we must address the effects of regulation on our business and any inability or failure to do so adequately could have a material adverse effect on our business, financial condition, results of operations and prospects. Our business, financial condition, results of operations and prospects could be materially adversely affected as a result of new or revised laws, regulations, interpretations or ballot or regulatory initiatives.
Our business is influenced by various legislative and regulatory initiatives, including, but not limited to, new or revised laws, including international trade laws, regulations, interpretations or ballot or regulatory initiatives regarding deregulation or restructuring of the energy industry, and regulation of environmental matters, such as environmental permitting. Changes in the nature of the regulation of our business could have a material adverse effect on our business, financial condition, results of operations and prospects. We are unable to predict future legislative or regulatory changes, initiatives or interpretations, although any such changes, initiatives or interpretations may increase costs and competitive pressures on us, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Our business may be impacted by climate change, existing or new environmental regulations, and related risks.
Our operations, suppliers, and customers may be directly or indirectly affected by climate change, extreme weather events, and other natural disasters caused by climate change.
Extreme weather events, and other natural disasters caused by climate change may directly impact our ability to develop and operate solar energy projects. This may result in a deterioration in relationship between us and our customers, and reputational damage. It may further result in damages or costs claims from customers to the extent that we are not able to rely on force majeure provisions in our customer contracts.
Extreme weather events and other natural disasters caused by climate change may directly impact our suppliers’ facilities or operations, which may result in delays in materials being delivered to us or increases in costs to minimize or mitigate delays or to secure alternative sources of supply. In such a case, we may not, however, be successful in finding alternative sources and we may not be able to fulfill our commitments to our customers. This may result in a loss of anticipated sales, a deterioration in relationship between us and our customers, and reputational damage. It may further result in damages or costs claims from customers to the extent that we are not able to rely on force majeure provisions in our customer contracts, or to pass on such liabilities to our suppliers.
Our costs may increase as we implement initiatives in response to climate change, either voluntarily or in response to requirements imposed by customers, suppliers or regulators. Suppliers may pass on cost increases related to the impact of climate change on their own operations, and we may not be able to pass these cost increases on to customers. Our costs may also increase as a result of increased taxes or tariffs related to climate change.
Changing regulatory requirements or customer, consumer or investor standards, and expectations in relation to climate change, sustainability and environmental matters may increase our operational and compliance costs.
We, our suppliers and service providers are required to comply with environmental laws and regulations. The production and transportation of products and other inputs in the project development process involves the risk of accidents, spills or contamination. Any of these occurrences could cause harm to the environment, which may lead to disruption in our operations and supply chain, regulatory sanctions and remedial costs, and reputational harm, any of which could negatively impact our operating and financial performance.

Any reductions or modifications to, or the elimination of, governmental incentives or policies that support renewable energy in general, and CSP/CST in particular, could have a material adverse effect on our business, financial condition, results of operations and prospects.
We currently depend heavily on government policies that support utility scale renewable energy and enhance the economic feasibility of developing and operating solar energy projects in regions in which we operate or plan to develop and operate renewable energy facilities. The Australian government provides incentives, such as Large-scale Generation Certificates that support or are designed to support the sale of energy from utility scale renewable energy facilities, such as wind and solar energy facilities. As a result of budgetary constraints, political factors or otherwise, governments from time to time may review their laws and policies that support renewable energy and consider actions that would make the laws and policies less conducive to the development and operation of renewable energy facilities. Any reductions or modifications to, or the elimination of, governmental incentives or policies that support renewable energy or the imposition of additional taxes or other assessments on renewable energy, could result in, among other items, the lack of a satisfactory market for the development and/or financing of new renewable energy projects, our abandonment of the development of renewable energy projects, a loss of our investments in the projects and reduced project returns, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Our business will depend on experienced and skilled personnel and substantial specialty subcontractor resources including key offshore personnel that may be required (e.g., turbine supplier) to verify satisfactory installation of various components of our plants. If we lose key personnel or if we are unable to attract and integrate additional skilled personnel, it will be more difficult for us to manage our business and complete projects.
The success of our business and construction projects will depend in large part on the skill of our personnel and on trade labor resources, including those with certain specialty subcontractor skills. Competition for personnel, particularly those with expertise in the energy services and renewable energy industries, is high. In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing projects in accordance with project schedules and budgets.
Further, any increase in demand for personnel and specialty subcontractors may result in higher costs, causing us to exceed the budget on a project. Either of these circumstances may have an adverse effect on our business, financial condition and operating results, harm our reputation among and relationships with our customers and cause us to curtail our pursuit of new projects.
Our future success is particularly dependent on the vision, skills, experience and effort of our senior management team, including our executive officers. If we were to lose the services of any of our executive officers or key employees, our ability to effectively manage our operations and implement our strategy could be harmed and our business may suffer.
Security and privacy breaches, loss of proprietary information, and service interruptions caused by computer malware, viruses, ransomware, hacking, phishing attacks, and other network disruptions could have a negative impact on our business, financial condition, and operations.
Despite our information security measures in place designed to prevent computer malware, viruses, physical or electronic break-ins and similar disruptions from affecting our systems, if such incidents occur these could lead to interruption, delays, and failures in our services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking, phishing attacks or denial of service, against online networks have become more prevalent and sophisticated and may occur on our systems. Any attempts by cyber attackers to disrupt our or our service providers’ services or systems, if successful, could harm our business, result in liability to data subjects, governmental authorities or third parties, result in the misappropriation of funds or data, be expensive to remedy and damage our reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Notwithstanding the security measures we have implemented, such as managed security services, that are designed to detect and protect against cyber-attacks, and any additional measures we may implement or adopt in the future, our facilities and systems, and those of our third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, scams, burglary, human errors, acts of vandalism, or other events. Efforts to prevent cyber attackers from entering computer systems are expensive and time-consuming to implement, and despite contractual obligations, we may not be able to cause the implementation or enforcement of such preventions with respect to our third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm our reputation, brand and ability to attract customers and result in legal and regulatory liabilities.
There are several factors ranging from human error to data corruption that could materially impact the efficacy of any processes and procedures designed to enable us or our customers to recover from a disaster or catastrophe, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular cyber-attack, disaster or catastrophe or other disruption, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which would adversely affect our business and financial results.
The management team has limited experience in operating a public company in the United States.
Our executive officers have limited experience in the management of a publicly traded company in the United States. The management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under U.S. federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that a significant amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. The development and implementation of the standards and controls and the hiring of experienced personnel necessary to achieve the level of accounting standards required of a public company may require costs greater than expected.
We may be deemed an energy supplier under local or international laws and may become subject to extensive and complex legislation and regulations or may in certain cases be required to register as a regulated entity under those jurisdictions’ laws and regulations.
We may be subject to energy supplier laws and regulations in the jurisdictions in which we conduct business or have assets. These laws and regulations may apply if we are deemed to be an energy supplier under Australian laws or the laws of other jurisdictions in which we conduct business or have assets. If these laws and regulations apply to us, then we may need to register as a regulated entity in the relevant jurisdiction and may also be subject to extensive and complex laws and regulations.
Risks Relating to VS1
The VS1 reference project is important to the future of the business and requires a substantial scale up relative to the Jemalong Solar Station (“JSS Demonstration Plant”) and carries significant risk associated with factors such as technology readiness, organizational capability to deliver and production ramp up.
VS1 is our reference project to demonstrate the viability of CSPv3.0 at a utility scale. Accordingly, the success of VS1 is important to the future of our business. VS1 may be delayed due to a variety of factors outside of our control such as a complex grid connection process, permitting delays, updated legislation forcing permits to be re-acquired, failure to attract the required financing or to satisfy conditions precedent to such financing, construction delays, cost overruns, loss / theft of a key piece of equipment, longer than expected commissioning process and a slower than expected ramp-up of production post commissioning. A delay or failure in the delivery of VS1 could materially impact our overall growth strategy and substantially reduce the potential to commercialize our product offering. Additionally, the secured concessional financial support from the Australian government for VS1 is conditioned upon our achievement of financial close of VS1 by the end of March 2024. We expect to agree with ARENA to push back the anticipated financial close from the end of March 2024 to September 2024 with the delay caused by certain detailed work on VS1 being delayed due to limitations on our capital resources.
In addition, the VS1 project involves a substantial scale up relative to the JSS Demonstration Plant and carries significant risk associated with factors such as technology readiness, organizational capability to deliver and production ramp up. We have never delivered a commercial project. The last successful project delivered by us was a 1.1MW grid-connected pilot plant that was decommissioned in 2020. We may experience issues with scaling up our technology to the size required for VS1 and other large and utility-scale projects which may have a material adverse effect on our business in the form of higher costs, reduced demand and delayed growth. A delay or failure in the delivery of VS1 could materially impact our overall growth strategy and substantially reduce the potential to commercialize our product offering.
We are only a 50% owner of, and do not outright control, SiliconAurora.
SiliconAurora’s support may be important in ensuring the success of VS1 and other projects in our project pipeline. Should our relationship with our SiliconAurora joint venture partner, 1414 Degrees, turn adversarial, or should we otherwise fail to appropriately manage this business with 1414 Degrees, it may significantly delay VS1 and/or other projects in our project pipeline and have material adverse outcomes for the overall prospects of our business.
Risks Relating to Our Technology
We may be unable to adapt our technologies and products to meet shifting customer preferences or industry regulations, and our rivals could create products that reduce the demand for our offerings.
Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the renewable energy industry and the industries of many of our customers and potential customers. Our financial performance depends, in part, on our ability to design, develop, manufacture, assemble, test, market and support new products and technology enhancements on a timely and cost-effective basis.
We have not commercialized any of our products. To date, principal focus has been on research and development activities (including operating the Jemalong Demonstration Plant for 32 months), to improve our technology and make our product offerings more attractive to potential customers. These activities are subject to various risks and uncertainties we are not able to control, including changes in customer demand, negative market perceptions of CSP technology due to known issues associated with the deployment of previous iterations of CSP technology (as discussed elsewhere in this prospectus) or industry standards and the introduction of new or superior technologies by others. Moreover, any failure by us in the future to develop new technologies or to timely react to changes in existing technologies could materially delay our development of new products, which could result in product obsolescence, decreased revenues and a loss of market share to competitors. In addition, products or technologies developed by others may render our products or technologies obsolete or non-competitive. Further, if our products are not in compliance with prevailing industry standards, such non-compliance could materially and adversely affect our financial condition, cash flows and results of operations.
The development and delivery of our modular CSPv3.0 plants will require substantial funding. Our projects may rely on outside sources to finance this, and such financing may not be available on favorable terms or at all.
To date, we have relied to a significant extent on government funding, in the form of grants, to develop and validate our technology. Similarly, we have conditional government funding approval for up to AUD 65 million grants and up to AUD 110 million in concessional financing for the development of VS1 and we and our consortium partner, Mabanaft, conditional government funding for up to AUD 19.5 million and EUR 12.4 million for the development of SM1. How much of this financing we receive will depend on our ability to satisfy certain funding and/or grant conditions (for example, with respect to the AUD 110 million concessional financing for VS1, a final investment decision being made), and there can be no assurance that we will be able to meet such conditions. For more information, please see the risk factor entitled “Our business benefits in part from federal, state and local government support for renewable energy, and a decline in such support could harm our business.” In addition, the conditional government funding and concessional financing will not cover the full costs of development and delivery of VS1 and SM1. Accordingly, we and where applicable, our consortium partners, will need to obtain and invest significant capital to these projects in order to complete them.
We expect that future projects we undertake for our own account will require primarily private, as opposed to government financing to develop. Similarly, we expect that our projects for customers will typically be financed by private third parties. For the modular concentrated solar power plants that we develop, we expect our customers to rely on a combination of their balance sheets and project-finance debt to fund construction costs. If our customers are unable to raise funds on acceptable terms when needed, we may be unable to secure customer contracts, the size of contracts we do obtain may be smaller or we could be required to delay the development and construction of projects, reduce the scope of those projects or otherwise restrict our operations. Any inability by our customers to raise the funds necessary to finance our projects could materially harm our business, financial condition and operating results.
We expect to face significant competition in the future as the CSP industry and wider energy industry develop.
The landscape of the energy industry is in flux driven by the global drive to decarbonize the existing energy system. Driven by the increased investment that is expected to be deployed into this sector globally. This could result in the creation of new technologies that are not yet available and/or material improvements to other technologies that may have the potential to outcompete our CSPv3.0 technology and be better suited to serve demand that we expect we are well positioned to serve in the current context. This competition may come from competitors within the CSP industry or from the wider energy industry. Should this materialize, the portion of the total addressable market that we could capture will be lower than expected which would translate to lower than expected revenues that could harm the business.
We have not yet integrated molten salt TES into our overall technology offering.
The incorporation of molten salt TES is a key driver of the overall economics of our technology. Molten salt is widely deployed across the world in multiple CSP projects as a TES. However, we have not integrated molten salt TES in the projects we have completed to date. Failure to integrate molten salt TES appropriately at VS1 and other future projects could have a material adverse effect on the attractiveness of our technology to customers which could significantly impede our growth strategy, reduce revenues and materially harm our business.
We use liquid sodium, a material that is highly reactive and can be dangerous when inappropriately handled, as an HTF.
The use of liquid sodium metal as the HTF from the solar receivers to the molten salt heat transfer system is the crucial innovation that unlocks the inherent modularity that is a key benefit of our CSPv3.0 system. Liquid sodium, if improperly managed, could burn to create large volumes of acrid smoke or react explosively if exposed to water. We have, in the past, experienced sodium loss of containment events at the JSS Demonstration Plant in 2015. Further, use of sodium in CSP by other companies stalled following a major loss of containment at the Plataforma Solar de Almeria. If there is a major incident involving sodium in VS1 or other downstream projects developed using our technology, concerns about the safety and viability of using sodium in CSP could negatively affect market perception of the technological and commercial readiness of our technology. If this occurs, demand for our technology may be reduced which could result in a reduction in revenue and may adversely affect the growth prospects of the business. Loss of containment incidents in VS1 could also result in remedial liabilities, fines, or penalties under environmental laws, which may increase costs or restrict our operating activities.
Hydrogen, methanol and other hydrogen derivatives are flammable fuels that are inherently dangerous substances.
We expect that some customers will use our systems to create hydrogen gas and downstream derivatives such as methanol through electrolysis, distillation and other similar industrial processes. While our products do not use this fuel in a combustion process, hydrogen gas is a flammable fuel that could leak and combust if ignited by another source, which could result in liability under environmental or occupational health and safety laws. Further, any such accidents involving our products or other products using similar flammable fuels could materially suppress demand for, or heighten regulatory scrutiny of, our products.
The risk of product liability, environmental, or occupational health and safety claims and associated adverse publicity is inherent in the development, manufacturing, marketing and sale of hydrogen, a flammable gas. Any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects.
Our, and our potential customers’ green hydrogen and downstream derivative production plants may seek to purchase an insurance policy to insure such project to mitigate this operational risk, but due to the nascent industry and market for these products, it is unknown what the financial burden might be of any such insurance policy, and we, or our customers, may determine that the costs of insuring for these risks make it impractical to obtain insurance. Accordingly, we cannot guarantee that each plant will purchase insurance nor that any insurance coverage purchased will be adequate. Any uninsured occurrence of business disruption, litigation, natural disaster, or significant damages to uninsured equipment or technology infrastructure could result in substantial costs and diversion of resources and could adversely affect our financial condition and results of operations.
CSPv3.0 requires the use of a number of complex components, equipment and interconnections, some of which have been custom designed by or for us and have not been used in commercial projects in the past. Any failure of such components, equipment or interconnections could result in delays, impaired performance, increased costs and damage to our reputation.
The complexity and ongoing development of our product designs and manufacturing processes could lead to design or manufacturing problems. Problems might result from a number of factors, including design defects, materials failure, failure of components manufactured by our suppliers to meet our specifications, contamination in the manufacturing environment, impurities in the materials used, and unknown sensitivities to process conditions such as temperature and humidity, and equipment failures. Any errors or defects could:
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cause lower than anticipated yields and lengthen delivery schedules;

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cause delays in product shipments;

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cause delays in new product introductions;

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cause us to incur warranty expenses;

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result in increased costs and diversion of development resources;

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cause us to incur increased charges due to unusable inventory;

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require design modifications;

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could have implications for timing of revenue recognition and associated costs; or

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decrease market acceptance or customer satisfaction with these products.

The occurrence of any one or more of these events could adversely affect our business, reputation and operating results.
The performance of our technology may be affected by field conditions and other factors outside of our control, which could result in harm to our business and financial results.
Field conditions, such as the natural elements and utility processes which vary by region and may be subject to seasonal fluctuations, are not always possible to predict until the CSP equipment is in operation. Although we believe we have designed our systems to successfully withstand the variety of field conditions we expect to encounter as we move into new geographies and deploy new service configurations, we may encounter new and unanticipated field conditions. Adverse impacts on performance may require us to incur significant re-engineering costs or divert the attention of our engineering personnel from product development efforts. Furthermore, we may be unable to adequately address the impacts of factors outside of our control in a manner satisfactory to our customers. Any of these circumstances could significantly and adversely affect customer satisfaction, market acceptance, and our business reputation.
Our technology has undergone preliminary modelling using a historical weather profile, which refers to a set of data that reflects past weather patterns in a particular area. This historical data is used to simulate the performance of our technology under various weather conditions. However, the use of historical weather data is not as accurate as forecasted weather data, which takes into account real-time weather information to provide a more accurate prediction of future weather patterns (but cannot guarantee future weather outcomes).
The equipment we procure and manufacture may have shorter lifetime and / or degrade faster than expected resulting in the loss of a competitive advantage, which could result in harm to our projects, reputation in the market and financial results.
Our growth strategy depends in part on developing durable systems, products, technologies, and offering maintenance services. These reusable systems, products, technologies and systems will have a limited useful life. While we intend to design our products and technologies for a certain lifespan, which corresponds to a number of cycles, there can be no assurance as to the actual operational life of a product or that the operational life of individual components will be consistent with its design life. A number of factors will impact the useful lives of our products and systems, including, among other things, construction, the durability of their component parts and availability of any replacement components, and the occurrence of any anomaly or series of anomalies or other risks affecting the technology during installation and operation. In addition, any improvements in technology may make our existing products, designs, or any component of our products prior to the end of its life obsolete. If our systems, products, technologies and services and related equipment have shorter useful lives than we currently anticipate, this may lead to delays in increasing the rate of our follow on work and new business, which would have a material adverse effect on our business, financial condition, and results of operations. In addition, we are continually learning, and as our engineering and manufacturing expertise and efficiency increases, we aim to leverage this learning to be able to manufacture and install our products and equipment using less equipment, which could render our existing inventory obsolete.
Leaks have occurred in the floors of hot-salt tanks at operating CSP plants, and the advanced hot tank design we use has not been tested commercially.
Several leaks in the floors of hot-salt tanks have occurred at operating CSP plants using earlier versions of CSP technology. While the cause for these tank failures have generally been reported as construction errors, the leaks could also potentially be caused by friction forces between the tank floor and the foundations. Repairing the tanks may create delays that significantly degrade plant availabilities. In addition, salt that leaks into the foundation can introduce increased thermal losses, cause overheating of the foundation, and produce nitrogen oxides. There are no standard designs for molten salt tanks with the American Petroleum Institute Standard 650 (limited to 2.5 psi and 200°F) the closest design code for these tanks. The advanced hot tank design we use, which was developed by a consortium including us, is a new tank design that has not yet been demonstrated at commercial scale, and there is no guarantee that this design will work as intended. Should this tank design fail, plants using our technology could cease operations for extended periods of time, which may damage our reputation in the market resulting in significantly reduced orders from customers and fewer developed projects, which may materially harm the prospects of the business.
Certain steam generation systems (“SGS”) and heat exchangers used in existing CSP projects have become subject to defects or issues that limit their use. Designs developed by us and/or our supplier partners to overcome such defects/issues may not be effective.
There have been some issues with heat exchangers and SGS used in existing CSP projects having known manufacturing defects, specifically on the tube to tubesheet welding of those heat exchangers and SGS. Additionally, such heat exchangers and SGS have known issues regarding their process design, most notably being subjected to excessive temperature gradients during operation. We have developed a system to minimize the excessive temperature gradients referenced above, and employ an Internal Bore Welded design for the tube-to-tubesheet in our heat exchangers and as specified to the preferred SGS supplier.

However, this combination and integration of process and equipment design has not been demonstrated at commercial scale and there is no guarantee that it will work once scaled up. Should the designs developed by us and our supplier partners fail to perform as expected in mitigating these defect/issues to the extent such heat exchangers and SGS are used in our projects, our competitive edge across our overall system design may fail to materialize, which could result in lower than expected reliability for the technology potentially resulting in lower than expected deployment of our technology, which may in turn materially harm the prospects of our business.
Our performance and dynamic models have limited validation at a commercial scale and are primarily based on in-silico analyses.
We have developed a one-minute production modelling software and a one-second dynamic modelling software that projects the overall performance of the system from a commercial and technical perspective ahead of the physical plants being developed. The models have been developed primarily from in-silico analyses completed using supplier data and internal engineering information. The commercial and commercial reference scale plants that have been modelled have not been developed or verified against existing plants in operation, and it is possible that the models do not appropriately account for the overall performance of our technology. This could result in our technology underperforming our projections and have a negative impact on our growth rates.
Environmental and Cultural Risks
Future CSP plants we develop may indirectly harm local animal or plant populations, which may expose us to reputational and other risks.
The known environmental impacts of CSP plants on local ecosystems can be significant, and can include disturbances to the ecosystem, loss of ecosystem functions, and indirect mortalities to local fauna. Mortalities of birds are a primary concern due to collisions with top mirrors and buildings and heat shock from concentrated light beams. Birds and insects may also mistake reflecting surfaces for air or water and collide with those surfaces. If built on agricultural land, vegetation growth below and between solar collectors can contribute to fire risk, and herbicides used to prevent growth can have toxic effects and persist in the soil. CSP plants may also cut off migration routes and introduce alien species to the area.
Additionally, CSP plants are often located in areas with high biodiversity, and their construction and operation can lead to habitat loss and fragmentation. This can have significant impacts on local ecosystems, potentially leading to the endangerment or extinction of species. Further, the mirrors used in CSP plants can cause glare, which can be harmful to birds and other flying animals, leading to collisions and injury or death. Such incidents may result in negative community action or sentiment, legal liabilities, and/or reputational damage for us.
Future CSP plants we develop may displace or otherwise adversely impact indigenous communities, leading to reputational and other damage for us.
The introduction of a CSP plant in a given area may displace indigenous communities occupying that area, potentially disrupting traditional livelihoods and leading to adverse social and economic impacts for those communities. Any loss of traditional land use, sacred sites and/or cultural practices by indigenous communities due to changes in land ownership and use related to a CSP plant may lead to cultural loss and trauma for indigenous communities occupying the relevant area. Additionally, conflicts may arise between our interests and those of the indigenous communities regarding the use of natural resources (such as water) on or around land occupied by those indigenous communities. The realization of these risks may result in negative community action or sentiment, legal liabilities, and/or reputational damage for us.
Plants using our technology are large industrial facilities that may attract negative attention from protestors and / or local communities around the presence of an industrial asset.
Industrial facilities can generally only be developed in designated areas especially in locations with less available land than Australia. This could result in public opposition and / or local community action against projects which could result in a loss of our social license to operate and lawsuits which could have an adverse impact on our reputation, business, prospects and results of operation.
Financial, Tax and Accounting Risks
We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.
As a public company, we will in the future be required to provide management’s attestation on internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable after the Business Combination. If we are not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting is effective, which may subject us to adverse regulatory consequences and could harm investor confidence.
In connection with the preparation of our consolidated financial statements for the years ended June 30, 2023 and 2022 material weaknesses were identified in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses referenced above are described below:
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Lack of appropriately designed, implemented and documented procedures and controls at both entity- and process-level to allow us to achieve complete, accurate and timely financial reporting. This is pervasive across the entity-level and each of the key business processes, including controls over the preparation and review of account reconciliations and journal entries, and controls over information technology to ensure access to financial data is adequately restricted to appropriate personnel.

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Segregation of duties has not been sufficiently established across the key business and financial processes. Given the size, nature of the organization and the current structure of the finance function, a lack of segregation of duties applied to the key business and financial processes across the organization has been identified. A consequence of the lack of segregation of duties is the heightened risk of fraud or material misstatement when no appropriate mitigating controls are in place.

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Lack of personnel with appropriate knowledge and experience relating to SEC reporting requirements to enable the entity to design and maintain an effective financial reporting process. A lack of knowledge and experience in these areas may lead to a breach of SEC financial reporting and other related requirements, especially given that the current finance function has not been designed to include sufficient accounting and financial reporting personnel with the requisite knowledge and experience in the application of SEC financial reporting rules and regulations.

In order to maintain and improve the effectiveness of our internal control over financial reporting, we anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect our business and operating results and could cause a decline in the price of the Ordinary Shares. These material weaknesses will not be considered remediated until the mitigating controls have operated for the required period of time and until the operating effectiveness of the controls has been validated, through testing, by management.
Operating as a newly listed public company will increase our costs and may disrupt the regular operations of our business. Our management has limited experience in operating a public company.
As a new public company, we incur significant legal, accounting, regulatory, finance, insurance, investor relations, and other expenses that we did not incur as a private company. Having gone public through a merger with a special purpose acquisition company (“SPAC”), there are additional and specific rules and regulations applicable to our operations. Compliance with public company, and SPAC specific, regulatory requirements will increase our legal and financial compliance costs and we may need to hire additional staff with appropriate public company experience, particularly those with technical accounting knowledge. We may not accurately predict or estimate the amount of additional costs we may incur in the future as a result of being a public company or the timing of such costs.
We are required to prepare financial statements on a timely basis that comply with SEC reporting requirements and maintain effective internal controls over financial reporting. The additional demands associated with being a public company may disrupt our regular business operations by diverting management’s attention away from revenue producing activities to compliance and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. In addition, changing laws, regulations, and standards relating to corporate governance and public company disclosures are creating uncertainty for public companies, especially those who have gone public through a SPAC merger transaction, further increasing legal and financial compliance costs, and making some activities more time consuming. We will continue to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses. Failure to comply with any laws or regulations applicable to us as a public company may result in legal proceedings and/or regulatory investigations, and may cause reputational damage, any of which could harm our business, financial condition and results of operations.
The IRS may not agree that we should be treated as a non-U.S. corporation for U.S. federal income tax purposes.
A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization and incorporation. Accordingly, under generally applicable U.S. federal income tax rules, the Company, which is incorporated in Australia, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule, under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.
Based on the terms of the Business Combination and certain factual assumptions, we do not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, the application of Section 7874 of the Code is complex and subject to detailed rules and regulations (the application of which is uncertain in various respects and could be impacted by changes in such rules and regulations, with possible retroactive effect). Accordingly, there can be no assurance that the IRS will not challenge our status as a non-U.S. corporation under Section 7874 of the Code or that such challenge would not be sustained by a court.
If the IRS were to successfully challenge, under Section 7874 of the Code, our status as a non-U.S. corporation for U.S. federal income tax purposes, we and certain shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate imposed on us and future withholding taxes on certain shareholders, depending on the application of any income tax treaty that might apply to reduce such imposed withholding taxes.
You should consult your advisors regarding the application of Section 7874 of the Code to the Business Combination and the tax consequences if the classification of Vast as a non-U.S. corporation is not respected.
Risks Related to Ownership of Our Securities
Concentration of ownership among the RRA Parties, including AgCentral, our executive officers, directors, Nabors Lux, previous officers and directors of NETC and their affiliates may prevent new investors from influencing significant corporate decisions.
The RRA Parties, including AgCentral, our executive officers, directors, Nabors Lux, previous officers and directors of NETC and their affiliates hold, collectively, approximately 92.8% of the outstanding

Ordinary Shares. Through their ownership of a majority of our voting power and the provisions set forth in our Constitution, the RRA Parties have the ability to designate a majority of our directors to be nominated for election by our stockholders. This concentration of ownership will limit the ability of other shareholders to influence corporate matters and may cause us to make strategic decisions that could involve risks to you or that may not be aligned with other shareholders’ interests. In addition, when acting in their capacities as shareholders, these parties do not have any fiduciary duty to consider the interests of, and their interests may not be aligned with, us or our other shareholders, which could result in actions that are not in the best interests of our other shareholders. The control these parties hold may adversely affect our business, financial condition and results of operations as well as the market price of the Ordinary Shares and this concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future.
In addition, pursuant to the MEP De-SPAC Side Deed, MEP Participants, who hold approximately 7.7% of the outstanding Ordinary Shares (assuming that the MEP Participants do not receive any Earnout Shares that they may be entitled to under the MEP De-SPAC Side Deed), have agreed to vote 100% of the Ordinary Shares received in the MEP Share Conversion as directed by AgCentral until the second anniversary of the Closing Date, 66.7% of the Ordinary Shares received in the MEP Share Conversion as directed by AgCentral from the second anniversary of the Closing Date until the third anniversary of the Closing Date and 33.3% of the Ordinary Shares received in the MEP Share Conversion as directed by AgCentral from the third anniversary of the consummation of Closing Date until the fourth anniversary of the Closing Date. AgCentral currently holds 65.7% of the outstanding Ordinary Shares and has voting power with respect to 73.3% of the outstanding Ordinary Shares. As a result, AgCentral exercises a significant level of control over all matters requiring shareholder approval, including the election of directors, any amendment of the Constitution and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.
Certain of the Selling Securityholders acquired their Ordinary Shares at a price that is less than the market price of the Ordinary Shares as of the date of this prospectus, may earn a positive rate of return even if the price of the Ordinary Shares declines and may be willing to sell their Ordinary Shares at a price less than shareholders that acquired Ordinary Shares in the public market.
Certain of our Selling Securityholders have purchased their respective Ordinary Shares at prices lower than current market prices and may therefore experience a positive rate of return on their investment, even if our public shareholders experience a negative rate of return on their investment. As a result, the Selling Securityholders are able to recognize a greater return on their investment than shareholder or holders of Warrants acquired in the public market. In particular, certain Selling Securityholders are able to recognize a positive return even though the closing price of our Ordinary Shares on February 27, 2024 was $2.43, which is significantly below the $10.00 offering price of the units offered in the NETC IPO. Furthermore, the Selling Securityholders may earn a positive rate of return even if the price of the Ordinary Shares declines significantly. As a result, the Selling Securityholders may be willing to sell their shares at a price less than shareholders that acquired their Ordinary Shares in the public market or at higher prices than the price paid by such Selling Securityholders, the sale of which would result in the Selling Securityholder realizing a significant gain even if other Vast shareholders experience a negative rate of return. For example, in connection with NETC IPO, the NETC Sponsor and its affiliates paid an aggregate of $25,000, or approximately $0.004 per share, for an aggregate of 6,900,000 Founder Shares that were converted to Ordinary Shares at the Closing of the Business Combination. Even when our trading price is significantly below $10.00, the offering price for the units offered in the NETC IPO, as it is currently, certain of the selling securityholders, including Nabors Luxand its affiliates, may still have an incentive to sell Ordinary Shares because they purchased the shares at prices lower than the public investors or the current trading price of our Ordinary Shares. For example, based on the closing price of our Ordinary Shares of $2.43 on February 27, 2024, a holder of Ordinary Shares received in exchange for Founder Shares would experience a potential profit of up to approximately $2.43 per share.
The sale or possibility of sale of the Ordinary Shares, including those pursuant to this prospectus, could have the effect of increasing the volatility in Ordinary Share price or putting significant downward pressure on the price of Ordinary Shares. The Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 72.2% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of 27,529,987 Ordinary Shares upon exercise of all outstanding Warrants, 2,799,999 Earnout Shares issuable upon the occurrence of all Triggering Events, and 2,400,000 Earnback Shares issuable upon the occurrence of all Triggering Events EDF).
The following table includes information relating to Ordinary Shares registered for resale hereby, including the purchase price each category of Selling Securityholder paid for its securities and the potential profit relating to such securities. The following table is in part based off our internal records and is for illustrative purposes only. The table should not be relied upon for any purpose outside of its illustrative nature. Stockholders who purchased our Common Stock on Nasdaq following the Business Combination may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices they paid and the trading price of our Common Stock when they elect to sell.
Category	Number of Offered Securities	Effective Purchase Price per Offered Security	Potential Profit per Offered Security(1)
Ordinary Shares exchanged for the Founder Shares	1,809,588	$0.004(2)	$2.43
Ordinary Shares issued pursuant to the Nabors Backstop Agreement
Incremental Funding Commitment Fee	350,000	—(3)	$2.43
Shares purchased pursuant to the Nabors Backstop Agreement	681,620	$10.20(3)	*
Accelerated Earnback Shares	1,500,000	—(3)	$2.43
Ordinary Shares issued to AgCentral	18,198,566	$1.31(4)	$1.12
Ordinary Shares held by the MEP Participants and an employee share trust	2,301,433	—(5)	$2.43
Ordinary Shares issued upon conversion of the Senior Convertible Notes	1,250,014	$10.20	*
Ordinary Shares issued pursuant to the Equity Subscription Agreements	1,715,686	$10.20	*
Guggenheim Ordinary Shares	171,569	$10.20(6)	*
Earnback Shares	2,400,000	—(7)	$2.43
Earnout Shares	2,799,999	—(8)	$2.43
Private Warrants	12,416,500	$1.00	*
Shares underlying Private Warrants	12,416,500	$11.50	*
Ordinary Shares purchased on the market	2,010	$3.83	*
Public Warrants	440,000	$0.10 – 0.15	(9)
Shares underlying Public Warrants	440,000	$11.50	*

*
Represents no potential profit per share or a potential loss per share based on illustrative market price.

(1)
Based on the closing price of the Ordinary Shares on Nasdaq on February 27, 2024 of $2.43 and the closing price of the Public Warrants on Nasdaq on February 27, 2024 of $0.12.

(2)
Prior to the NETC IPO, the NETC Sponsor purchased an aggregate of 6,900,000 shares of NETC Class F Common Stock for an aggregate purchase price of $25,000, or $0.004 per share. Concurrently with the signing of the Business Combination Agreement, the NETC Sponsor entered into the Support Agreement, pursuant to which it agreed, amongst other things, to forfeit at the Closing 3,900,000 Founder Shares, provided that such shares could be earned back upon satisfaction of certain VWAP price triggers. On October 19, 2023, in connection with the October Notes Subscription Agreement and the Nabors Backstop Agreement, Vast agreed to accelerate and issue 1,500,000 Accelerated Earnback Shares at Closing, reducing the number of Earnback Shares to 2,400,000. See Note 3 below. Of the remaining 3,000,000 Ordinary Shares issued upon conversion of Founder Shares, holders of 1,809,588

Ordinary Shares are parties to the Shareholder and Registration Rights Agreement and their shares are registered for resale pursuant to the registration statement of which this prospectus forms a part.
(3)
In connection with the Business Combination, Nabors Lux committed to provide a $10.0 million backstop to Vast to underwrite the potential investment by additional investors provided that the amount of the backstop be reduced dollar-for-dollar by (a) the balance of cash remaining in the Trust Account after giving effect to any redemptions of NETC Class A Common Stock by NETC public stockholders and (b) amounts invested by additional third parties (other than Nabors, AgCentral, CAG, EDF and their respective affiliates. In connection with that commitment and the October Notes Subscription Agreement, Vast agreed to issue (i) issue 350,000 Ordinary Shares to Nabors Lux at closing as the Incremental Funding Commitment Fee and (ii) 1,500,000 Ordinary Shares to the NETC Sponsor or its assigns as the Accelerated Earnback Shares. On January 12, 2024, and pursuant to the Nabors Backstop Agreement, Vast issued 681,620 Ordinary Shares to Nabors Lux for an aggregate of $6,952,532.66 or $10.20 per share.

(4)
Immediately prior to the closing of the Business Combination, AgCentral owned (i) 25,129,140 Legacy Vast Shares for which AgCentral paid an average price of approximately $0.09 per share or approximately $2,354,000 and (ii) convertible notes and other indebtedness of the Issuer pursuant to which the Issuer owed AgCentral an aggregate of approximately $21,455,453 (such interests described in clauses (i) and (ii), collectively, the “Pre-Business Combination Interests”). Pursuant to the Business Combination Agreement and the Noteholder Support and Loan Termination Agreement, in connection with the Business Combination, the Pre-Business Combination Interests were converted into 18,198,566 Ordinary Shares, resulting in an implied investment price per share of approximately $1.31.

(5)
2,301,433 Ordinary Shares were issued in settlement of the MEP Shares. The MEP Shares were awarded as compensation for services.

(6)
On December 18, 2023, Guggenheim, financial advisor to NETC in the Business Combination, agreed to amend its engagement letter with NETC to provide that Guggenheim Securities would receive $1,750,000 in cash and 171,569 Ordinary Shares, valued at $10.20 per share, as consideration for its services pursuant to its engagement letter.

(7)
NETC Sponsor has the right to receive, for no additional consideration, up to 2,400,000 Earnback Shares as follows: (i) 800,000 Ordinary Shares to be issued upon the occurrence of Triggering Event I, (ii) 800,000 Ordinary Shares to be issued upon the occurrence of Triggering Event II and (iii) 800,000 Ordinary Shares to be issued upon the occurrence of Triggering Event III.

(8)
Legacy Vast shareholders have the right to receive, for no additional consideration, their pro rata share of an aggregate of up to 2,799,999 Earnout Shares as follows: (i) 433,333 Ordinary Shares to be issued upon the occurrence of Triggering Event I, (ii) 433,333 Ordinary Shares to be issued upon the occurrence of Triggering Event II, (iii) 433,333 Ordinary Shares upon the occurrence of Triggering Event III and (iv) 1,500,000 Ordinary Shares upon the occurrence of Triggering Event IV.

(9)
As these Public Warrants were purchased at prices between $0.10 and $0.15, at the closing price of the Public Warrants on February 27, 2024, certain sales would result is a slight profit and others would result in either no profit or a slight loss. The maximum potential profit per Public Warrant is approximately $0.02.

There is no guarantee that the Vast Warrants will be in the money at any time, and they may expire worthless.
The exercise price for the Vast Warrants is $11.50 per Ordinary Share. The closing price of the Ordinary Shares on Nasdaq on February 27, 2024 was $2.43, substantially below the exercise price for the Vast Warrants. There is no guarantee that the Vast Warrants will be in the money at any time following the time they become exercisable and prior to their expiration, and as such, the Vast Warrants may expire worthless.

We may amend the terms of the Public Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then-outstanding Public Warrants. We may amend the terms of the Private Placement Warrants in a manner that may be adverse to holders of Private Placement Warrants with the approval by the holders of at least 50% of the then-outstanding Private Placement Warrants. As a result, the exercise price of the Vast Warrants could be increased, the exercise period could be shortened and the number of Ordinary Shares purchasable upon exercise of a Vast Warrant could be decreased, all without a holder’s approval.
The Vast Warrant Agreements provides that the terms of the Vast Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any other modifications or amendments, including any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants (or, in the case of an amendment that adversely affects the Public Warrants in a different manner than the Private Warrants or vice versa, 65% of the then-outstanding Public Warrants and 65% of the then-outstanding Private Warrants, voting as separate classes) approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50.0% of the then-outstanding Public Warrants (or, if applicable, 65% of the then-outstanding Public Warrants and 65% of the then-outstanding Private Warrants, voting as separate classes) is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Vast Warrants, convert the Vast Warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of Ordinary Shares purchasable upon exercise of a Vast Warrant.
We may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to such warrant holders, thereby making such warrants worthless.
Under the Vast Warrant Agreements, we have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within a 30 Trading Day period ending on the third Trading Day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (a) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (c) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. Additionally, if a significant number of holders of Public Warrants exercise their Public Warrants instead of accepting the nominal redemption price, the issuance of those shares would dilute other equity holders, which could reduce the market price of Ordinary Shares. None of the Private Placement Warrants will be redeemable by us.
Our ability to require holders of Public Warrants to exercise such warrants on a cashless basis will cause holders to receive fewer shares of Ordinary Shares upon their exercise of their Public Warrants than they would have received had they been able to exercise their Public Warrants for cash.
If we call the Public Warrants for redemption after the redemption criteria have been satisfied (only if the reported last sale price of Ordinary Shares equals or exceeds $18.00 per share for any 20 Trading Days within a 30 Trading Day period ending on the third business day prior to the notice of redemption to warrant holders, and if there is a current registration statement in effect with respect to the Ordinary Shares underlying such Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption), we will have the option to require any holder that wishes to exercise its Public Warrants to do so on a “cashless basis.” If we choose to require holders to exercise their warrants on a cashless basis, the number of Ordinary Shares received by a holder upon exercise will be fewer than it would have been had such holder exercised its warrants for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in our company.
The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants will be exercisable for cash (even if a registration statement covering the Ordinary Shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us.
The Vast Warrant Agreements designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Vast Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.
The Vast Warrant Agreements provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Vast Warrant Agreements, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any person or entity purchasing or otherwise acquiring any interest in any Vast Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Vast Warrant Agreements. If any action, the subject matter of which is within the scope of the forum provisions of the Vast Warrant Agreements, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Vast Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
There is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Vast, which may discourage such lawsuits. Additionally, warrant holders who do bring a claim in the courts of the State of New York or the United States District Court for the Southern District of New York could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near New York. Alternatively, if a court were to find this provision of each of the Vast Warrant Agreements inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
Notwithstanding the foregoing, these provisions of the Vast Warrant Agreements do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market shortly. This could cause the market price of Ordinary Shares to drop significantly, even if our business is performing well.
Sales of a substantial number of Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Ordinary Shares.

The Company, NETC and the other parties thereto entered into the Shareholder and Registration Rights Agreement, pursuant to which we agreed that, within 60 days of the Closing, we would file with the SEC (at our sole cost and expense) this Registration Statement, and we would use our commercially reasonable efforts to have this Registration Statement declared effective as soon as reasonably practicable after the filing hereof. Pursuant to the Shareholder and Registration Rights Agreement, in certain circumstances, the RRA Parties can demand our assistance with underwritten offerings and exercise demand or piggyback rights with respect to such offerings. Additionally, although the RRA Parties are subject to a lock-up for a period of six months after the Closing, whereby each holder will be prohibited, subject to certain exceptions, from selling, contracting to sell, pledging, granting any option to purchase, making any short sale or otherwise disposing of the equity securities held by such holder, whether held at the Closing or acquired thereafter, the rights under the Shareholder and Registration Rights Agreement may have the effect of facilitating access to the capital markets (upon expiration of the lock-up period) for RRA Parties seeking to sell their Ordinary Shares..
In addition, concurrently with signing of the Business Combination Agreement, the MEP Participants entered into the MEP Deed and MEP De-SPAC Side Deed, pursuant to which, among other things, the MEP Participants agreed to a lock-up of the Ordinary Shares held by them following the MEP Share Conversion and any allocation of Ordinary Shares under the MEP Deed and MEP De-SPAC Side Deed. Following the Closing, the MEP Participants agreed not to, subject to certain exceptions, transfer or otherwise dispose of, or transfer, in whole or in part, any of the economic consequences of the Ordinary Shares, (i) 100.0% of their Ordinary Shares for a period of two years following the Closing, (ii) 66.7% of their Ordinary Shares for a period of three years following the Closing and (iii) 33.3% of their Ordinary Shares for a period of four years following the Closing, provided that, on the date that is six months following the Closing, each MEP Participant may, with 10 business days’ prior written notice to us, elect to dispose of $350,000 worth of such MEP Participant’s Ordinary Shares, subject to a limit of $2,000,000, in the aggregate, of dispositions by all MEP Participants thereunder.
For more information about the Shareholder and Registration Rights Agreement, see the section entitled “Certain Relationships and Related Persons Transactions”
If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding the Ordinary Shares adversely, the price and trading volume of Ordinary Shares could decline.
The trading market for Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding the Ordinary Shares adversely, or provide more favorable relative recommendations about our competitors, the price of the Ordinary Shares would likely decline. If any analyst who may cover us were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
The price at which Ordinary Shares are quoted on Nasdaq may increase or decrease due to a number of factors, which may negatively affect the price of the Ordinary Shares.
The price at which the Ordinary Shares are quoted on Nasdaq may increase or decrease due to a number of factors. These factors may cause the Ordinary Shares to trade at prices above or below the price at which the Ordinary Shares were first offered. There is no assurance that the price of the Ordinary Shares will increase following the quotation of the Ordinary Shares on Nasdaq, even if our operations and financial performance improve. Some of the factors which may affect the price of the Ordinary Shares include:
•
fluctuations in the domestic and international market for listed stocks;

•
general economic conditions, including interest rates, inflation rates, exchange rates, commodity and oil prices;

•
changes to government fiscal, monetary or regulatory policies, legislation or regulation;

•
inclusion in or removal from market indices;

•
changes to government fiscal, monetary or regulatory policy, legislation or regulation;

•
acquisition and dilution;

•
pandemic risk;

•
the nature of the markets in which we operate; and

•
general operational and business risks.

Other factors which may negatively affect investor sentiment and influence the Company, specifically or the stock market more generally include acts of terrorism, an outbreak of international hostilities or tensions, fires, floods, earthquakes, labor strikes, civil wars, natural disasters, outbreaks of disease or other man-made or natural events. We have limited ability to insure against some of the risks mentioned above.
In the future, we will need to raise additional funds which may result in the dilution of the shareholders, and such funds may not be available on favorable terms or at all.
We will need to raise additional capital in the future and may elect to issue shares (including pursuant to incentive arrangements) or engage in fundraising activities for a variety of reasons, including funding acquisitions or growth initiatives. Our shareholders may be diluted as a result of such issues of Ordinary Shares and fundraisings.
Additionally, pursuant to the terms of the Shareholder and Registration Rights Agreement, in connection with any Superior Capital Raise, (A) if the investor in such Superior Capital Raise receives Ordinary Shares, Nabors will have the right to receive a make-whole issuance of shares so that the aggregate number of Ordinary Shares received by Nabors and its affiliates for their investment under the Nabors Backstop Nabors is equal to the number of Ordinary Shares they would have received had the price for all such shares been the Lower Capital Price and (B) if the investor in such Superior Capital Raise receives any security other than Ordinary Shares, Nabors will have the right to exchange, to the extent there would not be significant impediments to the timely consummation of such an exchange, the equity interests (and the debt interests received in exchange for equity interests in a prior exchange under this provision) still held by Nabors (and its affiliates) that were purchased pursuant to the Nabors Backstop Agreement (excluding any shares that were issued as Accelerated Earnback Shares) for debt or equity interests on the terms issued in the Superior Capital Raise, so that Nabors (or its affiliates) hold the debt or equity interests they would have held had the investment under the Nabors Backstop Agreement been conducted on the terms of the Superior Capital Raise, in each case, as further described and subject to the conditions set forth in the Shareholder and Registration Rights Agreement. The Shareholder and Registration Rights Agreement will also provide that, until the Additional Rights Expiration Date, Nabors will have a consent right over all debt or equity capital we raise (excluding certain issuances of securities pursuant to (i) compensatory stock or option plans, (ii) contracts existing as of the date of the Nabors Backstop Agreement, (iii) securities issued pursuant to convertible securities issued or issuable pursuant to agreements existing as of the date of the Nabors Backstop Agreement and (iv) a bona fide merger or acquisition with an unrelated third party that is, itself, directly or indirectly, an operating company or an owner of an asset in a business synergistic with our business) until the Additional Rights Expiration Date. Together, these provisions could adversely affect our ability to obtain financing on terms acceptable to it, or at all, and may result in dilution to our shareholders.
Additionally, we may raise additional funds through the issuance of debt securities or through obtaining credit from government or financial institutions. We cannot be certain that additional funds will be available on favorable terms when required, or at all. If we cannot raise additional funds when needed, our financial condition, results of operations, business and prospects could be materially and adversely affected. If we raise funds through the issuance of debt securities or through loan arrangements, the terms of such securities or loans could require significant interest payments, contain covenants that restrict our business, or other unfavorable terms.
There is no guarantee that we will pay dividends or make other distributions in the future. If we are able to pay dividends, there is no guarantee that we will be able to offer fully franked dividends.
Our ability to pay dividends or make other distributions in the future is contingent on profits and certain other factors, including the capital and operational expenditure requirements of the business. Under the Corporations Act, a dividend may only be paid if our assets exceed our liabilities immediately before the dividend is declared and the excess is sufficient for the payment of the dividend, the payment of the dividend is fair and reasonable to the shareholders as a whole and the payment of the dividend does not materially prejudice our ability to pay our creditors. Therefore, there is no assurance that dividends will be paid. Moreover, to the extent that we pay any dividends, our ability to offer fully franked dividends is contingent on making taxable profits. Our taxable profits may be difficult to predict, making the payment of franked dividends unpredictable. A component of Australia’s corporate tax system is dividend imputation, whereby some or all of the tax paid by a company may be attributed, or imputed, to the shareholders by way of a tax credit (known as a franking credit) to reduce income tax payable on that dividend income. A dividend that is “fully franked” carries a franking credit equivalent to the tax paid by the company on those profits distributed to Australian shareholders. A fully franked dividend distributed to non-Australian shareholders is not subject to Australian dividend withholding tax. The value of franking credits to a shareholder will differ depending on the shareholder’s particular tax circumstances. Shareholders should also be aware that the ability to use franking credits, either as a tax offset or to claim a refund after the end of the income year, will depend on the individual tax position of each shareholder. See the section entitled “Material Australian Tax Considerations” for more information regarding the Australian tax consequences of future dividends.
An active trading market may not develop or be sustained.
While the Ordinary Shares are listed on Nasdaq, there can be no guarantee that an active trading market for the Ordinary Shares will develop or that the price of the Ordinary Shares will increase. There may be relatively few potential buyers or sellers of Ordinary Shares on Nasdaq at any time. This may increase the volatility of the market price of Ordinary Shares. It may also affect the prevailing market price at which shareholders are able to sell their Ordinary Shares. This may result in shareholders receiving a market price for their Ordinary Shares that is less than the value of their initial investment.
We will require additional capital in the future from public or private financing or other arrangements. If we are unable to raise such capital when needed, or on acceptable terms, we may not be able to grow our business or respond to competitive pressures.
We will require additional capital in the future from public or private financing or other arrangements. Pursuant to the terms of the Shareholder and Registration Rights Agreement, in connection with any Superior Capital Raise, (A) if the investor in such Superior Capital Raise receives Ordinary Shares, Nabors will have the right to receive a make-whole issuance of shares so that the aggregate number of Ordinary Shares received by Nabors and its affiliates for their investment under the Nabors Backstop Nabors is equal to the number of Ordinary Shares they would have received had the price for all such shares been the Lower Capital Price and (B) if the investor in such Superior Capital Raise receives any security other than Ordinary Shares, Nabors will have the right to exchange, to the extent there would not be significant impediments to the timely consummation of such an exchange, the equity interests (and the debt interests received in exchange for equity interests in a prior exchange under this provision) still held by Nabors (and its affiliates) that were purchased pursuant to the Nabors Backstop Agreement (excluding any shares that were issued as Accelerated Earnback Shares) for debt or equity interests on the terms issued in the Superior Capital Raise, so that Nabors (or its affiliates) hold the debt or equity interests they would have held had the investment under the Nabors Backstop Agreement been conducted on the terms of the Superior Capital Raise, in each case, as further described and subject to the conditions set forth in the Shareholder and Registration Rights Agreement. The Shareholder and Registration Rights Agreement will also provide that, until the Additional Rights Expiration Date, Nabors will have a consent right over all debt or equity capital raised by us (excluding certain issuances of securities pursuant to (i) compensatory stock or option plans, (ii) contracts existing as of the date of the Nabors Backstop Agreement, (iii) securities issued pursuant to convertible securities issued or issuable pursuant to agreements existing as of the date of the Nabors Backstop Agreement and (iv) a bona fide merger or acquisition with an unrelated third party that is, itself, directly or indirectly, an operating company or an owner of an asset in a business synergistic with our business) until the Additional Rights Expiration Date. Together, these provisions could adversely affect our ability to obtain financing on terms acceptable to it, or at all, and may result in dilution to the shareholders. A failure to raise capital when needed could harm our business. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

As a result of the Business Combination with a special purpose acquisition company, regulatory obligations may impact us differently than other publicly traded companies.
We became a publicly traded company by completing the Business Combination with NETC, a special purpose acquisition company (a “SPAC”). As a result of the Business Combination, and the transactions contemplated thereby, our regulatory obligations have, and may continue to impact us differently than other publicly traded companies. For instance, the SEC and other regulatory agencies may issue additional guidance or apply further regulatory scrutiny to companies like us that have completed a business combination with a SPAC. Managing this regulatory environment, which has and may continue to evolve, could divert management’s attention from the operation of our business, negatively impact our ability to raise additional capital when needed or have an adverse effect on the price of our Ordinary Shares.
Securities of many companies formed through a merger or other business combinations with a SPAC, such as ours, have experienced a material decline in price relative to the share price of the SPAC prior to the Business Combination and may continue to experience high price volatility.
As with many SPAC initial public offerings in recent years, NETC issued shares and warrants for $10.00 per unit upon the closing of its initial public offering. As with other SPACs, the $10.00 unit price reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the trust account prior to the Closing of the Business Combination. Following the Closing of the Business Combination, the shares outstanding no longer have any such redemption right and the market price of such shares are now solely dependent upon the fundamental value of our company. Similar to the securities of many other companies formed through a merger or other business combination with a SPAC in recent years, the market price of our securities is currently significantly less than the $10.00 unit price of NETC prior to the Closing of the Business Combination. The closing price of our Ordinary Shares on the Nasdaq on February 27, 2024 was $2.43 per Ordinary Share.
Additionally, the Ordinary Shares registered for resale pursuant to this prospectus includes shares that were purchased at prices that are significantly below the current trading price of our Ordinary Shares and may, in the future, continue to be significantly below the trading price of our Ordinary Shares and the sale of which would result in the Selling Securityholder realizing a significant gain even if other Vast securityholders experience or would experience a negative rate of return.
The following table includes information relating to Ordinary Shares registered for resale hereby, including the purchase price each category of Selling Securityholder paid for its securities and the potential profit relating to such securities. The following table is in part based off our internal records and is for illustrative purposes only. The table should not be relied upon for any purpose outside of its illustrative nature. Stockholders who purchased our Common Stock on Nasdaq following the Business Combination may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices they paid and the trading price of our Common Stock when they elect to sell.
Category	Number of Offered Securities	Effective Purchase Price per Offered Security	Potential Profit per Offered Security(1)
Ordinary Shares exchanged for the Founder Shares	1,809,588	$0.004(2)	$2.43
Ordinary Shares issued pursuant to the Nabors Backstop Agreement
Incremental Funding Commitment Fee	350,000	—(3)	$2.43
Shares purchased pursuant to the Nabors Backstop Agreement	681,620	$10.20(3)	*
Accelerated Earnback Shares	1,500,000	—(3)	$2.43
Ordinary Shares issued to AgCentral	18,198,566	$1.31(4)	$1.12
Ordinary Shares held by the MEP Participants and an employee share trust	2,301,433	—(5)	$2.43
Ordinary Shares issued upon conversion of the Senior Convertible Notes	1,250,014	$10.20	*

Category	Number of Offered Securities	Effective Purchase Price per Offered Security	Potential Profit per Offered Security(1)
Ordinary Shares issued pursuant to the Equity Subscription Agreements	1,715,686	$10.20	*
Guggenheim Ordinary Shares	171,569	$10.20(6)	*
Earnback Shares	2,400,000	—(7)	$2.43
Earnout Shares	2,799,999	—(8)	$2.43
Private Warrants	12,416,500	$1.00	*
Shares underlying Private Warrants	12,416,500	$11.50	*
Ordinary Shares purchased on the market	2,010	$3.83	*
Public Warrants	440,000	$0.10 – 0.15	(9)
Shares underlying Public Warrants	440,000	$11.50	*

*
Represents no potential profit per share or a potential loss per share based on illustrative market price.

(1)
Based on the closing price of the Ordinary Shares on Nasdaq on February 27, 2024 of $2.43 and the closing price of the Public Warrants on Nasdaq on February 27, 2024 of $0.12.

(2)
Prior to the NETC IPO, the NETC Sponsor purchased an aggregate of 6,900,000 shares of NETC Class F Common Stock for an aggregate purchase price of $25,000, or $0.004 per share. Concurrently with the signing of the Business Combination Agreement, the NETC Sponsor entered into the Support Agreement, pursuant to which it agreed, amongst other things, to forfeit at the Closing 3,900,000 Founder Shares, provided that such shares could be earned back upon satisfaction of certain VWAP price triggers. On October 19, 2023, in connection with the October Notes Subscription Agreement and the Nabors Backstop Agreement, Vast agreed to accelerate and issue 1,500,000 Accelerated Earnback Shares at Closing, reducing the number of Earnback Shares to 2,400,000. See Note 3 below. Of the remaining 3,000,000 Ordinary Shares issued upon conversion of Founder Shares, holders of 1,809,588 Ordinary Shares are parties to the Shareholder and Registration Rights Agreement and their shares are registered for resale pursuant to the registration statement of which this prospectus forms a part.

(3)
In connection with the Business Combination, Nabors Lux committed to provide $10.0 million backstop to Vast to underwrite the potential investment by additional investors provided that the amount of the backstop be reduced dollar-for-dollar by (a) the balance of cash remaining in the Trust Account after giving effect to any redemptions of NETC Class A Common Stock by NETC public stockholders and (b) amounts invested by additional third parties (other than Nabors, AgCentral, CAG, EDF and their respective affiliates. In connection with that commitment and the October Notes Subscription Agreement, Vast agreed to issue (i) issue 350,000 Ordinary Shares to Nabors Lux at closing as the Incremental Funding Commitment Fee and (ii) 1,500,000 Ordinary Shares to the NETC Sponsor or its assigns as the Accelerated Earnback Shares. On January 12, 2024, and pursuant to the Nabors Backstop Agreement, Vast issued 681,620 Ordinary Shares to Nabors Lux for an aggregate of $6,952,532.66 or $10.20 per share.

(4)
Immediately prior to the closing of the Business Combination, AgCentral owned (i) 25,129,140 Legacy Vast Shares for which AgCentral paid an average price of approximately $0.09 per share or approximately $2,354,000 and (ii) convertible notes and other indebtedness of the Issuer pursuant to which the Issuer owed AgCentral an aggregate of approximately $21,455,453 (such interests described in clauses (i) and (ii), collectively, the “Pre-Business Combination Interests”). Pursuant to the Business Combination Agreement and the Noteholder Support and Loan Termination Agreement, in connection with the Business Combination, the Pre-Business Combination Interests were converted into 18,198,566 Ordinary Shares, resulting in an implied investment price per share of approximately $1.31.

(5)
2,301,433 Ordinary Shares were issued in settlement of the MEP Shares. The MEP Shares were awarded as compensation for services.

(6)
On December 18, 2023, Guggenheim, financial advisor to NETC in the Business Combination, agreed to amend its engagement letter with NETC to provide that Guggenheim Securities would receive $1,750,000 in cash and 171,569 Ordinary Shares, valued at $10.20 per share, as consideration for its services pursuant to its engagement letter.
(7)
NETC Sponsor has the right to receive, for no additional consideration, up to 2,400,000 Earnback Shares as follows: (i) 800,000 Ordinary Shares to be issued upon the occurrence of Triggering Event I, (ii) 800,000 Ordinary Shares to be issued upon the occurrence of Triggering Event II and (iii) 800,000 Ordinary Shares to be issued upon the occurrence of Triggering Event III.

(8)
Legacy Vast shareholders have the right to receive, for no additional consideration, their pro rata share of an aggregate of up to 2,799,999 Earnout Shares as follows: (i) 433,333 Ordinary Shares to be issued upon the occurrence of Triggering Event I, (ii) 433,333 Ordinary Shares to be issued upon the occurrence of Triggering Event II, (iii) 433,333 Ordinary Shares upon the occurrence of Triggering Event III and (iv) 1,500,000 Ordinary Shares upon the occurrence of Triggering Event IV.

(9)
As these Public Warrants were purchased at prices between $0.10 and $0.15, at the closing price of the Public Warrants on February 27, 2024, certain sales would result is a slight profit and others would result in either no profit or a slight loss. The maximum potential profit per Public Warrant is approximately $0.02.

The sale or possibility of sale of the Ordinary Shares, including those pursuant to this prospectus, could have the effect of increasing the volatility in Ordinary Share price or putting significant downward pressure on the price of Ordinary Shares. The Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 72.2% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of 27,529,987 Ordinary Shares upon exercise of all outstanding Warrants, 2,799,999 Earnout Shares issuable upon the occurrence of all Triggering Events, and 2,400,000 Earnback Shares issuable upon the occurrence of all Triggering Events and conversion of the EDF Note). Activist stockholders may attempt to effect changes at our company, acquire control over our company or seek a sale of our company, which could impact the pursuit of business strategies and adversely affect our results of operations and financial condition.
Our stockholders may from time to time engage in proxy solicitations, advance stockholder proposals or otherwise attempt to affect changes or acquire control over our company. Campaigns by stockholders to effect changes at public companies are sometimes led by investors seeking to increase short-term stockholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of the entire company. For example, in 2022 an activist investor acquired a stake in a company that, like us, went public via a merger with a special purpose acquisition company, or SPAC, and recommended that it consider strategic alternatives, including a sale, citing, among other reasons, its recent stock price underperformance and the market’s largely unfavorable view of companies taken public via a SPAC. We could face a similar campaign if the unfavorable view of SPACs continues or if our stock price does not improve. Responding to proxy contests, which may increase as a result of the SEC’s universal proxy rules, and other actions by activist stockholders can lead to changes in governance and reporting, be extremely costly and time-consuming, divert the attention of our board of directors and senior management from the management of our operations and the pursuit of our business strategies, and impact the manner in which we operate our business in ways in which we cannot currently anticipate. As a result, stockholder campaigns could adversely affect our results of operations and financial condition.
It may be difficult to enforce a judgment in the United States against us and our officers and directors, assert U.S. securities laws claims in Australia or serve process on our officers and directors.
We are incorporated in Australia. The majority of our directors and executive officers are non-residents of the United States, and all or a substantial portion of the assets of our directors and executive officers are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon our directors and executive officers or to enforce against them judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability in Australia in original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal securities laws of the United States. In Australia, civil liability of directors and officers is dealt with by both common law and by various statutes, including the Corporations Act and the Civil Liability Act 2003 (Qld).

Our Constitution and other Australian laws and regulations applicable to us may adversely affect our ability to take actions that could be deemed beneficial to our shareholders.
As an Australian public company, we are subject to different corporate requirements than a corporation organized under the laws of the United States. Our Constitution, as well as the Corporations Act, set forth various rights and obligations that are unique to us as an Australian company. These requirements may limit or otherwise adversely affect our ability to take actions that could be beneficial to our shareholders, including provisions that:
•
specify that general meetings of our shareholders can be called only by our Board or otherwise by shareholders in accordance with the Corporations Act;

•
allow the directors to appoint a person either as an additional director or as a director to fill a casual vacancy (i.e., a vacancy, which arises due to a person ceasing to be a director of a company prior to the general meeting of the company); and

•
allow the activities of the company to be managed by, or under the direction of, the directors.

Australian laws may also have the effect of delaying or preventing a change of control or changes in management. For example, the Corporations Act includes provisions that:
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require that shareholder approvals be effected at a duly called general meeting (including the annual general meeting) and not by written consent;

•
permit shareholders to requisition a general meeting only if shareholders with at least 5% voting power request the meeting; and

•
require the approval of shareholders with at least 75% voting power to amend the provisions of our Constitution.

In addition, we will also be subject to Australia’s takeovers laws. Australia’s Takeovers Panel is a peer review body that operates as the primary forum for the resolution of takeover disputes in Australia. ASIC is the main body responsible for regulating and enforcing Australia’s takeovers laws and has the power to refer matters to the Takeovers Panel. Australia’s takeovers laws regulate both Australian entities listed on a prescribed financial market operated in Australia and Australian companies that have more than 50 registered members. For so long as we meet this criterion, we will be subject to the rules and restrictions applying under Australia’s takeovers laws. Acquisitions of interests in the Company may also be subject to FIRB approval.
Australian takeovers laws prevent a person acquiring interests in the voting shares of the Company, where, as a result of the acquisition, that person or someone else’s voting power in the company increases from 20% or below to more than 20%, or from a starting point that is above 20% and below 90%. Exceptions to this restriction include an acquisition of no more than 3% of the voting shares in the company within a six-month period, an acquisition made with shareholder approval, an acquisition made under a takeover bid conducted in accordance with Australian law or an acquisition that results from a court-approved compromise or arrangement (such as a scheme of arrangement).
Australian takeover laws may also impact the manner in which we respond or reacts to any takeover bid or other corporate control transaction. For example: (i) our ability to enter into deal protection arrangements with a bidder are subject to certain limitations; and (ii) we may not, without the approval of our shareholders, be able to perform certain actions that could have the effect of frustrating a takeover offer, such as issuing shares or carrying out acquisitions or disposals or entering into arrangements that may grant options or rights in respect of our shares or assets.
The market price of our securities have declined significantly since the Closing of the Business Combination. If the Business Combination’s benefits do not in the future meet the expectations of investors, shareholders or financial analysts, the market price of our securities may further decline.
The market price of our securities have declined significantly since the Closing of the Business Combination. If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may further decline. Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below may have had or could have a material adverse effect on your investment in our securities and they may now, or in the future, trade at prices significantly below the price you paid for them. The trading price of such securities may not recover and may experience a further decline.
Factors affecting the trading price of our securities may include:
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actual or anticipated fluctuations in our financial results or the financial results of companies perceived to be similar to us;

•
changes in the market’s expectations about our operating results;

•
success of competitors;

•
our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•
changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•
operating and stock price performance of other companies that investors deem comparable to us;

•
our ability to market new and enhanced products and technologies on a timely basis;

•
changes in laws and regulations affecting our business;

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our ability to meet compliance requirements;

•
commencement of, or involvement in, litigation involving us;

•
changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•
the volume of Ordinary Shares available for public sale;

•
any major change in our board of directors or management;

•
sales of substantial amounts of Ordinary Shares by our directors, executive officers or significant shareholders or the perception that such sales could occur; and

•
general economic and political conditions such as recessions; fluctuations in interest rates, fuel prices and international currency; and acts of war or terrorism.

Broad market and industry factors may have materially harmed, or may in the future materially harm, the market price of our securities irrespective of their operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Nasdaq may delist our securities from trading, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
We cannot assure you that our securities will continue to be listed on Nasdaq. On February 9, 2024, we received a written notification (the “Notification Letter”) from Nasdaq stating that we are not in compliance with the minimum Market Value of Publicly Held Shares (“MVPHS”) set forth in the Nasdaq Rules for continued listing on the Nasdaq Global Market. Nasdaq Listing Rule 5450(b)(2)(C) requires companies to maintain a minimum MVPHS of $15 million, and Listing Rule 5810(c)(3)(D) provides that a failure to meet the MVPHS requirement exists if the deficiency continues for a period of 30 consecutive business days.

Based on the MVPHS of Vast for the 30 consecutive business days from December 27, 2023 to February 8, 2024, Vast no longer meets the MVPHS minimum requirement. Pursuant to Nasdaq Listing Rule 5810(c)(3)(D), we have a compliance period of 180 calendar days (or until August 7, 2024) to regain compliance. If we are unable to regain and maintain compliance with the eligibility requirements, our securities would be de-listed from Nasdaq. If we fail to list our securities on another national securities exchange, we expect that our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:
•
a limited availability of market quotations for our securities;

•
reduced liquidity for our securities;

•
a determination that the Ordinary Shares are a “penny stock” which will require brokers trading in the Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market our securities;

•
a limited amount of news and analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If our securities are not listed on Nasdaq or another national securities exchange, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and will follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers. Accordingly, there may be less publicly available information concerning the Company than there is for issuers that are not foreign private issuers.
As a foreign private issuer, we are exempt from certain rules under the Exchange Act, including certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act, our Board, officers and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act, and we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the Exchange Act but are not foreign private issuers. Foreign private issuers are also not required to comply with Regulation Fair Disclosure (“Regulation FD”), which restricts the selective disclosure of material non-public information. Accordingly, there may be less publicly available information concerning the Company than there is for companies whose securities are registered under the Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies.
In addition, certain information we provide in accordance with Australian law may differ in substance or timing from such disclosure requirements under the Exchange Act. As a “foreign private issuer” whose shares are intended to be listed on Nasdaq, we are permitted, subject to certain exceptions, to follow certain home country rules in lieu of certain Nasdaq listing requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which we do not comply, followed by a description of its applicable home country practice. We follow Australian practice in lieu of Nasdaq Listing Rules 5250(b)(3), 5250(d), 5605(b)(2) 5605(d)(2), 5605(e), 5620(b) and 5635. As a result, we are not be required to (i) disclose the material terms of all agreements and arrangements related to director and director nominee compensation, (ii) distribute annual and interim reports within a reasonable period of time following filing with the SEC, (iii) have regularly scheduled executive sessions with only independent directors, (iv) have a compensation committee consisting entirely of independent directors, (v) have director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is comprised entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process, (vi) solicit proxies and distribute proxy statements in connection with shareholder meetings, (vii) comply with Nasdaq’s minimum quorum threshold, (viii) have related parted transactions reviewed and overseen by the audit committee or another independent body of the board or (ix) obtain shareholder approval for certain dilutive events, such as an issuance that will result in a change of control, certain transactions other than a public offering involving issuances of 20% or greater interests in the company and certain acquisitions of the shares or assets of another company. See “Description of Securities — Certain Disclosure Obligations of Vast” and “Management” for additional information.
We could lose our status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. Holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.
Australian takeover laws will apply to the Company and any party seeking to make a proposal to acquire us will need to comply with those laws. These laws prescribe processes, disclosure and requirements which may differ from those under equivalent U.S. laws and therefore may impact the terms on which parties may be willing to make such an acquisition proposal or to acquire a large number of Ordinary Shares.
We are incorporated in Australia and are subject to the takeover laws of Australia. Amongst other things, we are subject to the Corporations Act. Subject to a range of exceptions, the Corporations Act prohibits the acquisition of a direct or indirect interest in our issued voting shares if the acquisition of that interest will lead to that person’s or someone else’s voting power in the Company increasing from 20% or below to more than 20%, or increasing from a starting point that is above 20% and below 90%. Exceptions to the general prohibition include circumstances where the person makes a formal takeover bid for the Company, if the person obtains shareholder approval for the acquisition or if the person acquires less than 3% of the voting power of the Company in any rolling six-month period. Australian takeover laws may discourage takeover offers being made for the Company or may discourage the acquisition of a large number of Ordinary Shares.
The rights of our shareholders are governed by Australian law and our Constitution and differ from the rights of shareholders under U.S. corporate and securities laws. Holders of Ordinary Shares may have difficulty effecting service of process in the United States or enforcing judgments obtained in the United States.
We are a public company incorporated under the laws of Australia. Therefore, the rights of our shareholders are governed by Australian law and our Constitution. These rights differ from the typical rights of shareholders of U.S. corporations. Circumstances that under U.S. law may entitle a stockholder of a U.S. company to claim damages may also give rise to a cause of action under Australian law entitling a shareholder in an Australian company to claim damages. However, this will not always be the case. Our shareholders may have difficulties enforcing, in actions brought in courts in jurisdictions located outside the United States, liabilities under U.S. securities laws. In particular, if such a shareholder sought to bring proceedings in Australia based on U.S. securities laws, considerations include:
•
it may not be possible, or may be costly or time consuming, to effect service of process in the United States upon the Company or our non-U.S. resident directors or executive officers;

•
it may be difficult to enforce a judgment obtained in a U.S. court against the Company or our directors, including judgments under U.S. federal securities laws;

•
an Australian court may deny the recognition or enforcement of punitive damages or other awards or reduce the amount of damages granted by a U.S. court;

•
issues of private international law may apply which may lead to disputes about where court action or proceedings should be allowed to commence or continue, or which law of which jurisdiction applies and to which parts of the litigation;

•
an Australian court may not recognize a claim or may refuse to enforce it, in which case a claim may be required to be re-litigated before an Australian court in which procedure differs from U.S. civil procedure in a number of respects;

•
in applying Australian conflict of laws rules, that U.S. law (including U.S. securities laws) may not apply to the relationship between our shareholders and the Company or our directors and officers; and/or

•
that the U.S. securities laws may be regarded as having a public or penal nature and should not be enforced by the Australian court.

Our shareholders may also have difficulties enforcing in courts outside the United States judgments obtained in the U.S. courts against any of our directors and executive officers or the Company, including actions under the civil liability provisions of the U.S. securities laws. See the section entitled “Description of Securities” for additional information regarding the rights of our shareholders.
Our Ordinary Shares are subject to Australian insolvency laws which are substantially different from U.S. insolvency laws and may offer less protections to our shareholders compared to U.S. insolvency laws.
As a company incorporated under the laws of Australia, we are subject to Australian insolvency laws and may also be subject to the insolvency laws of other jurisdictions in which we conduct business or have assets. These laws may apply where any insolvency proceedings or procedures are to be initiated against us. Australian insolvency laws may offer our shareholders less protection than they would have had under U.S. insolvency laws, and it may be more difficult (or even impossible) for shareholders to recover the amount they could expect to recover in a liquidation under U.S. insolvency laws.
Our Constitution and other Australian laws and regulations will apply to any corporate and other actions which we may seek to take in the interests of our shareholders. The terms on which such actions can be taken may be adversely affected by our Constitution and those Australian laws and regulations.
As an Australian company, we are subject to different corporate requirements than a corporation organized under the laws of the United States. Our Constitution, as well as the Corporations Act, set forth various rights and obligations that are unique to us as an Australian company. These requirements may limit or otherwise adversely affect our ability to take actions that could be beneficial to our shareholders, including provisions that:
•
specify that general meetings of our shareholders can be called only by our Board or otherwise by shareholders in accordance with the Corporations Act;

•
allow the directors to appoint a person either as an additional director or as a director to fill a casual vacancy (i.e., a vacancy, which arises due to a person ceasing to be a director of a company prior to the general meeting of the company); and

•
allow the activities of the Company to be managed by, or under the direction of, the directors.

Provisions of the laws of Australia may also have the effect of delaying or preventing a change of control or changes in our management. For example, the Corporations Act includes provisions that:
•
require that any action to be taken by our shareholders be effected at a duly called general meeting (including the annual general meeting) and not by written consent;

•
permit shareholders to requisition a general meeting only if shareholders with at least 5% voting power request the meeting; and

•
require the approval of shareholders with at least 75% voting power to amend the provisions of our Constitution.

Acquisitions of interests in our Company may also be subject to FIRB approval. In addition, because we are a public company incorporated in Australia and have more than 50 registered members, we are subject to Australia’s takeovers laws. Australia’s Takeovers Panel is a peer review body that operates as the primary forum for the resolution of takeover disputes in Australia. ASIC is the main body responsible for regulating and enforcing Australia’s takeovers laws and has the power to refer matters to the Takeovers Panel. Australia’s takeovers laws regulate both Australian entities listed on a prescribed financial market operated in Australia and Australian companies that have more than 50 registered members. For so long as we meet this criteria, we will be subject to the rules and restrictions applying under Australia’s takeovers laws in respect of the manner in which we respond or reacts to any takeover bid or other corporate control transaction, including but not limited to the following: (i) our ability to enter into deal protection arrangements with a bidder would be limited; and (ii) we may not, without the approval of our shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals or entering into arrangements that may grant options or rights in respect of our shares or assets.
We are a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.
We are a “controlled company” within the meaning of the Nasdaq Listing Rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and will be permitted to elect to not comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors, the requirement that the nominating and corporate governance committee is composed entirely of independent directors, and the requirement that the compensation committee is composed entirely of independent directors. Currently, we do not utilize the exemptions available for controlled companies but rely on the exemption available for foreign private issuers to follow their home country governance practices instead. If we cease to be a foreign private issuer or if we cannot rely on the home country governance practice exemption for any reason, we may decide to invoke the exemptions available for a controlled company as long as we remain a controlled company. As a result, our shareholders will not have the same protection afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.
Future issuances of Ordinary Shares or securities convertible into, or exercisable or exchangeable for, Ordinary Shares, or the expiration of lock-up provisions contained in the Shareholder and Registration Rights Agreement or MEP De-SPAC Side Deed that restrict the trading of Ordinary Shares (among other equity securities of the Company), could cause the market price of Ordinary Shares to decline and could result in the dilution of our shareholders’ holdings.
Future issuances of Ordinary Shares or securities convertible into, or exercisable or exchangeable for, Ordinary Shares, or the sale of Ordinary Shares by the RRA Parties or the parties to the MEP De-SPAC Side Deed after the expiration of the lock-up provisions contained therein that restrict the trading of Ordinary Shares (among other equity securities of the Company), could cause the market price of Ordinary Shares to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up provisions contained in the Shareholder and Registration Rights Agreement or MEP De-SPAC Side Deed, on the price of Ordinary Shares. In all events, future issuances of Ordinary Shares would result in the dilution of then-existing shareholders’ holdings. In addition, the perception that new issuances of securities could occur, or the perception that locked-up parties will sell their securities when the lockups expire, could adversely affect the market price of Ordinary Shares. Pursuant to the MEP De-SPAC Side Deed, among other things, the MEP Participants agreed to a lock-up of the Ordinary Shares held by them following the MEP Share Conversion and any allocation of Ordinary Shares under the MEP Deed and MEP De-SPAC Side Deed. Following the Closing, the MEP Participants agreed not to, subject to certain exceptions, transfer or otherwise dispose of, or transfer, in whole or in part, any of the economic consequences of the Ordinary Shares, (i) 100.0% of their Ordinary Shares for a period of two years following the Closing, (ii) 66.7% of their Ordinary Shares for a period of three years following the Closing and (iii) 33.3% of their Ordinary Shares for a period of four years following the Closing, provided that, on the date that is six months following the Closing, each MEP Participant may, with 10 business days’ prior written notice to us, elect to dispose of $350,000 worth of such MEP Participant’s Ordinary Shares, subject to a limit of $2,000,000, in the aggregate, of dispositions by all MEP Participants thereunder. In connection with the Business Combination, we entered into the Shareholder and Registration Rights Agreement, which prevents, subject to certain exceptions, the shareholder parties thereto from trading Ordinary Shares (among other equity securities of the Company) for a period of six months after the Closing. If the restrictions under the lock-up provisions are waived, additional Ordinary Shares may become available for resale, subject to applicable law, including without notice, which could reduce the market price for Ordinary Shares.
If we are characterized as a passive foreign investment company (“PFIC”) U.S. investors may suffer adverse U.S. federal income tax consequences.
A PFIC is any foreign (i.e., non-U.S.) corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of such foreign corporation’s assets in any taxable year (ordinarily based on the quarterly average of the value of its assets during such year) is attributable to assets that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. If we are or become a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined below under the section entitled “Material U.S. Federal Income Tax Considerations”) of Ordinary Shares or Public Warrants, the U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. As of the date hereof, we have not made a determination as to our PFIC status for our most recently ended taxable year or the current taxable year. Whether we are treated as a PFIC for U.S. federal income tax purposes for any taxable year is a factual determination that can only be made after the close of such taxable year and, thus, is subject to significant uncertainty. Accordingly, there can be no assurances with respect to our status as a PFIC for any taxable year. If we were a PFIC during a U.S. Holder’s holding period for our Ordinary Shares or Public Warrants, unless the U.S. Holder makes certain elections, we would continue to be treated as a PFIC with respect to such U.S. Holder, even if we cease to be a PFIC in future taxable years. U.S. investors are urged to consult their own tax advisors regarding the possible application of the PFIC rules to their investment in the Company. For a more detailed description of the PFIC rules, see the section below entitled “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations for U.S. Holders with Respect to the Ownership and Disposition of Vast Securities — Passive Foreign Investment Company Rules.”
General Risk Factors
The JOBS Act permits EGCs like us to take advantage of certain exemptions from various reporting requirements applicable to public companies that are not EGCs.
We qualify as an EGC. As such, we take advantage of certain exemptions from various reporting requirements applicable to public companies that are not EGCs, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our shareholders may not have access to certain information they deem important. We will remain an EGC until the earliest of (a) the last day of the fiscal year (i) following the fifth anniversary of the Closing, (ii) in which we have total annual gross revenue of at least $1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of the Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of the prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.
We cannot predict if investors will find the Ordinary Shares less attractive because we rely on these exemptions. If some investors find the Ordinary Shares less attractive as a result, there may be a less active trading market for Ordinary Shares and our stock price may be more volatile.

USE OF PROCEEDS
All of the Ordinary Shares and the Private Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”
Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $316.6 million. If the Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants for cash. The exercise price of the Public Warrants and Private Warrants is $11.50 per share. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. On February 27, 2024, the closing prices for our Ordinary Shares and Public Warrants on Nasdaq were $2.43 per share and $0.12 per warrant, respectively. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. Warrant holders have the option to exercise their Warrants on a cashless basis in accordance with the Vast Warrant Agreements. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of Warrants will decrease.

DIVIDEND POLICY
We have never declared or paid any cash dividend on our Ordinary Shares. We currently intend to retain any future earnings and do not expect to pay any dividends on our Ordinary Shares in the foreseeable future. Any future determination to pay dividends on our Ordinary Shares would be at the discretion of the Vast Board, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

CAPITALIZATION AND INDEBTEDNESS
The following table sets forth the capitalization of the Company as of June 30, 2023 on an actual basis and on an unaudited pro forma combined basis after giving effect to the Business Combination. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus or any prospectus supplement. Our historical results do not necessarily indicate our expected results for any future periods.
	As of June 30, 2023
(in thousands)	Actual	Pro Forma Combined(1)
Cash and cash equivalents	$2,060	$19,937
Total indebtedness	26,946	17,875
Equity
Issued capital	2,354	294,352
Reserves	7,880	3,285
Accumulated losses	(39,649)	(300,710)
Total equity	(29,415)	(3,073)
Total capitalization	$(2,469)	$14,802

(1)
Excludes the impact of any cash exercise of 100% of the outstanding Vast Warrants. The exercise price of the Public Warrants and Private Warrants is $11.50 per share. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. On February 27, 2024, the closing prices for our Ordinary Shares and Public Warrants on Nasdaq were $2.43 per share and $0.12 per warrant, respectively. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. Further, all of the Ordinary Shares and Private Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts, and we will not receive any of the proceeds from such sales. As such, there is no impact to the capitalization relating to the resale.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.
Introduction
The following unaudited pro forma combined statement of financial position as of June 30, 2023 combines the historical audited consolidated statement of financial position of Vast as of June 30, 2023 with the historical unaudited balance sheet of NETC as of June 30, 2023 on a pro forma basis, giving effect to the Business Combination and related transactions, summarized below, as if they had been consummated on June 30, 2023.
The following unaudited pro forma combined statement of profit or loss for the twelve months ended June 30, 2023 combines the historical audited consolidated statement of profit or loss and other comprehensive income of Vast for the twelve months ended June 30, 2023 with NETC’s unaudited financial results for the twelve months ended June 30, 2023. Vast and NETC have different fiscal years. Vast’s fiscal year ends on June 30, whereas NETC’s fiscal year ends on December 31. NETC’s unaudited financial results for the twelve months ended June 30, 2023 have been derived from (i) its unaudited statement of operations for the six months ended June 30, 2023 (not included herein) and (ii) its audited statement of operations for the year ended December 31, 2022 removing its results of operations for six months ended June 30, 2022 derived from its unaudited statement of operations for the six months ended June 30, 2022 (not included herein).
The unaudited pro forma combined statement of profit or loss is presented on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on July 1, 2022.
Vast’s historical consolidated financial statements are prepared in accordance with IFRS, as issued by the IASB. The historical financial statements of NETC were prepared in accordance with U.S. GAAP and, for purposes of the unaudited pro forma combined financial information, have been converted to IFRS on a basis consistent with the accounting policies and presentation adopted by Vast.
The unaudited pro forma combined financial information has been derived from and should be read in conjunction with Vast’s and NETC’s financial statements and related notes, as applicable, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Accounting Treatment
The Business Combination was accounted for as a capital reorganization. Under this method of accounting, NETC was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Vast issuing shares at the Closing for the net liabilities of NETC as of the Closing Date, accompanied by a recapitalization. The net liabilities of NETC were stated at historical cost, with no goodwill or other intangible assets recorded.
Vast was determined to be the accounting acquirer based on the following:
•
As described below under “Basis of Pro Forma Presentation”, Vast’s previous majority shareholder has a majority voting interest;

•
AgCentral, a Legacy Vast shareholder, has the ability to nominate the majority of the members of the board of directors;

•
The existing senior management of Vast continues to be the senior management following the Business Combination;

•
The business of Vast comprises the ongoing operations following the Business Combination; and

•
Vast was the larger entity, both in terms of substantive operations and number of employees.

The Business Combination was not within the scope of IFRS 3 because NETC did not meet the definition of a business in accordance with IFRS 3. Rather, the Business Combination was accounted for within the scope of IFRS 2. Any excess of fair value of equity issued to participating shareholders of NETC over the fair value of NETC’s identifiable liabilities acquired represented compensation for the service of a stock exchange listing, which was expensed as incurred.
Basis of Pro Forma Presentation
The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures About Acquired and Disposed Businesses”.
The unaudited pro forma consolidated statement of financial position has been prepared to give effect to the Business Combination and related transactions summarized below as if they had been consummated on June 30, 2023. The unaudited pro forma combined statement of profit or loss for the year ended June 30, 2023 gives effect to the Business Combination and related transactions summarized below as if they had been consummated on July 1, 2022:
•
the merger of NETC with and into Merger Sub, a wholly owned subsidiary of Vast, with NETC surviving the merger as a wholly-owned subsidiary of Vast;

•
the completion of the Vast pre-closing reorganization, which included the Existing Convertible Note Conversion, the MEP Share Conversion, and the Vast Split Adjustment;

•
the exchange of all outstanding Founder Shares into 3.0 million Ordinary Shares, and all outstanding NETC Class A Shares that were not redeemed by the Class A shareholders into an equivalent number of Ordinary Shares;

•
the exchange of all outstanding NETC Warrants into an equal number of Vast Warrants, with substantially the same terms;

•
the entry into Equity Subscription Agreements and a Notes Subscription Agreement (including the October Notes Subscription Agreement) by Nabors Lux and AgCentral to purchase up to $15.0 million each ($30.0 million combined) of Ordinary Shares for $10.20 per share through the issuance of up to $5.0 million to AgCentral and $7.5 million to Nabors Lux ($12.5 million combined of Senior Convertible Notes from time to time beginning on the date of signing of the Business Combination Agreement and ending on the Closing date and $10.0 million to AgCentral and $7.5 million to Nabors Lux ($17.5 million combined) of committed subscriptions under the PIPE Financing to be funded on the Closing Date. As of June 30, 2023, Nabors Lux and AgCentral funded $7.5 million of the aggregate commitment for Senior Convertible Notes. Accordingly, as of June 30, 2023, there was a balance of $22.5 million funds to be received;

•
the entry into various agreements with CAG, under which CAG committed to invest $7.0 million of PIPE Financing. CAG and Vast agreed that this commitment would be satisfied by CAG’s purchase of Class A common stock of NETC from existing NETC stockholders who previously elected to redeem their shares in connection with the business combination and whose redemption election would be reversed;

•
the entry into the Nabors Backstop Agreement (as amended by the amendment to the Nabors Backstop Agreement dated December 7, 2023) by Nabors Lux to provide $10.0 million backstop to Vast to underwrite the potential investment by additional investors provided that the amount of the backstop be reduced dollar-for-dollar by (a) the balance of cash remaining in the Trust Account after giving effect to any redemptions of NETC Class A Common Stock by NETC public stockholders and (b) amounts invested by additional third parties (other than Nabors, AgCentral, CAG, EDF and their respective affiliates);

•
the entry into the EDF Note Purchase Agreement to purchase a promissory note with an aggregate principal amount of EUR 10.0 million (equivalent to approximately $10.9 million on December 18, 2023);

•
the issuance of 171,569 Ordinary Shares to Guggenheim Securities as consideration for its services; and

•
the issuance of 1.5 million Ordinary Shares as Accelerated Earnback Shares pursuant to the Nabors Backstop Agreement and issuance of 350,000 Ordinary Shares as Incremental Funding Commitment Fee pursuant to the October Notes Subscription Agreement.

During the Earnout Period, Vast may issue up to an aggregate of 2.4 million additional Ordinary Shares to NETC Sponsor in three equal tranches and up to an aggregate of 1.3 million Ordinary Shares to Legacy Vast shareholders in three equal tranches, upon the occurrence of each Triggering Event.
Additionally, Vast may also issue 1.5 million Ordinary Shares to Legacy Vast shareholders upon receiving a notice to proceed under a contract for the procurement of a concentrated solar power plant at Port Augusta, in South Australia. Please see the section entitled “Certain Relationships and Related Persons Transactions — Earnout” for additional information.
The following summarized the number of Ordinary Shares outstanding:
Weighted average shares outstanding — basic and diluted
	Ownership in shares	%
Legacy Vast shareholders(1)	20,499,999	68.4
Former NETC public stockholders(2)	804,616	2.6
NETC initial stockholders(3)	4,500,000	15.0
Shares issued to Nabors Lux and AgCentral in connection with financing transactions(4)	3,315,700	11.1
Shares issued as settlement of transaction expenses(5)	171,569	0.6
Shares issued to Nabors Lux pursuant to Nabors Backstop(6)	681,620	2.3
Total	29,973,504	100.0

(1)
Assumes that no Earnout Shares are issued to the Legacy Vast shareholders.

(2)
Pursuant to the Business Combination Agreement, each share of NETC Class A Common Stock (other than Redemption Shares) issued and outstanding immediately prior to the Effective Time will be exchanged for a number of Ordinary Shares equal to the Exchange Ratio. Includes 633,250 shares of NETC Class A Common Stock purchased by CAG to satisfy its’ financing obligations.

(3)
Assumes no Sponsor Earnback Shares are issued. Includes 1,500,000 Ordinary Shares issued to NETC Sponsor as Accelerated Earnback Shares and 129,911 Ordinary Shares issued upon conversion of the Founder Shares transferred to CAG prior to the Business Combination in connection with CAG’s investments.

(4)
Includes shares issued in connection with the Equity Subscription Agreements and the Notes Subscription Agreements. Also includes 350,000 Ordinary Shares issued as Incremental Funding Commitment Fee.

(5)
Shares to Guggenheim Securities issued as settlement for transaction expenses.

(6)
Nabors Lux’s backstop commitment to provide a $10.0 million backstop reduced dollar-for-dollar by (a) the balance of cash remaining in the Trust Account after giving effect to any redemptions of NETC Class A Common Stock by NETC public stockholders and (b) amounts invested by additional investment (other than Nabors, AgCentral, CAG’s Subscription Agreement investment, EDF and their respective affiliates) which resulted in $7.0 million of the backstop to be funded.

Unaudited Pro Forma Combined Statement of Financial Position
As of June 30, 2023
(In thousands)
	Vast Solar (IFRS)	NETC (US GAAP)	NETC Historical Financials adjustments (See Note 2)		NETC (US GAAP) — Pro Forma	IFRS conversion and alignment (See Note 3)		Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents
	2,060	765	—		765	—		106,628	A	19,937
	—	—	—		—	—		(4,455)	B	—
	—	—	—		—	—		(9,267)	C	—
	—	—	—		—	—		(5,460)	F	—
	—	—	—		—	—		22,500	J	—
	—	—	—		—	—		(4,830)	M	—
	—	—	—		—	—		(104,769)	H	—
	—	—	—		—	—		(2,863)	N	—
	—	—	—		—	—		(5,097)	O	—
	—	—	—		—	—		6,850	R	—
	—	—	—		—	—		6,953	S	—
	—	—	—		—	—		10,922	T	—
Trade and other receivables	314	—	—		—	—		—		314
R&D tax incentive receivable	638	—	—		—	—		—		638
Prepaid expenses	44	188	—		188	—		—		232
Total current assets	3,056	953	—		953	—		17,112		21,121
Non-current assets
Investments held in Trust	—	105,444	1,184	a	106,628	—		(106,628)	A	—
Investment in joint venture accounted for using the equity method	1,300	—	—		—	—		—		1,300
Loans and advances to related parties	225	—	—		—	—		—		225
Property, plant and equipment	30	—	—		—	—		—		30
Right-of-use-assets	45	—	—		—	—		—		45
Total non-current assets	1,600	105,444	1,184		106,628	—		(106,628)		1,600
Total assets	4,656	106,397	1,184		107,581	—		(89,516)		22,721
Liabilities
Current liabilities
Borrowings	19,812	—	—		—	—		(19,812)	I	—
Trade and other payables	5,622	—	—		—	1,667	iii	(5,097)	O	2,192
Accounts payable and accrued liabilities	—	758	—		758	(758)	iii	—		—
Due to related party	—	909	—		909	(909)	iii	—		—
Income taxes payable	—	11	—		11	—		—		11
Convertible promissory note	—	3,646	1,184	a	4,830	—		(4,830)	M	—
Contract liabilities	2	—	—		—	—		—		2
Lease liabilities	26	—	—		—	—		—		26
Deferred consideration payable	955	—	—		—	—		—		955
Provisions	183	—	—		—	—		—		183
Derivative financial instruments	18	—	—		—	—		149,800	G	—
	—	—	—		—	—		(149,818)	I	—
Total current liabilities	26,618	5,324	1,184		6,508	—		(29,757)		3,369
See accompanying notes to the unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Statement of Financial Position (Continued)
As of June 30, 2023
(In thousands)
	Vast Solar (IFRS)	NETC (US GAAP)	NETC Historical Financials adjustments (See Note 2)		NETC (US GAAP) — Pro Forma	IFRS conversion and alignment (See Note 3)		Transaction Accounting Adjustments		Pro Forma Combined
Non-current liabilities
Deferred legal fees	—	5,460	—		5,460	—		(5,460)	F	—
Lease liabilities	28	—	—		—	—		—		28
Provisions	117	—	—		—	—		—		117
Warrant liabilities	—	—	—		—	4,405	ii	—		4,405
Borrowings	7,134	—	—		—	—		(7,134)	Q	—
		—	—		—	—		10,922	T	10,922
Borrowings – Nabors Backstop	—	—	—		—	—		6,953	S	6,953
Derivative financial instruments	174	—	—		—	—		1,508	P	—
		—	—		—	—		(1,682)	Q	—
Class A common stock subject to possible redemption	—	—	—		—	106,206	i	(106,206)	E	—
Total non-current liabilities	7,453	5,460	—		5,460	110,611		(101,099)		22,425
Total liabilities	34,071	10,784	1,184		11,968	110,611		(130,856)		25,794
Commitments and Contingencies
Class A common stock, $0.0001 par value; 9,850,641 shares subject to redemption at $10.82 per share	—	105,022	1,184	a	106,206	(106,206)	i	—		—
Equity
Class F common stock, $0.0001 par value; 50,000,000 shares authorized; 6,900,000 shares issued and outstanding	—	1	—		1	(1)	iii	—		—
Class F common stock	—	—	—		—	25	iii	(25)	K	—
Issued capital	2,354	—	(1,184)	a	(1,184)	—		22,500	J	294,352
	—	—	—		—	—		(308)	B	—
	—	—	—		—	—		2,057	C	—
	—	—	—		—	—		106,206	E	—
	—	—	—		—	—		(25,163)	D	—
	—	—	—		—	—		25	K	—
	—	—	—		—	—		174,225	I	—
	—	—	—		—	—		(2,863)	N	—
	—	—	—		—	—		(104,769)	H	—
	—	—	—		—	—		105,606	L	—
	—	—	—		—	—		8,816	Q	—
	—	—	—		—	—		6,850	R	—
Share-based payment reserve	4	—	—		—	—		(4)	I	—
Reserves
– Foreign Currency translation reserve	3,285	—	—		—	—		—		3,285
– Capital contribution reserve	4,591	—	—		—	—		(4,591)	I	—
Accumulated losses	(39,649)	(9,410)	—		(9,410)	(24)	iii	25,163	D	(300,710)
	—	—	—		—	(4,405)	ii	(4,147)	B	—
	—	—	—		—	—		(11,324)	C	—
	—	—	—		—	—		(105,606)	L	—
			—		—	—		(1,508)	P	—
	—	—	—		—	—		(149,800)	G	—
Total equity	(29,415)	(9,409)	(1,184)		(10,593)	(4,405)		41,340		(3,073)
Total liabilities and equity	4,656	106,397	1,184		107,581	—		(89,516)		22,721
See accompanying notes to the unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Statement of Profit or Loss For
the Twelve Months Ended June 30, 2023
(In thousands, except per share data)
	Vast Solar (IFRS)	NETC (US GAAP)	IFRS conversion and alignment		Transaction Accounting Adjustments		Pro Forma Combined
Revenue from customers	268	—	—		—		268
Grant revenue	651	—	—		—		651
Total Revenue	919	—	—		—		919
Employee benefits expenses	2,984	—	—		—		2,984
Consultancy expenses	2,134	—	—		—		2,134
Administrative and other expenses	8,080	6,714	—		(180)	BB	124,367
	—	—	—		105,606	EE	—
	—	—	—		4,147	CC	—
Raw materials and consumables used	600	—	—		—		600
Depreciation expense	49	—	—		—		49
Finance costs, net	2,518	—	—		(2,166)	DD	680
	—	—	—		328	GG	—
Interest income	—	(8,750)	—		8,750	AA	—
Share of loss of jointly controlled entities	254	—	—		—		254
(Gain)/loss on derivative financial instruments (including warrants)	(105)	—	(2,753)	FF	—		(2,753)
	—	—	—		105	DD	—
Total expenses (income)	16,514	(2,036)	(2,753)		116,590		128,315
Net (loss) income before income tax	(15,595)	2,036	2,753		(116,590)		(127,393)
Income tax benefit (expense)	378	(1,861)	—		—		(1,483)
Net income (loss)	(15,217)	175	2,753		(116,590)		(128,879)
Class A
Weighted average shares outstanding basic and diluted	25,129	24,300					29,974
Net income (loss) per share – basic and diluted	(0.61)	0.01					(4.30)
Class F
Weighted average shares outstanding basic and diluted		6,900
Net income (loss) per share – basic and diluted		0.01
See accompanying notes to the unaudited pro forma combined financial information.

Notes to the Unaudited Pro Forma Combined Financial Information
1.   Basis of the presentation
The unaudited pro forma combined statement of financial position as of June 30, 2023 assumes that the Business Combination occurred on June 30, 2023. The unaudited pro forma combined statement of profit or loss for the twelve months ended June 30, 2023 presents the pro forma effect of the Business Combination as if they had been completed on July 1, 2022. These periods are presented on the basis that Vast is the accounting acquirer.
The historical financial information of Vast was derived from Vast’s audited consolidated financial statements as of and for the year ended June 30, 2023, included elsewhere in this Prospectus. The historical financial information of NETC was derived from the historical audited financial statements of NETC as of December 31, 2022 and for the year ended December 31, 2022 and the related notes; and the historical unaudited financial statements of NETC as of and for the six-months ended June 30, 2023 and the related notes (not included herein). This information should be read together with Vast’s and NETC’s financial statements and related notes, as applicable, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Vast’s historical consolidated financial statements are prepared in accordance with IFRS, as issued by the IASB. The historical financial statements of NETC were prepared in accordance with U.S. GAAP and, for purposes of the unaudited pro forma combined financial information, have been converted to IFRS on a basis consistent with the accounting policies and presentation adopted by Vast.
The unaudited pro forma combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures About Acquired and Disposed Businesses”. NETC and Vast have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The adjustments presented in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an understanding of Vast upon consummation of the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Vast believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. Vast management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.
2.   Adjustments to NETC’s Historical Financial Statement
The historical financial information of NETC has been adjusted to give effect to the below event that occurred after June 30, 2023 but prior to the proposed business combination.
a)   Reflects the receipt of extension fees into NETC’s Trust Account through the convertible promissory note of $1.2 million issued by NETC on August 16, 2023, September 14, 2023, October 13, 2023 and November 16, 2023. The proceeds of the convertible promissory notes were used by NETC to extend the time for NETC to complete the Business Combination for four one-month periods from August 18, 2023 to December 18, 2023.
3.   Conversion and Reclassification of NETC’s Financial Statement to IFRS
The historical financial information of NETC has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma combined financial information.

i)
to reclassify NETC’s historical mezzanine equity (Class A common stock subject to redemption) to Non-current financial liabilities under IAS 32.

ii)
to reclassify the NETC Warrants to be accounted for as liabilities in accordance with IAS 32 following consummation of the Business Combination, and accordingly, will be subject to ongoing mark-to-market adjustments through the statement of profit or loss.

iii)
to align NETC’s historical financial information in accordance with the presentation of Vast’s historical financial information and adjust NETC’s Class F common stock accounting for IFRS.

4.   Adjustments to Unaudited pro forma Combined Statement of Financial Position as of June 30, 2023.
The adjustments included in the unaudited proforma combined statement of financial position as of June 30, 2023 are as follows:
A.
Reflects the liquidation and reclassification of $106.6 million of investments held in the Trust Account to cash and cash equivalents that became available for general corporate use following the Closing.

B.
Reflects remaining estimated transaction costs expected to be incurred by Vast of approximately $4.5 million, for legal, accounting and advisory services in connection with the Business Combination and related transactions. None of these fees have been accrued as of the pro forma balance sheet date. The amount of $4.2 million is reflected as an adjustment to accumulated losses. The remaining $0.3 million of these costs represents equity issuance costs included in Issued Capital.

C.
Reflects remaining estimated transaction costs expected to be incurred by NETC of approximately $11.3 million, for legal, accounting and advisory services in connection with the Business Combination and related transactions of which approximately $2.1 million will be settled by a new issuance of 171,569 Ordinary Shares to Guggenheim Securities. None of these fees have been accrued as of the pro forma balance sheet date. In line with the treatment of the Business Combination as a capital reorganization, the NETC transaction costs will be expensed when incurred. The NETC estimated transaction costs excludes the deferred legal fees included in note (F).

D.
Represents the elimination of NETC’s historical capital deficit after recording the transaction costs to be incurred by NETC’s as described in note (C) above.

E.
Reflects the reclassification of Class A Common Stock subject to possible redemption to permanent equity immediately prior to the Closing. 9.9 million outstanding Class A shares were reclassified to equity as part of this adjustment.

F.
Reflects the payment of deferred legal fees incurred by NETC that will become due following the Closing.

G.
Reflects a mark to market adjustment for the embedded derivative related to the Existing Convertible Notes and loan from shareholder. The associated changes in fair value of the embedded derivative of $149.8 million was calculated based on, amongst other assumptions, the management’s allocation of 2,036,901 Ordinary Shares to be held by holders of MEP Shares that were outstanding as of June 30, 2023, and the fair value of $11.99 per Ordinary Shares. If any incremental MEP Shares are granted subsequent to June 30, 2023, the Company would recognize a separate share-based payment charge accordingly as a new grant, and such charge would offset the associated changes in the fair value of the embedded derivative.

H.
Reflects the redemption amounts of approximately 9.7 million NETC Class A Common Stock for an aggregate redemption price of $104.8 million at a redemption price of $10.82 per share in connection to the NETC shareholders’ vote with respect to the Business Combination.

I.
Represents adjustment to reflect the exchange of each of the Existing Convertible Notes, each outstanding Legacy Vast share, and each outstanding MEP Share, for 20,499,999 shares of Ordinary Vast Shares.

(in thousands)
Existing historical Vast shares, Existing Convertible Notes and MEP eliminated:
Convertible debt & shareholder loan	$19,812
Capital contribution reserve	4,591
Derivative financial instruments	149,818
Existing MEP shares	4
Increase in issued capital	$174,225

J.
Includes aggregate purchases of $30.0 million of Ordinary Shares by Nabors Lux and AgCentral pursuant to the Equity Subscription Agreements and the Notes Subscription Agreements (including the October Notes Subscription Agreement) at $10.20 per share funded through the issuance of up to $5.0 million to AgCentral and $7.5 million to Nabors Lux ($12.5 million combined) of Senior Convertible Notes from time to time beginning on the date of signing of the Business Combination Agreement and ending on the Closing Date and $10 million to AgCentral and $7.5 million to Nabors Lux ($17.5 million combined) of committed subscriptions under the PIPE Financing to be funded on the Closing Date. Nabors Lux and AgCentral will receive a number of Ordinary Shares equal to the amount of their investment divided by $10.20 per share, or an aggregate of approximately 2.9 million Ordinary Shares. As of June 30, 2023, Nabors Lux and AgCentral funded $7.5 million of the aggregate commitment for Senior Convertible Notes. Accordingly, the adjustment represents the balance of $22.5 million funds to be received and to be converted to Ordinary Shares upon Closing.

K.
Represents the elimination of NETC Class F Common Stock, which was historically issued at $25,000.

L.
The Transaction is accounted for in accordance with IFRS 2 with an expense reflected for the difference between the fair value of the Ordinary Shares issued to NETC shareholders as compared to the fair value of NETC’s net assets or liabilities, as relevant, contributed.

The estimated fair value of the equity instruments issued to NETC shareholders considers the impact of Ordinary Shares issuable to Legacy Vast shareholders upon the occurrence of the Triggering Events or earlier, upon a change of control in accordance with the earnout provisions. Please see the section entitled “Certain Relationships and Related Persons Transactions — Earnout” for additional information on such provisions. Since there is no service condition attached to these Earnout Shares, their impact is taken immediately by reducing the fair value of the Ordinary Shares issued to NETC’s shareholders.
The fair value of share consideration of $82.8 million and NETC’s net liabilities of approximately $22.8 million result in an excess of the fair value of the shares issued over the value of the net monetary assets acquired of approximately $105.6 million. The difference is reflected as a transaction expense of approximately $105.6 million for the services provided by NETC in connection with the listing. The fair value calculation of approximately $82.8 million is based on the estimated fair value of Ordinary Shares issued to NETC shareholders in connection with the Business Combination, including an estimated fair value of the Earnout Shares for NETC of $22.6 million.
(In thousands)
Ordinary Shares issued in exchange for the following:
NETC classes of stock:
Class A Common Stock	171
Class F Common Stock	3,000
Accelerated Earnback Shares and Incremental Funding Commitment Fee	1,850
Ordinary Shares issued	5,021

Fair value of Vast shares issued in exchange for NETC shares valued at $11.99 per share(a)	$60,202
Fair value of earnout for NETC Sponsor(b)	22,576
Fair value of share consideration	82,778
Adjusted NETC’s net liabilities(c)	22,828
Transaction expense	$105,606

The expense ultimately recorded by Vast in accordance with IFRS may differ materially from the amounts presented in the unaudited pro forma combined financial information, due to changes in the fair value of the equity of the combined entity, including the value of Ordinary Shares and Vast Warrants.
(a)
Fair value determined based on a quoted market price of $11.99 per Ordinary share at closing as of December 19, 2023.

(b)
The estimated fair value of the Earnout Shares for NETC of $22.6 million was based on the fair value of 2.4 million Ordinary Shares that may be issued to NETC Sponsor upon the achievement of certain price targets during a certain period. The grant-date fair value has been measured using Monte Carlo Simulation using the following significant inputs:

December 19, 2023
Share price at closing	$11.99
Expected volatility	25.0%
Expected dividend	0.0%
Risk-free rate	3.90%

(c)
The table below includes the adjusted NETC’s net liabilities reconciliation

Total assets	107,581
Total current liabilities	(6,508)
Deferred legal fees	(5,460)
Warrant liabilities	(4,405)
NETC cash transaction costs	(9,267)
Redemptions of Trust Account	(104,769)
Net Liabilities	(22,828)

M.
Reflects the cash repayment of NETC’s convertible promissory notes upon Closing.

N.
Reflects the cash payment of the U.S. Federal Government Inflation Reduction Act of 2022 1% excise tax for the repurchases of stock. The Inflation Reduction Act imposes a 1% excise tax on the fair market value of stock repurchases made by covered corporations (including domestic corporations) after December 31, 2022.

O.
Reflects the cash repayment of trade and other payables in relation to the transaction costs of the Business Combination outstanding as of June 30, 2023.

P.
Reflects a mark to market adjustment for the embedded derivative related to the Senior Convertible Note.

Q.
Represents adjustment to reflect the exchange of the Senior Convertible Note for 735,294 shares of Ordinary Vast Shares.

R.
Represents the entry into various agreements entered into with CAG to purchase $7.0 million of Class A common stock of NETC from existing NETC stockholders who previously elected to redeem their shares in connection with the business combination and whose redemption election would be reversed. This resulted in the purchase of 633,250 Class A common shares. In connection with CAG’s investment, CAG also received an additional 129,911 Ordinary Shares of Vast and a subscription fee of $150,000.
S.
Represents agreement entered into with Nabors Lux to provide a $10.0 million backstop which will be reduced dollar-for-dollar by (a) the balance of cash remaining in the Trust Account after giving effect to any redemptions of NETC Class A Common Stock by NETC public stockholders and (b) amounts invested by additional investment (other than Nabors, AgCentral, CAG’s Subscription Agreement investment, EDF and their respective affiliates), which resulted in $7.0 million of the backstop to be funded. Under the terms of the Shareholder and Registration Rights Agreement, if the Company completes a Superior Capital Raise prior to the six-month anniversary of the Closing, and to Specified Investors during the following three months, the shares issued to Nabors in exchange for their investment under the Nabors Equity Backstop Agreement may be redeemable for debt or equity instruments of the Company. As this contingent settlement feature is outside the control of the Company, it does not have the unconditional right to avoid delivering a financial asset, which may be a debt instrument. As such, the anticipated accounting treatment is that these shares would be classified as a financial liability carried at fair value through profit or loss. For purposes of the pro forma financial information the liability has been recognized equal to the cost of Nabors initial investment as Borrowings — Nabors Backstop.

T.
Represents the entry into a note purchase agreement with EDF to purchase a promissory note with an aggregate principal amount of EUR 10.0 million (equivalent to $10.9 million on December 18, 2023).

5.   Adjustments to Unaudited Pro Forma Combined Statement of Profit or Loss for the Twelve Months Ended June 30, 2023.
The adjustments to the unaudited pro forma combined statement of profit or loss for the twelve months ended June 30, 2023 are as follows:
AA.
To eliminate interest income related to the investments held in the Trust Account which will be released upon Closing.

BB.
To eliminate administrative fees related to NETC’s office space, utilities and general administrative services pursuant to an administrative services agreement, which terminates on the consummation of the Business Combination.

CC.
To reflect the recognition of transaction costs incurred by Vast, as described in note (B) above, during the year ended June 30, 2023. These costs are a nonrecurring item.

DD.
To eliminate effective interest cost and fair value change in derivatives in association with the conversion of all of the outstanding Existing Convertible Notes for Ordinary Shares, as if the conversion had occurred on July 1, 2022.

EE.
To reflect share-based compensation expense recognized in accordance with IFRS 2, for the difference between the fair value of Ordinary Shares issued and the fair value of NETC’s identifiable net assets or liabilities, as relevant, as described in note (L) above. These costs are a nonrecurring item.

FF.
To reflect the mark to market change in the value of the NETC Warrants, as if they had been classified as derivative liabilities since issuance.

GG.
To reflect interest expense calculated at 3% coupon rate per annum, in connection with EDF Note Purchase Agreement.

6.   Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since July 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.
Pro forma net loss (in thousands)	(128,879)
Net loss per share – basic and diluted	(4.30)
Weighted average shares outstanding – basic and diluted
Legacy Vast shareholders(1)	20,499,999
Former NETC public stockholders(2)	804,616
NETC initial stockholders(3)	4,500,000
Shares issued to Nabors Lux and AgCentral in connection with financing transactions(4)	3,315,700
Shares issued as settlement of transaction expenses(5)	171,569
Shares issued to Nabors Lux pursuant to Nabors Backstop(6)	681,620
Total	29,973,504

(1)
Assumes that no Earnout Shares are issued to the Legacy Vast shareholders.

(2)
Pursuant to the Business Combination Agreement, each share of NETC Class A Common Stock (other than Redemption Shares) issued and outstanding immediately prior to the Effective Time will be exchanged for a number of Ordinary Shares equal to the Exchange Ratio. Includes 633,250 shares of NETC Class A Common Stock purchased by CAG to satisfy its financing obligations.

(3)
Assumes no Sponsor Earnback Shares are issued. Includes 1,500,000 Ordinary Shares issued to NETC Sponsor as Accelerated Earnback Shares and 129,911 Ordinary Shares issued upon conversion of the Founder Shares transferred to CAG prior to the Business Combination in connection with CAG’s investments.

(4)
Includes shares issued in connection with the Equity Subscription Agreements and the Notes Subscription Agreements. Also includes 350,000 Ordinary Shares issued as Incremental Funding Commitment Fee.

(5)
Shares issued to Guggenheim Securities as settlement for transaction expenses.

(6)
Nabors Lux’s backstop commitment to provide a $10.0 million backstop reduced dollar-for-dollar by (a) the balance of cash remaining in the Trust Account after giving effect to any redemptions of NETC Class A Common Stock by NETC public stockholders and (b) amounts invested by additional investment (other than Nabors, AgCentral, CAG’s Subscription Agreement investment, EDF and their respective affiliates) which resulted in $7.0 million of the backstop to be funded.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of the material U.S. federal income tax considerations for the acquisition, ownership and disposition of Ordinary Shares and Vast Warrants (collectively, the “Vast Securities”) by a U.S. Holder (as defined below). This discussion applies only to a U.S. Holder that acquires Vast Securities in this offering and that holds such securities as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rules and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements set forth herein. The Company has not sought, and do not intend to seek, any rulings from the IRS with respect to the statements made and the positions or conclusions described in this discussion. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements, positions and conclusions. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
The following discussion does not purport to be a complete analysis of all potential tax effects resulting from the purchases and sales pursuant to this Prospectus or the ownership of Vast Securities. Furthermore, it does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws, any tax treaties or any tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:
•
banks, insurance companies or other financial institutions;

•
tax-exempt or governmental organizations;

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•
dealers in securities or foreign currencies;

•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•
traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•
“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•
persons deemed to sell Vast Securities under the constructive sale provisions or the wash sale provisions of the Code;

•
persons that acquired Vast Securities through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•
persons that hold Vast Securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•
certain former citizens or long-term residents of the United States;

•
except as specifically provided below, persons that actually or constructively hold 5% or more (by vote or value) of any class of shares of Vast;

•
holders of Private Warrants; and

•
the Company’s officers or directors and the RRA Parties.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Vast Securities, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the status and activities of the partnership and upon certain determinations made at the partner level. Accordingly, partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Vast Securities should consult with their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.
HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL NON-INCOME TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
For purposes of this discussion, a “U.S. Holder” is a holder that, for U.S. federal income tax purposes, is a beneficial owner of Vast Securities and is:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Material U.S. Federal Income Tax Considerations for U.S. Holders with Respect to the Ownership and Disposition of Vast Securities
Dividends and Other Distributions on Ordinary Shares
Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” the gross amount of distributions (i.e., before reduction for withholding taxes, if any) on Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of the Company’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Ordinary Shares and will be treated as described below under the heading “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Vast Securities.”
Amounts treated as dividends that the Company pays to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if Ordinary Shares are readily tradable on an established securities market in the United States or the Company is eligible for benefits under an applicable tax treaty with the United States, and, in each case, the Company is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met.
The amount of any dividend distribution paid in Australian dollars or other non-U.S. currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.
Subject to certain conditions and limitations, non-refundable withholding taxes (at a rate not in excess of any applicable tax treaty rate), if any, on dividends paid by the Company may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. Notwithstanding the foregoing, under Section 904(h) of the Code, dividends paid by a non-U.S. corporation that is treated as 50% or more owned, by vote or value, by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes, to the extent the non-U.S. corporation earns U.S. source income. In general, the application of Section 904(h) of the Code may adversely affect a U.S. person’s ability to use foreign tax credits. Although it is not currently expected that the Company is currently or would in the foreseeable future be 50% or more owned, by vote or value, by U.S. persons, this conclusion is a factual determination and is subject to change; no assurance can be given that the Company may not be treated as 50% or more owned by U.S. persons for purposes of Section 904(h) of the Code in any future year. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any Australian (or any other non-U.S.) income tax imposed with respect to their Ordinary Shares, in computing their taxable income, subject to generally applicable limitations under U.S. federal income tax law. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Vast Securities
Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, taxable exchange or other taxable disposition of Vast Securities, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized (i.e., sum of the amount of cash and the fair market value of any other property received in such sale, taxable exchange or other taxable disposition, in each case before reduction for withholding taxes, if any) and (ii) the U.S. Holder’s adjusted tax basis in such Vast Securities (determined as described above or below). Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Vast Securities exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.
If Vast Securities are sold, exchanged or otherwise disposed of in a taxable transaction for Australian dollars or other non-U.S. currency, the amount realized generally will be the U.S. dollar value of the Australian dollars or other non-U.S. currency received based on the spot rate in effect on the date of sale, taxable exchange or other taxable disposition. If a U.S. Holder is a cash method taxpayer and the Vast Securities are traded on an established securities market, Australian dollars or other non-U.S. currency paid or received by such U.S. Holder will be translated into U.S. dollars at the spot rate on the settlement date of the sale. An accrual method taxpayer may elect the same treatment with respect to the sale of Vast Securities traded on an established securities market, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the IRS. Australian dollars or other non-U.S. currency received on the sale, taxable exchange or other taxable disposition of Vast Securities generally will have a tax basis equal to its U.S. dollar value as determined pursuant to the rules above. Any gain or loss recognized by a U.S. Holder on a sale, taxable exchange or other taxable disposition of the Australian dollars or other non-U.S. currency will be ordinary income or loss and generally will be U.S.-source gain or loss.
If any Australian tax is imposed on the sale or other disposition of Vast Securities, a U.S. Holder’s amount realized will include the gross amount of the proceeds of the sale or other disposition before deduction of the Australian tax. See “— Material Australian Tax Considerations  — Australian Resident Shareholders — Capital Gains Tax (“CGT”) implications” and “— Material Australian Tax Considerations — Non-Australian resident shareholders — CGT Implications” for a description of when a disposition may be subject to taxation by Australia. U.S. Holders should consult their own tax advisors concerning the creditability or deductibility of any Australian income tax imposed on the disposition of Vast Securities in their particular circumstances.
Exercise, Lapse or Redemption of a Public Warrant
A U.S. Holder generally will not recognize gain or loss upon the acquisition of an Ordinary Share on the exercise of a Public Warrant for cash. A U.S. Holder’s tax basis in an Ordinary Share received upon exercise of a Public Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Public Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for an Ordinary Share received upon exercise of the Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Public Warrant and will not include the holding period during which the U.S. Holder held the Public Warrant. If a Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Public Warrant.
The tax consequences of a cashless exercise of a Public Warrant are not clear under current tax law. Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in Ordinary Shares received would equal the U.S. Holder’s basis in the Public Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the Ordinary Shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the Public Warrants. In either case, the holding period would not include the period during which the U.S. Holder held the Public Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Ordinary Shares would include the holding period of the Public Warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain, or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Public Warrants representing the number of Ordinary Shares having a value equal to the exercise price for the total number of Public Warrants to be exercised. In such case, subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” the U.S. Holder would recognize capital gain or loss with respect to the Public Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Ordinary Shares that would have been received in a regular exercise of the Public Warrants deemed surrendered and the U.S. Holder’s tax basis in the Public Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the Public Warrants deemed exercised and the aggregate exercise price of such Public Warrants. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares would commence on the date following the date of exercise or on the date of exercise of the Public Warrants. In either case, the holding period would not include the period during which the U.S. Holder held the Public Warrants. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurances which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Public Warrants.
Subject to the PFIC rules described below under “Material U.S. Federal Income Tax Considerations —Material U.S. Federal Income Tax Considerations for U.S. Holders with Respect to the Ownership and Disposition of Vast Securities — Passive Foreign Investment Company Rules,” if the Company redeems Public Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities — Warrants” or if the Company purchases Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations for U.S. Holders with Respect to the Ownership and Disposition of Vast Securities — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Vast Securities.”
Possible Constructive Distributions
The terms of each Public Warrant provide for an adjustment of Ordinary Shares for which the Public Warrant may be exercised or to the exercise price of the Public Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Public Warrant would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the U.S. Holder’s proportionate interest in the Company’s earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise of such Public Warrant) as a result of a distribution of cash or other property to holders of Ordinary Shares (which distribution is taxable to the U.S. Holders of such Ordinary Shares as described under “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations for U.S. Holders with Respect to the Ownership and Disposition of Vast Securities — Dividends and Other Distributions on Ordinary Shares” above). Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Public Warrant received a cash distribution from the Company equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a Public Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a Public Warrant.
Passive Foreign Investment Company Rules
The treatment of U.S. Holders of Ordinary Shares and Public Warrants could be materially different from that described above if the Company is treated as a PFIC for U.S. federal income tax purposes. A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
As of the date hereof, the Company has not made a determination as to its PFIC status for its current taxable year or any other taxable year. Whether the Company is treated as a PFIC for U.S. federal income tax purposes for any taxable year is a factual determination that can only be made after the close of such taxable year and, thus, is subject to significant uncertainty. Accordingly, there can be no assurance with respect to the Company’s status as a PFIC for its current taxable year or any future taxable year. In addition, the Company’s U.S. counsel expresses no opinion with respect to the Company’s PFIC status for the current taxable year or future taxable years.
Although the Company’s PFIC status is determined annually, a determination that the Company is a PFIC in a particular taxable year will generally apply for subsequent years to a U.S. Holder who held Vast Securities while the Company was a PFIC, whether or not the Company meets the test for PFIC status in those subsequent years (unless the U.S. Holder makes certain elections described below).
It is not entirely clear how various aspects of the PFIC rules apply to the Public Warrants. Section 1298(a)(4) of the Code provides that, to the extent provided in the U.S. Treasury regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of the PFIC rules. No final U.S. Treasury regulations are currently in effect under Section 1298(a)(4) of the Code. However, proposed U.S. Treasury regulations under Section 1298(a)(4) of the Code have been promulgated with a retroactive effective date (the “Proposed PFIC Option Regulations”). It is difficult to predict whether, in what form and with what effective date (whether retroactive or otherwise), the Proposed PFIC Option Regulations will be adopted as final Treasury Regulations or how any such final Treasury Regulations would apply. Each U.S. Holder is urged to consult its tax advisors regarding the possible application of the Proposed PFIC Option Regulations to an investment in the Public Warrants. Solely for discussion purposes, the following discussion assumes that the Proposed PFIC Option Regulations will apply to the Public Warrants.
If the Company is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Vast Securities and, in the case of Ordinary Shares, the U.S. Holder did not make either an applicable PFIC election (or elections), as further discussed below, for the first taxable year of the Company in which it was treated as a PFIC and in which the U.S. Holder held (or was deemed to hold) such shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Vast Securities and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).
Under these excess distribution rules:
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the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Vast Securities;

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the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the Company’s first taxable year in which the Company is a PFIC, will be taxed as ordinary income; and

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder, and an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

In general, if the Company is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of Ordinary Shares (but, under current law, not Public Warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election to include in income its pro rata share of the Company’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which the Company’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
If a U.S. Holder makes a QEF election with respect to its Ordinary Shares in a year after the Company’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold for U.S. federal income tax purposes, whether as a result of holding property exchanged therefor or otherwise) Ordinary Shares, then notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s Ordinary Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Ordinary Shares.
Under current law, a U.S. Holder may not make a QEF election with respect to its Public Warrants to acquire Ordinary Shares. As a result, under the Proposed PFIC Option Regulations, if a U.S. Holder sells or otherwise disposes of such Public Warrants (other than upon exercise of such Public Warrants) and the Company were a PFIC at any time during the U.S. Holder’s holding period of such Public Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such Public Warrants properly makes and maintains a QEF election with respect to the newly acquired Ordinary Shares (or has previously made a QEF election with respect to Ordinary Shares), the QEF election will apply to the newly acquired Ordinary Shares. Notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, might continue to apply with respect to such newly acquired Ordinary Shares due to a rule under the Proposed PFIC Option Regulations providing that shares acquired pursuant to the exercise of an option generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the option. If this rule were to be applicable, and as a result a U.S. Holder’s holding period in Ordinary Shares acquired pursuant the exercise of a Public Warrant included a prior period in which a QEF election was not in effect, then the U.S. Holder would generally need to make, in addition to a QEF election, a purging election under the PFIC rules to avoid the application of the excess distribution rules. U.S. Holders are urged to consult their tax advisors as to the application of this Proposed PFIC Option Regulations and the rules governing purging elections to their particular circumstances.
The QEF election is made on a shareholder-by-shareholder basis and once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
If a U.S. Holder has made a QEF election with respect to Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for the Company’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if the Company were a PFIC for any taxable year, a U.S. Holder of Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of the Company’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if the Company were not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to its Ordinary Shares for such a taxable year. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from the Company that provides the information necessary for U.S. Holders to make or maintain a QEF election. There can be no assurance that the Company will have timely knowledge of its status as a PFIC in the future or that the Company will timely provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make and maintain a QEF election with respect to the Ordinary Shares in the event the Company is treated as a PFIC for any taxable year.
Alternatively, if the Company were a PFIC and Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the application of the excess distribution rules discussed above if such U.S. Holder makes a “mark-to-market” election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income. Under current law, a mark-to-market election may not be made with respect to Public Warrants.
The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (on which Ordinary Shares are currently listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Ordinary Shares under their particular circumstances.

If the Company were a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if the Company receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that the Company will have timely knowledge of the status of any lower-tier PFIC or provide (or cause to be provided) information that may be required for a U.S. Holder to make or maintain a QEF election with respect to such lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.
The rules dealing with PFICs and with the QEF, purging and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Vast Securities are urged to consult their own tax advisors concerning the application of the PFIC rules to Vast Securities under their particular circumstances.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless the U.S. Holder is a corporation or other exempt recipient or, in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.
Additional Reporting Requirements
Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable U.S. dollar thresholds are required to report information to the IRS relating to such assets, subject to certain exceptions (including an exception for specified foreign financial assets held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 to their tax return, for each year in which they hold such assets. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Also, in the event a U.S. Holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related taxable year may not close until three years after the date on which the required information is filed. U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Vast Securities.
THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF VAST SECURITIES TO U.S. HOLDERS, AND IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, A U.S. HOLDER’S INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS, THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. JURISDICTION OR ANY APPLICABLE INCOME TAX TREATY. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF VAST SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ALTERNATIVE MINIMUM TAX AND OTHER TAX LAWS AND ANY APPLICABLE INCOME TAX TREATY (AND OF ANY POTENTIAL FUTURE CHANGES THERETO).

MATERIAL AUSTRALIAN TAX CONSIDERATIONS
This section provides a general, non-exhaustive summary of the Australian tax considerations generally applicable to our shareholders with respect to the ownership and disposition of Ordinary Shares. The tax treatment may vary depending on the nature and characteristics of each holder of Ordinary Shares and their specific circumstances. It is important that each shareholder seeks independent professional tax advice in relation to their particular circumstances.
The information provided below is not applicable to all shareholders. The comments deal only with the Australian taxation implications of the ownership and disposition of Ordinary Shares who hold their Ordinary Shares as investments on capital account. The comments do not apply to shareholders who:
•
hold their Ordinary Shares as revenue assets or trading stock (which will generally be the case if you are a bank, insurance company or carry on a business of share trading);

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hold their Ordinary Shares under an employee share scheme offered by the Company;

•
are under a legal disability; or

•
are assessed on gains and losses on the securities under the taxation of financial arrangements (“TOFA”) provisions in Division 230 of the Income Tax Assessment Act 1997 (Cth).

As outlined above, the Australian taxation implications of holding and disposing of shares in the Company will vary depending upon the particular circumstances of each holder of Ordinary Shares. This section does not purport to be a complete analysis or to identify all potential related tax consequences. The taxation overview does not constitute tax advice and should not be relied upon as such. Shareholders should seek and rely upon their own professional advice before concluding on the particular taxation treatment that will apply. Furthermore, the discussion below is general in nature and is based upon the Australian income tax laws, applicable case law, regulations and published rulings, determinations and statement of administrative practice of the Australian Taxation Office as at the date of this filing. During the period of ownership of the Ordinary Shares, the taxation laws of Australia, or their interpretation, may change (possibly with retroactive effect).
We do not accept any liability or responsibility in respect of any statement concerning taxation consequences, or in respect of the taxation consequences.
In addition, this summary does not constitute financial product advice as defined in the Corporations Act. This summary is confined to certain taxation matters, based on the relevant Australian tax laws in force, established interpretations of that law and understanding of the practice of the relevant tax authority at the date of this summary. This summary does not take into account the tax laws of countries other than Australia.
Australian Resident Shareholders — Dividends on Ordinary Shares
This section applies to dividends paid by the Company to shareholders who are residents of Australia for income tax purposes and hold their shares as investments on capital account.
Dividends paid by the Company on a share should constitute assessable income of an Australian tax resident shareholder. Australia has a franking system wherein dividends can be franked, and the shareholder receives a franking credit which effectively represents the corporate tax paid by the company. Dividends can be “fully franked”, “partially franked” or “unfranked” and the maximum franking credit is calculated at the corporate tax rate (for the Company, currently 30%).
Australian resident individuals and complying superannuation entities
Australian tax resident shareholders who are individuals or complying superannuation entities should include the dividend in their assessable income in the year the dividend is paid, together with any franking credit attached to that dividend.
Subject to the comments in relation to “Qualified Persons” below and new legislation which has recently been enacted as further described below, such shareholders should be entitled to a tax offset equal to the franking credit attached to the dividend. The tax offset can be applied to reduce the tax payable on the investor’s taxable income. Where the tax offset exceeds the tax payable on the investor’s taxable income, the investor should be entitled to a tax refund equal to the excess.
To the extent that the dividend is unfranked or unfrankable, an Australian individual shareholder will generally be taxed at their prevailing marginal rate on the dividend received (with no tax offset) and complying Australian superannuation entities will generally be taxed at the prevailing rate for complying superannuation entities on the dividend received (with no tax offset).
Corporate Shareholders
Corporate shareholders are required to include both the dividend and the associated franking credits (if any) in their assessable income.
Subject to the comments in relation to “Qualified Persons” below and new legislation which has just been introduced into Federal Parliament (but not yet passed), corporate shareholders should be entitled to a tax offset up to the amount of the franking credit attached to the dividend.
An Australian resident corporate shareholder should be entitled to a credit in its own franking account to the extent of the franking credits attached to the distribution received. This will allow the corporate shareholder to pass on the franking credits to its investor(s) on the subsequent payment of franked dividends.
Excess franking credits received by corporate shareholders will not give rise to a refund entitlement for a company but can be converted into carry forward tax losses instead. This is subject to specific rules on how the carry forward tax loss is calculated and utilized in future years.
Trusts and partnerships
Australian tax resident shareholders who are trustees (other than trustees of complying superannuation entities, which are dealt with above) or partnerships are required to include any dividends and any franking credits in calculating the net income of the trust or partnership. Where a fully franked or partially franked dividend is received, an Australian resident trust beneficiary that is not under a legal disability and that is presently entitled to a share of the income of the trust estate in the relevant year of income, or the relevant partner in the partnership (as the case may be), will generally be taxed at the relevant prevailing tax rate on their share of the net income of the trust or partnership and may be entitled to a tax offset by reference to the beneficiary’s or partner’s share of the net income of the trust or partnership.
To the extent that the dividend is unfranked, an Australian trustee (other than trustees of complying superannuation entities) or partnerships, will be required to include the unfranked dividend in the net income of the trust or partnership. An Australian resident trust beneficiary that is not under a legal disability and that is presently entitled to a share of the income of the trust estate (and not acting in a capacity as trustee) in the relevant year of income, or the relevant partner in the partnership, will generally be taxed at the relevant prevailing tax rate on their share of the net income of the trust or partnership (with no tax offset).
Additional or alternative considerations may be relevant in relation to shareholders that are trustees of specific categories of trust under Australian tax law (such as managed investment trusts, AMITs, or public trading trusts).
The precise tax consequences for a trustee shareholder are a complex tax issue which requires analysis based on each shareholder’s individual circumstances and the terms of the relevant trust deed. Shareholders should obtain their own independent tax advice to determine these matters.
Qualified Persons and denial of franking credits
The benefit of franking credits can be denied where a shareholder is not a “qualified person”. Where that is the case, the shareholder will not be required to include an amount for the franking credits in their assessable income and will not be entitled to a tax offset.
Broadly, to be a qualified person, a shareholder must satisfy the ‘holding period rule’ and, if necessary, ‘the related payment rule’. These rules require a shareholder to hold the shares “at risk” and free of related payment obligations for a specified continuous period in order to qualify for franking credits on a franked distribution. A shareholder will not be taken to have held the Ordinary Shares ‘at risk’ in this context where, among other things, the shareholder holds ‘positions’ (such as options or other hedging arrangements) which materially diminish the risks of loss or opportunities for gain in respect of those Ordinary Shares by more than 70%. The holding period rule is subject to certain exceptions.
The qualified person rules operate on a last-in-first-out basis. This means that a shareholder will be deemed to have disposed of their most recently acquired Ordinary Shares for the purpose of applying the rules.
Whether a shareholder is a qualified person is a complex tax issue which requires analysis based on each shareholder’s individual circumstances. Shareholders should obtain their own tax advice to determine if these requirements have been satisfied.
Legislation has recently been enacted by Federal Parliament which seeks to deny the benefit of franking credits to out-of-cycle dividends paid to shareholders in circumstances where the dividends are funded (directly or indirectly) by the issuance of new equity interests. This legislation may apply to dividends received by shareholders from time to time.
Australian Resident Shareholders — Capital Gains Tax (“CGT”) implications
For Australian tax resident shareholders, who hold their Ordinary Shares on capital account, the future disposal of Ordinary Shares will give rise to a CGT event at the time which the legal and beneficial ownership of the Ordinary Shares are disposed of.
Shareholders will derive a capital gain on the disposal of their shares in the Company to the extent that the capital proceeds exceed the cost base of their Ordinary Shares. A capital loss will be made where the capital proceeds are less than the reduced cost base of their Ordinary Shares.
Where a capital loss is made, capital losses can only be offset against capital gains derived in the same or later income years. They cannot be offset against ordinary income nor carried back to offset net capital gains arising in earlier income years. Capital losses may be carried forward to future income years subject to the satisfaction of the Australian loss testing provisions.
Capital Proceeds
The capital proceeds of a future disposal of Ordinary Shares should generally be equal to any consideration received or deemed to have been received by the shareholder in respect to the disposal of their Ordinary Shares.
Cost base of Ordinary Shares
The cost base of an Ordinary Share held by a shareholder will generally be equal to the cost (in money or value of property) of acquiring the Ordinary Share, plus any incidental costs of acquisition and disposal (i.e., brokerage costs and legal fees). However, to the extent that a roll-over was obtained in relation to the acquisition of the Ordinary Shares under the Australian scrip for scrip rules, the cost base may be equal to the inherited cost base of the pre-existing shares (i.e., the original interests).
CGT Discount
The CGT discount may apply to shareholders that are Australian tax resident individuals, complying Australian superannuation funds or trusts, who have held, or are taken to have held, their Ordinary Shares for at least 12 months (not including the date of acquisition or date of disposal) at the time of the disposal of their Ordinary Shares.
The impact of the scrip for scrip rollover provisions on the holding period should be considered at an individual shareholder level. However, it is expected that where the rollover applies, the acquisition date of the Ordinary Shares for the purposes of the CGT discount should be the acquisition date of the shareholder’s pre-existing shares.

The CGT discount is:
one-half if the shareholder is an individual or trustee (meaning only 50% of the capital gain will be included in the shareholder’s assessable income); and
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one-third if the shareholder is a trustee of a complying superannuation entity (meaning only two-thirds of the capital gain will be included in the shareholder’s assessable income).

The CGT discount is not available to shareholders that are companies (including where a company derives the gain, or part of it, through a trust or partnership).
If a shareholder makes a discounted capital gain, any current year and/or carried forward capital losses will be applied to reduce the undiscounted capital gain before the relevant CGT discount is applied. The resulting amount is the included in the shareholder’s net capital gain for the income year and included in its assessable income.
The CGT discount rules relating to trusts are complex. Subject to certain requirements being satisfied, the capital gain may flow through to the beneficiaries in that trust, who will assess the eligibility for the CGT discount in their own right. Accordingly, we recommend trustees seek their own independent advice on how the CGT discount applies to the trust and its beneficiaries.
Non-Australian resident shareholders — Dividends on Ordinary Shares
This section applies to shareholders who are not residents of Australia for income tax purposes and hold their shares as investments on capital account.
Non-Australian resident shareholders who do not hold their Ordinary Shares through a permanent establishment in Australia should not be subject to Australian income tax but may be subject to Australian dividend withholding tax on their dividends. Non-Australian resident shareholders who hold their shares through a permanent establishment in Australia would be taxed on dividends from the Ordinary Shares broadly as described above for Australian resident shareholders (except that a non-Australian corporate shareholder would generally not be able to pass on benefit from franking credits to its own shareholders).
Franked dividends
As outlined above, Australia has a franking system wherein dividends can be franked, and Australian resident shareholders receive a franking credit which effectively represents the corporate tax paid by the underlying company (i.e. Vast). Dividends can be “fully franked”, “partially franked” or “unfranked”.
Dividends received by non-Australian resident shareholders which are franked and frankable should not be subject to Australian dividend withholding tax to the extent of the franking (i.e., if the dividend is fully franked and frankable, it should not be subject to Australian dividend withholding tax at all). However, refunds of franking credits are not available to non-Australian resident shareholders.
Unfranked Dividends
Non-Australian resident shareholders should generally be subject to Australian dividend withholding tax to the extent of the unfranked component of any dividends received that are not declared to be conduit foreign income (“CFI”). Australian dividend withholding tax is imposed at a flat rate of 30% on the amount of the dividend that is unfranked unless the shareholder is a tax resident of a country that has a double tax treaty (“DTT”) with Australia. In the event the shareholder is otherwise able to rely on the DTT, the rate of Australian dividend withholding tax may be reduced (typically to 15%), depending on the terms of the DTT.
Non-Australian resident shareholders should not be subject to Australian dividend withholding tax where we pay an unfranked dividend out of income which we have declared to be CFI. Generally, CFI would include amounts received by the Company that are attributable to dividends received from foreign subsidiaries which are treated as non-assessable non-exempt income for Australian tax purposes.

Non-Australian resident shareholders — CGT Implications
Non-Australian resident shareholders who do not hold their Ordinary Shares through a permanent establishment in Australia should not be subject to Australian CGT on the disposal of their Ordinary Shares. Non-Australian resident Shareholders who hold their Ordinary Shares through a permanent establishment in Australia may, depending on their circumstances, be subject to capital gains tax in respect of the Ordinary Shares broadly as described above for Australian resident shareholders.
General Australian Tax Matters
This section applies to both Australian resident and non-Australian resident shareholders.
GST
The acquisition or disposal of Ordinary Shares by a shareholder (who is registered or required to be registered for GST) should be classified as a “financial supply” for Australian GST purposes. Accordingly, Australian GST will not be payable in respect of amounts paid for the acquisition or disposal of Ordinary Shares.
No GST should be payable in respect of dividends paid to shareholders.
Subject to certain requirements, there may be a restriction on the entitlement of shareholders registered for GST to claim an input tax credit for any GST incurred on costs associated with the acquisition or disposal of Ordinary Shares (e.g., lawyer’s and accountants’ fees).
Stamp Duty
No stamp duty should be payable on the acquisition of Ordinary Shares.

BUSINESS
Overview of Vast
We are a CSP technology company. We were incorporated on March 27, 2009 and may operate indefinitely. We have developed proprietary next-generation CSP technology that can provide clean, dispatchable renewable energy for utility-scale power, clean fuel production and process heat applications. Our vision is to provide continuous carbon-free energy globally by deploying our CSP technology and complementary technologies (e.g., intermittent solar PV and wind) to deliver renewable and dispatchable electricity, heat and storage on a continuous basis. We believe our CSP technology is capable of providing competitive, dispatchable and carbon-free power for on- and off-grid power generation applications, energy storage, process heat, and has the potential to unlock green fuels production (e.g., solar methanol, sustainable aviation fuels (“SAF”), green hydrogen).
Our CSP technology is deployed through a proprietary system that is smart, modular and highly cost-effective to construct and operate, and was awarded the International Energy Agency’s SolarPACES 2019 Technical Innovation Award. Our CSP system uses a distributed modular tower design and a sodium heat transfer loop to gather energy from the sun, which can then be stored in molten salt for dispatch as either power or heat. Sodium is a superior thermal conductor (e.g., superior to molten salt) that is key to enabling our modular tower design, and the modular design delivers improved performance, lower cost and reduced risk relative to previous generations of CSP technology.
Our system (“CSPv3.0”) combines the modularity and reliability benefits of Parabolic Trough CSP systems (“first generation CSP systems,” or “CSP 1.0”) with the economies of scale of Central Tower CSP systems (“second generation CSP systems,” or “CSP 2.0”) and delivers cost-competitive, reliable, and efficient CSP.
We believe the scalability of projects is critical to de-risking long term investment into modular CSP projects. We believe the modular tower design utilized in our CSP technology will result in a lower construction cost and complexity, de-risking the upfront investment into projects when compared to traditional central tower designs. Smaller, lighter towers are safer to construct and deploy, requiring no specialized equipment for construction and maintenance. The smaller scale of individual components also allows for reuse of assembly lines that can be relocated to the next project, reducing the burden on individual projects for manufacturing costs.
We developed and refined our CSP technology over 13 years through: (i) prototyping, testing and refining field optics (2009-2010), (ii) optimizing and testing our modular array design (2010-2011), (iii) prototyping and testing our receivers and sodium loop (2011-2014) and, most importantly, (iv) five years of piloting prototypes including building and (v) operation of the world’s first 1.1 MW grid-connected demonstration plant located in Forbes, Australia for 32 months.

The following diagram illustrates the key processes in our CSP system.
Development of our technology has been supported by multiple non-dilutive grants from the governments of Australia, Germany, and the United States and is led by an experienced team with a demonstrated track record of successful project development. Further, we expect our relationship with Nabors will help us accelerate the realization of our pipeline through access to Nabors’ global relationships; improve our technology through Nabors’ advanced manufacturing, engineering, automation and robotics expertise; and lower costs through Nabors’ extensive supply chain and operational experience across the globe.
We are currently developing 230MW of projects in Australia and have a multi-GW global pipeline of potential CSP projects in North America, Europe and the Middle East as of January 2024, with up to A$215 million of conditional funding approval from the Australian and German governments to be contributed to our projects. Further, policy support from the IR Act is expected to improve the economics of projects we may develop in the U.S., which we believe will accelerate deployments in the U.S. through production tax credits (“PTC”) and 30+% investment tax credits (“ITC”).
Our principal, near-term projects under development are located in Australia and comprised of the following:
•
Vast Solar 1, or VS1, a 30 MW reference CSP plant located in Port Augusta, South Australia, will use our modular tower CSP technology to charge storage of 288MWh. VS1 is expected to commence operations in late 2026 and to generate clean, low-cost, dispatchable power on demand, catalyzing an export-focused renewables manufacturing industry and creating hundreds of direct and indirect jobs. The Australian government has announced financial support for VS1 of up to A$110 million of concessional financing and up to A$65 million from a non-dilutive grant. Under the ARENA funding agreement dated January 27, 2023, ARENA agrees to pay A$65 million to Vast Solar 1 Pty Ltd in tranches over the course of 2024 to 2028 upon completion by Vast Solar 1 Pty Ltd of certain milestones specified in the funding agreement. Based on the existing funding agreement, in total and provided that all milestones specified in the funding agreement are met on time: (i) A$21,959,934 (excluding goods and services tax) would become payable in 2024; (ii) A$25,840,391 (ex-GST) would become payable in 2025; (iii) A$10,949,675 (ex-GST) would become payable in 2026; (iv) A$4,500,000 (ex-GST) would become payable in 2027; and (v) A$1,750,000 (ex-GST) would become payable in 2028. On February 27, 2024 the ARENA Board approved an extension of 15 months to dates specified in the ARENA funding agreement. Documentation to effect this approval is in process.

•
Solar Methanol 1, or SM1, a 20 ton per day solar methanol demonstration facility that will be co-located with and partially powered by VS1. We anticipate that SM1 will be supported by up to

A$19.5 million and EUR 12.4 million of non-dilutive grants from the governments of Australia and Germany, under the Hydrogen Innovation and Technology Incubator (“HyGATE”) program, a funding program intended to support real-world pilot, trial and demonstration projects along the hydrogen supply chain. We expect SM1 to become operational in 2026. As of the date of this prospectus, we have entered into a Funding Agreement with the Australian Renewable Energy Agency for funding of A$19.5 million and expect that the conditional offer from the German government for EUR 12.4 million will be confirmed.
•
SiliconAurora Pty Ltd, or SiliconAurora, a joint venture with 1414 Degrees in which we own a 50% interest. Through SiliconAurora we are co-developing a 140 MW battery energy storage system (“BESS”) on the Aurora site on which VS1 will be deployed. Neither SiliconAurora nor 1414 Degrees have any involvement in VS1 other than SiliconAurora providing a site with approvals for VS1. Our aim is to have the SiliconAurora BESS ready to undertake a sale process by mid-2024.

Market Overview
The ongoing drive for decarbonization of the global electricity generation sector has resulted in significant demand for renewable energy generation. The International Energy Agency (“IEA”) currently forecasts more than a four times increase in the volume of energy generated through renewable technologies by 2050, including deployment of up to 430 GW of new CSP capacity globally for on-grid applications alone. This totals approximately 25,000 GW of new projects that will be developed by 2050. The following diagram illustrates this projected growth by region.
Solar PV, wind and hydro are well established technologies that are anticipated to continue to be the dominant technologies throughout this period of growth. However, each of these technologies has inherent limitations. For example, the availability of new hydro projects is increasingly limited due to geographical reasons as most of the attractive locations have already been developed. New wind projects, which are not dispatchable, are similarly challenged as many of the best sites are already developed and permitting is increasingly difficult. Solar PV is more predictable than wind but continues not to be dispatchable as power generation is contingent on the solar resource being available alongside demand. Battery storage options have the potential to make both wind and solar PV generation dispatchable, but batteries with storage greater than four hours remain cost prohibitive. We believe CSP has the potential to alleviate many of these limitations by providing dispatchable renewable energy generated in sunbelt countries on a continuous basis.

Demand for Dispatchable Renewable Energy
The IEA is recognized as one of the most authoritative and comprehensive sources for global energy data. According to IEA data, there is currently approximately 6,800 MW of CSP in operation globally. Using a sophisticated model that takes into consideration multiple exogenous factors and cost projections linked to different emission scenarios, the IEA’s forecast projects rapid growth in both the Stated Policies (“STEPS”) and Net Zero Emissions (“NZE”) case scenarios modelled by the IEA. The NZE case scenario is a normative IEA scenario that shows a pathway for the global energy sector to achieve net zero CO2 emissions by 2050, with advanced economies reaching net zero emissions in advance of others. STEPS provides a more conservative benchmark for the future, because it does not take it for granted that governments will reach all announced goals. Instead, it takes a more granular, sector-by-sector look at what has actually been put in place to reach these and other energy-related objectives, taking account not just of existing policies and measures but also of those that are under development. The STEPS explores where the energy system might go without a major additional steer from policy makers.
According to a top tier management consulting firm, the four principal markets where CSP is expected to play a sizeable role are (i) utility scale grid applications, (ii) off-grid applications, (iii) process heat and (iv) sustainable fuels and hydrogen.
Utility Scale Grid Applications
On-grid applications for dispatchable green energy primarily seek to resolve shortfalls in the supply of electricity resulting from the exit of coal fired generators and other traditional fossil fuel technologies from various electricity markets globally. CSP provides long-duration dispatchable renewable generation that can bridge the gap between solar PV and wind variable supply and demand from the grid. Long-duration storage in the form of thermal salt-based energy storage within CSP allows for energy collected during the day to be stored and dispatched overnight where the shortfall due to the lack of solar PV generation is greatest. As a result, CSP technology is positioned to play a significant role in fulfilling the need for long-duration dispatchable renewable generation.

The Australian National Electricity Market (“NEM”), an energy-only market with a grid covering five states in Australia, offers a case study to visualize the role CSP can play in decarbonizing grids of sunbelt countries. The NEM has experienced some of its longest periods of consistently elevated spot electricity prices in the recent past. A number of factors, such as the war in Ukraine, floods in New South Wales and Queensland coal mines and coal-fired generators being offline due to faults and maintenance, have contributed to this current crisis of the NEM.
While most of these issues are expected to be resolved in the near to medium term, the current NEM offers a glimpse of what the NEM, and other electricity markets, of the future could look like in the absence of sufficient additional dispatchable renewable generation to replace the 14,000 MW of coal-fired generators expected to go offline by 2030, while electricity demand is projected to double by 2050.
We believe the market disruptions of the recent past are driven by short term idiosyncrasies that have left high-priced gas generation as the price-setter. One of the underlying causes is the absence of dispatchable generators. In the absence of investment in dispatchable renewables over the next few years, the crisis could repeat in the NEM and other electricity markets.1
Against this backdrop, the Australia Energy Market Operator’s (“AEMO”) 2022 Integrated Systems Plan (“ISP”) notes that investment is needed to triple the firming capacity provided by new low-emission firming alternatives that can respond to a dispatch signal, with efficient network investment to access it. The ISP emphasizes the need to deploy 46 GW per 640 GWh of dispatchable storage in all its forms.
AEMO notes the value of medium depth storage is in its intra-day energy shifting capabilities, driven by the daily shape of energy consumption by consumers, and the diurnal solar generation pattern. We believe

1
Education Report prepared by top-tier management consulting firm.

that in hot and dry climates like Australia, CSP is well positioned to address this need. VS1 represents the first step towards deploying this technology at scale in Australia to provide for storage of 4 to 12 hours’ duration. Furthermore, AEMO notes that with fewer synchronous generating units, there are fewer sources of system strength, dynamic reactive support, inertia, primary frequency response and frequency control ancillary services that these units have traditionally provided. We believe that projects using our CSP technology could be deployed with clutched turbines which could enable them to operate as synchronous condensers even at times when the project is not dispatching electricity into the grid.
Off-Grid Applications
There is a growing need for stable continuous renewable energy to deliver on the emissions reduction ambitions of industrial companies working in off-grid locations. Mine site demand is traditionally a continuous 24/7 operation that requires a reliable supply of electricity. Standalone solar PV and wind are unsuitable for high renewable penetration generation in off-grid applications and the distance to grid generally makes it cost-prohibitive to connect to a larger network to access firming energy. We believe CSP offers a cost-competitive solution in decarbonizing mining operations, especially when utilized together with other renewables, such as solar PV and wind. Electrification of fleet and machinery is expected to drive increased demand for dispatchable renewable solutions from mine operators, further expanding the potential market for CSP.
As ESG concerns become paramount in major export markets like the European Union, Australian miners are now looking to source more green energy and are willing to spend more to meet these requirements. Ensuring a bankable and technologically feasible option is available is crucial to supporting these miners on their decarbonization journey. The following table shows the commitments made by major mining companies to reduce carbon emissions over the next ten years.2
Intermittent renewables such as solar PV and wind alone cannot deliver reliable 24/7 supply of energy to the miners, and we believe that energy storage options such as batteries (too expensive at the duration required) and PHES (insufficient water in regions like the North West Minerals Province and the Pilbara) are not viable. CSP works best in environments with excellent solar resource and abundant land, allowing delivery of low-cost, utility scale, firm and fully dispatchable energy in the form of either heat or electricity. The dispatchable nighttime renewable energy provided by CSP can increase the decarbonization of power generation for mining operations from 50% to 70% by combining solar PV, wind and batteries to greater than 90% with the addition of CSP at a cost below the total cost of diesel or gas generation.3

2
Education Report prepared by top-tier management consulting firm.

3
Education Report prepared by top-tier management consulting firm.

We have identified between 2.8 to 4.4GW of potentially addressable power demand by mine sites suitable for our CSP technology in Australia alone and 8.1 to 12.8GW globally.4 CSP is suitable for off-grid connected electricity generation at remote locations with strong solar resource as shown by the North West Queensland Hybrid Power Project (“NWQHPP” now referred to as “Vast Solar 2” or “VS2”) (noting that in March 2023, the Queensland government announced a A$5 billion investment by it in the “Copper String 2.0” 1000km high voltage network line project to connect the North West Minerals Province to the NEM), which is expected to be capable of delivering power at costs less than gas-fired generators. Most off-grid/remote mines currently produce electricity with fossil fuels. Off-grid users are increasingly exploring renewable solutions; CSP will need to meet LCOE and reliability objectives to gain market share. Upon completion, VS2 could leverage as a reference project for off-grid mining to supply high reliability green electricity to off-grid operators.
Process Heat
Industry emissions are currently expected to see limited decarbonization by 2050 compared to electricity supply, as shown in the graph below.5
CSP stores collected solar energy as heat, which can then be supplied as steam at temperatures up to 600oC in a dispatchable manner. This enables supply of both electricity and heat from a single plant, resulting in lower costs compared to electrical heating alternatives using intermittent renewable sources.
Similar to sustainable fuels, CSP has the potential to replace fossil fuels and other renewable energy sources in this area due to the following factors:
•
High Temperature Heat:   CSP can generate heat at high temperatures, making it suitable for industrial processes that require high heat input such as generating steam for power production or for use in chemical processes.

•
Flexibility:   CSP can be designed to operate at a range of temperatures, making it suitable for a wide range of industrial applications.

•
Dispatchability:   CSP can store thermal energy, enabling it to be dispatched as needed to meet industrial heat demand, even during cloudy weather or at night.

4
Education Report prepared by top-tier management consulting firm.

5
Education Report prepared by top-tier management consulting firm.

•
Cost-effectiveness:   CSP has the potential to be competitive with traditional fossil fuels for industrial heat production, particularly when considering the cost of natural gas and the increasing cost of carbon emissions.

•
Sustainability:   CSP is a renewable energy source that generates low greenhouse gas emissions, making it a sustainable alternative to fossil fuels for industrial heat production.

Our CSP technology is expected to be a cost-efficient way to deliver long-duration dispatchable renewable energy, with capability to generate temperatures up to 600 degrees Celsius, making it suitable for industrial processes.6
Sustainable Fuels and Hydrogen
There is a growing market for CSP solutions for power and heat supply across four types of sustainable fuels: methanol, SAF, ammonia and low-carbon hydrogen. CSP’s advantages in this segment include the following:
•
Affordability:   The combination of heat and electricity that CSP systems can provide offers lower overall primary energy costs for green fuel production than electricity-only systems.

•
Efficiency:   High temperatures (up to 600 degrees Celsius) in CSP systems drive efficient heat storage and generation compared with using PV.

•
Dispatchability:   CSP systems can be dispatched on demand, making them a flexible source of heat and electricity that complements intermittent generators.

•
Predictability:   CSP delivers renewable energy with the certainty of sunlight, making it more reliable than wind.

•
Stability:   CSP can be configured to complement daytime PV by operating as a synchronous condenser, delivering stability benefits to grids and dedicated green fuel mega-projects.

•
Energy Storage:   CSP systems can be configured to store excess daytime energy, which is made available during evening and morning peak periods, and overnight.

•
Scalability:   CSP systems use less land than PV and wind to generate the same amount of electricity.

This demand for CSP is compounded by the significant supply/demand gap that is expected across green methanol, green ammonia and SAF. For example, by 2030, there is an approximately 16-billion-liter gap between projected capacity and demand to meet IATA targets, primarily due to the fact that hydroprocessed esters and fatty acids comprise a majority of SAF plant commitments are not expected to meet demand in

6
Education Report prepared by top-tier management consulting firm.

the long-term due to constraints in supply of used cooking oils.7 The following chart shows the estimated market for CSP in relation to production of sustainable fuels and hydrogen.8
Demand for hydrogen globally is increasing rapidly across all industries for applications in power and heat that traditionally utilized fossil-based fuels. By 2050 the total volume of hydrogen produced utilizing renewable generation is expected to increase to 73Mt p.a. according to a top-tier management consultant.9
CSP’s stable supply of power through its long-duration storage can help hybrid renewable power and heat generation systems to maximize the operation of renewably powered hydrogen electrolysis, liquefaction and hydrogen conversion facilities.
The CSPv3.0 Opportunity
CSP’s Unique Advantages
Unlike variable renewable energy, such as solar PV and wind, and energy storage technologies, such as batteries, which are only as renewable as the energy used to charge them, and only “dispatchable” when full,

7
Education Report prepared by top-tier management consulting firm.

8
Education Report prepared by top-tier management consulting firm.

9
Education Report prepared by top-tier management consulting firm.

CSP is a clean dispatchable generation technology of which the primary energy source is solar energy. In contrast to solar PV, which converts incoming photons into electrical energy at the panel level, CSP utilizes solar energy as heat by using mirrors to focus such energy onto thermal receivers. Heat can be easily transported to central storage tanks where it is stored in low-cost media without significant losses. When demand for electricity occurs, the stored heat is used to create steam to drive a steam turbine and generator. This decoupling of energy collection from electricity generation provides three significant advantages:
1.
Dispatchable output:   Energy collected during the day can be stored for hours or days and used in the evening, at night and/or early morning before the sun comes up.

2.
Controllable output:   Output from the plant is completely controllable. When the turbine in the CSP plant (which is decoupled from the collector through the TES system) is operating, energy supply remains constant regardless of cloud coverage or the time of day.

3.
Flexible renewable heat source:   Some or all of the heat can be released directly from the storage tanks to be used as industrial scale processes heat.

The following table illustrates the advantages of CSP compared to other renewable energy technologies.10
The primary alternatives to CSP plants today are new build hydroelectric plants. Both technologies collect renewable energy, store it, and then release as instructed. While each technology has its own advantages and disadvantages, we believe they are generally complementary rather than competing technologies: mountainous regions with significant rainfall are undesirable locations for CSP plants; while flat, arid regions are suboptimal for hydro development. Besides geographic preferences, the other primary difference is that hydro plants typically manage their stored energy (water) over an annual cycle (wet season/dry season, etc.) while CSP optimizes energy over a day or several days.
Advantages vs. Batteries
Wind and solar PV generation technologies are expected to provide bulk energy in the grid of the future at the lowest cost. However, questions remain as to energy storage technologies, including storage technology that can be coupled with intermittent generation, such as wind and solar PV (which are resource dependent and perishable), to provide the dispatchable energy needed to operate the power system and preferences relating to centralized or distributed storage. According to IRENA11, batteries are expected to continue to be used for short term grid services and storage capacity of up to four hours to smooth wind and solar PV output, but the lack of scale-driven cost economics is expected to continue to make them expensive for longer duration applications, such as overnight generation. The downsides of batteries include high

10
Education Report prepared by top-tier management consulting firm.

11
Renewable Power Generation Costs in 2020 (2021), International Renewable Energy Agency, p117

capital costs, oversizing required to provide output discharge speed, short useful lifespans, energy losses and end-of-life recyclability issues. The high cost of batteries is primarily driven by their base materials and the cost dynamics of battery energy storage systems at utility scale, being that they are stackable, rather than scalable. The fixed costs for the energy management system (inverters, etc.) are a small part of the total plant cost, so costs generally increase linearly with scale. Doubling the capacity of a CSP molten salt tank, however, only requires additional steel and salt at marginal additional costs relative to the total cost of the CSP plant.
The round-trip efficiency for a battery is in the order of 90% (depending on application, battery chemistry, ambient conditions and other factors) at the beginning of its life, and degrades over time. That means that, for every 1MWh required from a battery, 1.1MWh must be purchased to charge it. Batteries also degrade and can catch fire as they get hot, requiring air conditioning equipment to counter and consuming more input energy.
Advantages vs. Pumped Hydro
Pumped hydro energy storage (“PHES”) is another medium-duration energy storage technology often proposed as a “sink” for overgeneration from variable solar PV and wind. While we believe PHES is capable of storing large volumes of water so long as there is adequate water available, this requirement may be increasingly difficult to address as the climate becomes more variable under the influence of climate change. However, we believe the biggest impediment to broader deployment of PHES technology is the unique engineering challenges of each project that create operational complexities and make new plant constructions overly expensive. By comparison, we believe CSP is replicable with standardized designs that can be rolled out at suitable sites. Alongside cost and complexity, the other major challenge limiting PHES deployment is securing financing. Most projects are based on an arbitrage business model that assumes a daily cycle of charging with cheap or free electricity followed by resale at higher prices. The assumption of a spread sufficient to repay debt throughout a typical 30-year initial project life has not been palatable to financial markets to date.
In comparison to other energy storage technologies such as PHES and lithium-ion batteries that function only as storage and dispatch systems, CSP provides renewable energy collection in addition to storage and dispatch. Similar to PHES, the core technologies at the heart of a CSP system (steam generation, turbines, etc.) are well understood and can be sourced from many different suppliers. Unlike PHES, however, the site-specific engineering requirements are less complex. CSP benefits from economies of scale to a larger degree than lithium-ion batteries and is better suited to medium duration storage. We believe all three technologies will play a role in electric grid portfolios going forward.
According to IRENA, based on recently completed projects, CSP is the lowest-cost way to deliver long-duration dispatchable renewable energy.12 Competing technologies relying on solar PV and large battery arrays have faced increased headwinds from rising input costs due to medium term material shortages.13
We believe CSP’s will experience substantial growth in both the on-grid and off-grid markets by 2050, and the potential use cases for industrial heating processes and renewable fuels, presenting significant upside beyond the power generation market. We believe further market upside is possible based on increasing commitment to “net zero” by countries and companies and enduring geopolitical tension.
The Evolution of CSP
CSP has gone through three generations of technological development. The first generation of bankable CSP projects, CSP 1.0, was parabolic trough technology which forms the vast majority of CSP plants in operation today. CSP 2.0, which utilizes central towers, was born out of the desire to use higher temperature power cycles to drive down LCOE. While lower LCOE was theoretically achieved, reliability was reduced due to equipment failures stemming from inadequate thermal process control, design, inefficiencies

12
Renewable Power Generation Costs in 2020 (2021), International Renewable Energy Agency, p117

13
“Wind, solar and storage costs jump by up to 60 pct, says biggest project developer”, RenewEconomy 3 March 2023 and construction deficiencies. CSPv3.0 solves conventional CSP’s reliability problems and high costs through its modular design with multiple, distributed towers and the use of sodium as the heat transfer fluid (“HTF”).
The majority of the current 6,800MW global CSP fleet deploys parabolic trough optical collectors, or CSP 1.0. This proven and bankable technology operates reliably but produces relatively expensive energy due to limits on power cycle efficiency arising from relatively low temperature operation. Achieving higher temperatures, and thus higher power cycle efficiency, is the driver behind the current state-of-the-art in CSP, central receiver towers, or CSP 2.0. Featuring an approximately 250-meter-tall tower in the center of a surrounding field of heliostats, CSP 2.0 is challenging to construct and introduces a single point of failure risk that is absent in modular systems.
Our modular tower concept, or CSPv3.0, which uses liquid sodium as an HTF, represents a step change in CSP technology, merging the reliability of CSP 1.0 with the thermal performance of CSP 2.0. Our sodium solution for heat transfer enables top performance at lower costs, delivering the potential to shape the future of the global CSP industry.
The following diagram illustrates the evolution of CSP 1.0 to 3.0.
Our Technology
Our CSP systems are designed to address many of the deficiencies of earlier CSP generations, including:
•
Modular polar fields are more optically efficient than surround field designs, requiring fewer heliostats;

•
Shortening the distance from heliostats to towers, which increases efficiency and requires fewer heliostats;

•
Using modular fields, in contrast to a single tower with a single point of failure, reduces the risk of plant-wide downtime, increasing the relative capacity factor for a like rated plant; and

•
Dispersing concentrators, delivers a narrower variation in temperatures, reducing operational risk, and lower maintenance complexity.

Furthermore, the modular design also helps to reduce upfront construction cost and complexity by requiring relatively fewer heliostats in combination with off-the-shelf towers and the ability to construct the solar array and power block in parallel. This results in shorter average construction times, from approximately 36 months for central tower to approximately 18 to 24 months for a modular tower plant.
Liquid Sodium as an HTF
We have been pioneering the use of sodium as a CSP HTF and have received multiple international accolades such as the 2019 IEA SolarPACES Technical Innovation Award. While extensive sodium knowledge exists in the nuclear industry, over the last 13 years we have developed the engineering and operational procedures required to enable its safe and effective use in CSP. Sodium’s properties make it relatively benign when handled properly, but, like many industrial fluids (such as natural gas, petrol, diesel, ammonia, etc.), it can be dangerous when inappropriately handled.
With ARENA’s support in developing our technology over the past decade, we designed, built and operated our grid-synchronized demonstration plant that brought together the components we previously developed to allow testing of a complete sun-to-grid system. The plant consisted of five modules in the solar field, each containing 699 heliostats, a receiver and a tower, linked by the sodium HTF loop to a steam generator and ultimately to a steam turbine and 1.1MW electrical generator. The demonstration plant operated for nearly 3 years, illustrating the fact that our modular solar array using sodium as HTF can be operated safely and effectively to export electrical energy to the grid.
Modular Approach Unlocked by Liquid Sodium
Our modular approach to CSP combines the operating temperature benefits of central receiver towers with the control and operability benefits of modular trough plants. By selecting sodium as the HTF, we can implement distributed polar solar arrays that are significantly more optically efficient than surround fields, and 50-meter towers that are less expensive and easier to construct.
Modular fields allow for more efficient use of glass reflectors, enabling the same amount of power to be delivered to a receiver from a smaller area of mirror. This generates cost savings in both initial plant construction and from reduced mirror cleaning costs for the estimated 30-year life of the plant. Further atmospheric attenuation is lower in modular fields due to shorter focal distances, creating a compounding benefit that further reduces required mirror volume and improving performance in dusty regions (e.g., the Middle East).
Additionally, our modular fields have smaller towers relative to central tower plants (50m vs 250m), which in turn require smaller pumps. Additionally smaller towers pair with smaller heliostats and smaller heliostats can be mass manufactured using automotive industry techniques, driving down cost per heliostat.
The smaller towers used in our modular fields support lighter and smaller (reduced wind loading) receivers, with both these factors driving lower material costs. The receivers are simpler and cheaper than central tower molten salt receivers as the billboard design reduces the need for internal linking headers and inlet/outlet vessels and the sodium HTF removes the need for anti-freezing safeguards.
Our towers can be erected without specialist equipment while our receivers which are identical and can be factory-produced (reducing both fabrication and on-site costs), are transported by road to site for simple, cheaper and faster installation. We are able to realize savings in parasitic electrical loads (the power required to run the plant) due to reduced pump sizes and loads from sodium’s lower viscosity. The sodium HTF can be operated at higher temperatures than molten salt (as an HTF) and enables more energy to be stored in a given quantity of salt. Faster, cheaper and safer maintenance of each receiver can be easily undertaken at ground level with tilt-down tower design and with the rest of the plant remaining operational.
During the construction of a central tower and receiver, exclusion zones are implemented at the base of the tower for safety reasons. This creates a significant schedule delay as construction of the salt tanks and power block must occur sequentially with the tower and receiver. With modular arrays, the solar field and power block can be constructed independently, shortening total build duration from three to two years providing an extra year of energy generation and 33% decrease in construction phase FTE cost.
Advanced Thermal Process Control
Our modular tower solar array delivers improvements in temperature control relative to central tower designs. The utilization of sodium as the HTF, our control system (which we are seeking to patent) and distributed array deliver precise temperature control with improved energy yield when the weather is cloudy, higher salt storage temperatures enabled that unlocks greater storage and power cycle efficiency, and substantially reduced risk of downstream thermal shock.

Central tower plants are unable to deliver precise thermal process control with solar transients caused by clouds impacting critical plant assets that are vulnerable to thermal fatigue, and degraded exergy resulting in sub-optimal performance.14
Our Business Model
Our business model is to develop CSP projects using our technology, supply the equipment required to construct those projects, and provide EPC and O&M services to those projects during and after construction. Accordingly, we operate our business through four strategic pillars:
1.
Independent Energy Production (“IEP”):   Our project development business addresses planning, permitting, siting and all other activity related to developing projects with full optionality to invest or co-invest in such projects, actively manage plants, and to retain or sell down our equity stake in such projects.

2.
Original Equipment Manufacturing (“OEM”) and Equipment Sales:   Our OEM business is our primary business line currently and is responsible for the design, sourcing and supply of solar arrays to projects, including heliostats, receivers and towers, sodium piping, pumps and tanks, sodium-salt heat exchangers and control systems and licensing of our technology and to third parties. This business line includes the assembly and installation at project sites, utilizing automated pop-up manufacturing facilities.

3.
Engineering, Procurement and Construction (“EPC”):   Our in-house EPC capability enhances the quality of projects and enables us to overcome any shortages of EPC contractors in key geographies.

4.
Operation and Maintenance (“O&M”):   Our O&M business provides operations and maintenance and software support to projects. As experts in the use of sodium HTF in CSP applications, it is critical that our knowledge and skills are imparted on the O&M teams that operate plants using our technology. We also expect our O&M business to drive significant value through operational and technology improvements that increase plant yield within rigid project financing structures.

During our 15-year history, we have developed our proprietary technology to provide the critical components necessary to build modular CSP plants: heliostats; sodium receivers; receiver control systems; sodium-salt heat exchangers; salt tanks; and modelling and control software. The development of this product range continues in parallel with project development.
Successful deployment of technology at VS1 is an important step along our journey to a fully commercial product suite and a sustainable enterprise. Once the effectiveness of our technology is proven at utility scale, we believe that operation of subsequent deployments at greater scale will follow given the parallel development of our pipeline and scale driven LCOE reductions.

14
Education Report prepared by top-tier management consulting firm.

Those cost reductions will be driven by the collective impacts of higher turbine efficiencies, construction scale economics and the fixed nature of operating costs that drive down the LCOE of stand-alone modular CSP plants. Each of these improvement factors is a direct outcome of scaling using the technologies that will be demonstrated at VS1 and they do not require any additional technological breakthroughs.
Key Business Lines
Independent Energy Production
We are an experienced developer of CSP and PV plants, with four development projects completed in the last ten years. Below is a summary of our completed projects.
•
Marulan Test Site (2010-2011) — Heliostat Field Testing.   Our first two projects, the first of which involved the development of our first heliostat prototypes, and the second of which involved the development of our modular array concept, with approximately 100 heliostats and a water-cooled receiver tested alongside the completion of targeting and control tests.

•
Back Station Test Site near Forbes, NSW (2011-2014) — Sodium Test Loop.   Our first ARENA-supported project was a single 1.2MWth solar module that demonstrated that sodium could be used safely and effectively as an HTF. Partly funded by the Australian Solar Institute and then inherited by ARENA, it was successfully completed in mid-2014. The project resulted in the installation, operation and testing of 700 heliostats (second and third generation facet designs and V12 heliostat drives) and the development and testing of wireline and Wi-Fi solar array communications. The project also demonstrated on-site facet construction of a high temperature sodium receiver, reticulation, cooling and purification system.

•
Jemalong Solar Station Demonstration Plant near Forbes, NSW (2014-2020).   The JSS Pilot Plant was a 1.1MW grid connected CSP plant designed to provide a multi-module proof of concept for our CSP technology. The final form plant was first synchronized with Australian national grid and operated safely and effectively from early 2018 until its decommissioning in 2020. The project resulted in the manufacturing of 3,500 heliostation-site, which were installed and operational for over five years (as the heliostats were installed and operational prior to synchronization of the final form plant with the grid in early 2018). The project completed the integration and control of multiple modules, generating extensive operational experience of a world-first modular sodium HTF loop, which was used to operate a steam generator and 1.1MW turbine.

•
50 MW West Jemalong PV Project near Forbes, NSW (2018).   Development of a 50 MWac PV project four kilometers from the demonstration plant and “shovel-ready” for sale of the project to Genex Ltd.

We are also currently developing several new projects.
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Vast Solar 1 Commercial Reference Project.   A project offering with the prospect of dispatching approximately 47GWhe per year of merchant peaking power at a comparable capital cost to a BESS with similar capacity.

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Vast Solar 2 (formerly North West Queensland Hybrid Power Project — NWQHPP).   A 50 MW hybrid baseload CSP/PV/BESS/gas project with 99.5% reliability and approximately 80.0% renewable energy fraction. The project is expected to be a world-first baseload integrated solar hybrid plant to power the operations of major mining companies. Importantly, we plan to lower electricity prices for mining customers in the Mount Isa region, leading to improved global competitiveness of the project’s ultimate mining and minerals processing offtakers.

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SiliconAurora BESS Project (Joint Venture with 1414 Degrees).   We are a 50% owner of and co-developing a 140MW / 140MWh BESS being developed on the Aurora site on which VS1 will be deployed. Neither SiliconAurora nor 1414 Degrees have any involvement in VS1 other than SiliconAurora providing a site with approvals for VS1. Our aim is to have the SiliconAurora BESS shovel-ready and saleable by mid-2024.

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Solar Methanol 1 Renewable Methanol Demonstration Plant.   An approximately 20 Ton per day renewable methanol project utilizing our CSP technology as the primary source of electricity and heat, being developed by the Solar Methanol Consortium. We expect SM1 to become operational in 2026.

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ASTRI Integrated Sodium Test Loop — EPCM Agreement.   We have supported ASTRI’s development of a 1MW research project located in Mayfield West, Newcastle including engineering and procurement, integration of a novel sodium receiver developed by Australia’s Commonwealth Scientific and Industrial Research Organization (“CSIRO”) and the Australian National University to a Balance of Plant skid and have nearly completed commissioning the skid.

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Vast Solar 3.   The Aurora site on which VS1 will be deployed includes a secured development approval for 150 MW CSP. We have identified that potential off-takers for this project may include BHP, the Whyalla Steelworks, Nyrstar’s Port Pirie smelter, a number of hydrogen and e-fuel projects proposed in South Australia.

Original Equipment Manufacturing (OEM) and Equipment Sales
Heliostats and Beam Characterization System
Our heliostats have been designed in-house to solve the shortcomings of past generations of heliostats, striving to achieve the highest quality at the lowest cost through automated manufacturing, minimizing mirror shape error and use of a single facet to eliminate canting error along with a system that pre-calibrates each array. Heliostats are installed with our installation trailer, using one bolt and one plug for fast, simple installation. We use a proven cleaning system coupled with further in-house automation and optimization. Our Beam Characterization System has been developed in partnership with CSIRO to calibrate heliostats.
Manufacturing Systems
Historically, one of the core issues faced in the CSP consortium was the cumbersome transportation of heliostats from production facilities to CSP sites, incurring high transport costs and damage. To address this issue, we developed an in-house production facility using third-party assembly lines. This on-site manufacturing is well suited for remote locations in sunbelt countries where the transportation of the assembled heliostats would be costly and difficult. The standardized design, cheap and readily available materials (such as steel, glass, glue, gearboxes, etc.), automated manufacturing and easy installation alongside easy assembly and dismantling enables the relocatable manufacturing facility to deliver high performance with competitive cost.
Our fully automated assembly lines in manufacturing heliostats and receivers exploits advances in pre-coated materials, technology and advanced manufacturing capability. We will develop an advanced automated automotive-style manufacturing plant to efficiently manufacture high quality heliostats including quality control checks along with receivers that require high precision bending and advanced laser welding with high energy density

Serpentine Receiver and Flux Sensor
The receiver is the most advanced and thermodynamically complex interface of the CSP process, where the controlled and concentrated optical energy from the sun is converted to thermal energy. Our modular receivers are designed to deliver excellent performance and durability for the 30-year plant design life. Constructed with advanced nickel alloy materials requiring very precise bending and welding, the receivers are easily transportable to improve flexibility and minimize on-site construction time for the arrays. Inside the receiver, sodium flows through serpentine tube banks while heat shields protect the structure externally. The flux sensor instantaneously measures the whole flux on the receiver and sodium flow is adjusted to achieve temperature control.
We intend to manufacture receivers in Australia for supply to VS1 and are currently putting in place a logistics system to support efficient and secure delivery of receivers globally as the growth pipeline is rolled out.
Advanced Hot Tanks
Our advanced hot tanks, which we will deploy as part of VS1, comprise a new tank design we developed with our partners which seeks to reduce molten salt tank leakage from thermal cycling and fatigue that exists in traditional tanks, resulting in substantial production losses for CSP projects. This innovation has the capability to significantly improve the reliability of molten salt TES systems.
We along with our partners developed the new design by carefully analyzing, understanding and learning from previous failures. We have replicated failures at existing CSP projects through advanced Finite Element Analysis (FEA) models developed alongside our partners and developed several innovations that address the issues. The design decreases the compressive stresses in the tank floor and mitigates the risk of failure associated with thermal cycles by changing various design parameters in the life cycle of the tank. The design reduces the compressive forces by achieving negative temperature gradients in steady state conditions, through differential conduction in the foundation, active cooling in the foundation, and specialized commissioning procedure. The temperature control algorithms, along with innovative tank distribution designs, are intended to eliminate the compressive stresses that could be generated through transient conditions of the tank. An alternative fabrication material is used to improve the long-term cracking resistance compared to that of state of the art tanks.
Government Support
As a company operating in the renewable energy sector, there are tax incentives, support mechanisms and regulations in place to promote the growth of clean energy and decarbonization.
At the U.S. federal level, tax credits are currently in place that incentivize the deployment of renewable energy. Projects generating renewable energy may be eligible for ITC and/or PTC that, with proper structuring, lower the capital requirements for renewables projects to be developed and open a new source of funding for these projects.
The Biden administration and Congress have announced goals of decarbonizing the electricity sector entirely by 2035, which would necessitate billions of dollars in additional investment. Some of this money is likely to be invested in solar technologies, potentially a benefit for a company like ours.
The IR Act is among the most meaningful pieces of U.S. federal policy enacted to date that focuses on accelerating decarbonization. Importantly, the IR Act has (i) extended certain ITC and PTC to projects beginning construction before January 1, 2025 and enacted technology neutral ITCs and PTCs for certain qualifying assets beginning in 2025 through at least 2032, (ii) expanded the ITC to include stand-alone energy storage projects so that such storage projects may claim the ITC without being integrated into a renewable facility, (iii) allowed solar projects to claim the PTC (a production based tax credit available for 10 years following the placed-in-service date of the facility), and (iv) introduced the concept of transferability of tax credits.
In December 2021, President Biden signed an executive order calling for the U.S. federal government to achieve net zero emissions by 2050, with a 65% reduction by 2030. The order specifically directs the U.S.

federal government to use its scale and procurement power to achieve 100% carbon pollution-free electricity by 2030, with at least half coming from locally supplied clean energy, as well as 100% zero-emission vehicle acquisitions by 2035 and a net-zero emissions building portfolio by 2045, all of which may contribute to increased demand for alternative energy technologies, including renewable energy and energy storage.
U.S. state-level incentives have also driven growth in the deployment of energy storage. Many U.S. states have adopted (and subsequently expanded) renewable portfolio standards (“RPS”) which mandate that a certain portion of electricity delivered to customers come from eligible renewable energy resources. States with high RPS have seen greater deployment of renewables than states with similar renewable resources that lack such requirements.
The Australian federal government’s technology investment roadmap, together with the supporting and annually updated Low Emissions Technology Statement, recognizes the importance of dispatchable renewable energy storage in Australia’s future energy mix and identifies long-duration renewable energy storage dispatched at less than A$100/MWh as a key investment priority. The Technology Investment Roadmap also recognizes CSP’s potential in the mix of dispatchable technologies: “Solar thermal energy storage (charged by solar thermal generation) will become increasingly cost competitive and will be suitable in places where pumped hydro is unavailable.”
Our projects have benefited from multiple investments from the Australian government. we expect to receive substantial government funding in the form of up to an AUD 65 million grant from ARENA and up to AUD 110 million in concessional financing from the Australian Federal government for the development of VS1 and expects to receive AUD 19.5 million from ARENA and EUR 12.4 million from the German government for the development of SM1.
Our projects also attract investment from governments outside our target markets. For example, the German government has announced up to EUR 12.4 million to support the SM1 project through HyGATE.
Growth Strategy
Our primary growth strategy is to execute on our pipeline of development projects. We have 230 MW of projects under development in Australia and a total pipeline of 3.7 GW globally, as shown in the table below. Our primary target geographies include Australia, North America, and Saudi Arabia, and we are also evaluating projects in Chile and parts of Africa.

Competition
There is approximately 6,800 MW of CSP in operation globally. Technology developed by Abengoa, S.A. and Sener Group represent approximately 60% of operational CSP capacity, and other technology suppliers have focused on either CSP 1.0 (parabolic trough) or CSP 2.0 (central tower) technology.
We are the only company deploying CSPv3.0 modular towers which leverages liquid sodium as the HTF to combine the benefits of CSP 1.0 and 2.0, enabling us to overcome the inherent limitations in CSP 1.0 of limited cost out potential and CSP 2.0 of thermal control leading to reliability challenges and extended outages.
We believe our track record of technology development over the last 15 years and having developed a full-scale operational project gives us an advantage over more recent entrants to the CSP market.
Facilities
Our headquarters are in Sydney, NSW Australia, where a majority of our process engineering team and corporate functions are located. We also have prototype manufacturing and design offices in Goodna, QLD Australia responsible for new product development. We are co-owners of the Aurora Energy Precinct in Port Augusta, South Australia where we are developing VS1, SM1 and the SiliconAurora 140MW BESS projects. Additionally, we have operated and now decommissioned the Jemalong Solar Station Demonstration Plant in Jemalong, NSW Australia.
Human Capital
Every day, our people strive to live our key values  —  safety, integrity, leadership, excellence and passion. We adopt a safety mindset in everything we do. Moreover, we have a transparent work environment where people are treated with respect.
We have a diverse workforce with people from Australia, Asia, Europe and South Africa who have extensive experience in energy, engineering, project management, manufacturing and business development. This workforce is led by a small, high-performing team of skilled and experienced professionals with 216 cumulative career years of experience. As of December 31, 2023, we had a total of 31 permanent employee, respectively, across all our locations.
Intellectual Property
We have a platform of unique and extensive intellectual property covering the full range of CSP technology including heliostat arrays, receivers, sodium/salt heat exchangers, molten salt TES tanks and associated advanced control systems and software. The protection of our intellectual property, directed by a detailed strategy that has driven our intellectual property program from inceptions, is critical to the success of our business.

Our key intellectual property is comprised of extensive proprietary know how and trade secret, which we are seeking to support and protect through a global patent protection program. This program is focused on seven core patent families with pending intellectual property applications in all target sunbelt markets. We are actively pursuing innovation in all products and systems, which is supported by an intellectual property strategy that helps ensure this investment in innovation is appropriately protected and commercialized. Our intellectual property portfolio also includes a number of registered trademarks, including the principal “Vast Solar” mark. We will be reviewing our trademark portfolio to amend the protection to focus on the “Vast” mark as a result of our recent rebranding.
Government Regulation
We are subject to Australian, federal, state, and local laws and requirements with regard to health, safety and employment. We are also subject to the applicable work, health and safety regulations in the respective regions in which we operate.
We use, generate, and discharge toxic, volatile, or otherwise hazardous chemicals and wastes in our activities. We are subject to a variety of Australian, federal, state and local laws and regulations, and the laws and regulations in the respective regions in which we operate, relating to the purchase, storage, use, and disposal of hazardous materials. We believe that we have the ability to obtain all environmental permits necessary to conduct our business and expect to obtain all necessary environmental permits for future activities. We are currently not subject to any litigation pertaining to any environment regulations and cost of compliance with applicable regulations is expected to be commensurate with our historical costs and with other companies in the industry.
Environmental standards applicable to us are established by the laws and regulations of the countries in which we operate, Standards adopted by relevant regulatory agencies and the permits and licenses issued to us. Are based on us satisfying the necessary criteria determined by each relevant regulatory agency. Each permit and license issued to us is subject to periodic modifications and what we anticipate will be increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial administrative, civil or even criminal fines, penalties, and possibly orders to cease any violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits or licenses.
Certain Other Material Agreements
Doosan Exclusivity and Confidentiality Agreement
On August 28, 2017, Doosan Skoda Power s.r.o., a company organized and existing under the laws of the Czech Republic (“Doosan”), and the Company entered into an Exclusivity and Confidentiality Agreement, pursuant to which the Company granted Doosan the first right to secure commercial terms for the supply of the power block for the 30MW needed for the JSS Pilot and an additional 100MW of CSP projects executed by the Company. During the effective period, the period commencing on the date the agreement was entered into and ending on the date the parties execute a binding supply agreement for not less than (in aggregate) 130MWe turbine capacity, the Company agreed to not invite any bid, tender, proposal or other offer for power blocks other than through Doosan in exchange for engineering support including basic and detailed design expertise and advice to complete the full designs and specifications of each project. The agreement terminates on the last day of the effective period or upon the mutual assent of both parties.
sbp Heliostat IP Agreement Binding Term Sheet
On December 21, 2018, the Company and sbps entered into the Heliostat IP Agreement Binding Term Sheet, pursuant to which the Company and sbps agreed to design heliostats for use in the Company’s development of concentrated solar thermal power generation and storage technology. The Company and sbps agreed to a mutual license fee arrangement which will apply to any supply of developed technology. Each party received a perpetual, non-exclusive, royalty free license to use background IP to facilitate collaboration. Both parties will own any intellectual property rights developed by either or both of the Company and sbps in the course of the project and/or as part of the services being performed under the CSP Technology

Collaboration Agreement in equal 50/50 shares, regardless of the parties’ actual contributions. A minimum license fee of 1.5€/m2 will be charged to the customer for each project in which any foreground IP is applied.
sbp Vast 2 Heliostat Collaboration (CSP Technology Collaboration Agreement)
On August 8, 2019, the Company and schlaich bergermann partner, sbps entered into a CSP Technology Collaboration Agreement, pursuant to which the parties agreed to develop a small heliostat solution to support the Company and sbps collectively and separately in offering engineering and construction solutions for heliostat solar fields for electricity generation and process heat both inside Australia and in the broader global market. In consideration of the performance of services by sbps on each stage of development, sbps will invoice the Company based upon the actual work and cost incurred by sbps along with a 30% discount on the remuneration for the services performed by sbps. This agreement is also subject to terms of the Heliostat IP Agreement Binding Term Sheet and any Long Form IP Agreement that may replace the Heliostat IP Agreement Binding Term Sheet from time to time.
Advisian Master Services and Collaboration Agreement
On March 9, 2020, the Company and Advisian Pty Ltd, and Australian registered proprietary company limited by shares (“Advisian”), entered into a Master Services and Collaboration Agreement, pursuant to which the parties agreed to develop CSP technologies that would allow the Company to establish a position in the world’s CSP energy market as an efficient and cost-effective supplier of CSP technology. Advisian agreed to supply technical services and expertise to the Company over the course of a five-year term. The Company agreed to use these services to develop its concentrated solar thermal power generation and storage technologies to establish a position within the CSP market. The Company will specify the specific services to be provided by Advisian in one or more Task Briefs setting forth the scope and objectives of the requested services. Advisian is required, amongst other things, to provide all services using professional standards of skill, diligence, prudence, foresight and care, in accordance with industry best practices and to a standard that would reasonably be expected from a prudent and experienced provider of services which are equivalent to the services. The agreement is mutually exclusive as the Company agreed to purchase all of its requirements for the services from Advisian and Advisian agreed to only provide services in the sodium CSP category to the Company. The agreement may be terminated by Advisian if the Company does not receive services over the course of a year valued at certain thresholds that vary over the term of the agreement.
KSB SE Exclusive Collaboration Agreement
On December 9, 2020, the Company and KSB SE & Co., a corporation incorporated under the laws of Germany (“KSB”), entered into an Exclusive Collaboration Agreement, pursuant to which the Company and KSB agreed to collaborate exclusively on a range of projects in the supply category where the outcome of those projects is the entry into an exclusive supply relationship under which KSB is an important supplier of products or services of pump equipment to the Company. Both parties agreed that the Company will use KSB as its sole and exclusive partner in the supply category for its sodium CSP business for a term of five years. KSB granted the Company an irrevocable, royalty-free, non-exclusive, transferable, sub-licensable, worldwide license to use, copy or modify any documents which are supplied together with any products or services as required for the purpose of proper operating, maintaining and repairing the products or services supplied.
VS2 Site Option and License Deed
On March 19, 2021, in connection with preparations for the VS2 project at Mount Isa, the Company entered into an option and license deed with James Lyne Lord and Marjorie Annette Lord, pursuant to which Mr. Lord and Ms. Lord conveyed certain rights to Vast over Lot 24 on Survey Plan 265794 for a term of five years. The Company received the rights to occupy and use part of the land, an option to sublease part of the land and alternative tenure options comprising the subdivision and sale of part of the land. At the time of execution of the deed, the option payment was valued at AUD $7,500 per annum (excl. GST) and rent was valued at AUD $600 per Ha, per annum.

Cockerill Exclusive Collaboration Agreement
On September 21, 2021, the Company entered into a collaboration agreement with Cockerill Maintenance et Ingénierie S.A., a company duly organized and existing under the laws of Belgium (“Cockerill”), pursuant to which the Company and Cockerill agreed to collaborate exclusively on a range of projects regarding engineering, manufacturing and supply of molten salt steam generators and associated control system and solar receiver coating materials for a term of five years. The purpose of the collaboration is to develop CSP technologies that would establish the Company as a leader in CSP technology and in which Cockerill would become an integral and long-term partner to the Company’s business. For the term of this agreement, the Company agreed not to buy directly or indirectly thermal storage tanks and related components and systems from any other Supplier other than Cockerill and its affiliates.
Doosan Pre-Works Agreement
On April 24, 2023, the Company entered into a pre-works agreement with Doosan, pursuant to which the Company and Doosan agreed to enter into a supply contract for materials, including one set of steam turbine, generator and air-cooled condenser, for the construction of the Company’s solar power project at Port Augusta in South Australia. The pre-works activities are ongoing, and we are aiming to conclude the terms of the supply contract by July 31, 2024. The Company agreed to pay EUR 350,000 upon receipt of the supply materials.
MSSA Technological Cooperation Agreement
On May 16, 2023, the Company entered into a technological cooperation agreement with MSSA SAS, a company duly organized and existing under the laws of France (“MSSA”), pursuant to which MSSA agreed to share confidential information regarding its technical expertise over bulk sodium metal transportation and use at final users’ facilities with the Company. The expertise includes process description and production parameters, technical descriptions and potential suppliers of equipment suppliers of equipment, cost of utilities and raw materials, cost of manpower, cost of structure, cost of implementation, cost of infrastructure, cost of financing, cost of financing, insurance, taxes and environmental permits and existing equipment, marketing and sales plans. The agreement is set to terminate five years from execution of the agreement.
Cockerill General Conditions Agreement
On June 7, 2023, the Company entered into a general conditions agreement with John Cockerill Renewable S.A., a company duly organized and existing under the laws of Belgium (“Cockerill Renewable”), pursuant to which the Company agreed to enter into a purchase agreement with Cockerill Renewable for the purchase of a molten salt steam generator. The pre-works activities are ongoing, and we are aiming to conclude the terms of the supply contract by July 31, 2024.
Fichtner Proposal
On June 8, 2023, the Company entered into an engagement letter with Fichtner Australia Pty Ltd, a company duly organized and existing under the laws of Australia (“Fichtner”), pursuant to which Fichtner agreed to provide certain engineering and consulting services to the Company. Pursuant to the engagement letter, Fichtner would leverage its expertise in the energy, renewable energies and environment, water and infrastructure and consulting and IT Sectors to provide engineering services, which includes planning and consultancy services, for the construction and operation of the Company’s 30 MW CSP Plant in Port Augusta.
Contralos Minor Supply Agreement
On July 10, 2023, the Company entered into a minor supply agreement with Contralos Y Diseños Industriales S.A., a company duly organized and existing under the laws of Spain (“CYD”), pursuant to which CYD agreed to provide certain services and enter into a supply agreement for the sale of thermal storage tanks to the Company. The services include the preliminary analysis of preheating of the Company’s thermal storage tanks as well as the analysis of the first melt of the salts and introduction in the tank according to the melting supplier. The agreement is set to terminate on the earlier of the completion of services provided by CYD or the execution of a supply agreement for the thermal storage tanks.

Services Agreement
The Company and Nabors have entered into the Services Agreement, pursuant to which Nabors or its affiliates will provide services with respect to the Company’s operations, engineering, design, planning or other operational or technical matters, or other such matters as may be agreed upon from time to time, in exchange for compensation set forth in each statement of work referencing the Service Agreement (“SOW”). The Company or Nabors, in their sole discretion, may at any time terminate the entire Service Agreement or any individual SOW, upon ten (10) days or sixty (60) days written notice to Nabors or the Company, respectively.
Development Agreement
The Company and NETV have entered into the Development Agreement, pursuant to which the Company and NETV will work together, as mutually agreed upon, on a project by project basis to develop products and/or equipment related to solar power generation (within this paragraph, each, a “Project”), and agree to jointly own all right, title and interest in any technology and intellectual property rights developed in connection with each Project. Each Project will be detailed on a development project plan (“Development Plan”), which will incorporate the terms of the Development Agreement, but each Development Plan will constitute a separate agreement between the Company and NETV. The Company and NETV will establish a Joint Steering Committee (as defined in the Development Agreement), and the Joint Steering Committee will mutually agree upon and finalize an initial Development Plan. The Company or NETV, in their sole discretion, for any or no reason, may terminate the Development Agreement upon ninety (90) days prior written notice, and may terminate any Development Plan upon sixty (60) days’ prior written notice, to NETV or the Company, respectively.
Canberra Subscription Agreement and Non-Redemption Agreement
On September 18, 2023, the Company entered into a subscription agreement (the “Canberra Subscription Agreement”) with CAG, the owner and operator of Canberra Airport, to purchase a minimum of $5 million, and up to $10 million, of Vast Ordinary Shares at a purchase price of $10.20 per share in a private placement (the “Canberra Subscription”). The Canberra Subscription was conditional on, and was to close concurrently with, the Closing. Of the $10 million Canberra Subscription, $5 million was to serve as a backstop for subsequent capital raised by the Company prior to Closing via additional Notes Subscriptions or Equity Subscriptions (the “CAG Backstop”). Accordingly, the amount invested by CAG pursuant to the Canberra Subscription was to be reduced below $10 million, but not below $5 million, by one dollar for every three dollars raised by the Company prior to Closing via the issuance of additional shares or debt instruments. The Company paid CAG an amount equal to (i) the greater of (a) $50,000 per month from the date of the subscription agreement until the closing the Canberra Subscription; and (b) $100,000 within twenty business days of the closing of the Canberra Subscription. CAG and the Company subsequently agreed that CAG’s purchase of Class A common stock of NETC from existing NETC stockholders who previously elected to redeem their shares in connection with the Business Combination and whose redemption election would be reversed would count towards satisfying CAG’s capital commitments.
On December 13, 2023, CAG entered into an agreement (the “Canberra Non-Redemption Agreement”) with NETC committing to invest an additional $2.0 million in Ordinary Shares by purchasing shares of NETC from existing NETC stockholders who previously elected to redeem their shares in connection with the Business Combination and whose redemption election would be reversed prior to the Closing.
CAG satisfied its aggregate $7.0 million commitment by purchasing shares of Class A common stock of NETC from existing NETC stockholders who previously elected to redeem their shares in connection with the Business Combination and causing the redemption elections to be reversed. In connection with CAG’s investment, CAG also received an additional 129,911 Ordinary Shares at the Closing of the Business Combination.
EDF Note Purchase Agreement
On December 7, 2023, the Company, Vast HoldCo and EDF Australia Pacific Pty Ltd (“EDF”), entered into a Note Purchase Agreement (the “EDF Note Purchase Agreement”) governing the issuance and sale by Vast HoldCo to EDF of an exchangeable promissory note with an aggregate principal amount of EURO 10,000,000 which is denominated in U.S. dollars based on the applicable exchange rate on the Closing Date (the “EDF Note”). The EDF Note was issued on December 18, 2023, concurrently with the Closing of the Business Combination. Subject to certain conditions, the EDF Note shall mature five years from the date of issuance, subject to the option of Vast HoldCo to extend such maturity for an additional two years, in its sole discretion (as applicable, the “Maturity Date”). The EDF Note will bear interest at a rate of 3% per annum, which such interest shall be capitalized and become due and payable on the Maturity Date. The obligations under the EDF Note are senior unsecured obligations of Vast HoldCo and are guaranteed in full by the Company. The proceeds of the EDF Note must be used solely to fund the development of CSP projects, CSP technologies and renewable fuels and other products resulting from the use of CSP technology, including sustainable aviation fuel.
The EDF Note Purchase Agreement contains certain customary agreements, representations and warranties. The obligation of EDF to purchase the EDF Note was subject to certain conditions, including, but not limited to: (1) the Closing of the Business Combination, (2) the purchase by Nabors Lux and AgCentral of an aggregate of $12,500,000 of Ordinary Shares pursuant to the Equity Subscription Agreements, (3) the subscription by Nabors Lux for the applicable amount of Ordinary Shares pursuant to the Nabors Backstop Agreement, (4) Nabors Lux and the Company entering into the Backstop Loan Agreement, and (5) the EDF JDA (as defined below) remaining in full force and effect.
The EDF Note is exchangeable, in whole or in part (with any partial exchange involving no less than $2 million in value), into Ordinary Shares at an exchange price of $10.20 per share, subject to customary adjustments (as may be adjusted, the “EDF Exchange Price”), provided that EDF shall have invested at least U.S. $20,000,000 in the project entity of one or more CSP projects prior to any such exchange. If at any time prior to the Maturity Date, the Company or any of its subsidiaries enters into an agreement pursuant to which certain investors have the right to purchase Ordinary Shares, or securities exchangeable, convertible or exercisable for Ordinary Shares, at a price per share less than the EDF Exchange Price then in effect, or with more favorable terms with respect to security or priority, duration or interest, the EDF Note shall be automatically adjusted to include such lower price or other more favorable terms.
Additionally, the EDF Note contains certain customary restrictions on the ability of Vast HoldCo and its subsidiaries (the “HoldCo Group”) (but not the Company or its subsidiaries other than the HoldCo Group) to without the prior written consent of EDF, among other things, subject to certain noted exceptions, (1) declare or pay dividends or distributions on their capital stock, (2) sell, lease, license, dispose of or transfer property (excluding such sales, leases, licenses, dispositions or transfers conducted in the ordinary course of business or are immaterial), (3) merge or liquidate, (4) engage in any new businesses, (5) enter into related party transactions (excluding transactions with Nabors-affiliated parties so long as the relevant terms are no less favorable to EDF than would be obtained in a comparable arm’s-length transaction with a non-Nabors entity), (6) incur liens outside the ordinary course of business, (7) incur or guarantee additional indebtedness, (8) enter into any hedging or derivative transactions, (9) amend the Constitution, and (10) make acquisitions (other than in the ordinary course or within the HoldCo Group).
In accordance with the terms of the EDF Note, the repayment of the EDF Note shall be accelerated upon the occurrence of an Event of Default (as defined therein), whereupon EDF may at its option declare all accrued and unpaid amounts thereunder to be immediately due and payable.
EDF Joint Development Agreement
On December 7, 2023, the Company entered into a Joint Development Agreement (“EDF JDA”) with EDF, pursuant to which (1) the Company and EDF will co-develop CSP Projects (as defined therein) on an exclusive basis, subject to certain preexisting exceptions, in (i) Australia and, (ii) subject to certain conditions relating to expanding this exclusivity, other jurisdictions, (2) EDF will be provided with a right to elect to invest equity in CSP Projects which become Approved Projects (as defined therein) and (3) the Company will have the right to be the exclusive supplier of CSP Technology to all Potential Eligible Projects, Eligible Projects and Approved Projects (each as defined therein).
Pursuant to the EDF JDA, the parties have agreed to collaborate on certain development activities with respect to CSP Projects, including but not limited to: (1) project ideation and origination, (2) project referrals, and (3) the conducting of feasibility studies. The Company and EDF will establish a steering committee, composed of two appointees from each party, to oversee and govern the activities of the EDF JDA. Costs with respect to Eligible Projects (as defined therein) developed under the EDF JDA will be borne by the parties equally. The EDF JDA also specifies that a joint venture agreement (“JVA”) will be entered into for each jointly developed project which reaches a certain stage of development.
EDF has a right to invest in Approved Projects for an amount up to (1) 75% of the equity capital for an Approved Project, and (2) up to 75% of the equity capital of VS1, VS3 (a proposed 150 MW CSP facility with 12-18 hours of thermal storage located in Port Augusta, South Australia) and SM1 in the aggregate. Neither party will contribute any pre-existing background intellectual property used in the joint effort; however, intellectual property rights developed or derived by either party in connection with the EDF JDA will be jointly owned by both the Company and EDF, and each party grants the other party a royalty-free, non-exclusive license to other intellectual property used in connection with the EDF JDA.
The EDF JDA will automatically terminate upon the later of (1) seven years from the closing date of the EDF Note Purchase Agreement and (2) the date the parties entered into a JVA with respect to an Approved Project with an expected nameplate capacity equal to or exceeding 200 megawatts, which may include a JVA for VS1, VS3 and SM1.
The EDF JDA contains customary provisions regarding certain events of default and each party’s right to terminate its obligations thereunder. In the event a party contemplates a Change of Control (as defined therein) of such party, the other party must first consent to such Change of Control but such consent may not be unreasonably withheld or delayed if (1) the transferor is the Company, it continues to own 100% of the CSP Technology and the Background IP (as defined therein) and (2) the transferee continues to have the technical and financial capability to perform its obligations under the EDF JDA.
Guggenheim Engagement Letter Amendment
On December 18, 2023, Guggenheim Securities, LLC (“Guggenheim Securities”), financial advisor to NETC in the Business Combination, agreed to amend its engagement letter with NETC to provide that Guggenheim Securities would receive $1,750,000 in cash and 171,569 Ordinary Shares as consideration for its services pursuant to its engagement letter.
Legal Proceedings
From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any legal proceedings, the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition and/or operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read together with the historical consolidated financial statements as of June 30, 2023 and 2022 and the related notes that are included elsewhere in this prospectus. The discussion and analysis should also be read together with the unaudited pro forma combined financial information in the section titled “Unaudited Pro Forma Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of Vast and its consolidated subsidiaries.
The financial information reported herein has been prepared in accordance with IFRS as issued by the IASB and is presented in U.S. dollars unless otherwise stated.
Company Overview
We are a concentrated solar thermal power (CSP) technology company that has developed proprietary, next-generation CSP technology that provides clean, dispatchable renewable energy for utility-scale power, industrial heat and clean fuel production applications. Founded in Sydney, Australia in 2009, our vision is to provide continuous carbon-free energy globally, and to deliver that by making it possible to generate solar energy on a dispatchable basis. We will deploy CSP and complementary technologies to deliver renewable and dispatchable electricity, heat and storage on a continuous basis.
Key Factors Affecting our Operating Results
We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors”.
Our business model is to develop CSP products using our technology, supply the equipment required to construct those projects and provide support to those projects during and after construction. We believe the key to full vertical integration revolves around mastering the technology development, basic engineering and component manufacturing utilizing the significant R&D investment we have made.
The protection of our intellectual property is important to the success of the business. We have a platform of unique and extensive intellectual property covering the full range of CSP technologies. This is supported by a detailed strategy that has driven our intellectual property creation program from inception.
We operate in a heavily regulated energy sector, which is subject to a variety of international, federal, state and local regulations and agencies that impact our operations. As a participant in the renewable energy sector specifically, there are additional regulations, tax incentives and support mechanisms in place to promote growth. Any reduction in these benefits could affect our business.
Results of Operations
Comparison of the years ended June 30, 2023 and 2022
The results of operations presented below should be reviewed in conjunction with the consolidated financial statement and notes included elsewhere in this prospectus. The following table sets forth our consolidated results of operations for the periods shown:

	For the Year Ended June 30,
	2023	2022
	(in thousands of $ unless otherwise indicated)
Consolidated Statement of Profit or Loss and Other Comprehensive Income:
Revenue
Revenue from customers	268	163
Grant revenue	651	1,754
Total revenue	919	1,917
Expenses
Employee benefits expense	2,984	2,756
Consultancy expense	2,134	1,934
Administrative and other expenses	8,080	1,618
Raw materials and consumables used	600	241
Depreciation expense	49	47
Finance costs, net	2,518	2,119
Share in loss of jointly controlled entities	254	10
(Gain)/loss on derivative financial instruments	(105)	3
Total expenses	16,514	8,728
Net loss before income tax	(15,595)	(6,811)
Income tax benefit	378	618
Net loss	(15,217)	(6,193)
Other comprehensive income that may be reclassified to profit or net loss in subsequent periods:
Gain on foreign currency translation, net of tax	891	1,379
Total Comprehensive Loss for the year	(14,326)	(4,814)
Revenue from customers
Revenue from customers is driven by the number of engagements with customers for consultancy advice and / or margin on goods or other services purchased for customer projects. For the year ended June 30, 2023, revenue from customers was $0.3 million as compared to $0.2 million for the year ended June 30, 2022, representing an increase of $0.1 million or 64.4%. This increase was primarily the result of increases in both consulting fees and margin fees associated with increased project activity related to an ongoing single customer assignment. Revenue from customers is currently not a material source of our funding, as we have historically relied upon other sources of funding such as government grants.
Revenue from customers is currently sourced from one customer and we will continue to seek consulting opportunities with this and other customers. However, we are not dependent on this source of revenue given the focus of the business on project development and the significance of grant revenue received historically.
Grant revenue
Grant revenue has historically been driven by grants provided by government agencies typically to fund expenses in relation to project activity and / or future development. Grants were typically paid via installments on the achievement of pre-agreed project milestones, such as detailed engineering, development of product specification, our additional funding contributions, among others.
Final funding under the ARENA funding agreement dated July 14, 2014 (“2014 Funding Agreement”) was received in the year ended June 30, 2022, and the 2014 Funding Agreement was mutually terminated on August 16, 2023.

Grant revenue is also driven by tax incentives offered by the Australian government that reduces our research and development costs by offering tax offsets for eligible expenditure.
Grant revenue was $0.7 million for the year ended June 30, 2023, as compared to $1.8 million for the year ended June 30, 2022, representing a decrease of $1.1 million or 62.9%. This decrease is primarily attributable to nil government grants in the year ended June 30, 2023, as noted above.
Total revenue
Total revenue decreased by 52.1%, or $1.0 million, from $1.9 million for the year ended June 30, 2023, to $0.9 million for the year ended June 30, 2022. This decrease was primarily the result of the decrease in grant revenue discussed above.
Employee benefits expenses
Employee benefits expenses are driven by the number of employees, both permanent (full-time and part-time) and casual, and includes related on-costs such as superannuation and payroll tax.
Employee benefits expenses totaled $3.0 million for the year ended June 30, 2023, as compared to $2.8 million for the year ended June 30, 2022, representing an increase of $0.2 million or 8.3%, which was primarily due to an increase in the number of employees. These employees were required to support research, project development and corporate activity.
Consultancy expenses
Consultancy expenses is driven by engagements with third party contractors who provided professional services for both research and project development and corporate activity.
Consultancy expenses totaled $2.1 million for the year ended June 30, 2023, as compared to $1.9 million for the year ended June 30, 2022, representing an increase of $0.2 million or 10.3%. This increase is primarily the result of increased corporate activity in the year ended June 30, 2023 compared to the year ended June 30, 2022 as the business sought to raise capital across multiple regions.
Administrative and other expenses
Administrative and other expenses include accounting and audit, legal, advertising, marketing, licenses, subscriptions and other similar types of expenses.
Administrative and other expenses for the year ended June 30, 2023, totaled $8.1 million, as compared to $1.6 million for the year ended June 30, 2022, representing an increase of $6.5 million. This increase is primarily a result of increased legal, accounting and audit expenses (approximately $6.0 million) incurred to prepare the business for a U.S. financial and regulatory environment as well as in relation to the intended Business Combination.
Raw materials and consumables
Raw materials and consumables used during the year ended June 30, 2023, $0.6 million, as compared to $0.2 million for the year ended June 30, 2022, representing an increase of $0.4 million. This was primarily driven by the development of products and grid connection costs in connection with our Port Augusta Project.
Depreciation expense
Depreciation expense for the year ended June 30, 2023, was $49 thousand, as compared to $47 thousand for the year ended June 30, 2022, representing an increase of $2 thousand or 4.3%.
Finance costs, net
Finance costs, net during the year ended June 30, 2023, were $2.5 million, as compared to $2.1 million for the year ended June 30, 2022, representing an increase of $0.4 million or 18.8%. The increase was primarily the result of having to rebase the effective interest rates calculation in a higher rate environment as well as the Senior Convertible Notes in the principal amount of $7.5 million issued in the year ended June 30, 2023.
Share in loss of jointly controlled entities
Share in loss of jointly controlled entities was $0.3 million for the year ended June 30, 2023, compared to $10 thousand for the year ended June 30, 2022. The increase was primarily due to increased expenditure by the joint venture to drive grid connection and financial close on our project.
(Gain)/loss on derivative financial instruments
Gain on derivative financial instruments in June 30, 2023 was $0.1 million compared to a loss of $3 thousand for the year ended June 30, 2022 primarily due to the impact of foreign exchange movements on the Senior Convertible Notes we issued in USD when the functional currency is AUD.
Income tax benefit
Our income tax benefit during the year ended June 30, 2023, was $0.4 million, as compared to a benefit of $0.6 million for the year ended June 30, 2022. The tax benefit is primarily attributable to the recognition of a deferred tax asset to offset the deferred tax liability recognized in equity due to the revaluation of embedded derivatives as a result of waiver/modification of interest/maturity term from shareholder. The decrease in tax benefit during the year ended June 30, 2023, is due to a corresponding decrease in the revaluation of the embedded derivatives.
Total expenses
Total expenses increased by 89.2%, or $7.8 million to $16.5 million for the year ended June 30, 2023, compared to $8.7 million for the year ended June 30, 2022. The increase was primarily due to increases in administrative expenses. See above for discussion of increases in such expenses.
Net loss
Net loss for the year ended June 30, 2023, totaled $15.2 million ($0.61 per share on a basic and diluted basis) as compared to a loss for the year ended June 30, 2022, of $6.2 million ($0.25 per share on a basic and diluted basis), for an increase of $9.0 million in net loss. The majority of the increase in loss for the year is attributable to higher administrative and other expenses resulting from corporate activity.
Other Financial Information
Liquidity and Capital Resources
We have primarily funded our operations with equity and debt investments by AgCentral, debt investments by Nabors Lux, government grants and tax cash rebates and the proceeds of the Business Combination and Financings. As of June 30, 2023, we had cash and cash equivalents of $2.1 million and negative working capital of $23.6 million. As of June 30, 2022, we had cash and cash equivalents of $0.4 million and negative working capital of $2.2 million. The primary reason for the increase in negative working capital is the classification of the loans and convertible promissory notes totaling $19.8 million held by AgCentral as current liabilities as of June 30, 2023 (as compared to non-current liabilities in the year ended June 30, 2022) as a result of the maturity date of December 31, 2023. As of December 31, 2023, we had cash and cash equivalents of approximately $16.5 million. On January 9, 2024, Nabors Lux funded $6,952,532.66 pursuant to the Nabors Backstop Agreement in exchange for 681,620 Ordinary Shares.
The Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 72.2% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of 27,529,987 Ordinary Shares upon exercise of all outstanding Warrants, 2,799,999 Earnout Shares issuable upon the occurrence of all Triggering Events, and 2,400,000 Earnback Shares issuable upon the occurrence of all Triggering Events and the conversion of the EDF Note) and the Warrants being offered for resale pursuant to this prospectus represent approximately 46.7% of our current total outstanding Warrants.
Given the substantial number of Ordinary Shares and Warrants being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of the Resale Securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders intend to sell their Resale Securities, could harm the prevailing market price of the Ordinary Shares and Warrants. The Selling Securityholders will be able to sell all of their Ordinary Shares for so long as the registration statement, of which this prospectus forms a part, is available for use or pursuant to an exemption from registration under the Securities Act and any applicable lock-up restrictions expire. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. As a result, we may not be able to raise sufficient capital and may raise additional capital through the sale of additional equity or debt securities. Any additional capital raised through the sale of equity or debt securities with an equity component may dilute our existing equity owners. If we raise funds through the issuance of debt securities or through loan arrangements, the terms of such securities or loans could require significant interest payments, contain covenants that restrict our business, or include other unfavorable terms.
Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $316.6 million. If the Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants for cash. The exercise price of the Public Warrants and Private Warrants is $11.50 per share. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. On February 27, 2024, the closing prices for our Ordinary Shares and Public Warrants on Nasdaq were $2.43 per share and $0.12 per warrant, respectively. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. Warrant holders have the option to exercise their Warrants on a cashless basis in accordance with the Vast Warrant Agreements. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of Warrants will decrease. We will continue to evaluate the probability of Warrant exercises and the merit of including potential cash proceeds from the exercise of the Warrants in our future liquidity projections, but we do not currently expect to rely on the cash exercise of Warrants to fund our operations.
Going Concern
We incurred a net loss of $15.2 million and $6.2 million for the years ended June 30, 2023 and 2022, respectively and used net cash in operating activities of $9.1 million and $4.1 million for the years ended June 30, 2023 and 2022, respectively. As of June 30, 2023, we had net current liabilities of $23.6 million and net total deficit of $29.4 million. As of June 30, 2023, loans and convertible promissory notes totaling $19.8 million held by AgCentral due to mature on December 31, 2023, were outstanding and included in the current liabilities.
We are forecasting that we will continue to incur significant operating cash outflows to fund our expansion and to meet all of our obligations, including interest and principal payments on the outstanding debt. As such, our ability to continue as a going concern is principally dependent on one or more of the following: (1) our ability to meet our cash flow forecasts and (2) our ability to raise funding as and when necessary. As a result of the above, there is material uncertainty related to events or conditions that may cast significant doubt (or raise substantial doubt as contemplated by PCAOB standards) on our ability to continue as a going concern, and therefore, that we may be unable to realize our assets and discharge our liabilities in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Sources of Liquidity
Operating cash flow
We incurred net operating cash outflows of $9.1 million for the year ended June 30, 2023 and $4.1 million for the year ended June 30, 2022. We do not expect net operating cash inflows in the short term.
Equity
We did not generate cash from the issue of shares during the year ended June 30, 2023 or June 30, 2022.
Debt
The outstanding balance on Convertible Note 3 was $8.8 million as of June 30, 2023 and $8.9 million as of June 30, 2022.
The outstanding balance on Convertible Note 4 was $4.4 million as of June 30, 2023 and $3.9 million as of June 30, 2022.
The outstanding balance on Convertible Note 5 was $1.1 million as of June 30, 2023 and $1.1 million as of June 30, 2022.
The outstanding balance on Senior Convertible Notes issued during the year ended June 30, 2023 was $7.1 million as of June 30, 2023 and nil as of June 30, 2022.
The outstanding balance on Shareholder loans was $5.5 million as of June 30, 2023 and $1.7 million as of June 30, 2022.
The overall outstanding balance on Convertible Note 3, Convertible Note 4, Convertible Note 5, Senior Convertible Notes and loans was $26.9 million as of June 30, 2023 and $15.6 million as of June 30, 2022.
Each of Convertible Note 3, Convertible Note 4 and Convertible Note 5 is convertible into an equivalent number of ordinary shares at AgCentral’s option. Interest is payable at the rate of 8.0% per annum on the principal outstanding. Interest accrues daily and is payable every six months. Within the first 18 months of issuance, we had the option to settle interest payments in cash or by issuance of additional convertible notes. After the first 18 months, AgCentral has the option to choose settlement of interest by payment in cash or by issuance of additional convertible notes. On June 25, 2021, we received an interest waiver, where interest was forgiven from January 1, 2021 to December 31, 2022 on all convertible notes along with a revised maturity date of December 31, 2022. On May 24, 2022, we received another interest waiver, where interest was forgiven from January 1, 2022 to December 31, 2023 on all convertible notes, along with a revised maturity date of December 31, 2023.
During the year ended June 30, 2023, we received further loans without any covenants or interest of approximately $4.0 million from our shareholder to fund our short-term working capital requirements with a maturity date of December 31, 2023 with all other terms remaining unchanged.
During the year ended June 30, 2023, Nabors Lux and AgCentral purchased $5.0 million and $2.5 million, respectively, of Senior Secured Convertible Notes ($7.5 million in aggregate) from us in a private placement which was funded in accordance with the Notes Subscription Agreement. Subsequent to June 30, 2023, AgCentral purchased an additional $2.5 million of Senior Secured Convertible Notes.]
Government Grants
To date, we have relied to a significant extent on government funding, in the form of grants, to develop and validate our technology. Similarly, we have conditional government funding approval for up to AUD 65 million grants and up to AUD 110 million in concessional financing for the development of VS1 and we and our consortium partner, Mabanaft, expect to receive conditional government funding for up to AUD 19.5 million and EUR 12.4 million for the development of SM1. How much of this financing we receive will depend on our ability to satisfy certain funding and/or grant conditions (for example, with respect to the AUD 110 million concessional financing for VS1, a final investment decision being made), and there can be no assurance that we will be able to meet such conditions. In addition, the conditional government funding and concessional financing will not cover the full costs of development and delivery of VS1 or SM1. Accordingly, we and where applicable, our consortium partners, will need to obtain and invest significant capital in these projects in order to complete them. See “Risk Factors — Risks Relating to Our Technology — The VS1 reference project is important to the future of the business and requires a substantial scale up relative to the Jemalong Solar Station (“JSS Demonstration Plant”) and carries significant risk associated with factors such as technology readiness, organizational capability to deliver and production ramp up” and “Risk Factors — Risks Relating to Our Technology — Our business benefits in part from federal, state and local government support for renewable energy, and a decline in such support could harm our business.”
For the years ended June 30, 2023 and 2022, we received the following proceeds from ARENA and research and development tax incentives offered by the Australian Taxation Office.
	Year Ended June 30,
	2023	2022
	(In thousands)
ARENA grant	$—	$1,001
R&D tax credit recoveries	651	753
	$651	$1,754
Tax and R&D incentives
We currently depend heavily on government policies that support utility scale renewable energy and enhance the economic feasibility of developing and operating solar energy projects in regions in which we operate or plan to develop and operate renewable energy facilities. The Australian government provides incentives, such as Large-scale Generation Certificates that support or are designed to support the sale of energy from utility scale renewable energy facilities, such as wind and solar energy facilities. In the U.S., policy support from the IR Act is expected to improve the economics of projects we may develop in the U.S., which we believe will accelerate deployments in the U.S. through production tax credits (“PTC”) and 30+% investment tax credits (“ITC”). As a result of budgetary constraints, political factors or otherwise, governments from time to time may review their laws and policies that support renewable energy and consider actions that would make the laws and policies less conducive to the development and operation of renewable energy facilities. Such changes may, amongst other things, have a material adverse effect on our liquidity and capital resources. See “Risk Factors — Risks Relating to Our Corporate Operations — Any reductions or modifications to, or the elimination of, governmental incentives or policies that support renewable energy in general, and CSP/CST in particular, could have a material adverse effect on our business, financial condition, results of operations and prospects.”
In order to encourage the industry to invest more in research and development, the Australian government offers a tax incentive that reduces our research and development costs by offering tax offsets for eligible research and development expenditure. Under the R&D Tax Incentive, we are eligible to receive a refundable research and development tax offset in respect of our eligible research and development expenditure.
Our refundable research and development tax offsets for the years ended June 30, 2023 and 2022 were as follows:
R&D tax incentives
	Year Ended June 30,
	2023	2022
	(In thousands)
Refundable R&D tax offset for the year	$651	$753
R&D Tax credit recoveries recognized as grant income	$651	$753

Future Cash Requirements
Ongoing Operations
We are currently devoting substantial resources to reaching a final investment decision on the VS1 project. This entails extensive work to amongst other things, finalize and validate with third parties individual plant components and overall plant design, refining the technology that supports CSPv3.0, protecting our intellectual property, developing protocols to test equipment, progressing through the full front-end engineering design process, negotiating construction terms with contractors and to qualifying and negotiating with suppliers for timely delivery of materials and components. We are also devoting resources to advancing the SM1 project and to developing our broader project pipeline.
Lease Commitments
We had lease commitments outstanding of $0.1 million on June 30, 2023 related to rented office space for engineering and operational personnel. $43 thousand of the outstanding commitments are expected to be paid in the twelve months to June 30, 2024. Lease commitments include agreements to lease office space that are legally binding and that specify all significant terms, including pricing provisions and the approximate timing of the payments.
Joint Venture Commitment
During the year ended June 30, 2022, Vast Solar Aurora Pty Ltd (“VSA”) our wholly owned subsidiary, entered into an arrangement to co-develop the Aurora Energy Project commissioned by SiliconAurora. We acquired 50% of the shares in SiliconAurora on June 15, 2022 from 1414 Degrees for consideration of $0.07 million as an initial payment and $1.58 million as deferred consideration. The deferred consideration of $0.62 million was paid in July 2022 from the short-term loan obtained from the shareholder and the remainder of $0.96 million is expected to be paid before June 30, 2024, subject to the joint venture receiving a written offer/ notice to connect from relevant network service provider.
We had a further commitment to provide funding for the joint venture’s commitments, including our lease commitments related to lease land for the Aurora Energy Project.
Debt
As of June 30, 2023, total borrowings of $19.8 million are due within 12 months, due on December 31, 2023. See Note 11 — Borrowings of our historical consolidated financial statements for the years ended June 30, 2023 and 2022 for further details about our financing arrangements.
Cash Flows
Our cash flows depend on, to a large degree, the loans from investors, government grants, tax rebates, and revenue from customers.
1.   Operating Activities.   Net cash used in operating activities totaled $9.1 million for the year ended June 30, 2023, compared to net cash used of $4.1 million during the year ended June 30, 2022. Net cash used in operating activities is primarily influenced by changes in operating assets and liabilities items such as collection of receivables increasing cash balances and payments of operating payables decreasing cash balances. Changes in operating assets and liabilities items generated $3.8 million in cash flows during the year ended June 30, 2023 and used $0.5 million in cash flows during the year ended June 30, 2022. The increase in trade and other payables was driven by increases in underlying expenses in the final quarter of fiscal half year 2023 as well as an increase in accrued expenses for transaction related costs. Increases in contract liabilities was driven by increased project activity in the customer consultancy engagement referred to in “Revenue from customers” above.
2.   Investing Activities.   Net cash used in investing activities totaled $0.2 million during the year ended June 30, 2023 compared to net cash used of $0.1 million in the year ended June 30, 2022. Our primary uses of cash for investing activities included their acquisition of an interest in the SiliconAurora joint venture, the related funding of the joint venture, and purchases of property, plant and equipment.

3.   Financing Activities.   Net cash generated by financing activities totaled $10.9 million during the year ended June 30, 2023 compared to $1.8 million during the year ended June 30, 2022. Primarily, we received net proceeds of $11.5 million and $1.8 million from the issuance of long-term debt, respectively.
Other Matters
Contractual Obligations
We have received contributions from ARENA in relation to funding the development of a concentrated solar thermal power reference plant. In relation to the funding agreement, the arrangement includes a clause on change of control, which states that if we fail to get funding to build the facility in Australia by May 31, 2024 but obtains finance for an offshore facility before that period, it would give rise to the requirement to repay a proportion of funding received from ARENA. At reporting date and upon entering into the Business Combination Agreement, we did not identify such circumstances, as significant progress has been made on this facility in Australia. Further the funding agreement was mutually terminated on August 16, 2023.
We are the 100% owner of North-west Queensland Hybrid Power Project (formerly NWQHPP) and entered into a Joint Development Agreement (the “JDA”) with a large Australian state-owned electricity generator (“joint operator”) for an independent pre-feasibility analysis for the development of the Project. Under the JDA entered with the joint operator, we are required to pay a margin fee in the event of future equipment sales. The margin fee survives the termination of the JDA and is capped to the extent of joint operator’s monetary contribution in the JDA. Such margin fee is based on 8.5% of the supply margin on qualifying equipment sales. As of June 30, 2023, no equipment sales have been made and there are no firm commitments to make any such sales. Accordingly, no liabilities have been recognized as of June 30, 2023.
Off-Balance Sheet Arrangements
As of June 30, 2023 and 2022, we did not have any off-balance sheet arrangements.
Critical Accounting Policies and Estimates
Management’s discussion and analysis of the financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with IFRS as issued by the IASB. The preparation of these consolidated financial statements requires us to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Our estimates are based our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.
While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements included elsewhere in this prospectus, we believe the following accounting policies and estimates to be most critical to the preparation of our consolidated financial statements.
We consider an accounting estimate to be critical if: (1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations.
Management has discussed the development and selection of these critical accounting estimates with the board of directors. In addition, there are other items within our financial statements that require estimation but are not deemed critical as defined above. Changes in estimates used in these and other items could have a material impact on our financial statements.

Revenue recognition
Revenue is recognized at an amount that reflects the consideration to which we are expected to be entitled in exchange for transferring goods to a customer. For each contract with a customer, we:
•
identify the contract with a customer;

•
identify the performance obligations in the contract;

•
determine the transaction price;

•
allocate the transaction price to the separate performance obligations on the basis of the relative stand-alone selling price of each distinct good to be delivered;

•
and recognize revenue when or as each performance obligation is satisfied in a manner that depicts the transfer to the customer of the goods promised.

Variable consideration within the transaction price, if any, reflects concessions provided to the customer such as discounts, rebates and refunds, any potential bonuses receivable from the customer and any other contingent events. Such estimates are determined using either the ‘expected value’ or ‘most likely amount’ method. The measurement of variable consideration is subject to a constraining principle whereby revenue will only be recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The measurement constraint continues until the uncertainty associated with the variable consideration is subsequently resolved. Amounts received that are subject to the constraining principle are initially recognized as deferred revenue in the form of a separate refund liability.
Please refer to Note 3 — Revenue from customers of our historical consolidated financial statements as of June 30, 2023 and 2022 for further information on the accounting of our revenue from contract with customers All revenue is stated net of the amount of goods and services tax (GST).
Financial instruments
Financial assets and financial liabilities are recognized when we become a party to the contractual provisions of the instrument.
Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.
All regular way purchases or sales of financial assets are recognized and derecognized on a trade date basis. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the marketplace.
All recognized financial assets are measured subsequently in their entirety at either amortized cost.
Research and development, patents and licenses
During the years ended June 30, 2023 and 2022, we incurred research and development related expenses of $1.5 million and $2.1 million, respectively.
Research and Development
The Australian government offers a tax incentive that reduces our Research and Development (R&D) costs by offering tax offsets for eligible R&D expenditure. Under the R&D Tax Incentive, we are eligible to receive a refundable R&D tax offset in respect of our eligible R&D expenditure.
Patents and licenses
Patents and licenses are recognized as intangible assets at the point in time that they become legally registered under our control and ownership thereby generating an economic benefit to us.

We have filed for numerous patents across the globe in relation to the CSP technology that we intend to undertake to support our pipeline of projects globally. As of June 30, 2023, these patents were pending registration.
Quantitative and Qualitative Disclosures About Market Risk
Foreign currency risk
We are exposed to foreign currency risk related to our revenue and operating expenses denominated in currencies other than the U.S. dollar. Our and our subsidiaries’ functional currency is Australian Dollars (AUD).
Our assets and liabilities of and those of our Subsidiaries are translated into USD using the exchange rates at the reporting date. The revenues and expenses of such entities are translated into USD using the average exchange rates, which approximate the rates at the dates of the transactions, for the period. All resulting foreign exchange differences arising from the translation are included in other comprehensive income.
For each entity, we determine the functional currency. Items included in the financial statements of each entity are measured using that functional currency.
We do not enter into financial instruments to hedge our foreign currency exchange risk, but we may in the future.
Credit risk
We are exposed to credit risk principally in relation to receivables from customers which are primarily government organizations. As such, we believe that our overall exposure to credit risk is not material.
Liquidity risk
See our accompanying audited consolidated financial statements as of and for the years ended June 30, 2023 and 2022 included elsewhere in this prospectus, including Note 22 thereto, for further information on foreign currency translation adjustments, credit and liquidity risks.
Internal Control Over Financial Reporting
In connection with the preparation of our consolidated financial statements for the years ended June 30, 2023 and 2022 material weaknesses were identified in our internal control over financial reporting. See the subsection titled “Risk Factors — Risks Relating to Our Corporate Operations — We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.”
In order to maintain and improve the effectiveness of our internal control over financial reporting, we anticipate that we will continue to expend significant resources including accounting-related costs and significant management oversight. We have engaged a leading outside accounting firm to assist management in developing and executing a plan to remediate the material weaknesses. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect our business and operating results and could cause a decline in the price of the Ordinary Shares. These material weaknesses will not be considered remediated until the mitigating controls have operated for the required period of time and until the operating effectiveness of the controls has been validated, through testing, by management.

MANAGEMENT
The following table provides information relating to our directors and officers as of the date of this prospectus. Our board of directors is comprised of seven (7) directors.
Name	Age	Position
Craig Wood	47	Chief Executive Officer and Director
Marshall (Mark) D. Smith	64	Chief Financial Officer
Kurt Drewes	50	Chief Technology Officer
Alec Waugh	58	General Counsel
Sue Opie	57	Chief People Officer
Peter Botten	68	Chairman
Colleen Calhoun	57	Director
Thomas Quinn	62	Director
William Restrepo	64	Director
Colin Richardson	62	Director
John Yearwood	65	Director
Executive Officers
Craig Wood, CEO, joined Vast in September 2015, after having worked at a leading Australian private equity firm Archer Capital from May 2004 to August 2012 as an Investment Director before joining portfolio company Brownes Dairy in September 2012 as CFO and then Interim CEO until March 2015. Mr. Wood began his career in energy in Lehman Brothers’ New York Power and Utilities Group from September 2002 until February 2004 and, prior to that as an engineer in the oil and gas industry from November 1998 to September 1999. Mr. Wood graduated with BEng (Mechanical Hons) and BSc (IT) degrees from the University of Western Australia in 1998, a MA from Oxford University in 2001 where he studied as a Rhodes Scholar, and a MSc (Finance) from London Business School in 2002.
Marshall (Mark) D. Smith, Chief Financial Officer, joined Vast in September 2023, and is a highly accomplished senior executive with demonstrated performance in all aspects of the energy industry, including operations, capital allocation, strategic planning, business development, corporate finance, capital markets, M&A, IPOs, turnarounds, and restructuring. Most recently, Mark served as Chief Financial Officer for a Texas-based privately held oil and gas company, from September 2021 to September 2023. Prior to that, Mr. Smith served as Chief Financial Officer and Corporate Secretary of Guidon Energy, Blackstone’s largest energy-focused investment from September 2020 to May 2021. Prior to Guidon, from July 2014 to August 2020, he first served as Senior Executive Vice President and Chief Financial Officer, California Resources at Occidental Petroleum Corporation prior to its spin-off, where he was selected to serve as “second in command” for the spin-off/IPO of its California business in a tax-free distribution to shareholders, and following the spin-off, he served as Senior Executive Vice President and Chief Financial Officer at California Resources Corporation and served on the Executive Committee, Compliance Committee, Reserves Committee, and Disclosure Committee. Prior to Occidental Petroleum, Mr. Smith served as Senior Vice President and Chief Financial Officer for Ultra Petroleum Corporation and chairman of its international finance subsidiary. Before Ultra Petroleum, Mr. Smith was Vice President, Business Development at J.M. Huber Energy. Earlier in his career, Mark served as Managing Director, Investment Banking at Nesbitt Burns Securities Inc. (now BMO Capital Markets) and was appointed to the board of Nesbitt Burns Securities, and prior to that, he held various positions, including Director, Energy Group at Bank of Montreal. Mr. Smith holds an MBA, Finance (summa cum laude) from Oklahoma City University and a BS in Petroleum Engineering (Distinguished Scholar) from University of Oklahoma. He is member and past chairman, Advisory Board, University of Oklahoma Mewbourne School of Petroleum Engineering and a member of numerous boards, including the Muscular Dystrophy Association, where he serves on the Executive Committee and is chairman of the Audit Committee.
Kurt Drewes, Chief Technology Officer, is a seasoned CSP engineer with broad experience and joined Vast in July 2017. He has held positions in manufacturing, design, construction, operations and commercial management utilizing linear Fresnel, parabolic trough and central tower technologies and has worked in CSP in countries including Germany, Spain, South Africa, Morocco and Australia. Mr. Drewes joined Vast from ACWA Power where he was Project Director at the ACWA Solar Reserve Redstone CSP project in South Africa and Technical Advisor on the Noor 3 project in Morocco from November 2015 to June 2017. Prior to that, Mr. Drewes led the Owner’s Team of Abengoa Solar’s Khi Solar One project in South Africa from June 2013 to October 2015. Mr. Drewes was promoted to Global Head of Production at Novatec Solar in Germany, where he worked from July 2011 to May 2013, following his leadership as Operations Manager at Novatec’s CSP plant from June 2008 to June 2011, located in Murcia in Spain. Mr. Drewes earned his Mechanical Engineering degree from the University of Witwatersrand, South Africa in 1994 and an MBA from the University of Cape Town in 1999.
Alec Waugh, General Counsel, joined Vast in October 2015 and has over eleven years’ experience in working closely with private equity owned businesses and over 20 years total experience working with a range of multinational businesses. His extensive experience as a commercial and legal advisor has been across a wide range of food, agriculture, services and manufacturing businesses including seven years in his present role as General Counsel of Zip Water (a member of the Culligan Group) from, May 2015 to the current date (the last four years as General Counsel and Company Secretary) and General Counsel of Brownes Foods for four years, from March 2011 to September 2015. Prior to these roles he spent six years with the Fonterra Co-operative Group, from September 2003 to December 2009 and four years with Campbells/Arnott’s, from February 1998 to June 2002. Mr. Waugh has been working with Vast providing legal and strategic commercial support as the General Counsel and member of the executive leadership team. Mr. Waugh has a hands-on approach with providing his advice and counsel and is closely engaged with all members of Vast commercial team. While responsible for providing general legal support and commercial guidance to Vast, Mr. Waugh has played a critical role in the development of Vast’s IP strategy and portfolio, its commercial strategy and also its overall approach to risk management and compliance. Mr. Waugh has been admitted as a solicitor since 1998 and received a Diploma in Law (SAB), from Sydney University in 1997.
Sue Opie, Head of People, joined Vast in December 2019, and has 25 years HR strategic, project and operational experience. Before joining Vast, her career spanned across healthcare, pharmaceutical, manufacturing, hospitality, FMCG and Industrial sectors. From 2017, Ms. Opie was an HR advisor for small to medium sized companies, working with Executive and management teams to develop HR strategy, deliver HR operational services, be a facilitator for the Company’s vision, lead transformational change, build leadership capability, drive a performance culture and enhance employee engagement. Prior to her consulting career, Ms. Opie was Head of HR for HealthCare (2012 — 2017), an Australian private hospital group of 17 hospitals and HR Director for Inova Pharmaceuticals (2006 — 2012), providing HR leadership for the APAC and South Africa regions. Ms. Opie’s HR career commenced with 3M Australia (1993 — 2002). Ms. Opie has a career track record building a healthy company culture through the design and implementation of HR strategic plans aligned to the Company vision and business goals and leading transformational change in fast and agile business environments. Ms. Opie holds a B. Science Psychology (Hons) from the University of NSW in 1988 and Masters of Management from Macquarie Graduate School of Management in 1996.
Directors
Peter Botten, Chairman, 68, is a distinguished ex-Chief Executive and internationally recognised business leader, with over 40 years of experience in the resources sector. With an illustrious career, including over 26 years as Managing Director of the international energy company Oil Search, Mr. Botten was one of the longest-serving Chief Executives on the Australian Stock Exchange. During his tenure at Oil Search from 1993 to 2020, the company underwent a remarkable transformation, evolving from a team of seven employees with a market capitalization of approximately $200 million into an industry powerhouse. Under Mr. Botten’s visionary leadership, Oil Search achieved unprecedented growth to a workforce of over 3,000 employees and a market capitalization of an impressive $15 billion. Mr. Botten has been Deputy Chair of the Board of Directors of Karoon Energy Ltd since May 2023 and a non-executive director since October 2020, Chair of the Board of Directors of Aurelia Metals Ltd since October 2021 and Chair of the Board of Directors of Conrad Energy (Asia) since September 2022. Mr. Botten served as a non-executive director of AGL Energy LTD from October 2016 to July 2023 and served as Chair of the Board of Directors from April 2021 to July 2023. Mr. Botten holds a Bachelor of Science ARSM from Imperial College of Science and Technology, London University, Royal School of Mines.
Colleen Calhoun was a member of the NETC Board. Ms. Calhoun has served as Operating Partner at The Engine, an investment firm focusing on climate change human health and advanced systems and infrastructure, since April 2023. Ms. Calhoun previously served as Vice President of Spruce Power (formerly known as XL Fleet) (NYSE: SPRU), a provider of fleet electrification solutions, and General Manager of XL Grid, a division of Spruce Power, from January 2021 to February 2023. Prior to this, Ms. Calhoun served as Founder and Principal Advisor at Helios Consulting, LLC from November 2019 to December 2020. Ms. Calhoun spent twenty-five years at GE across several roles at the company, including Chief Marketing Officer and Head of Business Development (August 2018 to October 2019) and Head of Business Development and Partnerships (January 2016 to August 2018) at GE Current, a leading provider of energy efficiency and digital productivity solutions for commercial buildings and cities, where she was instrumental in the divesture of the business from GE in 2019; Global Senior Director of Energy Ventures at GE Ventures (January 2013 to December 2015); Executive Director, Marketing, Strategy and Project Development at GE Power & Water (October 2010 to December 2012); and Managing Director, Global Growth Markets at GE Energy Financial Services (January 2006 to September 2010). Ms. Calhoun is presently a member of the board of directors at Nabors Energy Transition Corp. II (NYSE: NETD) and Quaise, Inc. and served on the board of directors of Evergreen Climate Innovations (formerly known as Clean Energy Trust) until February 2023. She also previously served on the Advisory Board at NYSERDA REV Connect.
Tom Quinn, 62, has served as President of AREEA — Australian Resources & Energy Employer Association since 2017 and as Deputy Chair of St Vincent de Paul Society Victoria since 2021. Mr. Quinn has extensive C-suite experience across international and Australian engineering, construction and maintenance enterprises in multiple sectors including infrastructure, energy, resources, industrial and social services sectors with full P&L accountability in leading global publicly-listed service companies. Mr. Quinn’s track record of inclusive, accountable leadership has delivered sustainable financial results, cultural and strategic growth through acquisition and organic means in major diversified Australian, European, North American, and Asian businesses. Mr. Quinn also brings global project delivery expertise from 30+ years leading projects and businesses for some of the world’s leading engineering construction companies, including Fluor Corporation, Aker Solutions ASA (f/k/a Aker Kvaerner) and Jacobs Solutions Inc. Mr. Quinn was Executive Advisor on Macquarie Capital’s multi-billion dollar APAC infrastructure, digital and energy team from 2022 until March 2023. From 2016 to 2021, Mr. Quinn was Managing Director and Chief Executive Officer for Broadspectrum (acquired by Venetia in 2020), an AUD 3 billion, 15,000 person business that provided infrastructure maintenance services. From 2002 to 2016, Mr. Quinn worked for Aker Kvaerner and then Jacobs Solutions, ultimately serving as Group Vice President North American Upstream & Midstream / GVP Asia Pacific / Managing Director Australia & New Zealand. From 1987 to 2001, Mr. Quinn worked for Fluor where he was Director, General Manager and Major Project Manager at the time of his departure. Mr. Quinn is a fellow of the Institution of Engineers, Australia (IEAust), the Australian Institute of Mining & Metallurgy (AusIMM) and the Australian Institute of Company Directors (AICD). Mr. Quinn received a Bachelor of Science, Mechanical Engineering (Hons) from Monash University and an Executive MBA from Monash University / Mt. Eliza Business School.
William J. Restrepo was NETC’s Chief Financial Officer. Mr. Restrepo has served as Chief Financial Officer of Nabors Energy Transition Corp. II since April 2023. He has served as Chief Financial Officer of Nabors since March 2014. Mr. Restrepo previously served as Chief Financial Officer at Pacific Drilling S.A. from February 2011 to February 2014. He also previously served as Chief Financial Officer at Seitel from 2005 to 2009, and at Smith from 2009 to 2010 until its merger with Schlumberger Limited. Prior to that, from 1985 to 2005, Mr. Restrepo served in various senior strategic, financial and operational positions for Schlumberger Limited, including operational responsibility for all product lines in the Continental Europe and Arabian Gulf markets, as well as senior financial executive roles in Corporate Treasury and worldwide controller positions with international posts in Europe, South America and Asia. From 2018 to 2021, Mr. Restrepo served on the board of Reelwell AS, a Norwegian-based provider of advanced drilling technology. He served on the board of SANAD (Nabors’ joint venture with Saudi Aramco) from 2017 to 2020, and previously served on the boards of directors of C&J Energy Services Ltd. from 2015 to 2017, Probe Technology Services from 2008 to 2016, and Platinum Energy Solutions, Inc. from 2012 to 2013.

Mr. Restrepo holds a B.A. in Economics and an M.B.A, both from Cornell University, as well as a B.S. in Civil Engineering from the University of Miami.
Colin Richardson, is a Managing Director at MA Financial Australia. Mr. Richardson has over three decades of investment banking experience advising clients on mergers and acquisitions and strategic advisory transactions across a variety of industries. Mr. Richardson was previously a Managing Director at Rothschild, a Managing Director and Head of M&A for Australia and New Zealand at Citigroup and a Managing Director in M&A at Deutsche Bank. Prior to joining Deutsche Bank, Mr. Richardson worked at SG Hambros, formerly known as Hambros Bank, in Australia and London. He served on the Board of Hockey NSW for three years, followed by three years on the Board of Hockey Australia. He was also the inaugural Chair of Hockey 1, which is Australia’s premier domestic hockey competition. Currently, Mr. Richardson serves as Managing Director at MA Financial Group and Chairman of MA Money, a residential mortgage origination company within the MA Financial Group. Mr. Richardson sits on various investment committees for funds manage by MA Financial Group. Mr. Richardson also holds positions on the boards of various Twynam Group Companies. Mr. Richardson holds a B.A. from Hull University.
John Yearwood was a member of the NETC Board. Mr. Yearwood currently serves on the board of directors of Nabors, TechnipFMC plc, Sheridan Production Partners, Foro Energy LLC, Bazean LLC, and Coil Tubing Partners LLC. He previously served on the boards of Sabine Oil & Gas, LLC until August 2016, Premium Oilfield Services, LLC until April 2017, and Dixie Electric LLC until November 2018. Until August 2010, he served as the Chief Executive Officer, President and Chief Operating Officer of Smith International, Inc. (“Smith”). He was first elected to Smith’s board of directors in 2006 and remained on the board until he successfully negotiated and completed the sale of Smith to Schlumberger Limited in August 2010. Mr. Yearwood has extensive experience in the energy industry, including throughout Latin America, Europe, North Africa and North America. Before joining Smith, Mr. Yearwood spent 27 years with Schlumberger Limited in numerous operations, management and staff positions throughout Latin America, Europe, North Africa and North America, including as President and in financial director positions. He also previously served as Financial Director of WesternGeco, a 70:30 joint venture between Schlumberger and Baker Hughes from 2000 to 2004. Mr. Yearwood received a B.S. Honors Degree in Geology and the Environment from Oxford Brookes University in England. Mr. Yearwood brings significant executive management experience and keen insight into strategic development initiatives, operations and Vast’s competitive environment to Vast’s board of directors.
Corporate Governance Practices
The Company is a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer, the Company is permitted to comply with Australian corporate governance practices in lieu of the otherwise applicable Nasdaq Listing Rules, provided that the Company discloses the Nasdaq requirements it will not follow and the equivalent Australian requirements with which it will comply instead.
Board Composition
The business and affairs of the Company are organized under the direction of the Vast Board. The primary responsibilities of the Vast Board are to provide oversight, strategic guidance, counseling and direction to management. The Vast Board will meet on a regular basis and additionally as required.
In accordance with the terms of the constitution of the Company (the “Constitution”), the Vast Board may establish the authorized number of directors from time to time by resolution, provided however that such number shall not be less than three (3). At least two of the directors must ordinarily reside in Australia. The Vast Board currently consists of seven (7) members. Each of the directors will continue to serve as a director until the appointment and qualification of his or her successor or until his or her earlier death, resignation or removal. Vacancies on the Vast Board can be filled by resolution of the Vast Board. The Vast Board is divided into three classes, each serving staggered, three-year terms:
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the Class I directors are Colin Richardson, William Restrepo and Craig Wood and their terms will expire at the first annual general meeting;

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the Class II directors are Colleen Calhoun and Thomas Quinn and their terms will expire at the second annual general meeting; and

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the Class III directors are John Yearwood and Peter Botten and their terms will expire at the third annual general meeting.

As a result of the staggered board, only one class of directors will be appointed at each annual general meeting, with the other classes continuing for the remainder of their respective terms.
Independence of Directors
Subject to applicable phase-in rules and exemptions for foreign private issuers, the Company adheres to the rules of Nasdaq in determining whether a director is independent. The Vast Board has consulted, and will consult, with its counsel to ensure that its determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The listing standards of Nasdaq generally define an “independent director” as a person, other than an executive officer or employee of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
The Vast Board has determined that Peter Botten, Colleen Calhoun, John Yearwood and Thomas Quinn are considered independent directors. Domestic issuers listed on Nasdaq are required to have a majority independent board no later than one year from the date on which it is first listed on Nasdaq and the independent directors are required to have regularly scheduled meetings at which only independent directors are present. However, as a foreign private issuer, the Company may, in the future, elect to follow Australian practice, which does not require a majority independent board or that the independent directors have regularly scheduled meetings at which only independent directors are present.
Committees of the Board
The Company has a separately standing audit committee, compensation committee and nominating and corporate governance committee, each of which operate under a written charter.
In addition, from time to time, special committees may be established under the direction of the Vast board when the Vast Board deems it necessary or advisable to address specific issues. Copies of the Company’s committee charters are posted on the Company’s website, www.vast.energy, as required by applicable SEC and the Nasdaq Listing Rules. The information contained on, or that may be accessed through the Company’s website is not part of, and is not incorporated into, this prospectus.
Audit Committee
Under Nasdaq Listing Rules, the Company is required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise, subject to the exceptions described below.
The Company established an audit committee, which is comprised of John Yearwood, Peter Botten and William Restrepo. Mr. Yearwood serves as the chairperson of the audit committee. All members of the audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Listing Rules. The Vast Board has determined that Mr. Yearwood is an audit committee financial expert as defined by the SEC rules and is financially sophisticated as defined by the Nasdaq Listing Rules.
The Vast Board has determined that Mr. Yearwood and Mr. Botten each meet the independent director standard under Nasdaq Listing Rules and under Rule 10A-3(b)(1) of the Exchange Act, but Mr. Restrepo does not. The Company has one year from the date of its listing on Nasdaq to have its audit committee be comprised solely of independent members. The Company intends to identify one additional independent director to serve on the audit committee within one year of the Closing, at which time Mr. Restrepo will resign from the committee.

Audit Committee Role
The Vast Board adopted an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the SEC rules and the Nasdaq Listing Rules. These responsibilities include:
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overseeing the Company’s accounting and financial reporting process;

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appointing, compensating, retaining, overseeing the work, and terminating the relationship with the Company’s independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company;

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setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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discussing with the Company’s independent registered public accounting firm any audit problems or difficulties and management’s response;

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pre-approving all audit and non-audit services provided to the Company by its independent registered public accounting firm (other than those provided pursuant to appropriate preapproval policies established by the audit committee or exempt from such requirement under the rules of the SEC);

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reviewing and discussing the Company’s annual and quarterly financial statements with management and the Company’s independent registered public accounting firm;

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discussing the Company’s risk management policies;

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reviewing and approving or ratifying any related person transactions;

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reviewing management’s reports;

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discussing earnings press releases with management, as well as financial information and earnings guidance provided to analysts and rating agencies;

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reviewing the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements;

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assessing and monitoring risk exposures, as well as the policies and guidelines to risk management process;

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establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters;

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periodically reviewing and reassessing the adequacy of the audit committee charter;

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periodically meeting with management, the internal audit team and the independent auditors, separately; and

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preparing any audit committee report required by SEC rules.

Compensation Committee
The Company established a compensation committee, which is comprised of William Restrepo, Peter Botten, John Yearwood and Thomas Quinn. Mr. Restrepo serves as the chairperson of the compensation committee. Domestic issuers listed on Nasdaq are required to have a compensation committee consisting of at least two members, each of whom must be independent. However, as a foreign private issuer, the Company is permitted, and has elected, to follow Australian practice, which does not require a compensation committee composed solely of independent directors.
The Company’s compensation committee will be responsible for, among other things:
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reviewing and approving corporate goals and objectives with respect to the compensation of the Company’s Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of these goals and objectives and setting the Chief Executive Officer’s compensation;

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reviewing and setting or making recommendations to the Vast Board regarding the compensation of the Company’s other executive officers;

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reviewing and making recommendations to the Vast Board regarding director compensation;

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reviewing and approving or making recommendations to the Vast Board regarding the Company’s incentive compensation and equity-based plans and arrangements; and

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appointing and overseeing any compensation consultants.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Compensation Committee Interlocks and Insider Participation
No member of the compensation committee was at any time during fiscal year 2023, or at any other time, one of the Company’s officers or employees. None of the Company’s executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of the board of directors or member of the compensation committee.
Nominating and Corporate Governance Committee
The Company established a nominating and corporate governance committee, which is comprised of Colleen Calhoun, Peter Botten, John Yearwood and Colin Richardson. Ms. Calhoun serves as the chairperson of the nominating and corporate governance committee.
The nominating and corporate governance committee is responsible for, among other things:
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identifying individuals qualified to become members of the Vast Board and ensure the Vast Board has the requisite expertise and consists of persons with sufficiently diverse and independent backgrounds;

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recommending to the Vast Board the persons to be nominated for election as directors and to each committee of the Vast Board;

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developing and recommending to the Vast Board corporate governance guidelines, and reviewing and recommending to the Vast Board proposed changes to our corporate governance guidelines from time to time; and

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overseeing the annual evaluations of the Vast Board, its committees and management.

Domestic issuers listed on Nasdaq are required to have a nominating and corporate governance committee consisting solely of independent directors or adopt a board resolution providing that director nominations will be voted on solely by independent directors. However, as a foreign private issuer, the Company is permitted, and has elected, to follow Australian practice, which does not require a nominating and corporate governance committee composed solely of independent directors.
Projects Committee
The Company established a projects committee, which is comprised of Thomas Quinn, Peter Botten, Colleen Calhoun and Colin Richardson. Mr. Quinn serves as the chairperson of the projects committee.
The projects committee is responsible for, among other things:
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review of key technical and commercial deliverables;

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maintenance of scope and progress against schedule and budget;

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oversight of material commercial matters involving partner selection, negotiation of matters, key commercial terms and overall commercial position.

Risk Oversight
The Vast Board oversees the risk management activities designed and implemented by management. The Vast Board executes its oversight responsibility both directly and through its committees. The board of directors also considers specific risk topics, including risks associated with its strategic initiatives, business plans and capital structure. Management, including executive officers, are primarily responsible for managing the risks associated with the operation and business of the Company and provide appropriate updates to the Vast Board and the audit committee. The Vast Board has delegated to the audit committee oversight of its risk management process, and its other committees also consider risk as they perform their respective committee responsibilities. All committees report to the Vast Board as appropriate, including when a matter rises to the level of material or enterprise risk.
Code of Business Conduct and Ethics
The Company has adopted a Code of Conduct and Ethics and posted its Code of Conduct and Ethics on the Company’s website. The Company intends to post any amendments to or any waivers from a provision of its Code of Conduct and Ethics on the Company’s website, and also intends to disclose any amendments to or waivers of certain provisions of its Code of Conduct and Ethics in a manner consistent with the applicable rules or regulations of the SEC and Nasdaq.
Shareholder Communication with the Vast Board
Shareholders and interested parties may communicate with the Vast Board, any committee chairperson or the independent directors as a group by writing to the Vast Board or committee chairperson in care of the Company, Suite 7.02, 124 Walker Street, North Sydney, NSW 2060, Australia, Attn.: Alec Waugh, General Counsel.
Foreign Private Issuer Status
The Company is a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer, the Company is permitted to comply with Australian corporate governance practices in lieu of the otherwise applicable Nasdaq Listing Rules, with limited exceptions, provided that it discloses the Nasdaq Listing Rules it does not follow and the equivalent Australian requirements with which it complies instead.
The Company relies on this “foreign private issuer exemption” with respect to the following requirements:
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Third Party Director and Nominee Compensation — Nasdaq Listing Rule 5250(b)(3) requires listed companies to disclose third party director and nominee compensation. As a foreign private issuer, however, the Company is permitted to, and follows home country practice in lieu of this requirement. Australian law and corporate governance practice do not require the Company to disclose third party director and nominee compensation.

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Distribution of Annual and Interim Reports — Nasdaq Listing Rule 5250(d) requires that annual and interim reports be distributed or made available to shareholders within a reasonable period of time following filing with the SEC. As a foreign private issuer, however, the Company is permitted to, and follows home country practice in lieu of this requirement. Australian law and corporate governance practice require the Company to prepare an annual audited consolidated annual report that includes its financial statements. That annual report must be lodged with ASIC within four months of the end of the financial year and presented to shareholders at an annual general meeting within five months of the end of the financial year. There is no requirement to distribute or make available an interim report.

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Compensation Committee Composition — Nasdaq Listing Rule 5605(d)(2) requires that a listed company’s compensation committee be comprised of at least two members, each of whom is an independent director as defined under such rule. As a foreign private issuer, however, the Company is permitted to, and follows home country practice in lieu of these requirements. Australian law and corporate governance practice do not require that the compensation committee be composed solely of independent directors.
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Director Nominations — Nasdaq Listing Rule 5605(e) requires that director nominees be selected or recommended for selection by the full board either by (A) independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or (B) a nominations committee comprised solely of independent directors. As a foreign private issuer, however, the Company is permitted to, and follows home country practice in lieu of these requirements. Australian law and corporate governance practice do not require that only independent directors participate in director nominations.

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Proxy Solicitation — Nasdaq Listing Rule 5620(b) requires companies that are not a limited partnership to solicit proxies and provide proxy statements for all meetings of shareholders and to provide copies of such proxy solicitation material to Nasdaq. As a foreign private issuer, however, the Company is permitted to, and follows home country practice in lieu of these requirements. Australian law and corporate governance practice do not require companies to solicit proxies or deliver proxy statements in connection with a meeting of shareholders.

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Quorum — Nasdaq Listing Rule 5620(c) sets out a quorum requirement of 33-1/3% of the outstanding shares of common voting stock. As a foreign private issuer, however, the Company is permitted to, and follows home country practice in lieu of these requirements. In accordance with Australian law and corporate governance practice, the Constitution provides that a quorum requires at least one-third of the voting power of the shares entitled to vote at a general meeting, which may not be in full compliance with Nasdaq Listing Rule 5620(c).

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Shareholder Approval — Nasdaq Listing Rule 5635 requires companies to obtain shareholder approval before undertaking any of the following transactions:

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acquiring the stock or assets of another company, where such acquisition results in the issuance of 20% or more of the Company’s outstanding share capital or voting power;

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entering into any change of control transaction;

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establishing or materially amending any equity compensation arrangement; and

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entering into any transaction other than a public offering involving the sale, issuance or potential issuance by the company of shares (or securities convertible into or exercisable for shares) equal to 20% or more of the company’s outstanding share capital or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

As a foreign private issuer, however, the Company is permitted to, and follows home country practice in lieu of these requirements. In accordance with Australian law and corporate governance practice, shareholder approval is only necessary if a person, together with its associates, acquire a relevant interest in more than 20% of Ordinary Shares at a time when the Company has more than 50 members.
The Company otherwise intends to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. The Company may, however, in the future decide to rely upon the “foreign private issuer exemption” for purposes of opting out of some or all of the other corporate governance rules.
Comparison of the Australian and U.S. Securities Regulatory Landscapes
A comparison of some of the material provisions of the Corporations Act and ASX Listing Rules which would have applied to the Company if it had listed on the Australian Securities Exchange and the Nasdaq Listing Rules and certain U.S. federal securities laws, which apply to the Company are set out below:
The comparison is not an exhaustive statement of relevant laws, rules and regulations and is intended as a general guide only.

Requirements under the ASX Listing Rules / Corporations Act	Requirement under the Nasdaq Listing Rules / Certain U.S. federal securities laws
Notice of general meetings
A notice of a general meeting must be given by a listed company at least 28 days before the date of the meeting. The company is required to give notice only to shareholders entitled to vote at the meeting, as well as the directors and auditor of the company.	Notice of general meetings is not governed by the Nasdaq Listing Rules. Additionally, Foreign Private Issuers are not subject to U.S. proxy rules. Notice of general meetings will be governed by the Constitution.
Continuous disclosure
Under the ASX Listing Rules, subject to some exceptions, a listed company must immediately disclose to ASX any information concerning it, which a reasonable person would expect to have a material effect on the price or value of the company’s shares.
Under the Nasdaq Listing Rules, the Nasdaq-listed company shall make prompt disclosure to the public through a Regulation FD compliant method of any material information that would reasonably be expected to affect the value of its securities or influence investor’s decisions. In the absence of the Nasdaq Listing Rules, Foreign Private Issuers are not subject to Regulation FD, which governs the fair disclosure of material non-public information.
Foreign Private Issuers are also required to publicly report certain types of material information on Form 6-K under the Exchange Act. A Nasdaq-listed Foreign Private Issuer is required to submit a Form 6-K to the SEC containing semi-annual unaudited financial information no later than six months following the end of the company’s second fiscal quarter.

Disclosure of substantial shareholdings
A person who obtains a voting power in 5% or more of an ASX listed company is required to publicly disclose that fact within two business days after becoming aware of that fact via the filing of a substantial holding notice. A person’s voting power consists of their own relevant interest in shares plus the relevant interests of their associates. A further notice must be filed within two business days after each subsequent voting power change of 1% or more, and after the person ceases to have a voting power of 5% or more. The notice must attach all documents which contributed to the voting power the person obtained or provide a written description of arrangements which are not in writing.
Disclosure of substantial shareholdings is not governed by the Nasdaq Listing Rules. Disclosure requirements are governed by U.S. securities laws.
Shareholders who acquire more than 5% of the outstanding shares of a class of securities registered under the Exchange Act must file beneficial ownership reports on Schedule 13D or 13G until their holdings drop below 5%.
Schedule 13G is an abbreviated version of 13D that may be available based on facts and circumstances. Schedule 13D reports the acquisition and other information within 10 days after the purchase. Prompt amendment must be made regarding any material changes in the facts contained in the schedule.

Requirements under the ASX Listing Rules / Corporations Act	Requirement under the Nasdaq Listing Rules / Certain U.S. federal securities laws
Financial reporting
Under the ASX Listing Rules, subject to some exceptions, a listed company must prepare and lodge with ASIC and the ASX financial reports and statements on an annual, half-yearly and, in some cases, quarterly basis.
Under the Exchange Act, a Foreign Private Issuer must file an annual report on Form 20-F containing detailed financial and non-financial disclosure. Foreign Private Issuers must make their U.S. investors aware of the significant ways in which their corporate governance practices differ from those required of domestic companies under Nasdaq Listing Rules by including a brief, general summary in the annual report on Form 20-F.
Under the Nasdaq Listing Rules, a Foreign Private Issuer must:
•
submit on Form 6-K an interim balance sheet and income statement as of the end of its second quarter, within six months of the end of the second quarter.

•
make available to shareholders an annual report containing the company’s financial statements within a reasonable period of time following the filing of the annual report with the SEC.

However, a Foreign Private Issuer may follow its home country practice in lieu of certain requirements related to financial reporting under the Nasdaq Listing Rules.

Issues of new shares

Subject to specific exceptions, the ASX Listing Rules apply to restrict a listed company from issuing, or agreeing to issue, more equity securities (including shares and options) in a 12-month period without the approval of shareholders, than the number calculated as follows:
15% of the total of:
•
the number of fully paid ordinary shares on issue 12 months before the date of the issue or agreement; plus

•
the number of fully paid ordinary shares issued in the 12 months under a specified exception; plus

•
the number of partly paid ordinary shares share that became fully paid in the 12 months; plus

•
the number of fully paid ordinary shares issued in the 12 months with shareholder approval; less

•
the number of fully paid ordinary shares cancelled in the 12 months; less

•
the number of equity securities issued or agreed to be issued in the 12 months before the date of issue or agreement to issue but not under a specified exception or with shareholder approval.

Under the Nasdaq Listing Rules, a Company must notify Nasdaq when listing additional shares. Such notification shall happen at least 15 calendar days prior to:
•
establishing or materially amending a stock option plan, purchase plan or other equity compensation arrangement pursuant to which stock may be acquired by officers, directors, employees, or consultants without shareholder approval (with some timing exceptions for certain equity grants to induce employment subject exception); or

•
issuing securities that may potentially result in a change of control of the company; or

•
issuing any common stock or security convertible into common stock in connection with the acquisition of the stock or assets of another company, if any officer or director or substantial shareholder of the company has a 5% or greater interest (or if such persons collectively have a 10% or greater interest) in the company to be acquired or in the consideration to be paid; or

•
issuing any common stock, or any security

Requirements under the ASX Listing Rules / Corporations Act	Requirement under the Nasdaq Listing Rules / Certain U.S. federal securities laws
Subject to certain exceptions, the ASX Listing Rules require the approval of shareholders by ordinary resolution in order for a listed entity to issue shares or options to directors.
convertible into common stock in a transaction that may result in the potential issuance of common stock (or securities convertible into common stock) greater than 10% of the either the total shares outstanding or the voting power outstanding on a pre-transaction basis.
Additionally, under the Nasdaq Listing Rules, a company cannot create a new class of security that votes at a higher rate than an existing class of securities or take any other action that has the effect of restricting or reducing the voting rights of an existing class of securities.

Remuneration of directors and officers

Under the ASX Listing Rules, the maximum amount to be paid to directors for their services as a director (other than the salary of an executive director) is not to exceed the amount approved by shareholders in a general meeting.
The company’s annual report includes a remuneration report within the directors’ report. This remuneration report is required to include a discussion of the company directors’ policy in relation to remuneration of key management personnel of the company.
Under the Corporations Act, a listed company must put its remuneration report to a shareholder vote at its annual general meeting. If in two consecutive annual general meetings, 25% or more of the votes cast on the resolution vote against adopting the remuneration report, a ‘spill resolution’ must then be put to shareholders. A spill resolution is a resolution that a spill meeting be held and all directors (other than a managing director who is exempt from the retirement by rotation requirements) cease to hold office immediately before the end of the spill meeting. If the spill resolution is approved by the majority of votes cast on the resolution, a spill meeting will be held within 90 days at which directors wishing to remain directors must stand for re-election.

Nasdaq Listing Rules require a Nasdaq-listed company to publicly disclose the material terms of agreements between directors or director nominees and any third-party relating to compensation in connection with their service as a director. A Foreign Private Issuer, however, may follow home country practice in lieu of certain requirements related to director compensation, but must (a) disclose to the SEC in its annual reports each requirement it does not follow and describe the home country practice followed, and (b) submit to Nasdaq a written statement from an independent counsel in the home country certifying that the company’s practices are not prohibited by the home country’s laws.
Under Form 20-F, Foreign Private Issuers must report certain information with respect to executive and director compensation and benefits, as well as information related to director and executive share ownership.
Generally, the size and net worth of the company are taken into consideration when determining director and officer compensation. In the U.S., most public companies utilize a consultant to provide peer benchmarking for reasonable compensation metrics.

Termination benefits
Under the ASX Listing Rules, a listed entity must ensure that no director or other officer will be, or may be, entitled to termination benefits if the value of those benefits and the termination benefits that are or may become payable to all officers together exceed 5% of the equity interests of the entity as set out in its latest financial statements given to the ASX. The 5% limit may, however, be exceeded with shareholder approval.
Termination benefits are not governed by the Nasdaq Listing Rules.
Under the Sarbanes-Oxley Act, the CEO and CFO of a U.S. publicly listed company must forfeit previously paid bonuses if the company is required to prepare an accounting restatement due to material non-compliance of the company.

Requirements under the ASX Listing Rules / Corporations Act	Requirement under the Nasdaq Listing Rules / Certain U.S. federal securities laws
Transactions involving related parties

Related party financial benefits
The Corporations Act prohibits a public company from giving a related party a financial benefit unless:
•
it obtains the approval of shareholders and gives the benefit within 15 months after receipt of such approval; or

•
the financial benefit is exempt.

A related party is defined by the Corporations Act to include any entity which controls the public company, directors of the public company, directors of any entity which controls the public company and, in each case, spouses and certain relatives of such persons.
Exempt financial benefits include indemnities, insurance premiums and payments for legal costs which are not otherwise prohibited by the Corporations Act and benefit given on arm’s length terms.
Acquisition and disposal of a substantial asset to a related party
The ASX Listing Rules prohibit a listed entity from acquiring a substantial asset (an asset the value or consideration for which is 5% or more of the entity’s equity interests) from, or disposing of a substantial asset to, certain related parties of the entity, unless it obtains the approval of shareholders. The related parties include directors, persons who have or have had (in aggregate with any of their associates) in the prior six-month period an interest in 10% or more of the shares in the company and, in each case, any of their associates. The provisions apply even where the transaction may be on arm’s length terms.
Issue of shares to directors
The ASX Listing Rules also prohibit a listed entity from issuing or agreeing to issue shares to a director unless it obtains the approval of shareholders, or the share issue is exempt. Exempt share issues include issues made pro rata to all shareholders, under an underwriting agreement in relation to a pro rata issue, under certain dividend or distribution plans or under an approved employee incentive plan.

Under the Nasdaq Listing Rules, each company shall conduct an appropriate review and oversight of all related party transactions for potential conflicts of interest on an ongoing basis by the audit committee or another independent body of the board of directors.
For non-U.S. issuers, the term “Related Party Transaction” refers to transactions that must be disclosed pursuant to Form 20-F, which requires the company to provide certain information (nature and extent of any transactions or presently proposed which are material to the company or related party, or that are unusual; and amount of loans and guarantees made by the company to or for the benefit of a related party) with respect to transactions or loans between the company and
•
enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the company;

•
associates;

•
individuals owning, directly or indirectly, an interest in the voting power of the company that gives them significant influence over the company, and close members of any such individual’s family;

•
key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of the company, including directors and senior management of companies and close members of such individuals’ families; and

•
enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in the two preceding bullets or over which such a person is able to exercise significant influence. This includes enterprises owned by directors or major shareholders of the company and enterprises that have a member of key management in common with the company. Close members of an individual’s family are those that may be expected to influence, or be influenced by, that person in their dealings with the company.

An associate is an unconsolidated enterprise in which the company has a significant influence, or which has significant influence over the company. Significant influence over an enterprise is the power

Requirements under the ASX Listing Rules / Corporations Act	Requirement under the Nasdaq Listing Rules / Certain U.S. federal securities laws to participate in the financial and operating policy decisions of the enterprise but is less than control over those policies. Shareholders beneficially owning a 10% interest in the voting power of the company are presumed to have a significant influence on the company.
A Foreign Private Issuer may follow its home country practice in lieu of the requirements of the Rule 5600 Series, except as described under “Corporate governance” below.
Significant transactions
Under the ASX Listing Rules, where a company proposes a significant change to the nature or scale of its activities or floats significant assets, it must provide full details to the ASX as soon as practicable. It must do so in any event before making the change. If the significant change involves the entity disposing of its main undertaking, the entity must get the approval of all holders of its ordinary shares and comply with any requirements of the ASX in relation to the notice of meeting, which must include a voting exclusion statement. Any agreement to dispose of its main undertaking must be conditional on the entity getting approval. A company must not dispose of a major asset without offer or approval for no offer.
Under the Nasdaq Listing Rules, shareholder approval is prior to an issuance of securities in connection with:
•
the acquisition of the stock or assets of another company;

•
equity-based compensation of officers, directors, employees or consultants;

•
a change of control; and

•
transactions other than public offerings.

A Foreign Private Issuer may follow its home country practice in lieu of the requirements of the Rule 5600 Series, except as described under “Corporate governance” below.

Nomination and rotation of directors

Nomination
Under the ASX Listing Rules, a listed company must accept nominations for the election of directors up to 35 business days (or 30 business days in the case of a meeting requested by shareholders) before the date of a general meeting at which the directors may be elected, unless the company’s constitution provides otherwise.
Rotation
The ASX Listing Rules require that:
•
a director, other than the managing director and directors appointed to fill casual vacancies or as additions to the board, must not hold office past the third annual general meeting following the director’s appointment or three years, whichever is longer, without submitting himself or herself for re-elections; and

•
directors appointed to fill casual vacancies or as additions to the board do not hold office (without re-election) past the next annual general meeting.

Nomination
Under the Nasdaq Listing Rules, director nominees must either be selected or recommended for the board’s selection, either by:
•
Independent Directors constituting a majority of the Board’s Independent Directors in a vote in which only Independent Directors participate, or

•
A nomination committee comprised solely of Independent Directors.

Each company must certify it has adopted a formal written charter or board resolution addressing the nominations process.
A Foreign private Issuer may follow its home county practice in lieu of the Nasdaq Listing Rules 5600 Series, except as described under “Corporate governance” below.
Rotation.
There is no formal rotation or term limit requirement under the Nasdaq Listing Rules, although the Company can institute term limits in its corporate governance policies.

Requirements under the ASX Listing Rules / Corporations Act	Requirement under the Nasdaq Listing Rules / Certain U.S. federal securities laws
Directors are subject to re-election every year at the annual meeting of shareholders, unless a classified board is put in place.
A Foreign Private Issuer may follow its home country practice in lieu of the requirements of the Rule 5600 Series, except as described under “Corporate governance” below.
Corporate governance

The ASX Corporate Governance Council has published the ASX Corporate Governance Principles and Recommendations (the “Recommendations”), which sets out eight central principles which are intended to assist companies to achieve good governance outcomes and meet the reasonable expectations of most investors.
Listed companies are required to provide a statement in their annual report to shareholders disclosing the extent to which they have followed the Recommendations in the reporting period and where they have not followed all the Recommendations, identify the Recommendations that have not been followed and the reasons for not following them. It is not mandatory to follow the Recommendations.
The eight central principles are:
•
lay solid foundations for management and oversight;

•
structure the board to be effective and add value;

•
instill a culture of acting lawfully, ethically and responsibly;

•
safeguard the integrity of corporate reports;

•
make timely and balanced disclosure;

•
respect the rights of security holders;

•
recognize and manage risk; and

•
remunerate fairly and responsibly.

Under the Nasdaq Listing Rules 5600 Series, Nasdaq has established Corporate Governance Requirements for all listed Companies. Companies are required to follow the published requirements, unless an applicable exemption exists. One such exemption allows a Foreign Private Issuer to follow its home country practice in lieu of the requirements of the Rule 5600 Series, except that it must comply with:
•
Notification of Noncompliance requirement (Rule 5625);

•
Voting Rights requirement (Rule 5640);

•
The Diverse Board Representation Rule (Rule 5605(f));

•
The Board Diversity Disclosure Rule (Rule 5606);

•
Having an audit committee that satisfies Rule 5605(c)(3) and ensure that members meet the independence requirement of Rule 5605(c)(2)(A)(ii)

EXECUTIVE COMPENSATION
Compensation of Officers and Directors
Decisions regarding the executive compensation program will be made by the compensation committee of the Vast Board. The Company intends to develop an executive compensation program that is designed to align compensation with business objectives and the creation of shareholder value, while enabling the Company to attract, retain, incentivize and reward individuals who contribute to its long-term success.
For the year ended June 30, 2023, the aggregate amount of compensation paid by us to all directors and executive officers was $0.932 million.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS
Vast Relationships and Related Party Transactions
Interested Party Transactions
On June 30, 2016, the Company issued convertible notes to Twynam Investments Pty Ltd (formerly known as Twynam Agricultural Group Pty Limited) (ACN 000 573 213) (“Twynam”), an entity that, like AgCentral, is beneficially owned by Mr. John I. Kahlbetzer, pursuant to the Funding Agreement, dated as of January 18, 2016 (the “Funding Agreement”), by and between the Company and Twynam (“Convertible Notes No. 3”). The Funding Agreement was novated to AgCentral Pty Ltd (ACN 053 901 518) by the Deed of Novation dated as of February 13, 2023 (with that novation taking effect from 23 December 2016), and to AgCentral by the Deed of Novation dated as of February 13, 2023 (with that novation taking effect from February 13, 2023), and the outstanding Convertible Notes No. 3 were sold to AgCentral pursuant to the Sale Agreement, dated as of February 13, 2023. On March 22, 2017, the Company and Twynam entered into a letter agreement clarifying certain terms of the Funding Agreement. On May 31, 2018, the Company, as grantor, and AgCentral Pty Ltd, as secured party, entered into a General Security Deed as novated pursuant to the Deed of Novation between AgCentral Pty Ltd, the Company and AgCentral dated February 13, 2023, granting the secured party security over the grantor’s present and after-acquired property. On November 22, 2018, the Company and Twynam entered into a letter agreement regarding the deletion of clause 15 (License to Develop Technology in Certain Regions) from the Funding Agreement. Between June 30, 2016 and November 23, 2016, the Company borrowed an aggregate of AUD$9,862,566.88 from Twynam (noting the later novations referred to above) at 8.0% per annum pursuant to Convertible Notes No. 3. The outstanding balance on Convertible Notes No. 3 was $8.8 million as of June 30, 2023, $8.9 million as of June 30, 2022 and $9.7 million as of June 30, 2021. The outstanding balance on Convertible Notes No. 3 of $8.8 million as of the Closing Date was converted into Ordinary Shares in the Existing AgCentral Indebtedness Conversion.
On January 18, 2018, the Company issued convertible notes to AgCentral Pty Ltd, pursuant to the Funding Agreement, dated as of November 23, 2017, by and between the Company and AgCentral Pty Ltd (“Convertible Notes No. 4”). The Funding Agreement was novated pursuant to the Deed of Novation between AgCentral Pty Ltd, the Company and AgCentral dated February 13, 2023. On June 24, 2022, the Company and AgCentral Pty Ltd entered into a letter agreement regarding the extension of maturity of Convertible Notes Nos. 3 and 4 to October 31, 2021. Between January 18, 2018 and September 25, 2019, the Company borrowed an aggregate of AUD$6,703,637.20 (inclusive of capitalized PIK interest) from AgCentral Pty Ltd at 8.0% per annum pursuant to Convertible Notes No. 4. The outstanding balance on Convertible Note No. 4 was $4.4 million as of June 30, 2023, $3.9 million as of June 30, 2022 and $4.5 million as of June 30, 2021. The outstanding balance on Convertible Notes No. 4 of $4.4 million as of the Closing Date was converted into Ordinary Shares in the Existing AgCentral Indebtedness Conversion.
On August 11, 2020, the Company issued convertible notes to AgCentral Pty Ltd pursuant to the Funding Agreement, dated as of July 14, 2020, by and between the Company and AgCentral Pty Ltd (“Convertible Notes No. 5”) as novated pursuant to the Deed of Novation between AgCentral Pty Ltd, the Company and AgCentral dated February 13, 2023. On August 11, 2022, the Company and AgCentral Pty Ltd entered into a letter agreement regarding the issuance of Convertible Note No. 5, ordinary shares in the Company and repayment of a short term loan under the Funding Agreement dated as of July 14, 2020, by and between the Company and AgCentral Pty Ltd. Between August 11, 2020 and April 27, 2021, the Company borrowed an aggregate of AUD$1,786,204.53 (inclusive of capitalized PIK interest) from AgCentral Pty Ltd at 8.0% per annum pursuant to Convertible Note No. 5. The outstanding balance on Convertible Note No. 5 was $1.1 million as of June 30, 2023, $1.1 million as of June 30, 2022 and $1.2 million as of June 30, 2021. The outstanding balance on Convertible Notes No. 5 of $1.1 million as of the Closing Date was converted into Ordinary Shares in the Existing AgCentral Indebtedness Conversion.
On June 25, 2021, the Company and AgCentral Pty Ltd entered into a letter agreement regarding a 12-month interest free period ending on December 31, 2021 and a maturity date extension to December 31, 2022 for Convertible Note Nos. 3, 4 and 5. On May 23, 2022, the Company and AgCentral Pty Ltd

entered into a letter agreement regarding a 12-month interest free period ending on December 31, 2022 and a maturity date extension to December 31, 2023 for Convertible Notes Nos. 3, 4 and 5.
The Company also entered into five separate loan agreements with AgCentral Pty Ltd: (i) the Loan Agreement, dated as of March 17, 2022 between the Company and AgCentral Pty Ltd for an aggregate principal amount of AUD$400,000 at up to 10.0% per annum, as novated pursuant to the Deed of Novation between AgCentral Pty Ltd, the Company and AgCentral dated February 13, 2023; (ii) the Loan Agreement, dated as of April 29, 2022 between the Company and AgCentral Pty Ltd for an aggregate principal amount of AUD$555,000 at up to 10.0% per annum, as novated pursuant to the Deed of Novation between AgCentral Pty Ltd, the Company and AgCentral dated February 13, 2023; (iii) the Loan Agreement, dated as of May 30, 2022 between the Company and AgCentral Pty Ltd for an aggregate principal amount of AUD$463,000 at up to 10.0% per annum, as novated pursuant to the Deed of Novation between AgCentral Pty Ltd, the Company and AgCentral dated February 13, 2023; (iv) the Loan Agreement, dated as of June 15, 2022 between the Company and AgCentral Pty Ltd for an aggregate principal amount of AUD$3,975,000 at up to 10.0% per annum, as novated pursuant to the Deed of Novation between AgCentral Pty Ltd, the Company and AgCentral dated February 13, 2023 and (v) the Loan Agreement, dated as of September 19, 2022 between the Company and AgCentral Pty Ltd for an aggregate principal amount of $3,472,000 at up to 10.0% per annum, as novated pursuant to the Deed of Novation between AgCentral Pty Ltd, the Company and AgCentral dated February 13, 2023. On June 28, 2022, the Company and AgCentral Pty Ltd entered into a letter agreement regarding a maturity date extension to December 31, 2023 for the Loan Agreements, dated as of March 17, 2022, April 29, 2022 and May 30, 2022, each by and between the Company and AgCentral Pty Ltd. The outstanding balance on these Loan Agreements was converted into Ordinary Shares in the Existing AgCentral Indebtedness Conversion.
John I Kahlbetzer sent a signed letter to the Company dated September 13, 2022 advising that he and/or AgCentral Pty Ltd would, subject to agreed financial due diligence measures being satisfied and, where appropriate, valuations being completed, support the Company and provide further working capital facilities to ensure that the Company had adequate financial resources in place to continue as a going concern for 15 months from the date of the letter.
On February 14, 2023, the Company entered into the Business Combination Agreement. Concurrently with the signing of the Business Combination Agreement, the Company entered into a Noteholder Support and Loan Termination Agreement, pursuant to which the Company agreed to, immediately prior to the occurrence of the Split Adjustment, (i) repay all accrued interest under the relevant funding agreements, as novated, pursuant to which the Company issued the Existing Vast Convertible Notes, (ii) redeem all Existing Vast Convertible Notes, whereupon the Company would issue to AgCentral one Ordinary Share for each Existing Vast Convertible Note so redeemed or such other amount of Ordinary Shares as agreed between AgCentral and the Company prior to the Effective Time and (iii) through the issuance of Ordinary Shares to AgCentral, repay all principal outstanding and all accrued interest under each AgCentral Loan Agreement. In addition, AgCentral agreed, among other things, (i) to, on and from the Conversion Time, discharge and release all financier security granted by the Company to AgCentral in respect of the Existing Vast Convertible Notes and the AgCentral Loan Agreements, and (ii) not to assign, novate, dispose or transfer, prior to the earlier of the closing of the Merger and the termination or expiration of the Business Combination Agreement in accordance with its terms, AgCentral’s rights under any AgCentral Loan Agreement, its ordinary shares or the Existing Convertible Notes, subject to certain exceptions set forth in the Noteholder Support and Loan Termination Agreement. On December 18, 2023, concurrently with the consummation of the Business Combination, the principal aggregate amount of approximately $21,455,453 and the 25,129,140 Legacy Vast Shares were collectively converted into 18,198,566 Ordinary Shares pursuant to the Noteholder Support and Termination Agreement.
On or around July 30, 2020, the Company implemented the MEP Deed under which certain members of management were issued MEP Shares in the Company. The rules of the management equity plan were governed by the MEP Deed entered into around July 2020 by the Company and the then-current shareholders of the Company, including AgCentral Pty Ltd. To clarify how the economic benefit of MEP Shares should be allocated in light of a business combination transaction involving a SPAC, on February 14, 2023, the Company, AgCentral (the Company’s then 100% ordinary shareholder), and the MEP Participants entered into a MEP De-SPAC Side Deed, together with an Amendment Deed that amended the terms of the MEP Deed to, among other things, provide a mechanism for a business combination or SPAC transaction to be deemed a liquidity event under the MEP. Under the terms of the MEP De-SPAC Side Deed, the Ordinary Shares issued in the MEP Conversion are subject to lock-up restrictions as follows: subject to an optional initial liquidity mechanism at six-months following completion of the Business Combination (pursuant to which each MEP Participant will be entitled to dispose of up to $350,000 worth of Ordinary Shares issued in the MEP Conversion, up to an aggregate of $2,000,000 among all MEP Participants), 100.0% of the Ordinary Shares are subject to a two-year lock-up, 66.7% of the Ordinary Shares are subject to a three-year lock-up and 33.3% of the Ordinary Shares are subject to a four-year lock-up. Until such time as given Ordinary Shares are the released from the lock-up undertakings outlined above, a MEP Participant holding those Ordinary Shares: (i) cannot, among other things, offer, sell, pledge, loan or otherwise transfer (directly or indirectly) those Ordinary Shares; and (ii) must exercise any voting rights attached to those Ordinary Shares in accordance with the written directions of AgCentral; and, (iii) those Ordinary Shares may be purchased by AgCentral from the MEP Participant for $0.01 per Ordinary Share if the MEP Participant becomes a “Bad Leaver” as defined in the MEP De-SPAC Side Deed (which includes, for example, a MEP Participant terminating (or giving notice of termination of) his or her employment or engagement with the Company within two years of completion of the Business Combination).
Related Party Lease and Other Services
On February 14, 2019 the Company entered into a Lease Agreement with Twynam, as lessor, and the Company, as lessee. On March 5, 2021, the Company entered into a Lease Agreement with Leslie Dare Properties Pty Ltd (“Leslie Dare Properties”), as lessor, and the Company, as lessee. Twynam and Leslie Dare Properties, provide various services to the Company through the lease agreements, which include leasing office space, accounting, human resources, legal, information technology, marketing, public relations, and certain other executive services. The Company is charged a fee for the specific services provided and these fees totaled $43,000, $44,000 and $33,000 for the years ended June 30, 2023, 2022 and 2021, respectively. The Company had lease commitments outstanding of $0.057 million on June 30, 2023 related to rented office space for engineering and operational personnel. $43 thousand of the outstanding commitments are expected to be paid during the year ended June 30, 2024.
On November 23, 2018, the Company entered into a Consultancy Services agreement with LC Team Pty Ltd, as amended by the Letters of Amendment dated as of October 9, 2020, August 19, 2021, and September 30, 2022. The Company is charged a fee for the specific services provided by LC Team Pty Ltd and these fees totaled $2.1 million, $1.9 million and $1.7 million for the years ended June 30, 2023, and 2022 and 2021, respectively.
Grant of call option over shares in 1414 Degrees Limited
On June 15, 2022, VSA acquired 50% of the shares in SiliconAurora from 1414 Degrees for $2.5 million to co-develop the Aurora Energy Project. The $2.5 million was funded by an initial cash payment of $0.1 million, $0.9 million upon completion and remainder $1.5 million deferred payment upon receiving a written offer to connect from the relevant Network Service Provider. As part of the transaction, 1414 Degrees issued call options to AgCentral Pty Ltd, allowing AgCentral Pty Ltd to purchase ordinary shares in 1414 Degrees subject to achieving specific/ general approval obtained in their annual general meeting. The Company has estimated the fair value of the call option options to be $0.1 million at the transaction date and has recognized as part of the acquisition of the investment in SiliconAurora.
Earnout
Pursuant to the Business Combination Agreement, within five (5) business days after the occurrence of a Triggering Event, the Company shall issue or cause to be issued to the Eligible Vast Shareholders (in accordance with their respective pro rata share), the following Earnout Shares, upon the terms and subject to the conditions set forth in the Business Combination Agreement:
•
upon the occurrence of Triggering Event I, a one-time issuance of 433,333 Earnout Shares;

•
upon the occurrence of Triggering Event II, a one-time issuance of 433,333 Earnout Shares;

•
upon the occurrence of Triggering Event III, a one-time issuance of 433,333 Earnout Shares; and

•
upon the occurrence of Triggering Event IV, a one-time issuance of 1,500,000 Earnout Shares.

If, during the Earnout Period, there is a change of control of the Company, then (i) immediately prior to such change of control, the Company shall issue an aggregate of 1,500,000 Ordinary Shares to the Eligible Vast Shareholders (in accordance with their respective pro rata share) (less any Earnout Shares issued prior to such change of control upon the occurrence of Triggering Event IV) and (ii) thereafter, certain change of control and triggering event provisions in the Business Combination Agreement will terminate and no further Earnout Shares shall be issuable thereunder.
If, during the Earnout Period, there is a change of control of the Company pursuant to which the Company or its shareholders have the right to receive consideration implying a value per Ordinary Share (as determined in good faith by the Vast Board) of:
•
less than $12.50, then certain earnout provisions in the Business Combination Agreement will terminate and no further Earnout Shares shall be issuable thereunder;

•
greater than or equal to $12.50 but less than $15.00, then, (A) immediately prior to such change of control, the Company shall issue 433,333 Ordinary Shares to the Eligible Vast Shareholders (in accordance with their respective pro rata share) (less any Earnout Shares issued prior to such change of control pursuant to the occurrence of Triggering Events I, II or III; provided, that such reduction shall not reduce the number of Ordinary Shares required to be issued to a number that is below zero) and (B) thereafter, certain earnout provisions in the Business Combination Agreement will terminate and no further Earnout Shares shall be issuable thereunder;

•
greater than or equal to $15.00 but less than $17.50, then, (A) immediately prior to such change of control, the Company shall issue 866,666 Ordinary Shares to the Eligible Vast Shareholders (in accordance with their respective pro rata share) (less any Earnout Shares issued prior to such change of control pursuant to the occurrence of Triggering Events I, II or III; provided, that such reduction shall not reduce the number of Ordinary Shares required to be issued to a number that is below zero) and (B) thereafter, certain earnout provisions in the Business Combination Agreement will terminate and no further Earnout Shares shall be issuable thereunder; or

•
greater than or equal to $17.50, then, (A) immediately prior to such change of control, the Company shall issue 1,299,999 Ordinary Shares to the Eligible Vast Shareholders (in accordance with their respective pro rata share) (less any Earnout Shares issued prior to such change of control pursuant to the occurrence of Triggering Events I, II or III; provided, that such reduction shall not reduce the number of Ordinary Shares required to be issued to a number that is below zero) and (B) thereafter, certain earnout provisions in the Business Combination Agreement will terminate and no further Earnout Shares shall be issuable thereunder.

Investor Deed
The Company, Nabors Lux and AgCentral entered into the Investor Deed, dated February 14, 2023, pursuant to which, among other things, the Company agreed to certain management and governance obligations relating to the operation of the Company. The Investor Deed will be terminated in the event that (i) Nabors Lux and AgCentral cease to hold any securities in the Company, (ii) the Company completes the Business Combination or another business combination with a publicly listed special acquisition company, (iii) the parties mutually agree to terminate by written agreement, (iv) either Nabors Lux or AgCentral holds all of the Ordinary Shares or (v) when the Ordinary Shares are allotted on an initial public offering. The Investor Deed terminated pursuant to its terms on the Closing Date.
Notes Subscription Agreements
Concurrently with the signing of the Business Combination Agreement, Nabors Lux, and AgCentral each entered into a subscription agreement with the Company (each a “Notes Subscription Agreement”), pursuant to which, among other things, Nabors Lux and AgCentral each agreed to subscribe for and purchase up to $5.0 million (or $10.0 million in aggregate principal amount) of senior convertible notes (“Senior Convertible Notes”) from the Company in a private placement to be funded in accordance with the Notes Subscription Agreements (the “Notes Subscription Amount”). Nabors Lux funded $2.5 million under its

Notes Subscription Agreement on February 15, 2023 and funded an additional $2.5 million under its Notes Subscription Agreement on June 27, 2023. AgCentral funded $2.5 million under its Notes Subscription Agreement on April 13, 2023 and funded an additional $2.5 million under its Notes Subscription Agreement on August 15, 2023. Pursuant to the Notes Subscription Agreements, the Notes Subscription Amounts were exchanged for a number of Ordinary Shares equal to the amount funded divided by $10.20 immediately prior to the Effective Time. The amounts provided by Nabors Lux or AgCentral pursuant their respective Notes Subscription Agreements were deemed to reduce their subscription amounts under their respective Equity Subscription Agreements. On the Closing Date, the Company issued an aggregate of 1,250,014 Ordinary Shares upon conversion of the Senior Convertible Notes issued pursuant to the Notes Subscription Agreements.
Nabors Lux and AgCentral Equity Subscription Agreements
Also concurrently with the signing of the Business Combination Agreement, Nabors Lux and AgCentral entered into subscription agreements with the Company (the “Equity Subscription Agreements”), pursuant to which, among other things, each of Nabors Lux and AgCentral agreed, subject to the Closing occurring and third party investors having purchased Ordinary Shares and/or Senior Convertible Notes for aggregate gross proceeds to the Company of at least $10.0 million, to subscribe for and purchase, and the Company agreed to issue and sell to each of Nabors Lux and AgCentral, up to $15.0 million (or an aggregate of $30.0 million) (in each case, reduced dollar for dollar by the proceeds received from Nabors Lux and AgCentral, as applicable, pursuant to their respective Notes Subscription Agreement and with respect to Nabors Lux, the October Notes Subscription Agreement (as defined herein)) of Ordinary Shares for $10.20 per share in a private placement. Pursuant to the Equity Subscription Agreements, on the Closing Date, AgCentral purchased an aggregate of 980,392 Ordinary Shares for $10.0 million and Nabors Lux purchased an aggregate of 735,294 Ordinary Shares for $7.5 million.
Nabors Backstop Agreement and October Notes Subscription Agreement
On October 19, 2023, the Company entered into a notes subscription agreement (the “October Notes Subscription Agreement”) with Nabors Lux pursuant to which, among other things, Nabors Lux agreed to subscribe for and purchase an additional $2.5 million of Senior Convertible Notes (the “Incremental Funding”). Nabors Lux’s commitment under the Equity Subscription Agreements was reduced, dollar-for-dollar, by the Incremental Funding. On the Closing Date, the Company issued an aggregate of 245,098 Ordinary Shares upon conversion of the Senior Convertible Notes issued pursuant to the October Notes Subscription Agreement.
Also on October 19, 2023, the Company entered into a Backstop Agreement (the “Nabors Backstop Agreement”) pursuant to which Nabors Lux agreed to purchase up to $15.0 million of Ordinary Shares at a purchase price of $10.20 per share (the “Nabors Backstop”). On December 7, 2023, Nabors Lux and the Company entered into an amendment to the Nabors Backstop Agreement (the “Nabors Backstop Agreement Amendment”) pursuant to which, among other things, Nabors Lux’s commitment to purchase Ordinary Shares was reduced to up to $10 million. The Nabors Backstop Agreement Amendment also provided that amounts under the Nabors Backstop would be funded on or before January 9, 2024. Pursuant to the Nabors Backstop Agreement Amendment, the EDF Note Purchase Agreement (as defined below) would not reduce the amount to be funded under the Nabors Backstop. The Nabors Backstop served as a backstop for redemptions of NETC Class A Common Stock by NETC public stockholders in connection with the Business Combination and subsequent capital raised by the Company prior to or in connection with Closing from additional third parties (other than Nabors, AgCentral, CAG, EDF and their respective affiliates). Accordingly, the amount invested by Nabors pursuant to the Nabors Backstop was reduced below $10 million, dollar-for-dollar, by the balance of the cash remaining in the Trust Account after giving effect to any redemptions of NETC Class A Common Stock by NETC public stockholders in connection with the Business Combination (excluding the amount remaining as a result of the Canberra Subscription, but including the amount remaining as a result of the Canberra Non-Redemption Agreement). On January 9, 2024, Nabors Lux funded $6,952,532.66 pursuant to the Nabors Backstop Agreement in exchange for 681,620 Ordinary Shares.
In connection with entering into the October Notes Subscription Agreement and the Nabors Backstop Agreement, NETC, NETC Sponsor, the Company and Merger Sub entered into the BCA Amendment,

pursuant to which, among other things, (i) the Company agreed to issue 350,000 Ordinary Shares to Nabors Lux pursuant to the Nabors Backstop Agreement as a commitment fee, (ii) the Company agreed to issue 1,500,000 Ordinary Shares to NETC Sponsor in the Merger as acceleration of a portion of the Sponsor Earnback Shares, pursuant to the Nabors Backstop Agreement, (iii) the Company and Merger Sub agreed to waive in their entirety (a) the conditions precedent to their respective obligations to consummate the Business Combination set forth in Section 8.3 of the Business Combination Agreement, including that the Company will have cash and cash equivalents in an aggregate amount not less than $50.0 million at the Closing, and (b) their rights to terminate the Business Combination Agreement pursuant to Section 9.1(g) thereof for a breach of any representation, warranty, covenant or agreement on the part of NETC, and (iv) the parties agreed to amend and restate in its entirety the form of Shareholder and Registration Rights Agreement to be entered into at Closing. NETC, NETC Sponsor the Company also entered into an amendment to the Support Agreement to reduce by 500,000 Ordinary Shares each tranche of the Sponsor Earnback Shares for an aggregate reduction of 1,500,000 Ordinary Shares.
Shareholder and Registration Rights Agreement
On December 18, 2023, concurrently with the consummation of the Business Combination, the Company and the RRA Parties entered into the Shareholder and Registration Rights Agreement, pursuant to which the Company agreed that, within 60 days of the Closing, the Company will file with the SEC (at the Company’s sole cost and expense) a resale registration statement covering the Resale Securities, and the Company will use its commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after the filing thereof.
In certain circumstances, the holders of certain securities held by or issuable to certain existing shareholders of the Company and NETC can demand the Company’s assistance with underwritten offerings and exercise demand or piggyback rights with respect to such offerings. Additionally, the RRA Parties are subject to a lock-up for a period of six months after the Closing, pursuant to which each holder is prohibited, subject to certain exceptions, from selling, contracting to sell, pledging, granting any option to purchase, making any short sale or otherwise disposing of the equity securities held by such holder, whether held at the Closing or acquired thereafter.
The Shareholder and Registration Rights Agreement also grants (i) to Nabors a consent right over all debt or equity capital raised by the Company (excluding certain issuances of securities pursuant to (i) compensatory stock or option plans, (ii) contracts existing as of the date of the Nabors Backstop Agreement, (iii) securities issued pursuant to convertible securities issued or issuable pursuant to agreements existing as of the date of the Nabors Backstop Agreement and (iv) a bona fide merger or acquisition with an unrelated third party that is, itself, directly or indirectly, an operating company or an owner of an asset in a business synergistic with the business of the Company) post-Closing until the earlier to occur of (A) the third anniversary of the Closing and (B) the date on which the Company’s equity market capitalization equals or exceeds $1 billion (the “Additional Rights Expiration Date”) and (ii) to NETC Sponsor (A) until the Additional Rights Expiration Date, the right to designate two directors to the Vast Board and (B) after the Additional Rights Expiration Date, the right to nominate for election one director to the Vast Board for so long as Nabors and its affiliates collectively beneficially own 50% of the number of Ordinary Shares that NETC Sponsor and its affiliates collectively beneficially owned immediately following the Closing.
In addition, the Shareholder and Registration Rights Agreement also provides to Nabors certain rights if, prior to (A) the date that is six months following the Closing, any investor, or (B) the date that is nine months following the Closing, certain investors, invests in equity or debt interests of the Company on terms that are more favorable to such investor from a financial perspective than the terms applicable to Nabors Lux under the Nabors Backstop Agreement, as determined by Nabors in its reasonable discretion (any such investment within the specified time periods, a “Superior Capital Raise”). To the extent the investor in a Superior Capital Raise has subscribed for Ordinary Shares at a price less than the price paid by Nabors Lux under the Nabors Backstop Agreement (the “Lower Capital Price”), then the Company will issue additional Ordinary Shares to Nabors (or its affiliates) so that the aggregate number of Ordinary Shares received by Nabors and its affiliates for their investment under the Nabors Backstop Nabors is equal to the number of Ordinary Shares they would have received had the price for all such shares been the Lower Capital Price, as further described and subject to the conditions set forth in the Shareholder and Registration

Rights Agreement. To the extent the investor in a Superior Capital Raise has subscribed for any security other than Ordinary Shares, Nabors will, to the extent there would not be significant impediments to the timely consummation of such an exchange, have the right to exchange the equity interests (and the debt interests received in exchange for equity interests in a prior exchange under this provision) still held by Nabors (and its affiliates) that were purchased pursuant to the Nabors Backstop Agreement (excluding any shares that were issued as the Accelerated Earnback Shares) for debt or equity interests on the terms issued in the Superior Capital Raise, so that Nabors (or its affiliates) hold the debt or equity interests they would have held had the investment under the Nabors Backstop Agreement been conducted on the terms of the Superior Capital Raise, as further described and subject to the conditions set forth in the Shareholder and Registration Rights Agreement.
The Shareholder and Registration Rights Agreement also grants to AgCentral the right to nominate one director to the Vast Board for so long as AgCentral and its affiliates collectively beneficially own at least the number of Ordinary Shares that would entitle NETC Sponsor the right to nominate for election one director under the Shareholder and Registration Rights Agreement.
Support Agreement
On February 14, 2023, the Company entered into the Support Agreement with NETC, NETC Sponsor, Nabors Lux and NETC’s independent directors, pursuant to which, among other things, the NETC Sponsor and NETC’s independent directors (collectively, the “Insiders”) agreed to (i) certain restrictions on the transfer of their Founder Shares and NETC private placement warrants, (ii) vote all Founder Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Business Combination, (iii) waive their anti-dilution rights with respect to the Founder Shares held by them in connection with the consummation of the Business Combination and (iv) enter into the Shareholder and Registration Rights Agreement, and that the NETC Sponsor would have the right to be issued up to 3,900,000 Earnback Shares during the Earnout Period, consisting of (A) 1,300,000 Ordinary Shares to be issued upon the occurrence of Triggering Event I, (B) 1,300,000 Ordinary Shares to be issued upon the occurrence of Triggering Event II and (C) 1,300,000 Ordinary Shares to be issued upon the occurrence of Triggering Event III, each as additional consideration in the Merger. On October 19, 2023, the Company, NETC and NETC Sponsor entered into an amendment to the Support Agreement to reduce by 500,000 Ordinary Shares each tranche of the Earnback Shares for an aggregate reduction of 1,500,000 Vast Ordinary Shares. As a result, the NETC Sponsor has the right to be issued up to 2,400,000 Earnback Shares during the Earnout Period, consisting of (A) 800,000 Ordinary Shares to be issued upon the occurrence of Triggering Event I, (B) 800,000 Ordinary Shares to be issued upon the occurrence of Triggering Event II and (C) 800,000 Ordinary Shares to be issued upon the occurrence of Triggering Event III, each as additional consideration in the Merger.
If, during the Earnout Period, there is a change of control of the Company pursuant to which the Company or shareholders have the right to receive consideration implying a value per Ordinary Share (as determined in good faith by the board of directors) of:
•
less than $12.50, then certain earnout provisions in the Support Agreement will terminate and no further Earnback Shares shall be issuable thereunder;

•
greater than or equal to $12.50 but less than $15.00, then, (i) immediately prior to such change of control, the Company shall issue 800,000 Ordinary Shares to NETC Sponsor (less any Earnback Shares issued prior to such change of control pursuant to the occurrence of any Triggering Event; provided, that such reduction shall not reduce the number of Ordinary Shares required to be issued to a number that is below zero) and (ii) thereafter, certain earnout provisions in the Support Agreement will terminate and no further Earnback Shares shall be issuable thereunder;

•
greater than or equal to $15.00 but less than $17.50, then, (i) immediately prior to such change of control, the Company shall issue 1,600,000 Ordinary Shares to NETC Sponsor (less any Earnback Shares issued prior to such change of control pursuant to the occurrence of any Triggering Event; provided, that such reduction shall not reduce the number of Ordinary Shares required to be issued to a number that is below zero) and (ii) thereafter, certain earnout provisions in the Support Agreement will terminate and no further Earnback Shares shall be issuable thereunder; or

•
greater than or equal to $17.50, then, (i) immediately prior to such change of control, the Company shall issue 2,400,000 Ordinary Shares to NETC Sponsor (less any Earnback Shares issued prior to such change of control pursuant to the occurrence of any Triggering Event; provided, that such reduction shall not reduce the number of Ordinary Shares required to be issued to a number that is below zero) and (ii) thereafter, certain earnout provisions in the Support Agreement will terminate and no further Earnback Shares shall be issuable thereunder.

Services Agreement
On February 14, 2023, concurrently with the execution and delivery of the Business Combination Agreement, the Company and Nabors Corporate entered into the Services Agreement, pursuant to which Nabors Corporate or its affiliates will provide services with respect to the Company’s operations, engineering, design, planning or other operational or technical matters, or other such matters as may be agreed upon from time to time, in exchange for compensation set forth in each statement of work referencing the Service Agreement (“SOW”). The Company or Nabors Corporate, in their sole discretion, may at any time terminate the entire Service Agreement or any individual SOW, upon ten (10) days or sixty (60) days written notice to Nabors Corporate or the Company, respectively.
Development Agreement
On February 14, 2023, concurrently with the execution and delivery of the Business Combination Agreement, the Company and NETV entered into the Development Agreement, pursuant to which the Company and NETV will work together, as mutually agreed upon, on a project by project basis to develop products and/or equipment related to solar power generation (within this paragraph, each, a “Project”), and agree to jointly own all right, title and interest in any technology and intellectual property rights developed in connection with each Project. Each Project will be detailed on a development project plan (“Development Plan”), which will incorporate the terms of the Development Agreement, but each Development Plan will constitute a separate agreement between the Company and NETV. The Company and NETV will establish a Joint Steering Committee (as defined in the Development Agreement), and the Joint Steering Committee will mutually agree upon and finalize an initial Development Plan. The Company or NETV, in their sole discretion, for any or no reason, may terminate the Development Agreement upon ninety (90) days prior written notice, and may terminate any Development Plan upon sixty (60) days’ prior written notice, to NETV or the Company, respectively.
NETC Relationships and Related Party Transactions
Related Party Loans
On March 26, 2021, an affiliate of NETC Sponsor agreed to loan NETC up to $300,000 pursuant to a promissory note (as amended and restated on October 27, 2021). This note was non-interest bearing and was paid in full on November 19, 2021, upon the closing of the NETC IPO.
On February 17, 2023, Nabors Lux and Greens Road Energy LLC, an affiliate of Nabors, deposited a total of $2,760,000, representing $0.10 per NETC Unit into the Trust Account, in order to extend the date by which NETC had to consummate an initial business combination from February 18, 2023 to May 18, 2023, as permitted under the Prior NETC Charter, in exchange for a non-interest bearing, unsecured promissory note. On May 17, 2023, as permitted under the NETC Charter, the NETC Board elected to extend the date by which NETC has to consummate an Initial Business Combination from May 18, 2023 to August 18, 2023 and Nabors Lux and Greens Road Energy LLC deposited a total of $886,557.69, representing $0.03 per NETC public share not redeemed, into the Trust Account in exchange for a non-interest bearing, unsecured promissory note. On each of August 16, 2023, September 14, 2023, October 13, 2023 and November 16, 2023 Nabors Lux deposited an additional $295,519.23 into the Trust Account, and as a result, the Deadline Date was extended to December 18, 2023. The unsecured promissory notes were non-interest bearing and the aggregate principal amount of $4,828,634.61 became due and payable upon consummation of the Business Combination at Closing. On the Closing Date, the principal amount outstanding was paid in cash in full.
In addition, in order to finance transaction costs in connection with an initial business combination, NETC Sponsor or an affiliate of NETC Sponsor, or certain of NETC’s officers and directors were permitted to, but were not obligated to, loan NETC funds as required. If NETC completed an initial business combination, NETC would repay the working capital loans out of the proceeds of the Trust Account released to NETC. Otherwise, the working capital loans would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination did not close, NETC could use a portion of proceeds held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. The working capital loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such working capital loans could be convertible into warrants of the post-initial business combination entity at a price of $1.00 per warrant. The warrants would be identical to the NETC private placement warrants. As of the Closing Date and June 30, 2023, NETC had $1,000,000 and no borrowings under the Working Capital Loans, respectively. On the Closing Date, the principal amount outstanding was paid in cash in full.
Administrative Support Agreement
On November 16, 2021, NETC entered into an agreement pursuant to which, commencing on the date that NETC’s securities were first listed on the NYSE through the earlier of consummation of the initial business combination and NETC’s liquidation, NETC would reimburse NETC Sponsor or an affiliate thereof $15,000 per month for office space, utilities, secretarial and administrative support. As of December 31, 2021, $22,500 in support costs had been incurred by NETC under this agreement. As of June 30, 2023 and December 31, 2022, NETC owed $225,000 and $135,000 to the NETC Sponsor or an affiliate thereof for administrative support costs, respectively. The total amount owed under the Administrative Support Agreement as of the Closing Date was $0.

DESCRIPTION OF SECURITIES
A summary of the material provisions governing Vast’s securities is provided below. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. Unless stated otherwise, this description does not address any (proposed) provisions of Australian law that have not become effective as per the date of this prospectus. The description is qualified in its entirety be reference to applicable Australian law and the Vast Warrant Agreements, which are filed as exhibits hereto.
Share Capital
We are an Australian public company limited by shares and our affairs are governed by the Constitution, the Corporations Act and the common law of Australia. Under Australian law, there is no limit on the authorized share capital that may be issued.
Our issued capital consists of 29,973,504 Ordinary Shares. We currently have only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another.
The Ordinary Shares are not redeemable and do not have any preemptive rights.
Meetings of Shareholders and Voting Rights
Under Australian law, we are required to hold an annual general meeting at least once every calendar year and within five months after the end of our financial year. All meetings other than the annual general meeting of shareholders are referred to in the Constitution as “general meetings.” The board of directors may call general meetings of shareholders whenever it sees fit, at such time and place, as it may determine. In addition, the board of directors is obliged to call a general meeting if requested to do so by shareholders with at least 5% of votes that may be cast at the general meeting.
At a general meeting, every shareholder present in person or by proxy, attorney or representative has one vote on a show of hands and, on a poll, one vote for each Ordinary Share held. On a poll, every shareholder (or his or her proxy, attorney or representative) is entitled to one vote for each fully paid Ordinary Share held and in respect of each partly paid Ordinary Share, is entitled to a fraction of a vote equivalent to the proportion which the amount paid up (not credited) on that partly paid Ordinary Share bears to the total amounts paid and payable (excluding amounts credited) on that Ordinary Share. The chairperson does not have a casting vote.
Under the Constitution, at last 40 days’ notice of a general meeting must be given to shareholders.
Dividends
Subject to the Corporations Act, the Constitution and any special terms and conditions of issue, the board of directors may, from time to time, resolve to pay a dividend or declare any interim, special or final dividend as, in their judgement, the Company’s financial position of justifies.
The board of directors may fix the amount, time and method of payment of the dividends. The payment, resolution to pay, or declaration of a dividend does not require any confirmation by a general meeting.
Notices
Every shareholder is entitled to receive notice of and, except in certain circumstances, attend and vote at the Company’s general meetings and to receive all notices, accounts and other documents required to be sent to shareholders under the Constitution, the Corporations Act and the Nasdaq Listing Rules. Under the Corporations Act, at least 21 days’ notice of meeting must be given to shareholders.
Transfer of Ordinary Shares
Subject to the Constitution and to any restrictions attached to any Ordinary Share or classes of shares, Ordinary Shares may be transferred by DTC transfer or by written transfer in any usual form or in any form approved by the board of directors and permitted by the Corporations Act. The board of directors may, in circumstances permitted by the Constitution or the Nasdaq Listing Rules, decline to register a transfer of Ordinary Shares. If the board of directors declines to register a transfer, the Company must give the party lodging the transfer written notice of the refusal and the reason for refusal.
Issue of Ordinary Shares
Subject to the Constitution and the Corporations Act and any special rights conferred on the holders of any shares or class of shares, the board of directors may issue shares, reclassify or convert shares, cancel or otherwise dispose of shares, or grant options over unissued shares to any person and they may do so at such times and on the conditions they think fit. The shares may be issued with preferred, deferred or special rights, or special restrictions about dividends, voting, return of capital, participation in the property of the Company on a winding up or otherwise as the board of directors sees fit.
Issue of Preference Shares
The Company may issue preference shares and Ordinary Shares may be converted into preference shares provided that the rights of the holders of the preference shares with respect to the repayment of capital, participation in surplus assets and profits, cumulative or non-cumulative dividends, voting and priority of payment of capital and dividends in relation to other shares or other classes of preference shares are as set out in the Constitution or as approved by special resolution passed at a general meeting. The Company may not issue preference shares that confer on the holders thereof rights that are inconsistent with those specified under Nasdaq Listing Rules, except to the extent or any waiver or modification of such rules.
Winding up
If the Company is wound up, the liquidator may, with the sanction of a special resolution of the board of directors, (i) divide among the shareholders in kind the whole or any part of the property of the Company; and (ii) set such value as the liquidator considers fair on any property to be so divided and may determine how the division is to be carried out as between the shareholders.
Variation of class rights
Subject to the Corporations Act and the terms of issue of a class of shares, wherever the capital of the Company is divided into different classes of shares, the rights attached to any class of shares may be varied with:
•
the written consent of the holders of at least three quarters of the issued shares in the particular class; or

•
the sanction of a special resolution passed at a separate meeting of the holders of shares in that class.

Directors — appointment and retirement
Under the Constitution, the number of directors shall be a minimum of three. Directors are elected or re-elected by resolution by shareholders at general meetings of the Company.
The board of directors have assigned the directors into three classes, designated as Class I, Class II and Class III. Class I directors shall initially serve until the first annual general meeting following listing on Nasdaq; Class II directors shall initially serve until the second annual general meeting following listing on Nasdaq; and Class III directors shall initially serve until the third annual general meeting following listing on Nasdaq. At each relevant annual general meeting, directors shall be elected for a full term of three years to succeed the directors of the class whose term expired at such annual general meeting.
Directors may also appoint a director to fill a casual vacancy on the board of directors or in addition to the existing board of directors, who will then hold office for a term that coincides with the remaining term of the director’s vacancy they are filling.

No director may hold office without re-election for more than three years or past the third annual general meeting following the meeting at which the director was last elected or re-elected (whichever is later).
Directors — voting
Questions arising at a meeting of the Company’s directors will be decided by a majority of votes of the directors present at the meeting and entitled to vote on the matter. In the case of an equality of votes on a resolution, the chair of the meeting does not have a second or casting vote.
A resolution of the board of directors may be passed without holding a meeting of the board of directors, if all of the directors sign a document containing a statement that they are in favor of the resolution (other than directors permitted not to vote on the resolution in accordance with the terms of the Corporations Act or the Constitution).
Powers and duties of directors
The directors are responsible for managing the business of the Company and may exercise all the powers of the Company which are not required by law or by the Constitution to be exercised by the Company in general meeting.
Directors’ and officers’ indemnity
The Company, to the extent permitted by law, must indemnify each person who is a current or former director, officer or secretary of the Company, and such other officers or former officers of the Company or the Company’s subsidiaries as the directors in each case determine, against any losses or liability incurred by that person as an officer of the Company or of a subsidiary of the Company.
The Company, to the extent permitted by law, may enter into and pay premiums on a contract insuring any person who is a current or former director, officer or secretary of the Company, and such other officers or former officers of the Company or the Company’ subsidiaries as the directors in each case determine, against any liability incurred by the person as an officer or auditor of the Company or of a subsidiary of the Company.
Amendment
The Constitution may only be amended in accordance with the Corporations Act, which requires a special resolution passed by at least 75% of shareholders present (in person or by proxy, attorney or representative) and entitled to vote on the resolution at a general meeting of the Company.
Takeover provisions
As outlined in “Risks Related to Our Corporate Operations,” the takeover provisions in Chapter 6 of the Corporations Act apply to the Company. Under Australian law, the basic takeover rule is that a person cannot acquire a ‘relevant interest’ in issued voting shares of an Australian-incorporated company with more than 50 shareholders through a transaction in relation to securities entered into by or behalf of the person if, because of that acquisition, that person’s or someone else’s ‘voting power’ in the relevant entity:
•
increases from 20% or below to more than 20%; or

•
increases from a starting point that is above 20% and below 90%, unless a relevant exemption applies to the acquisition (e.g., acquisitions of up to 3% every six months, takeover bid, scheme of arrangement or with target shareholder approval).

Corporate Opportunity
The Constitution provides that, to the fullest extent permitted by law, no individual serving as a director of the Company who is not employed by the Company (an “Outside Director”), and AgCentral and its affiliates and Nabors and its affiliates (together with each Outside Director, the “Exempted Persons”) will have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by law, we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for the Exempted Persons, on the one hand, and the Company, on the other.
Reporting under Australian Law
We are subject to financial reporting obligations under the Corporations Act. This requires us to prepare, audit and lodge with ASIC annual reports.
Periodic Reporting under U.S. Securities Law
We are a “foreign private issuer” under the securities laws of the United States and the Nasdaq Listing Rules. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. We intend to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and Nasdaq Listing Rules.
Additionally, because we qualify as a “foreign private issuer” under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.
We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K.
Listing of Vast Securities
Our Ordinary Shares and Public Warrants are currently listed on Nasdaq under the ticker symbols “VSTE” and “VSTEW,” respectively.
Certain Insider Trading and Market Manipulation Laws
Australian and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances.
In connection with our listing on Nasdaq, we have adopted an insider trading policy. This policy provides for, among other things, rules on transactions by members of the board of directors and our employees in Ordinary Shares or in financial instruments the value of which is determined by the value of the Ordinary Shares.
United States
The United States securities laws generally prohibits any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the board of directors, officers and other employees of the Company may not purchase or sell shares or other securities of the Company when he or she is in possession of material, non-public information about the Company (including the Company’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about the Company.

Australia
The Australian securities laws generally prohibits any person from trading in a financial product while in possession of information which is not generally available and, if it were, would be likely to have a material effect on the price or value of the financial product. The insider trading laws cover not only those who trade based on material, non-public information, but also those who directly or indirectly communicate material non-public information to someone who they think might trade, enter into agreements to trade or get another person to trade. A “financial product” includes not only equity securities, but any financial product (e.g., derivatives, debentures). Thus, members of the board of directors, officers and other employees of the Company may not purchase or sell shares or other securities of the Company when he or she is in possession of material, non-public information about the Company (including our business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about the Company.
Rule 144
All Ordinary Shares and Vast Warrants are expected to be freely tradable, except as described herein.
Ordinary Shares received in the Business Combination by persons who are affiliates of the Company for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with, the Company and may include the directors and executive officers of the Company as well as the principal shareholders.
Lock-Ups
Pursuant to the MEP De-SPAC Side Deed, among other things, the MEP Participants agreed to a lock-up of the Ordinary Shares held by them following the MEP Share Conversion and any allocation of Ordinary Shares under the MEP Deed and MEP De-SPAC Side Deed. Following the Closing, the MEP Participants agreed not to, subject to certain exceptions, transfer or otherwise dispose of, or transfer, in whole or in part, any of the economic consequences of the Ordinary Shares, (i) 100.0% of their Ordinary Shares for a period of two years following the Closing, (ii) 66.7% of their Ordinary Shares for a period of three years following the Closing and (iii) 33.3% of their Ordinary Shares for a period of four years following the Closing, provided that, on the date that is six months following the Closing, each MEP Participant may, with 10 business days’ prior written notice to the Company, elect to dispose of $350,000 worth of such MEP Participant’s Ordinary Shares, subject to a limit of $2,000,000, in the aggregate, of dispositions by all MEP Participants thereunder.
Additionally, under the Shareholder and Registration Rights Agreement, the RRA Parties are subject to a lock-up for a period of six months after the Closing, pursuant to which each holder is prohibited, subject to certain exceptions, from selling, contracting to sell, pledging, granting any option to purchase, making any short sale or otherwise disposing of the equity securities held by such holder, whether held at the Closing or acquired thereafter.
Registration Rights
Concurrently with the Closing, the Company and the RRA Parties entered into the Shareholder and Registration Rights Agreement, pursuant to which the Company agreed that, within 60 days of the Closing, it will file with the SEC (at its sole cost and expense) a resale registration statement, and that it will use its commercially reasonable efforts to have the resale registration statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the holders of certain securities held by or issuable to certain existing shareholders of the Company and NETC can demand the Company’s assistance with underwritten offerings and exercise demand or piggyback rights with respect to such offerings. For more information about the Shareholder and Registration Rights Agreement, see the section entitled “Certain Relationships and Related Persons Transactions — Shareholder and Registration Rights Agreement.”

Warrants
Concurrently with the closing of the Business Combination, the Company entered into the Vast Warrant Agreements and assumed the NETC Warrant Agreements. At the effective time, each NETC Warrant then outstanding and unexercised automatically was converted into, without any action on the part of its holder, a warrant to acquire Ordinary Shares. Each Warrant is subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding NETC Warrant immediately prior to the Closing.
Public Warrants
Each whole Warrant is exercisable to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, provided that there is an effective registration statement under the Securities Act, covering the underlying Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Public Warrant Agreement, a warrantholder may exercise its Warrants only for a whole number of Ordinary Shares. The Warrants will expire five years after the Closing, or earlier upon redemption or liquidation.
We are not obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Warrants is then effective and a prospectus relating thereto is current. No Warrant will be exercisable, and we are not obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire without value to the holder. In no event will the Company be required to net cash settle any Warrant.
We agreed to use our commercially reasonable efforts to cause an appropriate registration statement for the exercise of the Warrants to become effective within 60 business days after the Closing and maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of the Public Warrant Agreement. Notwithstanding the above, if the Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we agreed to use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. To exercise Warrants on a cashless basis, each holder would pay the exercise price by surrendering the Warrants in exchange for a number of shares of Ordinary Shares equal to the quotient obtained by dividing (i) the product of (a) the number of shares of Ordinary Shares underlying the Warrants, and (b) the difference between the “fair market value” and the exercise price of the Warrants, by (ii) such fair market value. Solely for purposes of the preceding sentence, “fair market value” shall mean the 10-day VWAP (as defined below) as of the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants for Cash When the Price Per Share of the Ordinary Shares Equals or Exceeds $18.00
We may redeem the outstanding Warrants for cash (except as described below with respect to the Private Warrants):
•
in whole and not in part;

•
at a price of $0.01 per Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported last sale price of Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-day redemption period or we have elected to require exercise of the Warrants on a cashless basis. If and when the Warrants become redeemable by the Company, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If we call the Warrants for redemption for cash as described above, we will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on shareholders of issuing the maximum number of Ordinary Shares issuable upon the exercise of Warrants. To exercise Warrants on a cashless basis, each holder would pay the exercise price by surrendering Warrants in exchange for a number of Ordinary Shares equal to the quotient obtained by dividing (i) the product of (a) the number of shares of Ordinary Shares underlying the Warrants and (b) the difference between the “fair market value” and the exercise price of the Warrants by (ii) such fair market value. Solely for purposes of the preceding sentence, “fair market value” shall mean the 10-day VWAP as of the date on which the notice of exercise is received by the warrant agent.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption Procedures
A warrant holder may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Ordinary Shares outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a stock dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (a) the price per Ordinary Shares paid in such rights offering divided by (b) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the 10-day VWAP as of the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No Ordinary Share will be issued at less than its par value.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other shares into which the Warrants are convertible), then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.
If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.
Whenever the number Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction, the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another entity in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of the Ordinary Shares, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Public Warrant Agreement based on the Black-Scholes warrant value (as defined in the Public Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the Warrants. The warrant exercise price will not be adjusted for other events.
The Warrants have been issued in registered form under the Public Warrant Agreement. The Public Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make generally any change that adversely affects the interests of the registered holders of Public Warrants.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Ordinary Shares or any voting rights until they exercise their Warrants and receive shares of Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against the Company arising out of or relating in any way to the Public Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Vast irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. There is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Notwithstanding the foregoing, these provisions of the Public Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
Private Warrants
The Private Warrants (including the Ordinary Shares issuable upon exercise of the Private Warrants) will not be redeemable by the Company. The Private Warrants may be exercised for cash or on a cashless basis. Except as described there, the Private warrants have terms and provisions that are identical to the Public Warrants, including as to exercise price, exercisability and exercise period.
If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering the warrants in exchange for a number of Ordinary Shares equal to the quotient obtained by dividing (i) the product of the number of shares of Ordinary Shares underlying the warrants multiplied by the excess of the volume weighted average price of Ordinary Shares during the 10 trading day period ending on the trading day prior to the date on which notice of exercise is sent or given to the warrant agent (the “10-day VWAP”), less the exercise price by (ii) the 10-day VWAP. If the holders of Private Warrants are affiliated with the Company, their ability to sell Vast securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could sell the Ordinary Shares issuable upon exercise of the warrants freely in the open market to fund their cash exercise price, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Transfer Agent and Warrant Agent
The transfer agent for Ordinary Shares in the United States is Continental Stock Transfer & Trust Company. Each person investing in Ordinary Shares held through The Depository Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a shareholder.
For as long as any Ordinary Shares are listed on Nasdaq or on any other stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of the Ordinary Shares reflected in the register administered by the Company’s transfer agent.
We have listed the Ordinary Shares in registered form and such Ordinary Shares, through the transfer agent, are not certificated. We have appointed Continental Stock Transfer & Trust Company as our agent in New York to maintain the shareholders’ register of the Company on behalf of the board of directors and to act as transfer agent and registrar for the Ordinary Shares. The Ordinary Shares are traded on Nasdaq in book-entry form.
The warrant agent for the Warrants is Continental Stock Transfer & Trust Company.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of Ordinary Shares as of the date of this prospectus:
•
each person known by us to be the beneficial owner of more than 5% of outstanding Ordinary Shares;

•
each of our directors and executive officers; and

•
all our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if that person possesses sole or shared voting or investment power over that security. A person is also deemed to be a beneficial owner of securities that person has a right to acquire within 60 days including, without limitation, through the exercise of any option, warrant or other right or the conversion of any other security. Such securities, however, are deemed to be outstanding only for the purpose of computing the percentage beneficial ownership of that person but are not deemed to be outstanding for the purpose of computing the percentage beneficial ownership of any other person. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
As of the date of this prospectus, there are 29,973,504 Ordinary Shares issued and outstanding. This amount does not include 27,529,987 Ordinary Shares issuable upon the exercise of the Vast Warrants.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them.
Beneficial Owners	Ordinary Shares	% of Total Ordinary Shares
Directors and Executive Officers(1)
Craig Wood(2)	661,331	2.2%
Marshall (Mark) D. Smith	—	—
Kurt Drewes(3)	396,799	1.3%
Alec Waugh	—	—
Sue Opie	—	—
Peter Botten	—	—
Colleen Calhoun(4)	100,000	*
William Restrepo(5)	687,604	2.3%
Colin Richardson	—	—
John Yearwood(6)	923,762	3.0%
Tom Quinn	—	—
All directors and executive officers as a group (11 individuals)	2,770,996	8.9%
Five Percent or More Shareholders
AgCentral Energy Pty Limited(7)	21,980,633	73.3%
Nabors Lux 2 S.a.r.l.(8)	11,907,025	31.8%
Anthony G. Petrello(9)	3,299,151	10.2%

*
Less than 1%.

(1)
Unless otherwise indicated, the address of each person named herein is c/o Vast, Suite 7.02, 124 Walker Street, North Sydney, NSW 2060, Australia.

(2)
Mr. Wood is Chief Executive Officer and a current member of the board of directors of the Company. Excludes 90,328 Earnout Shares issuable upon the occurrence of certain events not within Mr. Wood’s control.

(3)
Mr. Drewes is the Chief Technology Officer of the Company. Excludes 54,197 Earnout Shares issuable upon the occurrence of certain events not within Mr. Drewes control.

(4)
Consists of 50,000 Ordinary Shares and 50,000 Ordinary Shares underlying Private Warrants.

(5)
Consists of 112,604 Ordinary Shares and 575,000 Ordinary Shares underlying Private Warrants.

(6)
Consists of 223,762 Ordinary Shares and 700,000 Ordinary Shares underlying Private Warrants.

(7)
Consists of 19,679,200 Ordinary Shares owned of record by AgCentral and 2,301,433 Ordinary Shares held by former MEP Participants who, pursuant to the MEP De-SPAC Side Deed, granted to AgCentral a proxy to vote 100% of their Ordinary Shares for a period of two years following the Effective Date, (ii) 66.7% of their Ordinary Shares for a period of three years following the Effective Date and (iii) 33.3% of their Ordinary Shares for a period of four years following the Effective Date, provided that, on the date that is six months following the Closing, each MEP Participant may, with 10 business days’ prior written notice to the Company, elect to dispose of $350,000 worth of such MEP Participant’s Ordinary Shares, subject to a limit of $2,000,000, in the aggregate, of dispositions by all MEP Participants thereunder and any Ordinary Shares so disposed would be released from the voting arrangement described herein. Excludes 2,485,657 Earnout Shares that are issuable upon the occurrence of certain events not within AgCentral’s control. The business Address of AgCentral is 226-230 Liverpool Street, Darlinghurst, NSW 2010, Australia.

(8)
As reported in a Schedule 13D/A filed by Nabors Lux 2 S.a.r.l. and Nabors Industries Ltd. on January 16, 2024. Consists of 4,465,525 Ordinary Shares and 7,441,500 Ordinary Shares underlying Private Warrants. Nabors Lux 2 S.a.r.l. is an indirect, wholly owned subsidiary of Nabors Industries Ltd. The business address of Nabors Lux 2 S.a.r.l. is 8-10 Avenue de la Gare, Grand-Duchy of Luxembourg, R.C.S. Luxembourg B 154.034. The business address of Nabors Industries Ltd. is Crown House, Second Floor, 4 Par-la-Ville Road, Hamilton, Bermuda HM 08. Anthony G. Petrello is the Chairman, President and Chief Executive Officer of Nabors Industries Ltd. In his capacity as Chairman, President and Chief Executive Officer of NIL, Mr. Petrello may make decisions on behalf of Nabors Industries Ltd. as it relates to Nabors Industries Ltd.’s investment in and relationship with the Company. Mr. Petrello disclaims beneficial ownership of any securities held directly by Nabors Industries Ltd. and its subsidiaries, including Nabors Lux 2 S.a.r.l.

(9)
As reported in a Schedule 13D filed by Anthony G. Petrello, Remington SPAC W, LLC and Cynthia A. Petrello Revocable Trust on January 3, 2024. Consists of (i) 799,151 Ordinary Shares held by Anthony G. Petrello, (ii) 1,000 Ordinary Shares underlying 1,000 Private Warrants held by Remington SPAC W, LLC and (iii) 2,499,000 Ordinary Shares underlying 2,499,000 Private Warrants held by Cynthia A. Petrello Revocable Trust. Excludes 800,000 Ordinary Shares underlying 800,000 Private Warrants held by Remington SPAC W, LLC on the basis that Remington SPAC W, LLC disclaims beneficial ownership of such Private Warrants. The business address of each of Anthony G. Petrello, Remington SPAC W, LLC and Cynthia A. Petrello Revocable Trust is 515 West Greens Road, Suite 1200, Houston, TX 77067.

SELLING SECURITYHOLDERS
This prospectus relates to the possible resale by the Selling Securityholders from time to time of (i) an aggregate of 46,036,985 Ordinary Shares, (ii) 12,416,500 Private Warrants held by the Selling Securityholders and (iii) 440,000 Public Warrants held by the Selling Securityholders.
The Selling Securityholders may offer and sell, from time to time, any or all of the Resale Securities being offered for resale by this prospectus after the applicable lock-up period elapses. Please see the section entitled “Description of Securities” for further information regarding the rights and restrictions of these Resale Securities.
In this prospectus, the term “Selling Securityholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the Resale Securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders as a gift, pledge, partnership distribution or other non-sale related transfer.
Certain of the Selling Securityholders have purchased their respective Ordinary Shares at prices lower than current market prices and may therefore experience a positive rate of return on their investment, even if our public shareholders experience a negative rate of return on their investment. As a result, the Selling Securityholders are able to recognize a greater return on their investment than shareholder or holders of Warrants acquired in the public market. Furthermore, the Selling Securityholders may earn a positive rate of return even if the price of the Ordinary Shares declines significantly. As a result, the Selling Securityholders may be willing to sell their shares at a price less than shareholders that acquired their Ordinary Shares in the public market or at higher prices than the price paid by such Selling Securityholders, the sale of which would result in the Selling Securityholder realizing a significant gain even if other Vast securityholders experience a negative rate of return. For example, in connection with NETC IPO, the NETC Sponsor and its affiliates paid an aggregate of $25,000, or approximately $0.004 per share, for an aggregate of 6,900,000 Founder Shares that were converted to Ordinary Shares at the Closing of the Business Combination. Even when our trading price is significantly below $10.00, the offering price for the units offered in NETC IPO, as it currently is certain of the selling securityholders, including the NETC Sponsor and its affiliates, may still have an incentive to sell Ordinary Shares because they purchased the shares at prices lower than the public investors or the current trading price of our Ordinary Shares. For example, based on the closing price of our Ordinary Shares of $2.43on February 27, 2024, NETC Sponsor and its affiliates would experience a potential profit of up to approximately $2.43 per share.
The sale or possibility of sale of the Ordinary Shares, including those pursuant to this prospectus, could have the effect of increasing the volatility in Ordinary Share price or putting significant downward pressure on the price of Ordinary Shares. The Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 72.2% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of 27,529,987 Ordinary Shares upon exercise of all outstanding Warrants, 2,799,999 Earnout Shares issuable upon the occurrence of all Triggering Events, and 2,400,000 Earnback Shares issuable upon the occurrence of all Triggering Events and the conversion of the EDF Note).
The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering Resale Securities for resale to the public, and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over securities they own or have the right to acquire within 60 days, as well as securities for which they have the right to vote or dispose of such securities. Also, in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, securities which a person has the right to acquire within 60 days of the date of this prospectus are included both in that person’s beneficial ownership as well as in the total number of securities issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same securities may be reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same securities. We have based percentage ownership on 29,973,504 Ordinary Shares outstanding as of the date of this prospectus on a fully diluted basis.

Because each Selling Securityholder may dispose of all, none or some portion of their Resale Securities, no estimate can be given as to the number of Resale Securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the Resale Securities covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these Resale Securities.
	Ordinary Shares			Warrants to Purchase Ordinary Shares
Name	Ordinary Shares Beneficially Owned Prior to Offering	Ordinary Shares Registered Hereby	Ordinary Shares Beneficially Owned After Sale of all Ordinary Shares Offered Hereby	Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Beneficially Owned After Sale of All Warrants Offered Hereby
Nabors Lux 2 S.A.R.L.(1)	11,907,025	11,907,025	—	7,441,500	7,441,500	—
Nabors Energy Transition Sponsor LLC(2)	—	2,400,000	—	—	—	—
William J. Restrepo(3)	687,604	687,604	—	575,000	575,000	—
John Yearwood(4)	923,762	923,762	—	700,000	700,000	—
Guillermo Sierra(5)	492,242	492,242	—	440,000	440,000	—
Colleen Calhoun(6)	100,000	100,000	—	50,000	50,000	—
Anthony G. Petrello(7)	799,151	799,151	—	—	—	—
Maria J. Dreyfus(8)	225,000	225,000	—	150,000	150,000	—
Jennifer G. Roberts(9)	50,000	50,000	—	—	—	—
AgCentral Energy Pty Ltd(10)	22,164,857	22,164,857	—	—	—	—
Bruce A. Leslie(11)	300,664	300,664	—	—	—	—
Christina G. Hall(12)	210,464	210,464	—	—	—	—
Craig D. Wood(13)	751,659	751,659	—	—	—	—
Kurt F. Drewes(14)	450,996	450,996	—	—	—	—
Lachlan P. Roberts(15)	300,664	300,664	—	—	—	—
Simon M. Woods(16)	150,332	150,332	—	—	—	—
Valentino M. Pagura(17)	150,332	150,332	—	—	—	—
Vast Renewables Limited Employee Share Trust(18)	300,664	300,664	—	—	—	—
Cynthia A. Petrello Revocable Trust(19)	2,499,000	2,499,000	—	2,499,000	2,499,000	—
Guggenheim Securities, LLC(20)	171,569	171,569	—	—	—	—
Remington SPAC W, LLC(21)	801,000	801,000	—	801,000	801,000	—
Tatiermo Design, LLC(22)	200,000	200,000	—	200,000	200,000	—

(1)
Consists of (i) 4,465,425 Ordinary Shares, (ii) 7,441,500 Private Warrants and (iii) 7,441,500 Ordinary Shares underlying 7,441,500 Private Warrants. Nabors Lux 2 S.a.r.l. is an indirect, wholly owned subsidiary of Nabors Industries Ltd. Anthony G. Petrello is the Chairman, President and Chief Executive Officer of Nabors Industries Ltd. In his capacity as Chairman, President and Chief Executive Officer of Nabors Industries Ltd, Mr. Petrello may make decisions on behalf of Nabors Industries Ltd. as it relates to Nabors Industries Ltd.’s investment in and relationship with the Company. Mr. Petrello disclaims beneficial ownership of any securities held directly by Nabors Industries Ltd. and its subsidiaries, including Nabors Lux 2 S.a.r.l.
(2)
Consists of 2,400,000 Earnback Shares that are issuable to NETC Sponsor pursuant to the Support Agreement upon the occurrence of certain events. Nabors Lux 2 S.a.r.l. and Greens Road Energy LLC are the members of NETC Sponsor. Remington SPAC I LLC is the manager of Greens Road Energy LLC. Nabors Lux 2 S.a.r.l. is an indirect, wholly owned subsidiary of Nabors Industries Ltd. Anthony G. Petrello is the Chairman, President and Chief Executive Officer of Nabors Industries Ltd. In his capacity as Chairman, President and Chief Executive Officer of NIL, Mr. Petrello may make decisions on behalf of Nabors Industries Ltd. as it relates to Nabors Industries Ltd.’s investment in and relationship with the Company. Mr. Petrello disclaims beneficial ownership of any securities held directly by Nabors Industries Ltd. and its subsidiaries, including Nabors Lux 2 S.a.r.l. Mr. Petrello controls Remington SPAC I, LLC. Mr. Petrello disclaims beneficial ownership of any securities beneficially owned by NETC Sponsor or Greens Road Energy LLC, except to the extent of his pecuniary interest therein.

(3)
Consists of (i) 112,604 Ordinary Shares, (ii) 575,000 Private Warrants and (iii) 575,000 Ordinary Shares underlying Private Warrants. Mr. Restrepo is a current member of the board of directors of the Company. Mr. Restrepo is the former Chief Financial Officer of NETC and the current Chief Financial Officer of Nabors Industries Ltd. Mr. Restrepo presently serves as a member of the Vast Board pursuant to the designation rights granted to NETC Sponsor pursuant to the Shareholder and Registration Rights Agreement.

(4)
Consists of (i) 223,762 Ordinary Shares, (ii) 700,000 Private Warrants and (iii) 700,000 Ordinary Shares underlying Private Warrants. Mr. Yearwood is a current member of the board of directors of the Company and Nabors Industries Ltd. Mr. Yearwood is a former director of NETC.

(5)
Mr. Sierra is a former executive officer of NETC. Consists of (i) 52,242 Ordinary Shares, (ii) 440,000 Public Warrants and (iii) 440,000 Ordinary Shares underlying Public Warrants.

(6)
Consists of (i) 50,000 Ordinary Shares, (ii) 50,000 Private Warrants and (iii) 50,000 Ordinary Shares underlying Private Warrants. Ms. Calhoun is a current member of the board of directors of the Company and a former director of NETC. Ms. Calhoun presently serves as a member of the Vast Board pursuant to the designation rights granted to NETC Sponsor pursuant to the Shareholder and Registration Rights Agreement.

(7)
Mr. Petrello is the former President, Chief Executive Officer, Secretary and Chairman of NETC. Mr. Petrello is the Chairman, President and Chief Executive Officer of Nabors Industries Ltd.

(8)
Consists of (i) 75,000 Ordinary Shares, (ii) 150,000 Private Warrants and (iii) 150,000 Ordinary Shares underlying Private Warrants. Ms. Dreyfus is a former director of NETC.

(9)
Ms. Roberts is a former director of NETC.

(10)
Consists of (i) 19,679,200 Ordinary Shares and (ii) 2,485,657 Earnout Shares that are issuable upon the occurrence of certain events. John I. Kahlbetzer may be deemed a beneficial owner of securities held by this Selling Securityholder.

(11)
Mr. Leslie is the Head of Products of the Company. Consists of (i) 264,533 Ordinary Shares and (ii) 36,131 Earnout Shares issuable upon the occurrence of certain events.

(12)
Ms. Hall is the Head of Finance of the Company. Consists of (i) 185,172 Ordinary Shares and (ii) 25,292 Earnout Shares issuable upon the occurrence of certain events.

(13)
Mr. Wood is Chief Executive Officer and a current member of the board of directors of the Company. Consists of (i) 661,331 Ordinary Shares and (ii) 90,328 Earnout Shares issuable upon the occurrence of certain events.

(14)
Mr. Drewes is the Chief Technology Officer of the Company. Consists of (i) 396,799 Ordinary Shares and (ii) 54,197 Earnout Shares issuable upon the occurrence of certain events.

(15)
Mr. Roberts is the Head of Construction of the Company. Consists of (i) 264,533 Ordinary Shares and (ii) 36,131 Earnout Shares issuable upon the occurrence of certain events.

(16)
Mr. Woods is the Head of Transactions of the Company. Consists of (i) 132,266 Ordinary Shares and (ii) 18,066 Earnout Shares issuable upon the occurrence of certain events.

(17)
Mr. Pagura is the Principal Controls Systems Engineer of the Company. Consists of (i) 132,266 Ordinary Shares and (ii) 18,066 Earnout Shares issuable upon the occurrence of certain events.

(18)
Vast Renewables Limited Employee Share Trust is a wholly-owned subsidiary of the Company. Craig Wood may be deemed a beneficial owner of securities held by this Selling Securityholder. Consists of (i) 264,533 Ordinary Shares and (ii) 36,131 Earnout Shares issuable upon the occurrence of certain events.

(19)
Consists of (i) 2,499,000 Private Warrants and (ii) 2,499,000 Ordinary Shares underlying Private Warrants. Anthony G. Petrello may be deemed a beneficial owner of the securities held by this Selling Securityholder.

(20)
Guggenheim Securities, LLC acted as financial advisor to NETC in the Business Combination.

(21)
Consists of (i) 801,000 Private Warrants and (ii) 801,000 Ordinary Shares underlying Private Warrants. Mr. Petrello is a manager of Remington SPAC W, LLC. Mr. Petrello disclaims beneficial ownership of 800,000 of the Private Warrants held by Remington SPAC W, LLC.

(22)
Consists of (i) 200,000 Private Warrants and (ii) 200,000 Ordinary Shares underlying Private Warrants. Mr. Sierra is a control person of Tatiermo Design, LLC and may be deemed a benficial owner of securities held by this Selling Securityholder. Mr. Sierra disclaims any such beneficial ownership of the securities except to the extent of his pecuniary interest therein.

Certain of our Selling Securityholders have purchased their respective Ordinary Shares at prices lower than current market prices and may therefore experience a positive rate of return on their investment, even if our public shareholders experience a negative rate of return on their investment. As a result, the Selling Securityholders are able to recognize a greater return on their investment than shareholder or holders of Warrants acquired in the public market. Furthermore, the Selling Securityholders may earn a positive rate of return even if the price of the Ordinary Shares declines significantly. As a result, the Selling Securityholders may be willing to sell their shares at a price less than shareholders that acquired their Ordinary Shares in the public market or at higher prices than the price paid by such Selling Securityholders, the sale of which would result in the Selling Securityholder realizing a significant gain even if other Vast shareholders experience a negative rate of return.
The following table includes information relating to Ordinary Shares registered for resale hereby, including the purchase price each category of Selling Securityholder paid for its securities and the potential profit relating to such securities. The following table is in part based off our internal records and is for illustrative purposes only. The table should not be relied upon for any purpose outside of its illustrative nature. Stockholders who purchased our Common Stock on Nasdaq following the Business Combination may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices they paid and the trading price of our Common Stock when they elect to sell.
Category	Number of Offered Securities	Effective Purchase Price per Offered Security	Potential Profit per Offered Security(1)
Ordinary Shares exchanged for the Founder Shares	1,809,588	$0.004(2)	$2.43
Ordinary Shares issued pursuant to the Nabors Backstop Agreement
Incremental Funding Commitment Fee	350,000	—(3)	$2.43
Shares purchased pursuant to the Nabors Backstop Agreement	681,620	$10.20(3)	*
Accelerated Earnback Shares	1,500,000	—(3)	$2.43
Ordinary Shares issued to AgCentral	18,198,566	$1.31(4)	$1.12
Ordinary Shares held by the MEP Participants and an employee share trust	2,301,433	—(5)	$2.43
Ordinary Shares issued upon conversion of the Senior Convertible Notes	1,250,014	$10.20	*

Category	Number of Offered Securities	Effective Purchase Price per Offered Security	Potential Profit per Offered Security(1)
Ordinary Shares issued pursuant to the Equity Subscription Agreements	1,715,686	$10.20	*
Guggenheim Ordinary Shares	171,569	$10.20(6)	*
Earnback Shares	2,400,000	—(7)	$2.43
Earnout Shares	2,799,999	—(8)	$2.43
Private Warrants	12,416,500	$1.00	*
Shares underlying Private Warrants	12,416,500	$11.50	*
Ordinary Shares purchased on the market	2,010	$3.83	*
Public Warrants	440,000	$ 0.10 – 0.15	(9)
Shares underlying Public Warrants	440,000	$11.50	*

*
Represents no potential profit per share or a potential loss per share based on illustrative market price.

(1)
Based on the closing price of the Ordinary Shares on Nasdaq on February 27, 2024 of $2.43 and the closing price of the Public Warrants on Nasdaq on February 27, 2024 of $0.12.

(2)
Prior to the NETC IPO, the NETC Sponsor purchased an aggregate of 6,900,000 shares of NETC Class F Common Stock for an aggregate purchase price of $25,000, or $0.004 per share. Concurrently with the signing of the Business Combination Agreement, the NETC Sponsor entered into the Support Agreement, pursuant to which it agreed, amongst other things, to forfeit at the Closing 3,900,000 Founder Shares, provided that such shares could be earned back upon satisfaction of certain VWAP price triggers. On October 19, 2023, in connection with the October Notes Subscription Agreement and the Nabors Backstop Agreement, Vast agreed to accelerate and issue 1,500,000 Accelerated Earnback Shares at Closing, reducing the number of Earnback Shares to 2,400,000. See Note 3 below. Of the remaining 3,000,000 Ordinary Shares issued upon conversion of Founder Shares, holders of 1,809,588 Ordinary Shares are parties to the Shareholder and Registration Rights Agreement and their shares are registered for resale pursuant to the registration statement of which this prospectus forms a part.

(3)
In connection with the Business Combination, Nabors Lux committed to provide $10.0 million backstop to Vast to underwrite the potential investment by additional investors provided that the amount of the backstop be reduced dollar-for-dollar by (a) the balance of cash remaining in the Trust Account after giving effect to any redemptions of NETC Class A Common Stock by NETC public stockholders and (b) amounts invested by additional third parties (other than Nabors, AgCentral, CAG, EDF and their respective affiliates. In connection with that commitment and the October Notes Subscription Agreement, Vast agreed to issue (i) issue 350,000 Ordinary Shares to Nabors Lux at closing as the Incremental Funding Commitment Fee and (ii) 1,500,000 Ordinary Shares to the NETC Sponsor or its assigns as the Accelerated Earnback Shares. On January 12, 2024, and pursuant to the Nabors Backstop Agreement, Vast issued 681,620 Ordinary Shares to Nabors Lux for an aggregate of $6,952,532.66 or $10.20 per share.

(4)
Immediately prior to the closing of the Business Combination, AgCentral owned (i) 25,129,140 Legacy Vast Shares for which AgCentral paid an average price of approximately $0.09 per share or approximately $2,354,000 and (ii) convertible notes and other indebtedness of the Issuer pursuant to which the Issuer owed AgCentral an aggregate of approximately $21,455,453 (such interests described in clauses (i) and (ii), collectively, the “Pre-Business Combination Interests”). Pursuant to the Business Combination Agreement and the Noteholder Support and Loan Termination Agreement, in connection with the Business Combination, the Pre-Business Combination Interests were converted into 18,198,566 Ordinary Shares, resulting in an implied investment price per share of approximately $1.31.

(5)
2,301,433 Ordinary Shares were issued in settlement of the MEP Shares. The MEP Shares were awarded as compensation for services.

(6)
On December 18, 2023, Guggenheim, financial advisor to NETC in the Business Combination, agreed to amend its engagement letter with NETC to provide that Guggenheim Securities would receive $1,750,000 in cash and 171,569 Ordinary Shares, valued at $10.20 per share, as consideration for its services pursuant to its engagement letter.

(7)
NETC Sponsor has the right to receive, for no additional consideration, up to 2,400,000 Earnback Shares as follows: (i) 800,000 Ordinary Shares to be issued upon the occurrence of Triggering Event I, (ii) 800,000 Ordinary Shares to be issued upon the occurrence of Triggering Event II and (iii) 800,000 Ordinary Shares to be issued upon the occurrence of Triggering Event III.

(8)
Legacy Vast shareholders have the right to receive, for no additional consideration, their pro rata share of an aggregate of up to 2,799,999 Earnout Shares as follows: (i) 433,333 Ordinary Shares to be issued upon the occurrence of Triggering Event I, (ii) 433,333 Ordinary Shares to be issued upon the occurrence of Triggering Event II, (iii) 433,333 Ordinary Shares upon the occurrence of Triggering Event III and (iv) 1,500,000 Ordinary Shares upon the occurrence of Triggering Event IV.

(9)
As these Public Warrants were purchased at prices between $0.10 and $0.15, at the closing price of the Public Warrants on February 27, 2024, certain sales would result is a slight profit and others would result in either no profit or a slight loss. The maximum potential profit per Public Warrant is approximately $0.02.

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Resale Securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Resale Securities on any stock exchange, market or trading facility on which the Ordinary Shares or Public Warrants are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of Resale Securities or interests therein:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the Resale Securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their Resale Securities on the basis of parameters described in such trading plans;

•
through one or more underwritten offerings on a firm commitment or best-efforts basis;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
distributions to their members, partners, or stockholders;

•
short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
broker-dealers may agree with the Selling Securityholders to sell a specified number of such Resale Securities at a stipulated price per share or warrant;

•
through agents;

•
a combination of any such methods of sale; and

•
any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Resale Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Resale Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of the Resale Securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Resale Securities in the course of hedging the positions they assume. The Selling Securityholders may also sell Resale Securities short and deliver these securities to close out their short positions, or loan or pledge the Resale Securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Resale Securities offered by this prospectus, which warrants or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Resale Securities to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders. Upon any exercise of the Vast warrants by payment of cash, however, we will receive the exercise price thereof.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Resale Securities or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Resale Securities may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of Resale Securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.
To the extent required, the Resale Securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the Resale Securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Resale Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Resale Securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of Resale Securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Resale Securities offered by this prospectus.
We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the Resale Securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

EXPENSES RELATED TO THE OFFERING
Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of the Ordinary Shares underlying the Vast Warrants and the offer and resale of the Resale Securities by the Selling Securityholders. With the exception of the SEC registration fee, all amounts are estimates.
U.S. Dollar
SEC Registration Fee	$63,518
Legal Fees and Expenses	$100,000
Accounting Fees and Expenses	$150,000
Printing Expenses	$50,000
Miscellaneous Expenses	$10,000
Total	$373,518
Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS
Certain legal matters relating to U.S. law and the validity of the Vast Warrants offered by this prospectus will be passed upon by White & Case LLP, U.S. counsel to the Company. The legality of the Ordinary Shares offered by this prospectus and certain other Australian legal matters will be passed upon by Gilbert + Tobin, Australian counsel to the Company.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT
On April 6, 2022, the board of directors agreed Deloitte Touche Tohmatsu (“Deloitte”) would not continue in its role as our independent auditor and Deloitte resigned effective as of such date.
The audit reports of Deloitte on our June 30, 2021 and June 30, 2020 consolidated financial statements, prepared in accordance with a special purpose basis of presentation as permitted under Australian Accounting Standards (AASB), issued under the Australian Auditing Standards, did not contain any adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to audit scope or accounting principles, except for an explanatory paragraph regarding our ability to continue as a going concern. During the years ended June 30, 2021 and June 30, 2020 and the subsequent interim period through April 6, 2022, there were no disagreements between us and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the financial statements for such years. During the years ended June 30, 2021 and June 30, 2020 and the subsequent interim period through April 6, 2022, there were no reportable events (as defined in paragraphs (a)(1)(v) of Item 16F of Form 20-F).
We delivered a copy of this disclosure to Deloitte and requested that they furnish us a letter addressed to the SEC stating whether they agree with the above statements. In their letter to the SEC dated March 31, 2023, attached as Exhibit 16.1 to the Registration Statement of which this prospectus forms a part, Deloitte states that they agree with the statements above concerning their firm.
On May 3, 2022, the board of directors approved the engagement of PricewaterhouseCoopers (“PwC”) as our independent registered public accounting firm for the year ended June 30, 2022, as well as to perform the re-audit of our consolidated financial statements as of June 30, 2021 and 2020 and for the years then ended, prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standard Board (“IASB”) and audited in accordance with the standards of the PCAOB.
Subsequent to the resignation of Deloitte and prior to the issuance of our consolidated financial statements as of June 30, 2022 and 2021 and for the years then ended, we and PwC identified material weaknesses in our internal controls over financial reporting, which related to (i) lack of appropriately designed implemented and documented procedures and controls, (ii) lack of segregation of duties and (iii) lack of personnel with appropriate experience of SEC reporting requirements. See the section entitled “Risk Factors — We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.”
During the years ended June 30, 2021 and June 30, 2020 and the subsequent interim period through May 3, 2022, neither we nor anyone on our behalf consulted with PwC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither was a written report provided to us nor was oral advice provided to us that PwC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement as defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions or a reportable event as described in Item 16F(a)(1)(v) of Form 20-F.

EXPERTS
The consolidated financial statements of Vast Solar Pty Ltd as of June 30, 2023 and June 30, 2022 and for the years then ended included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the ability of Vast Solar Pty Ltd to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Nabors Energy Transition Corp. as of December 31, 2022 and December 31, 2021 and for the year ended December 31, 2022 and the period from March 24, 2021 (inception) through December 31, 2021, appearing in this prospectus have been audited by Ham, Langston & Brezina, LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of SiliconAurora as of June 30, 2023 and June 30, 2022 and for the years then ended included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to SiliconAurora’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form F-1, including exhibits, under the Securities Act with respect to the Ordinary Shares and Private Warrants offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.
We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Ordinary Shares. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We will send our transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

NETC	Page
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (Ham, Langston & Brezina, LLP, Houston, TX, Auditor ID: 298)	F-67
Balance Sheet as of December 31, 2022 and December 31, 2021	F-68
Statements of Operations for the year ended December 31, 2022 and the period from March 24, 2021 (inception) through December 31, 2021	F-69
Statements of Changes in Stockholders’ Equity (Deficit) for the year ended December 31, 2022 and the period from March 24, 2021 (inception) through December 31, 2021	F-70
Statements of Cash Flows for the year ended December 31, 2022 and the period from March 24, 2021 (inception) through December 31, 2021	F-71
Notes to Audited Financial Statements	F-72
Unaudited Financial Statements
Balance Sheet as of September 30, 2023 and December 31, 2022	F-85
Statements of Operations for the three and nine months ended September 30, 2023 and 2022	F-86
Statements of Changes in Stockholders’ Equity (Deficit) for the three and nine months ended September 30, 2023 and 2022	F-87
Statements of Cash Flows for the nine months ended September 30, 2023 and 2022	F-88
Notes to Unaudited Financial Statements	F-89

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Vast Solar Pty Ltd
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of Vast Solar Pty Ltd and its subsidiaries (the “Company”) as of June 30, 2023 and 2022, and the related consolidated statements of profit or loss and other comprehensive income, of changes in equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2b to the consolidated financial statements, the Company has incurred recurring losses from operations, incurred cash outflows from operating activities, has net current liabilities and a net total deficit at June 30, 2023, and is dependent on raising additional funding to finance its expansion and meet the interest and principal payments on its outstanding debt obligations, and has stated that these events or conditions indicate that a material uncertainty exists that may cast significant doubt (or raise substantial doubt as contemplated by PCAOB standards) on the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2b. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers
Sydney, Australia
September 29, 2023
We have served as the Company’s auditor since 2022.

Vast Solar Pty Ltd
Consolidated statements of profit or loss and
other comprehensive income
	Year Ended June 30, 2023	Year Ended June 30, 2022
	(In thousands of US Dollars, except per share amounts)
Revenue:
Revenue from customers	$268	$163
Grant revenue	651	1,754
Total revenue	919	1,917
Expenses:
Employee benefits expenses	2,984	2,756
Consultancy expenses	2,134	1,934
Administrative and other expenses	8,080	1,618
Raw materials and consumables used	600	241
Depreciation expense	49	47
Finance costs, net	2,518	2,119
Share in loss of jointly controlled entities	254	10
(Gain)/loss on derivative financial instruments	(105)	3
Total expenses	16,514	8,728
Net loss before income tax	(15,595)	(6,811)
Income tax benefit	378	618
Net loss	(15,217)	(6,193)
Gain on foreign currency translation	891	1,379
Total comprehensive loss for the year	$(14,326)	$(4,814)
Loss per share:
Basic loss per share	$(0.61)	$(0.25)
Diluted loss per share	$(0.61)	$(0.25)
Weighted-average number of common shares outstanding (in thousands):
Basic	25,129	25,129
Diluted	25,129	25,129
The accompanying notes form part of the consolidated financial statements

Vast Solar Pty Ltd
Consolidated statements of financial position
	June 30, 2023	June 30, 2022
	(In thousands of US Dollars)
Assets
Current assets:
Cash and cash equivalents	$2,060	$423
Trade and other receivables	314	81
R&D tax incentive receivable	638	714
Prepaid expenses	44	31
Total current assets	3,056	1,249
Non-current assets:
Investment in joint venture accounted for using the equity method	1,300	1,597
Loans and advances to related parties	225	43
Property, plant and equipment	30	19
Right-of-use-assets	45	81
Total non-current assets	1,600	1,740
Total assets	$4,656	$2,989
Liabilities
Current liabilities:
Borrowings	$19,812	$—
Derivative financial instruments	18	—
Trade and other payables	5,622	1,544
Contract liabilities	2	104
Lease liabilities	26	37
Deferred consideration payable	955	1,578
Provisions	183	148
Total current liabilities	26,618	3,411
Non-current liabilities:
Lease liabilities	28	56
Borrowings	7,134	15,632
Provisions	117	86
Derivative financial instruments	174	32
Total non-current liabilities	7,453	15,806
Total liabilities	$34,071	$19,217
Equity:
Issued capital	$2,354	$2,354
Share-based payment reserve	4	4
Foreign currency translation reserve	3,285	2,394
Capital contribution reserve	4,591	3,452
Accumulated losses	(39,649)	(24,432)
Total deficit	$(29,415)	$(16,228)
Total liabilities and equity	$4,656	$2,989
The accompanying notes form part of the consolidated financial statements

Vast Solar Pty Ltd
Consolidated statements of changes in equity
			Reserves
(In thousands of US Dollars)	Issued Capital	Share-based Payment Reserve	Capital Contribution	Foreign Currency Translation	Accumulated Losses	Total Equity/ (Deficit)
As of July 1, 2021	$2,354	$4	$1,755	$1,015	$(18,239)	$(13,111)
Loss for the year	—	—	—	—	(6,193)	(6,193)
Other comprehensive income	—	—	—	1,379	—	1,379
Modification of convertible notes, net of tax	—	—	1,697	—	—	1,697
As of June 30, 2022	$2,354	$4	$3,452	$2,394	$(24,432)	$(16,228)
Loss for the year	—	—	—	—	(15,217)	(15,217)
Other comprehensive income	—	—	—	891	—	891
Modification of convertible notes, shareholder loan, net of tax	—	—	1,139	—	—	1,139
As of June 30, 2023	$2,354	$4	$4,591	$3,285	$(39,649)	$(29,415)
The accompanying notes form part of the consolidated financial statements

Vast Solar Pty Ltd
Consolidated statements of cash flows
	Year Ended June 30,
	2023	2022
	(In thousands of US Dollars)
Cash from operating activities:
Net loss	$(15,217)	$(6,193)
Adjustments to net loss:
Share in loss of jointly controlled entities	254	10
Depreciation and amortization expense	49	47
Non-cash finance costs recognised in profit or loss	2,518	2,118
Unrealised (gain)/loss on derivative financial instruments	(105)	3
Deferred income tax expense/(benefit)	(378)	(618)
Changes in operating assets and liabilities:
Trade and other receivables	(233)	68
Prepaid expenses	(13)	(28)
R&D tax incentive receivable	76	35
Contract liabilities	(102)	104
Trade and other payables	4,079	1,149
Deferred income	—	(1,037)
Provisions	66	17
Foreign exchange differences	(45)	215
Net cash used in operating activities	$(9,051)	$(4,110)
Cash flows from investing activities:
Acquisition of interest in joint venture	—	(67)
Interest received	9	1
Loans and advances paid to related parties	(144)	(43)
Purchases of property, plant and equipment	(33)	(15)
Net cash used in investing activities	$(168)	$(124)
Cash flows from financing activities:
Payment of deferred consideration	(607)	—
Proceeds from borrowings	11,515	1,838
Repayment of lease liabilities	(37)	(45)
Net cash generated by financing activities	$10,871	$1,793
Net increase/(decrease) in cash and cash equivalents	1,652	(2,441)
Effect of exchange rate changes on cash	(15)	(234)
Cash and cash equivalents at the beginning of the year	423	3,098
Cash and cash equivalents at the end of the year	$2,060	$423
See Note 25(c) – Cash flow information for non-cash financing and investing activities.
The accompanying notes form part of the consolidated financial statements

Notes to the consolidated financial statements
1.
General information

The consolidated financial statements comprise of Vast Solar Pty Ltd and the entities it controls. Unless the context requires otherwise, references in this report to “we,” “us,” “our,” “the Company,” or “Vast” mean Vast Solar Pty Ltd and the entities it controls.
Vast, founded in Sydney, Australia is a clean, renewable energy company specializing in the design and manufacturing of concentrated solar thermal power (CSP) systems to generate carbon free, utility-scale electricity, industrial heat, and green fuels. The Company’s differentiated modular CSP system, utilizing proprietary sodium loop heat transfer technology, provides customers with a solution to the enduring challenge of intermittent renewable energy through 24/7 dispatchable power and heat.
Vast’s registered office and principal place of business is as follows:
226-230 Liverpool Street
Darlinghurst
NSW 2010
These financial statements were authorised for issue by the Board of Directors of Vast on September 29, 2023.
2.
Significant accounting policies

a)
Basis of preparation

Compliance with IFRS
The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).
Functional and presentation currency
The functional currency of Vast is Australian dollars (“AUD”) being the primary economic environment in which it operates.
The presentation currency of Vast is United States (“US” or “$”) dollars.
In accordance with IAS 21 The effects of change in foreign exchange rates, the financial statements for all years and periods presented have been translated into the presentation currency using the procedures outlined below:
•
The consolidated statements of profit or loss and comprehensive income and statement of cash flows for each year have been translated into US dollars using average foreign currency rates prevailing for the relevant period.

•
All assets and liabilities in the consolidated statements of financial position have been translated into US dollars at the exchange rate prevailing at each relevant reporting date.

•
The equity section of the consolidated statements of financial position has been translated into US dollars using historical rates i.e. translated using the rates of exchange in effect as of the dates of the various capital transactions.

•
All resulting exchange differences arising from the translation are included in other comprehensive income.

•
Loss per share has also been restated to US dollars to reflect the presentation currency.

The year-end exchange rate used was A$/US$ 1:0.6630 and 1:0.6889 as of June 30, 2023 and June 30, 2022, respectively.

Transactions and balances
Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss.
Foreign currency translation reserve
Exchange differences arising on performing the above translation procedures are recognised in other comprehensive income and accumulated in a separate reserve within equity referred as foreign currency translation reserve. Differences arising on settlement or translation of monetary items are recognised in profit or loss.
Historical cost convention
The consolidated financial statements have been prepared on the basis of historical cost, as explained in the accounting policies below. Historical cost is generally based on the fair values of the consideration given in exchange for goods and services.
b)
Going concern

Vast incurred a net loss of $15.2 million and $6.2 million for the years ended June 30, 2023 and 2022, respectively and used net cash in operating activities of $9.1 million and $4.1 million for the years ended June 30, 2023 and 2022, respectively. As of June 30, 2023, the Company had net current liabilities of $23.6 million and a net total deficit of $29.4 million. As of June 30, 2023, loans and convertible promissory notes totalling $19.8 million held by the Company’s parent entity, AgCentral Energy Pty Limited (“AgCentral Energy”) due to mature on December 31, 2023, were outstanding and included in the current liabilities.
The Company is forecasting that it will continue to incur significant operating cash outflows to fund its expansion and to meet all of its obligations, including interest and principal payments on the outstanding debt. As such, the ability of Vast to continue as a going concern is principally dependent on one or more of the following: (1) Successful completion of the Business Combination as described below; (2) the ability of the Company to meet its cash flow forecasts; and (3) the ability of the Company to raise funding as and when necessary. As a result of the above, there is material uncertainty related to events or conditions that may cast significant doubt (or raise substantial doubt as contemplated by PCAOB standards) on Vast’s ability to continue as a going concern, and therefore, that the Company may be unable to realise its assets and discharge its liabilities in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
On February 13, 2023, AgCentral Pty Limited (“AgCentral”), transferred to AgCentral Energy, all interests held in the Company as of that date, represented by ordinary shares, convertible loan notes and investor loans. On February 14, 2023, Vast entered into a Business Combination Agreement (“BCA”) with the intention to merge with and into Nabors Energy Transition Corp (“NETC”), subject to certain conditions. Concurrently with signing of the BCA, Vast entered into a Noteholder Support and Loan Termination Agreement whereby each of the convertible promissory notes held by AgCentral Energy will be discharged and terminated in exchange for Vast shares, as repayment of all the principal outstanding and accrued interest. Concurrently with the signing of the BCA, Nabors Lux 2 S.a.r.l., an affiliate of Nabors (“Nabors Lux”) and AgCentral Energy entered into a subscription agreement with Vast, pursuant to which, among other things, Nabors Lux and AgCentral Energy have each agreed to subscribe for and purchase up to $5.0 million (or $10.0 million in aggregate principal amount) of Senior Secured Convertible Notes from Vast in a private placement to be funded in accordance with the Notes Subscription Agreement.
On February 15 and June 27, 2023, Nabors Lux funded its $5.0 million of commitment under the Notes Subscription Agreement. On April 13, 2023, AgCentral Energy funded $2.5 of its $5.0 million commitment under the Notes Subscription Agreement. Nabors Lux and AgCentral Energy also entered into an Equity Subscription Agreement, pursuant to which they agreed to commit up to $15.0 million each (or $30.0 million in aggregate) (in each case, reduced dollar for dollar by the proceeds received from Nabors

Lux and AgCentral Energy as applicable, pursuant to the Notes Subscription Agreement), in a private placement for Vast common shares at completion of the BCA. Vast may also enter into additional agreements with third parties, for private placements of additional shares or convertible notes (the PIPE financing). On August 15, 2023 AgCentral Energy funded the remaining $2.5 million of its $5.0 million commitment under the Senior Secured Convertible Notes Subscription Agreement. On September 18, 2023, Vast entered into a Subscription Agreement with Canberra Airport Group through which, subject to completion of the BCA, Vast would issue 490,179 Vast ordinary shares for a subscription amount of $5 million and a further maximum of 490,197 Vast ordinary shares for a subscription amount of $5 million (less $1 for each of $3 of additional investments), securing $10 million of the total financing required under the BCA.
c)
Revenue recognition

Revenue is recognised at an amount that reflects the consideration to which Vast is expected to be entitled in exchange for transferring goods to a customer. For each contract with a customer, Vast:
•
identifies the contract with a customer;

•
identifies the performance obligations in the contract;

•
determines the transaction price;

•
allocates the transaction price to the separate performance obligations on the basis of the relative stand-alone selling price of each distinct good to be delivered;

•
and recognises revenue when or as each performance obligation is satisfied in a manner that depicts the transfer to the customer of the goods promised.

Variable consideration within the transaction price, if any, reflects concessions provided to the customer such as discounts, rebates and refunds, any potential bonuses receivable from the customer and any other contingent events. Such estimates are determined using either the ‘expected value’ or ‘most likely amount’ method. The measurement of variable consideration is subject to a constraining principle whereby revenue will only be recognised to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur. The measurement constraint continues until the uncertainty associated with the variable consideration is subsequently resolved. Amounts received that are subject to the constraining principle are initially recognised as deferred revenue in the form of a separate refund liability.
Please refer to Note 3 — Revenue from customers for further information on the accounting of the Company’s revenue from contract with customers.
All revenue is stated net of the amount of goods and services tax (GST).
d)
Government grants

Vast recognises grant income from the contributions received from the government which is measured at the fair value of the consideration received or receivable.
Government grants are not recognised until there is reasonable assurance that Vast will comply with the conditions attaching to them and that the grants will be received.
Government grants related to income are presented on a gross basis and are recognised in profit or loss on a systematic basis over the periods in which Vast recognises as expenses the related costs which the grants are intended to compensate.
Investment allowances and similar tax incentives
Vast is entitled to qualifying expenditure under the Research and Development Tax Incentive regime. Vast accounts for such allowances as government grants which means they are recognised in the income over the period in which the related research and development (R&D) expenses are recognised in accordance with IAS 20.

Specifically, government grants whose primary condition is that Vast should purchase, construct, or otherwise acquire non-current assets (including property, plant and equipment) are recognised as deferred income in the consolidated statements of financial position and transferred to profit or loss on a systematic and rational basis over the useful lives of the related assets
Please refer to Note 4 — Grant income for further information accounting for government grants.
e)
Finance income

Finance income from a financial asset is recognised when it is probable that the economic benefits will flow to Vast and the amount of revenue can be measured reliably. Finance income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount on initial recognition.
f)
Segment reporting

The Company operates as one operating segment. The Company’s board of directors (Board), who are the chief operating decision maker (CODM), reviews the financial information on a consolidated basis for the purpose of allocating resources and assessing performance.
g)
Employee benefits

(i)
Short term obligations

Liabilities for wages and salaries, including non-monetary benefits, annual leave and accumulating sick leave that are expected to be settled wholly within 12 months after the end of the period in which the employees render the related service are recognised in respect of employees’ services up to the end of the reporting period and are measured at the amounts expected to be paid when the liabilities are settled. The liabilities are presented as current employee benefit obligations in the consolidated statements of financial position.
(ii)
Other long term employee benefit obligations

Vast also has liabilities for long service leave and annual leave that are not expected to be settled wholly within 12 months after the end of the period in which the employees render the related service. These obligations are therefore measured as the present value of expected future payments to be made in respect of services provided by employees up to the end of the reporting period.
The obligation is presented as non-current liabilities under provisions for employee benefits in the consolidated statements of financial position.
(iii)
Share-based payment arrangement

The grant-date fair value of equity-settled share-based payment arrangements granted to employees with non-vesting conditions is recognised as an expense, with a corresponding increase in equity, over the vesting period of the awards. The Management Equity Plan shares did not have any vesting conditions, the excess of the grant date fair value of the shares and the amount paid by the employees was therefore recognised as share-based payment expense in full at the time of the grant of the shares.
h)
Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.
Current tax
The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit before tax as reported in the consolidated statements of profit or loss and other comprehensive income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. Vast’s current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period. These are recognised in profit or loss, except when it relates to items that are recognised in other comprehensive income or directly in equity, in which case the current tax is also recognised in other comprehensive income or directly in equity, respectively. Where current tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.
Deferred Income tax
Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognised if they arise from the initial recognition of goodwill. Deferred income tax is also not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that, at the time of the transaction, affects neither accounting nor taxable profit or loss and does not give rise to equal taxable and deductible temporary differences. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the end of the reporting period and are expected to apply when the related deferred income tax asset is realised, or the deferred income tax liability is settled.
Deferred tax assets are recognised only if it is probable that future taxable amounts will be available to utilise those temporary differences and losses.
Deferred tax assets and liabilities are offset where there is a legally enforceable right to offset current tax assets and liabilities and where the deferred tax balances relate to the same taxation authority. Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously.
Current and deferred tax is recognised in profit or loss, except to the extent that it relates to items recognised in other comprehensive income or directly in equity. In this case, the tax is also recognised in other comprehensive income or directly in equity, respectively.
A deferred tax asset is recognised for unclaimed tax credits that are carried forward as deferred tax assets.
i)
Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less which are convertible to a known amount of cash and subject to an insignificant risk of change in value, and bank overdrafts.
j)
Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses.
Depreciation is recognised so as to write off the cost or valuation of assets less their residual values over their useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.
Depreciation rates and methods shall be reviewed at least annually and, where changed, shall be accounted for as a change in accounting estimate. Where depreciation rates or methods are changed, the net written down value of the asset is depreciated from the date of the change in accordance with the new depreciation rate or method. Depreciation recognised in prior financial years shall not be changed, that is, the change in depreciation rate or method shall be accounted for on a ‘prospective ‘basis.
The depreciation rates used for each class of depreciable assets are:
Class of Property, plant and equipment	Depreciation rate
Office equipment	10 – 50%

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in profit or loss.
Impairment of assets
At the end of each reporting period, Vast reviews the carrying amounts of its tangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). When it is not possible to estimate the recoverable amount of an individual asset, Vast estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.
Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.
If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.
When an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.
k)
Provisions

Provisions are recognised when Vast has a present obligation (legal or constructive) as a result of a past event, it is probable that Vast will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.
The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (where the effect of the time value of money is material).
When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognised as an asset if it is virtually certain that reimbursement will be received, and the amount of the receivable can be measured reliably.
l)
Financial instruments

Financial assets and financial liabilities are recognised when Vast becomes a party to the contractual provisions of the instrument.
Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognised immediately in profit or loss.
All regular way purchases or sales of financial assets are recognised and derecognised on a trade date basis. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the marketplace.
All recognised financial assets are measured subsequently in their entirety at either amortised cost.
Classification of financial assets
Debt instruments that meet the following conditions are measured subsequently at amortised cost:
•
the financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows; and

•
the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Vast’s financial assets at amortised cost includes trade receivables.
Amortised cost and effective interest method
The amortised cost of a financial asset is the amount at which the financial asset is measured at initial recognition minus the principal repayments, adjusted for any loss allowance. The gross carrying amount of a financial asset is the amortised cost of a financial asset before adjusting for any loss allowance.
Impairment of financial assets
Vast recognises a loss allowance for expected credit losses on trade receivables. The amount of expected credit losses is updated at each reporting date to reflect changes in credit risk since initial recognition of the respective financial instrument.
Vast always recognises lifetime expected credit losses (ECL) for trade receivables. The expected credit losses on these financial assets are estimated using a provision matrix based on Vast’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current as well as the forecast direction of conditions at the reporting date, including time value of money where appropriate.
Derecognition of financial assets
Vast derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. On derecognition of a financial asset in its entirety, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognised in other comprehensive income and accumulated in equity is recognised in profit or loss.
Financial liabilities and equities
Classification as debt or equity
Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.
Equity instruments
An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the entity are recognised at the proceeds received, net of direct issue costs.

Derivative financial instruments
Derivatives are recognised initially at fair value at the date a derivative contract is entered into and are subsequently remeasured to their fair value at each reporting date. The resulting gain or loss is recognised in profit or loss immediately.
Embedded derivatives
An embedded derivative is a component of a hybrid contract that also includes a non-derivative host — with the effect that some of the cash flows of the combined instrument vary in a way similar to a stand-alone derivative.
Derivatives embedded in hybrid contracts with hosts that are not financial assets within the scope of IFRS 9 (e.g. financial liabilities) are treated as separate derivatives when they meet the definition of a derivative, their risks and characteristics are not closely related to those of the host contracts and the host contracts are not measured at fair value through profit or loss (FVTPL). Further, such derivatives are initially recognised at fair value and the residual amount is the initial carrying value of the host contract liability.
An embedded derivative is presented as a non-current asset or non-current liability if the remaining maturity of the hybrid instrument to which the embedded derivative relates is more than 12 months and is not expected to be realised or settled within 12 months.
Other financial liabilities
Other financial liabilities, including borrowings and trade and other payables, are initially measured at fair value, net of transaction costs. Trade and other payables are recognised and are accrued at year end. Other financial liabilities such as interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest method, with interest expense recognised on an effective yield basis.
The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or (where appropriate) a shorter period, to the net carrying amount on initial recognition.
Modification of financial liabilities:
When the contractual terms of a financial liability are substantially modified, it is accounted for as an extinguishment of the original debt instrument and the recognition of a new financial liability. Quantitatively, a modification to the terms of a financial liability is substantial if the net present value of the cash flows under the modified terms, including any fees paid net of any fees received, is at least 10 percent different from the net present value of the remaining cash flows of the liability prior to the modification, both discounted at the original effective interest rate.
The new debt instrument is recorded at fair value and any difference from the carrying amount of the extinguished liability, including any non-cash consideration transferred, is recorded in profit or loss.
If a modification to the terms of a financial liability is not substantial, then the amortised cost of the liability is recalculated as the present value of the estimated future contractual cash flows, discounted at the original effective interest rate. The resulting gains or losses are recognised in profit or loss. Any costs or fees incurred adjust the carrying amount of the modified financial liability and are amortised over its term.
Where the counterparty is a shareholder and changes to terms and conditions were not made to reflect changes in market conditions, the resulting gain or loss from the modification or extinguishment is recognised as a contribution from/distribution to shareholders directly in equity.
Derecognition of financial liabilities
Vast derecognises financial liabilities when, and only when, Vast’s obligations are discharged, cancelled or they expire. The difference between the carrying amount of the financial liability derecognised and the consideration paid and payable is recognised in the consolidated statements of profit or loss and other comprehensive income.

Offsetting of financial instruments
Financial assets and financial liabilities are offset, and the net amount is reported in the consolidated statements of financial position if there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, to realise the assets and settle the liabilities simultaneously.
m)
Goods and Services Tax

Revenues, expenses and assets are recognised net of the amount of goods and services tax (GST), except where the amount of GST incurred is not recoverable from the taxation authority, it is recognised as part of the cost of acquisition of an asset or as part of an item of expense.
The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables. This is calculated on a cash-settled basis and then accrued for a year end.
Cash flows are included in the cash flow statement on a gross basis. The GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the taxation authority is classified within operating cash flows.
n)
Leases

Vast as lessee
Vast assesses whether a contract is or contains a lease, at inception of the contract. Vast recognises a right-of-use asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets (such as tablets and personal computers, small items of office furniture and telephones). For these leases, Vast recognises the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease, if this rate cannot be readily determined, the lessee uses its incremental borrowing rate.
Lease payments included in the measurement of the lease liability comprise:
•
fixed lease payments (including in substance fixed payments), less any lease incentives receivable;

•
variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date;

•
the amount expected to be payable by the lessee under residual value guarantees;

•
the exercise price of purchase options, if the lessee is reasonably certain to exercise the options; and

•
payments of penalties for terminating the lease, if the lease term reflects the exercise of an option to terminate the lease

The lease liability is presented as a separate line in the consolidated statements of financial position. The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made.
Vast remeasures the lease liability (and makes a corresponding adjustment to the related right-of-use asset) whenever:
•
the lease term has changed or there is a significant event or change in circumstances resulting in a change in the assessment of exercise of a purchase option, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate;

•
the lease payments change due to changes in an index or rate or a change in expected payment under a guaranteed residual value, in which cases the lease liability is remeasured by discounting the revised lease payments using an unchanged discount rate (unless the lease payments change is due to a change in a floating interest rate, in which case a revised discount rate is used)

•
a lease contract is modified, and the lease modification is not accounted for as a separate lease, in which case the lease liability is remeasured based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of the modification.

Right-of-use assets are depreciated over the shorter period of lease term and useful life of the underlying asset. If a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects that Vast expects to exercise a purchase option, the related right-of-use asset is depreciated over the useful life of the underlying asset. The depreciation starts at the commencement date of the lease. The right-of-use assets are presented as a separate line in the consolidated statements of financial position.
o)
Application of new and revised Accounting Standards

(i)
New standards and amendments — applicable July 1, 2022

In the current year, Vast has applied a number of amendments to Accounting Standards and Interpretations issued by the International Financial Reporting Standards (IFRS) that are effective for an annual period that begins on or after July 1, 2022. Unless otherwise stated below, their adoption has not had any material impact on the disclosures or on the amounts reported in these financial statements.
Title	Key requirements	Effective date
Deferred Tax related to Assets and Liabilities arising from a Single Transaction – Amendments to IAS 12
The amendments to IAS 12 Income Taxes require companies to recognise deferred tax on transactions that, on initial recognition, give rise to equal amounts of taxable and deductible temporary differences. They will typically apply to transactions such as leases of lessees and decommissioning obligations and will require the recognition of additional deferred tax assets and liabilities. The amendment should be applied to transactions that occur on or after the beginning of the earliest comparative period presented. In addition, entities should recognise deferred tax assets (to the extent that it is probable that they can be utilised) and deferred tax liabilities at the beginning of the earliest comparative period for all deductible and taxable temporary differences associated with:
•
right-of-use assets and lease liabilities, and

•
decommissioning, restoration and similar liabilities, and the corresponding amounts recognised as part of the cost of the related assets.

The cumulative effect of recognising these adjustments is recognised in retained earnings, or another component of equity, as appropriate. IAS 12 did not previously address how to account for the tax effects of on-balance sheet leases and similar transactions and various approaches were considered acceptable. Some entities may have already accounted for such transactions consistent with the new requirements. These entities will not be affected by the amendments.
Vast has elected to early adopt the above amendment from July 1, 2019.
January 1, 2023
Disclosure of Accounting Policies – Amendments to IAS 1 and IFRS Practice Statement 2	The IASB amended IAS 1 to require entities to disclose their material rather than their significant accounting policies. The amendments define what is ‘material accounting policy information’ and explain how to	January 1, 2023

Title	Key requirements	Effective date

identify when accounting policy information is material. They further clarify that immaterial accounting policy information does not need to be disclosed. If it is disclosed, it should not obscure material accounting information. To support this amendment, the IASB also amended IFRS Practice Statement 2 Making Materiality Judgements to provide guidance on how to apply the concept of materiality to accounting policy disclosures.
Vast has elected to early adopt the above amendment from July 1, 2020.

Definition of Accounting Estimates – Amendments to IAS 8
The amendment to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors clarifies how companies should distinguish changes in accounting policies from changes in accounting estimates. The distinction is important, because changes in accounting estimates are applied prospectively to future transactions and other future events, but changes in accounting policies are generally applied retrospectively to past transactions and other past events as well as the current period.
The adoption of this amendment had no effect for Vast.
January 1, 2023

(ii)
Forthcoming requirements

The following standards and interpretations apply for the first time to financial reporting periods commencing on or after December 31, 2022. The Company does not plan to adopt these standards early. Application is not expected to result in material changes to Vast’s future financial reports, however the quantitative effects of adopting these standards has not yet been determined.
Title	Key requirements	Effective date
Classification of Liabilities as Current or Non-current – Amendments to IAS 1	The narrow-scope amendments to IAS 1 Presentation of Financial Statements clarify that liabilities are classified as either current or non-current, depending on the rights that exist at the end of the reporting period. Classification is unaffected by the expectations of the entity or events after the reporting date (e.g. the receipt of a waiver or a breach of covenant). The amendments also clarify what IAS 1 means when it refers to the ‘settlement’ of a liability. The amendments could affect the classification of liabilities, particularly for entities that previously considered management’s intentions to determine classification and for some liabilities that can be converted into equity. They must be applied retrospectively in accordance with the normal requirements in IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors.	January 1, 2024
Lease Liability in a Sale and Leaseback – (Amendments to IFRS 16)	The amendment clarifies how a seller-lessee subsequently measures sale and leaseback transactions that satisfy the requirements in IFRS 15 to be accounted for as a sale.	January 1, 2024
Non-current Liabilities with Covenants – (Amendments to IAS 1)	The amendment clarifies how conditions with which an entity must comply within twelve months after the reporting period affect the classification of a liability.	January 1, 2024

Title	Key requirements	Effective date
Sale or contribution of assets between an investor and its associate or joint venture – Amendments to IFRS 10 and IAS 28
The IASB has made limited scope amendments to IFRS 10 Consolidated financial statements and IAS 28 Investments in associates and joint ventures.
The amendments clarify the accounting treatment for sales or contribution of assets between an investor and its associates or joint ventures. They confirm that the accounting treatment depends on whether the non-monetary assets sold or contributed to an associate or joint venture constitute a ‘business’ (as defined in IFRS 3 Business Combinations).
Where the non-monetary assets constitute a business, the investor will recognise the full gain or loss on the sale or contribution of assets. If the assets do not meet the definition of a business, the gain or loss is recognised by the investor only to the extent of the other investor’s interests in the associate or joint venture. The amendments apply prospectively.
n/a**

**
In December 2015 the IASB decided to defer the application date of this amendment until such time as the IASB has finalised its research project on the equity method.

p)
Critical accounting judgments and key sources of estimation uncertainty and errors

In the application of Vast’s accounting policies, which are described above, the directors of Vast are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.
Key sources of estimation uncertainty
Effective interest rate on convertible notes
Effective interest rate is the rate that discounts estimated future cash payments through the expected life of the financial liability to the amortised cost of a financial liability. In calculating interest expense, the effective interest rate is applied by Vast to the amortised cost of the liability.
Useful lives and impairment of property, plant and equipment
As described at (j) above, Vast reviews the estimated useful lives of property, plant and equipment at the end of each reporting period and the carrying amounts to determine whether there is any indication an impairment loss is required.
Deferred consideration
The deferred consideration is dependent on the joint venture achieving agreed project milestones. SiliconAurora Pty Limited (“SiliconAurora”) expects the project milestones to be met and as such Vast expects that payment will be required before the end of June 30, 2024. The fair value of the deferred consideration was calculated using an annual discount rate of 7.28%. Refer to Note 12.b(ii) — Interest in other entities for further details.
Employee entitlements
Vast’s employee entitlements are calculated based on estimates in future increases in wages and salaries, future on cost rates, and experience of employee departures and period of service. Vast reviews these estimates in each reporting period.
Recovery of deferred tax assets
Deferred tax assets are recognised for deductible temporary differences only if Vast considers it is probable that future taxable amounts will be available to utilise those temporary differences and losses.
Incremental borrowing rate
Where the interest rate implicit in a lease cannot be readily determined, an incremental borrowing rate is estimated to discount future lease payments to measure the present value of the lease liability at the lease commencement date. Such a rate is based on what Vast’s estimates it would have to pay a third party to borrow the funds necessary to obtain an asset of a similar value to the right-of-use asset, with similar terms, security and economic environment.
Lease term
The lease term is a significant component in the measurement of both the right-of-use asset and lease liability. Judgement is exercised in determining whether there is reasonable certainty that an option to extend the lease or purchase the underlying asset will be exercised, or an option to terminate the lease will not be exercised, when ascertaining the periods to be included in the lease term. In determining the lease term, all facts and circumstances that create an economical incentive to exercise an extension option, or not to exercise a termination option, are considered at the lease commencement date. Factors considered may include the importance of the asset to Vast’s operations; comparison of terms and conditions to prevailing market rates; incurrence of significant penalties; existence of significant leasehold improvements; and the costs and disruption to replace the asset. Vast reassesses whether it is reasonably certain to exercise an extension option, or not exercise a termination option, if there is a significant event or significant change in circumstances.
q)
Principles of consolidation

The consolidated financial statements incorporate the financial statements of Vast and entities controlled by the Company (i.e. its subsidiaries) up to the reporting date.
Control is achieved when the Company:
•
Has the power over the investee

•
Is exposed, or has rights, to variable returns from its involvements with the investee

•
Has the ability to use its power to affects its returns

The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.
When Vast has less than a majority of the voting rights of an investee, it considers that it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. Vast considers all relevant facts and circumstances in assessing whether or not Vast’s voting rights in an investee are sufficient to give it power, including:
•
The size of Vast’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders

•
Potential voting rights held by Vast, other vote holders or other parties

•
Rights arising from other contractual arrangements

•
Any additional facts and circumstances that indicate that Vast has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders’ meetings.

(i)
Subsidiaries

Subsidiaries are all entities (including structured entities) over which Vast has control. Vast controls an entity where Vast is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to Vast. They are deconsolidated from the date that control ceases.
Inter-company transactions, balances and unrealised gains on transactions between companies are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by Vast.
(ii)
Joint arrangements

Under IFRS 11 Joint Arrangements investments in joint arrangements are classified as either joint operations or joint ventures. The classification depends on the contractual rights and obligations of each investor, rather than the legal structure of the joint arrangement.
In February 2021, the Company entered into a joint development agreement which have been considered as joint operations. It recognises its direct right to the assets, liabilities, revenues and expenses of joint operations and its share of any jointly held or incurred assets, liabilities, revenues and expenses. These have been incorporated in the financial statements under the appropriate headings. Details of the joint operation are set out in Note 12.b(i) — Interest in other entities.
Further, in June 2022, Vast entered into a joint venture to enable development of a battery energy storage system (BESS) and CSP projects to generate clean, low-cost energy sources. The Aurora Energy Project is commissioned by SiliconAurora having their principal place of business in Melrose Park, South Australia. The project is co-developed by Vast Solar Aurora Pty Ltd (VSA) and 1414 Degrees Limited (14D) via SiliconAurora Pty Ltd. VSA is a wholly owned subsidiary of the Company. VSA acquired 50% of the shares in SiliconAurora from 14D, and the Company will be the guarantor for VSA. Details of the joint venture are set out in Note 12.b (ii)  — Interest in other entities.
r)
Contributed equity

Ordinary shares with voting rights are classified as issued capital within equity. Incremental costs directly attributable to the issue of new shares are shown in equity as a deduction, net of tax, from the proceeds.
Dividends
Provision is made for the amount of any dividend declared, being appropriately authorised and no longer at the discretion of the entity, on or before the end of the reporting period but not distributed at the end of the reporting period.
s)
Earnings per share

(i)
Basic earnings per share

Basic earnings per share is calculated by dividing
•
the profit attributable to owners of Vast, excluding any costs of servicing equity other than ordinary shares;

•
by the weighted average number of ordinary shares outstanding during the financial year

(ii)
Diluted earnings per share

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the weighted average number of additional ordinary shares that would have been outstanding assuming the conversion of all dilutive potential ordinary shares, such as convertible notes.
3.
Revenue from customers

	Year ended June 30,
	2023	2022
	(In thousands of US Dollars)
Consulting fees	$170	$140
Margin fees	98	23
	$268	$163
Consulting fees
Revenue from consulting fees, in relation to the design, engineering and project management services for a solar facility owned by Commonwealth Scientific and Industrial Research Organisation (CSIRO), is recognised based on the actual services provided to them at the end of the reporting period as a proportion of the total services to be provided. Revenue is recognised over time as the customer receives and uses the benefits from consulting services simultaneously. This is determined based on the actual labour hours spent relative to the total expected labour hours for each project or contract.
Estimates of revenues, costs or extent of progress toward completion are revised if circumstances change. Any resulting increases or decreases in estimated revenue or costs are reflected in profit or loss in the period in which the circumstances that give rise to the change become known by management.
In the case of fixed-price contracts, the customer pays the fixed amount based on a payment schedule. If the services rendered by Vast exceed the payment, a contract asset is recognised. If the payments exceed the services rendered, a contract liability is recognised.
Margin fees
In relation to the facility mentioned above, Vast is charging a margin fee in the form of 10% administration and handling fee for the procurement of equipment, components, and materials on behalf of CSIRO. The Company recognises revenue from procurement service at a point in time when goods are acquired and are presented net of relevant gross receipts and gross payments.
Disaggregation of revenue from contracts with customers
Vast’s revenue is wholly derived in Australia. For the year ended June 30, 2023, most of the revenue from customers was earned from a single customer, CSIRO (all revenue from customers for the year ended June 30, 2022), and all of the company’s grant income was received from the Australian government or its related agencies. Vast’s revenue from the transfer of goods and services over time and at a point in time is as follows:
	Year Ended June 30,
	2023	2022
	(In thousands of US Dollars)
CSIRO	$253	$163
Other	15	—
	$268	$163
Timing of revenue recognition:
At a point in time	$199	$23
Over time	69	140
	$268	$163

4.
Grant revenue

	Year Ended June 30,
	2023	2022
	(In thousands of US Dollars)
ARENA grant	$—	$1,001
R&D tax credit recoveries	651	753
	$651	$1,754

a)
ARENA grant

Contributions have been received from the Australian Renewable Energy Agency (ARENA) in relation to funding a 30MW concentrated solar thermal power reference plan variation contract (variation funding agreement) and associated R&D activities. See Note 21 — Contingent assets, liabilities & commitments.
Government grants are deferred when received and subsequently recognised in profit or loss in line with the recognition of expenses for which the grants were intended to compensate. As of June 30, 2023 and 2022, respectively, no grant income was deferred on the balance sheet, all of the deferred grant income as of June 30, 2021 has been recognised in profit during the year ended June 30, 2022 ($1.0 million).
b)
Research and Development tax incentives

In order to encourage the industry to invest more in R&D, the Australian government offers a tax incentive that reduces the Company’s R&D costs by offering tax offsets for eligible R&D expenditure. Under the R&D Tax Incentive, Vast is eligible to receive a refundable R&D tax offset in respect of its eligible R&D expenditure.
R&D tax incentives
	Year Ended June 30,
	2023	2022
	(In thousands of US Dollars)
Refundable R&D tax offset for the year	$651	$753
R&D Tax credit recoveries recognised as grant income	$651	$753

5.
Expenses

Net loss includes the following expenses:
	Year Ended June 30,
	2023	2022
	(In thousands of US Dollars)
Raw materials and consumables used:
Raw materials and consumables cost	$572	$205
Power and fuel expense	28	36
	600	241
Consultancy expenses:
Consulting – Corporate	926	760
Consulting – Projects	1,208	1,174
	2,134	1,934
Administrative and other expenses:
Legal and accounting expenses	7,151	1,163
Subscriptions, software and licences	239	137

	Year Ended June 30,
	2023	2022
	(In thousands of US Dollars)
Travelling expenses	253	84
Marketing expenses	111	58
Other expenses	326	176
	8,080	1,618
Employee benefits expenses:
Salaries and wages	2,554	2,412
Superannuation	242	215
Payroll tax	111	92
Employee entitlements – annual leave (AL)	42	15
Employee entitlements – long service leave (LSL)	34	22
Share-based payment	—	—
	$2,984	$2,756

During the years ended June 30, 2023 and 2022, Vast incurred research and development related expenses of $1.50 million and $2.13 million respectively, which are included within the expenditure categories above as they do not meet the capitalisation requirements of IAS 38 Intangible Assets.
6.
Income tax benefit

	Year Ended June 30,
	2023	2022
	(In thousands of US Dollars)
Current tax expense	$—	$—
Deferred tax expense
Decrease/(increase) in deferred tax assets	176	(91)
(Decrease)/increase in deferred tax liabilities	(554)	(527)
	(378)	(618)
Income tax (expense) / benefit	$378	$618
Reconciliation of income tax benefit
	Year Ended June 30,
	2023	2022
	(In thousands of US Dollars)
Loss before income tax:	$(15,595)	$(6,811)
Income tax benefit calculated at 25%	(3,899)	(1,703)
Add: Non-deductible expenses	1,401	60
Add: Tax losses not recognised	1,907	781
Add: Accounting expenditure subject to R&D	374	432
Less: R&D tax recovery	(163)	(188)
Income tax benefit	$(378)	$(618)
As per Note 4 — Grant revenue, Vast is entitled to R&D offsets for qualifying R&D expenditure. These offsets are recorded as income rather than a credit to tax expense, and relevant adjustments have been shown in the reconciliation above as a result.

The standard rate of corporations’ tax applied to taxable profit is 25% for the years ended June 30, 2023 and 2022.
Tax losses
Vast has unused tax losses of $12.55 million for which no deferred tax asset has been recognised, with potential future tax benefits of $3.14 million. Deferred tax assets have not been recognised for the unused tax losses as they are not likely to generate taxable income in the foreseeable future. They can be carried forward indefinitely subject to eligibility conditions.
During the year ended June 30, 2023, as part of the BCA, Vast entered into a Noteholder Support and Loan Termination Agreement whereby each of the convertible promissory notes held by AgCentral Energy will be discharged and terminated in exchange for Vast shares, as repayment of all the principal outstanding and accrued interest immediately prior to the de-SPAC process.
Current & deferred tax liabilities/assets
	Year Ended June 30,
	2023	2022
	(In thousands of US Dollars)
Current tax assets
R&D tax incentive receivable	$638	$714
	638	714
Deferred tax assets	419	618
Deferred tax liabilities	(419)	(618)
Net deferred tax (liability)/asset	$—	$—
Deferred tax balance movement for the year ended June 30, 2023:
a)
Deferred tax assets

	As of July 1, 2022	(Charged)/ credited to profit or loss	Movement in equity	Exchange differences (charged)/credited to comprehensive loss	As of June 30, 2023
	(In thousands of US Dollars)
Derivative financial instruments	$8	$(8)	$—	$—	$—
Contract liabilities	26	(24)	—	(1)	1
Lease liabilities	23	(9)	—	(1)	13
Share of loss of equity-accounted investee	2	13	—	—	15
Unused tax losses carryforwards	466	(58)	—	(18)	390
Provisions and accruals	93	(90)	—	(3)	—
Deferred tax assets	$618	$(176)	$—	$(23)	$419

b)
Deferred tax liabilities

	As of July 1, 2022	(Charged)/ credited to profit or loss	Movement in equity	Exchange differences (charged)/credited to comprehensive loss	As of June 30, 2023
	(In thousands of US Dollars)
Borrowings – convertible notes	$(585)	$551	$(378)	$22	$(390)
Property, plant and equipment	(5)	(3)	—	—	(8)
Right of use asset	(20)	10	—	—	(10)
Prepaid expenses	(8)	(4)	—	1	(11)
	$(618)	$554	$(378)	$23	$(419)
Deferred tax balance movement for the year ended June 30, 2022:
a)
Deferred tax assets

	As of July 1, 2021	(Charged)/ credited to profit or loss	Movement in equity	Exchange differences (charged)/credited to comprehensive loss	As of June 30, 2022
	(In thousands of US Dollars)
Derivative financial instruments	$8	$1	$—	$(1)	$8
Deferred income	259	(223)	—	(10)	26
Lease liabilities	35	(9)	—	(2)	23
Share of loss of equity-accounted investee	—	3	—	(1)	2
Unused tax losses carryforwards	220	278	—	(32)	466
Provisions and accruals	59	41	—	(7)	93
Deferred tax assets	$581	$91	$—	$(53)	$618

b)
Deferred tax liabilities

	As of July 1, 2021	(Charged)/ credited to profit or loss	Movement in equity	Exchange differences (charged)/credited to comprehensive loss	As of June 30, 2022
	(In thousands of US Dollars)
Borrowings – convertible notes	$(544)	$527	$(618)	$50	$(585)
Property, plant and equipment	(4)	(1)	—	—	(5)
Right of use asset	(32)	8	—	4	(20)
Prepaid expenses	(1)	(7)	—	—	(8)
	$(581)	$527	$(618)	$54	$(618)

7.
Loss per share

	Year Ended June 30,
	2023	2022
	(In thousands of US Dollars, except per share amounts)
Basic loss per share
Basic loss per share	(0.61)	(0.25)
Diluted loss per share
Diluted loss per share	(0.61)	(0.25)
Reconciliations of loss used in calculating loss per share
Basic loss per share
Net loss	(15,217)	(6,193)
Diluted loss per share
Loss used in calculating diluted loss per share	(15,217)	(6,193)
Weighted average number of shares used as the denominator (in thousands)
Weighted average number of ordinary shares used as the denominator in calculating basic loss per share	25,129	25,129
Weighted average number of ordinary shares and potential ordinary shares used as the denominator in calculating diluted loss per share	25,129	25,129
The convertible notes disclosed in Note 11 — Borrowings have not been included in the calculation of diluted loss per share because they are antidilutive for the years ending June 30, 2023 and 2022 due to Vast being in a loss making position. The convertible notes could potentially dilute basic earnings per share in the future.
8.
Trade and other receivables

	Year ended June 30,
	2023	2022
	(In thousands of US Dollars)
Trade receivables	$4	$4
Goods and Service Tax receivable	204	77
Other receivables	106	—
	$314	$81
The trade receivables are recognised at their carrying value less any expected credit losses. Vast’s average credit period is 30 days. Expected credit losses are recognised against trade receivables based on specific irrecoverable amounts determined by reference to past default experience of the counterparty and an analysis of the counterparty’s current financial position. The primary customers of Vast are Government organisations and a large Australian state-owned electricity generator. There have been no issues with payment collections or any experiences of default with Vast’s customers. Accordingly, there are no expected credit losses for 2023 and 2022.

9.
Contract liabilities

	June 30,
	2023	2022
	(In thousands of US Dollars)
Unearned revenue	2	104

10.
Trade and other payables

	June 30,
	2023	2022
	(In thousands of US Dollars)
Trade payables	1,264	1,041
Accrued expenses	4,280	137
Advance received for procurement	—	366
Other payables	78	—
	5,622	1,544

11.
Borrowings

	June 30, 2023		June 30, 2022
	Current	Non-current	Current	Non-current
	(In thousands of US Dollars)
Loan – Convertible Note 3	8,762	—	—	8,883
Loan – Convertible Note 4	4,405	—	—	3,937
Loan – Convertible Note 5	1,114	—	—	1,124
Loan – Senior Convertible Note	—	7,134	—	—
Loan from shareholder	5,531	—	—	1,688
	19,812	7,134	—	15,632
Vast has granted AgCentral Energy security over all its assets in respect of all liabilities owed to AgCentral Energy.
a)
Convertible Notes

Below is the detailed breakdown of the face value for each convertible note issuance (excluding the issuance of incremental notes by way of capitalised coupon payments) and the timing of their respective tranche payments:
Note	Face Value per note (AUD)	Tranche	Issuance Date	No. of notes issued	Total Face value (In thousands of AU Dollars)	Total Face value (In thousands of US Dollars)
Convertible Note 3	349.34	1	June 30, 2016	26,802	9,363	6,548
		2	September 15, 2016	715	250	172
		3	November 23, 2016	715	250	170
					9,863	6,890
Convertible Note 4	17.68	1	January 18, 2018	62,216	1,100	876
		2	January 31, 2018	5,656	100	81
		3	February 7, 2018	11,312	200	158
		4	February 26, 2018	8,484	150	118

Note	Face Value per note (AUD)	Tranche	Issuance Date	No. of notes issued	Total Face value (In thousands of AU Dollars)	Total Face value (In thousands of US Dollars)
		5	March 23, 2018	25,452	450	347
		6	May 23, 2018	11,313	200	151
		7	May 28, 2018	11,313	200	152
		8	June 12, 2018	47,511	840	640
		9	September 10, 2019	105,602	1,867	1,280
		10	September 25, 2019	70,701	1,250	848
					6,357	4,651
Convertible Note 5	0.01	1	August 11, 2020	87,500,000	875	628
		2	April 27, 2021	87,500,000	875	682
					1,750	1,310
Senior Convertible Note	USD1.00	1	February 15, 2023	2,500,000	3,604	2,500
		2	April 13, 2023	2,500,000	3,731	2,500
		3	June 27, 2023	2,500,000	3,725	2,500
					11,060	7,500
					29,030	20,351

Convertible Notes 3, 4 and 5 issued by Vast were subjected to the same terms, which are as follows:
1.
The Noteholder is AgCentral Energy Pty Ltd, the parent entity of Vast Solar Pty Ltd.

2.
The Noteholder can elect to convert any or all outstanding convertible notes into ordinary shares by providing written notice to Vast. Each outstanding note can be converted into one ordinary share (‘conversion’).

3.
Coupon interest is payable at the rate of 8% per annum on the principal outstanding. Interest accrues daily and is payable every six months.

4.
Within the first 18 months of issuance, Vast has the option to settle interest payments in cash or by issuance of additional convertible notes. After the first 18 months, the Noteholder has the option to choose settlement of interest by payment in cash or by issuance of additional convertible notes (‘interest settlement’). As of June 30, 2023, there has been no conversion election from the Noteholder.

5.
The latest modified maturity date of all convertible notes was October 31, 2021 prior to the extensions noted below.

On June 25, 2021, Vast received an interest waiver from the noteholder, where interest was forgiven from January 1, 2021 to December 31, 2021 on all convertible notes along with a revised maturity date of December 31, 2022. On May 24, 2022, Vast received another interest waiver, where interest was forgiven from January 1, 2022 to December 31, 2022 on all convertible notes, along with a revised maturity date of December 31, 2023. Further, on June 30, 2023, Vast received another interest waiver, where interest on Convertible notes 3, 4 and 5 was forgiven from January 1, 2023 to the earlier of the effective date of the BCA and December 31, 2023.
Senior Convertible Notes issued by Vast were subjected to the following terms:
1.
The Noteholder of Tranche 2 is AgCentral Energy Pty Ltd, the parent entity of Vast Solar Pty Ltd. The Noteholder of Tranches 1 and 3 is Nabors Lux 2 S.a.r.l.

2.
The Senior Convertible Notes will accrue interest at 4% per annum, ceasing when the Senior

Convertible Notes are either redeemed or converted into ordinary shares. Interest is payable six months in arrears. The Company may, at its discretion (but with notice to the Noteholders), pay interest in cash or capitalise interest to the principal amount outstanding for each Senior Convertible Note.
3.
If the Company undergoes a business combination, the Senior Convertible Notes will mandatorily be converted to ordinary shares in this instance, with the conversion price based on the market price of shares at a 25% discount.

4.
If the Company undergoes a Special Purpose Acquisition Company (“SPAC”) transaction, the Senior Convertible Notes will mandatorily be converted to ordinary shares in this instance, with the conversion price fixed at $10.20.

5.
If the Company undergoes an event of default or change of control, the Noteholders may choose to either redeem the Senior Convertible Notes for cash or convert them into ordinary shares. In a conversion event, the conversion price will be based on the market price of shares at a 25% discount.

6.
The conversion of the notes is at the discretion of Vast (other than in a scenario where conversion is mandated), if they are held to maturity. Each Senior Convertible Note has a term of 18 months from the date of issuance.

Vast evaluates its issuance of each convertible note to determine if the components qualify as derivatives requiring separate recognition in its financial statements as noted in Note 2(l) — Significant accounting policies — Financial instruments. The Company has determined the conversion and interest settlement features at the option of noteholder, to be an ‘embedded derivative’ requiring recognition separate from the borrowings. After the recognition of the embedded derivative, the Company recognises the convertible notes at amortised cost, with interest expense recognised on an effective yield basis over the tenure of convertible notes.
The result of this accounting treatment is that the fair value of the embedded derivative is revalued at each balance sheet date and recorded as a liability, and the change in fair value during the reporting period is recorded in other income (expense) in the consolidated statement of profit or loss. The current or non-current classification of derivative instruments is reassessed at the end of each reporting period.
In relation to the modifications to Convertible Notes 3, 4 and 5, the noteholder agreed to the change to the terms and conditions, which included interest waivers and term extensions, in their capacity as the shareholder of the entity. The gains arising as a result of the changes to the terms and conditions as referenced in Note 2(r) — Significant accounting policies — Contributed equity were therefore recognised directly in equity as a capital contribution in their capacity as owner.
The fair value of the convertible notes are approximate to their carrying amounts as at June 30, 2023 and June 30, 2022.
Refer Note 24(d) — Related party transactions — Transactions with other related parties for detailed breakdown in relation to such convertible notes issued by the Company.
The embedded derivative as part of such hybrid contracts i.e. convertible notes have been tabulated below:
		June 30,
Component	Particulars	2023	2022
		(In thousands of US Dollars)
Embedded derivative	Convertible Note 3	—	—
	Convertible Note 4	—	1
	Convertible Note 5	18	31
	Senior Convertible Note	174	—
		192	32

		June 30,
Component	Particulars	2023	2022
		(In thousands of US Dollars)
Interest expense by applying respective effective interest rate applicable to the tranches	Convertible Note 3	950	1,003
	Convertible Note 4	995	953
	Convertible Note 5	127	135
	Senior Convertible Note	94	—
		2,166	2,091

The average effective interest rate applied during the year ended June 30, 2023 is 24.31% (year ended June 30, 2022: 25.37%).
b)
Loan from shareholder

During the year, Vast received interest free loans without any covenants of approximately $4.0 million ($AUD5.9 million) from its shareholder to fund its short-term working capital requirements. As of June 30, 2023 the maturity date of all the shareholder loans were the earlier of December 31, 2023 and the effective date of the BCA, with all other terms remaining unchanged. The gains arising as a result of the extension of maturity and obtaining funding at off-market terms were recognised directly in equity as a contribution by owners in their capacity as owners.
Refer to Note 2(r) — Significant accounting policies — Contributed equity for the accounting policy and Note 24(d) — Related party transactions — Transactions with other related parties for detailed breakdown in relation to such shareholder loans.
Due to the short-term nature of the loan from shareholder, the fair value approximates to the carrying amount as at June 30, 2023.
The average effective interest rate applied during the year ended June 30, 2023 is 6.47% (year ended June 30, 2022: 5.05%).
12.
Interest in other entities

a)
Subsidiaries

	Type	Place of incorporation	Ownership interest
Name			2023	2022
Neptune Merger Sub, Inc.	Subsidiary	United States	100%	0%
NWQHPP Pty Ltd	Subsidiary	Australia	100%	100%
Solar Methanol 1 Pty Ltd	Subsidiary	Australia	100%	0%
Vast Solar Aurora Pty Ltd	Subsidiary	Australia	100%	100%
Vast Solar 1 Pty Ltd	Subsidiary	Australia	100%	100%
Vast Solar Consulting Pty Ltd	Subsidiary	Australia	100%	100%
Vast has six wholly owned subsidiaries, incorporated in Australia and the United States as at June 30, 2023 (four as at June 30, 2022). It has share capital consisting solely of ordinary shares that are held directly by Vast and the proportion of ownership interests held equals the voting rights held by Vast.
NWQHPP Pty Ltd, Vast Solar 1 Pty Ltd and Vast Solar Consulting Pty Ltd are non-operational, with no activities performed during the years ended June 30, 2023 and 2022. Solar Methanol 1 Pty Ltd was incorporated during the year ended June 30, 2023 and is non-operational with no activities performed during the year.
During the year ended June 30, 2023 Vast formed Solar Methanol 1 Pty Ltd, wholly owned subsidiary incorporated in Australia, and Neptune Merger Sub, Inc., a Delaware corporation. Under the steps of the

BCA, it is intended that Neptune Merger Sub, Inc. merges with and into the SPAC, with the SPAC surviving the merger as a wholly owned subsidiary of Vast.
b)
Joint arrangements

i.
Joint operation

Vast is a participant (50%) in the North-west Queensland Hybrid Power Project (NWQHPP) and entered into a Joint Development Agreement with a large Australian state-owned electricity generator (joint operator) for an independent pre-feasibility analysis for the development of the Project. As of February 2021, both participants had agreed to the joint Feasibility Study to assess the development of the Hybrid Power Project. This joint arrangement has been classified as a joint operation. Vast recognises its direct right to the assets, liabilities, revenues and expenses of joint operations and its share of any jointly held or incurred assets, liabilities, revenues and expenses. As of April 30, 2022, the partnership with joint operator has expired.
During the year, Vast recognised its 50% share of the total expenses incurred and invoiced reimbursement receivable from joint operator for the excess portion as tabulated below:
	June 30,
Particulars	2023	2022
	(In thousands of US Dollars)
Total expense incurred by both participants	—	902
Company’s share (50%) (a)	—	451
Total expense incurred by Vast (b)	—	711
Net reimbursement to be received from joint operator (b-a)	—	260
Reimbursement received during the year	260	330
The reimbursement of $0.3 million as of June 30, 2022, was included in trade receivables and received in the year ended June 30, 2023.
ii.
Joint venture

During the year ended June 30, 2022, VSA a wholly owned subsidiary of the Company, entered into an arrangement to co-develop the Aurora Energy Project commissioned by SiliconAurora. Vast acquired 50% of the shares in SiliconAurora on June 15, 2022 from 14D for consideration of $0.07 million as an initial payment and $1.58 million as deferred consideration. The deferred consideration of $0.62 million was paid in July 2022 from the short term loan obtained from the shareholder and the remainder of $0.96 million is expected to be paid before June 30, 2024, subject to the joint venture receiving a written offer/ notice to connect from the relevant network service provider. The Company intends to undertake fundraising activities. The funds raised from those activities are intended to be used to settle the acquisition of SiliconAurora by paying off the remaining component of deferred consideration and fund Vast’s on-going operational expenditure. Refer to Note 2(b) — Significant accounting policies — Going concern for further information.
SiliconAurora Pty Ltd will be “the legal and beneficial owner” of all the existing assets comprising the project. From a measurement perspective, Vast applies the equity method as outlined in Note 2(q) — Significant accounting policies and account for its share as follows.
(In thousands of US Dollars)
Initial investment in SiliconAurora Pty Ltd	69
Transaction costs	56
Deferred consideration	1,578
Total consideration	1,703
Relating to:
– Call option issued to shareholder	96
– 50% interest in SiliconAurora Pty Ltd	1,607

Vast recognised its 50% share of profit of the joint venture from 15 to June 30, 2022:
Legal and consultancy	(4)
Employee benefit costs	(3)
Interest expense & other fees	(2)
Amortisation & depreciation	(1)
Net loss	(10)
Carrying value of interest in joint venture at June 30, 2022	1,597
Vast recognises its 50% share of profit of the joint venture for the year ended June 30, 2023:
Legal and consultancy	(178)
Interest expense & other fees	(41)
Amortisation & depreciation	(24)
Other expenses	(12)
Net loss	(255)
Fair value adjustments on deferred consideration and loan advances to SiliconAurora Pty Ltd	12
Foreign exchange differences	(54)
Carrying value of interest in joint venture at June 30, 2023	1,300
Further, Vast has recognised an interest-free shareholder loan of $0.23 million for its share of project expenses incurred and on-charged to SiliconAurora. The loan has a three-year term with the entire amount repayable on maturity.
Commitments and contingent liabilities in respect of joint ventures:
	June 30,
	2023	2022
	(In thousands of US Dollars)
Commitment to provide funding for joint venture’s commitments, if called	278	605
As part of the transaction, 14D issued call options to AgCentral, allowing AgCentral to purchase ordinary shares in 14D subject to achieving specific/ general approval obtained in their annual general meeting. Vast has estimated the fair value of the call options to be $0.1 million at the transaction date and has recognised it as part of the acquisition of the investment in SiliconAurora.
The tables below provide summarised financial information for the joint venture that is material to Vast.

Summarised statement of financial position for SiliconAurora Pty Ltd
	June 30, 2023	June 30, 2022
	(In thousands of US Dollars)	(In thousands of US Dollars)
Trade and other receivables	9	—
Property, plant and equipment	34	40
Right-of-use assets	1,360	1,454
Total assets	1,403	1,494
Trade and other payables	153	93
Borrowings	477	87
Lease liabilities	1,398	1,446
Total liabilities	2,028	1,626
Net assets	(625)	(132)
Reconciliation to carrying amounts:
Opening net assets	(132)	(1,021)
Total comprehensive loss	(508)	(751)
Debt to equity swap	—	1,532
Foreign exchange differences	15	108
Closing net assets	(625)	(132)
Vast’s share in %	50%	50%
Vast’s share in $	(317)	(66)
Goodwill	1,617	1,663
Carrying amount	1,300	1,597
Summarised statement of profit or loss and other comprehensive income for SiliconAurora Pty Ltd
	Year Ended June 30,
	2023	2022
	(In thousands of US Dollars)
Expenses incurred for the year categorised into administration, professional and employee benefit	(508)	(751)
Total comprehensive loss for the year	(508)	(751)

13.
Property, plant and equipment

	June 30,
	2023	2022
	(In thousands of US Dollars)
Cost: Office equipment
Opening Balance at July 1	38	24
Additions	27	17
Exchange differences	(2)	(3)
Closing Balance at June 30	63	38
Accumulated depreciation: Office equipment
Opening Balance at July 1	(19)	(10)
Depreciation expense	(15)	(10)

	June 30,
	2023	2022
	(In thousands of US Dollars)
Exchange differences	1	1
Closing Balance at June 30	(33)	(19)
Net book value as of June 30	30	19

14.
Right -of-use assets

	June 30,
	2023	2022
	(In thousands of US Dollars)
Net carrying amount:
Office Building	45	81
Vast’s right-of-use asset pertains to the lease of its office.
	2023	2022
	(In thousands of US Dollars)
Movements in carrying amounts:
Opening balance at July 1	152	166
Additions during the year	—	—
Exchange differences	(6)	(14)
Closing Balance at June 30	146	152
Accumulated depreciation
Opening Balance at July 1	(71)	(39)
Depreciation expense	(34)	(37)
Exchange differences	4	5
Closing Balance at June 30	(101)	(71)
Net book value June 30	45	81
Amounts recognised in profit and loss:
Depreciation expense on right-of-use asset	(34)	(37)
Interest expense on lease liabilities	(6)	(10)
Refer to the consolidated statements of cash flows for the total cash outflow for leases during the year.
15.
Lease liabilities

	June 30,
	2023	2022
	(In thousands of US Dollars)
Current
Lease liabilities	26	37
Non-current
Lease liabilities	28	56
	54	93

Future minimum lease payments
Future lease payments payable in relation to lease of the office:
	June 30,
	2023	2022
	(In thousands of US Dollars)
Within one year	43	43
Later than one year but not later than 5 years	14	60
Total	57	103

16.
Provisions

	June 30,
	2023	2022
	(In thousands of US Dollars)
Current:
Employee benefits	183	148
Non-current:
Employee benefits	117	86
Total Provisions	300	234
Movements in provisions:
Employee benefits
Opening Balance	234	217
Additions	247	197
Utilisations	(171)	(160)
Exchange differences	(10)	(20)
Closing Balance	300	234
Employee benefits represents annual leave and long service leave provisions.
17.
Issued capital

	June 30,
	2023	2022
	(In thousands of US Dollars)
25,129,140 fully paid ordinary shares	2,354	2,354
Ordinary shareholders participate in dividends and the proceeds on winding up of the parent entity in proportion to the number of shares held. The ordinary shares have no par value. The Company does not have a limited amount of authorised capital.
	Number of shares	Total (In thousands of US Dollars)
Opening balance as of July 1, 2021	25,129,140	2,354
Ordinary shares issued during the year	—	—
Closing balance as of June 30, 2022	25,129,140	2,354
Ordinary shares issued during the year	—	—
Closing balance as of June 30, 2023	25,129,140	2,354
During the year ended June 30, 2021, Vast issued 25,000,000 ordinary shares at $AUD 0.01 per share to AgCentral, totalling to $AUD 0.25 million, along with Convertible Note 5. Refer to Note 11a —

Borrowings — Convertible notes for further details. During the year ended June 30, 2023, under a tripartite novation deed, AgCentral Pty Ltd novated the totality of its ordinary shares to AgCentral Energy Pty Ltd.
18.
Reserves

	June 30,
	2023	2022
	(In thousands of US Dollars)
Capital contribution reserve	4,591	3,452
Foreign currency translation reserve	3,285	2,394
Share-based payment reserve	4	4
Closing Balance	7,880	5,850
The capital contribution reserve represents the modification adjustment from loan from shareholder and convertible note issued to AgCentral Energy Pty Ltd (Parent entity and Noteholder). The Noteholder agreed to changes to the terms and conditions, which included interest waivers and term extensions as outlined in Note 11 — Borrowings, in their capacity as the shareholder of the entity. The gains arising as a result of the changes to the terms and conditions per the accounting policy in Note 2(r) — Significant accounting policies — Contributed equity were therefore recognised directly in equity as a contribution in their capacity as owner. Modification adjustments presented are never reclassified to profit or loss. Further, the capital contribution reserve includes the distribution to AgCentral Energy Pty Ltd being the payment made for the call options issued by 14D to AgCentral Pty Ltd, allowing AgCentral Pty Ltd to purchase ordinary shares in 14D subject to achieving specific/ general approval obtained in their annual general meeting.
Movement in capital contribution reserve is as follows:
	2023	2022
	(In thousands of US Dollars)
As of July 1	3,452	1,755
Interest forgiveness on convertible notes and shareholder loan	1,517	2,411
Call option issued to shareholder	—	(96)
Deferred tax impact	(378)	(618)
As of June 30	4,591	3,452
Movement in foreign currency translation reserve is as follows:
	2023	2022
	(In thousands of US Dollars)
As of July 1	2,394	1,015
Movement during the year	891	1,379
As of June 30	3,285	2,394
To the extent that the amount recognised in the FCTR arose as a consequence of translating the company’s financial statements into the USD presentation currency, these amounts will not subsequently be reclassified to profit or loss.
Movement in share-based payment reserve is as follows:
	2023	2022
	(In thousands of US Dollars)
As of July 1	4	4
Add: MEP shares granted during the year	—	—
As of June 30	4	4

As of June 30, 2023, the Group had the following share-based payment arrangement:
MEP shares (equity settled):
The purpose of the Management Equity Plan (“MEP”) is to provide medium to long term incentive to eligible employees and contractors of Vast by having a plan pool limit of 100 shares. 80 shares were issued during the year ended June 30, 2021 at a fair value of AUD $70 per share, with eligible employees and contractors paying cash of AUD $10 per share in addition to providing services to the Company in exchange for those shares. As the shares did not have any vesting conditions, the excess of the grant date fair value of the shares and the amount paid by the employees was therefore recognised as share-based payment expense in full at the time of the grant of the shares. The shares do not carry any voting rights nor rights to any dividends or other distributions. Following the occurrence of a liquidity event as defined in the MEP Deed or as otherwise defined by the Company’s Board of Directors (“Board”), the Board in its discretion can allow MEP shareholders an entitlement linked to the exit price in form of cash or conversion to ordinary shares from such an event. As per the MEP Deed, management’s share is 25% of exit proceeds where the sale price is AUD$10 million or less, or 33.33% where it is above AUD$10 million. Vast has accounted for the share-based payment as an equity-settled scheme, as Vast has determined that it does not have a present obligation to settle the share-based payment in cash.
On February 14, 2023, Vast, AgCentral Energy and the participants to the MEP entered into a MEP De-SPAC Side Deed and Amendment to the MEP Deed to clarify a suitable mechanism for MEP participants to realise the economic benefit of their MEP Shares. The key modification terms of the MEP De-SPAC Side Deed and Amendment to the MEP Deed include the introduction of a vesting period and ‘Agreed Fixed Deductions’ to be used in allocation of profits on completion of the BCA. No liquidity events have taken place as at the date these financial statements were approved. The modification of the terms and conditions of the MEP did not increase the total fair value of the share-based payment arrangement and was not beneficial to the MEP participants. As a result, there was no additional expense to be recognised.
The MEP shares meet the definition of a share-based payment arrangement as eligible employees and contractors will receive equity instruments in exchange for services provided to the Company, with a partial cash subscription payment. Accordingly, MEP shares are recognised at their grant date fair values of AUD $70 per share, with the difference between cash proceeds received (AUD $10 per share) and the fair value of MEP shares recognised within the share-based payment reserve.
The grant date fair value of AUD $70 per share was determined using the Black-Scholes option pricing model using the following key inputs:
•
underlying asset value: a range of value between AUD $1 million to AUD $4 million

•
exercise price: a range of value between AUD $6.9 million to AUD $8.3 million

•
expected price volatility of the company’s shares: 40%

•
risk-free interest rate: 0.25% – 0.26%

The expected price volatility is based on the historic volatility of comparable companies, adjusted for any expected changes to future volatility.
If there were any further modifications made to the MEP that would increase the fair value of the MEP shares granted, or if the currently unallocated shares were to be allocated, this would result in additional expenses to be recognised, based on the fair value of the shares at that time.
19.
Accumulated losses/ Retained earnings

Movements in accumulated losses were as follows:
	2023	2022
	(In thousands of US Dollars)
As of July 1	(24,432)	(18,239)
Loss during the year	(15,217)	(6,193)
As of June 30	(39,649)	(24,432)

20.
Financial Instruments — Fair values and financial risk management

This note explains Vast’s accounting classifications and fair values including its exposure to financial risks and how these risks could affect Vast’s future financial performance. Current year profit and loss information has been included where relevant to add further context.
(a)
Accounting classifications and fair values

The following table shows the carrying amounts and fair values of financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value
	June 30,
	2023	2022
	(In thousands of US Dollars)
Derivative financial instrument designated at fair value – Level 3 hierarchy	192	32
The following table show the valuation technique used in measuring level 3 fair values for financial instruments measured at fair value as well as significant unobservable inputs used:
Type	Valuation technique	Significant unobservable inputs
Derivative financial instrument designated at fair value – Level 3 hierarchy	Derivative valuations have been determined by a Black-Scholes formula adjusted for dilution	Risk free rate: 4.57% (2022: 2.58%) Volatility: 40% (2022: 40%)
A 10% increase in the volatility assumption would result in a change of $0.01 million in fair value of the derivative financial instrument as June 30, 2023 and 2022. A 10% increase in the risk-free rate assumption would not result in a material change in fair value of the derivative financial instrument as of June 30, 2023 and 2022.
Reconciliation of level 3 fair values
The following table shows a reconciliation from the opening balances to the closing balances for Level 3 fair values.
Movements in derivative financial instruments	(In thousands of US Dollars)
Opening balance as of July 1, 2022	32
Additions	173
Fair value changes recognised in profit and loss	(9)
Exchange differences	(4)
Closing balance as of June 30, 2023	192
Opening balance as of July 1, 2021	33
Fair value changes recognised in profit and loss	2
Exchange differences	(3)
Closing balance as of June 30, 2022	32
Vast’s policy is to recognise transfers into and out of fair value hierarchy levels as at the end of the reporting period. During the reporting period, there were no transfers from Level 3 fair values.
(b)
Market risk

(i)
Foreign exchange risk

Foreign exchange risk arises when future commercial transactions or recognised assets or liabilities are denominated in a currency that is not Vast’s functional currency i.e. AUD.

Exposure
Vast’s exposure to foreign currency risk at the end of the reporting period, expressed in Euro and USD are as follows:
	June 30,
	2023	2022
	(In thousands)
Trade payables
EURO	17	17
USD	66	10
Amounts recognised in profit or loss and other comprehensive income:
During the year, the following foreign exchange related amounts were recognised in profit or loss and other comprehensive income:
	June 30,
	2023	2022
	(In thousands of US Dollars)
Amounts recognised in profit or loss
Unrealised Currency Gain/(Loss)	1	(1)
Realised Currency Gains	14	2
	15	1
Given the limited exposure, Vast manages its foreign exchange risk exposure by monitoring exchange rates at regular intervals before making an informed decision to transact in such currencies.
(c)
Credit risk

Credit risk is the risk of financial loss to Vast if a customer or counterparty to a financial instrument fails to meet its contractual obligations arising principally from Vast’s receivables from customers. Credit risk arises from cash and cash equivalents as well as credit exposures from customers, including outstanding receivables. The carrying amount of financial assets represents the maximum credit exposure.
Trade receivables
Vast’s exposure to credit risk is influenced mainly by the individual characteristics of each customer which are primarily government organisation and joint operator. Vast applies IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables. Management believes that Vast’s overall exposure to credit risk from Trade receivables to be not material.
Cash and cash equivalents
Vast held cash and cash equivalents of $2.1 million and $0.4 million as of June 30, 2023 and 2022, respectively. The cash and cash equivalents are held with bank and financial institution counterparties, which are rated AA- based on Standard and Poor’s ratings. Management believes that Vast’s overall exposure to credit risk from cash and cash equivalents to be not material.
(d)
Liquidity risk

Liquidity risk is the risk that Vast will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. Vast’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to Vast’s reputation.

Vast’s exposure to Liquidity risk primarily pertains to convertible notes issued to
i.
its parent entity AgCentral Energy for Convertible Notes 3,4 and 5, coupon interest is payable at the rate of 8% per annum on the principal outstanding while interest accrues daily and is payable every six months. During the year ended June 30, 2023, as part of the BCA, Vast entered into a Noteholder Support and Loan Termination Agreement whereby each of the convertible promissory notes held by AgCentral Energy will be discharged and terminated in exchange for Vast shares, as repayment of all the principal outstanding and accrued interest immediately prior to the de-SPAC process.

ii.
Nabors Lux 2 S.a.r.l. and AgCentral Energy for the Senior Convertible Notes, coupon interest is payable at the rate of 4% per annum on the principal outstanding while interest accrues daily and is payable every six months. As of the reporting date, Vast expects the note holder to exercise its conversion option upon achieving a successful round of capital raise by December 31, 2023.

	As of June 30, 2023
	(In thousands of US Dollars)
	Carrying amount	Total contractual cash flows	2 months or less	3 – 36 months	Beyond 36 months
Convertible notes	(21,415)	21,708	—	(21,708)	—
Loan from shareholder	(5,531)	5,704	—	(5,704)	—
Deferred consideration	(955)	995	—	(995)	—
Trade Payables	(5,622)	5,622	(5,622)	—	—
Lease liabilities	(54)	57	(7)	(50)	—
Total non-derivatives	(33,577)	34,086	(5,629)	(28,457)	—
Derivative financial instruments	(192)	192	—	(192)	—
	As of June 30, 2022
	(In thousands of US Dollars)
	Carrying amount	Total contractual cash flows	2 months or less	3 – 36 months	Beyond 36 months
Convertible notes	(13,943)	12,851	—	(12,851)	—
Loan from shareholder	(1,689)	1,838	—	(1,838)	—
Deferred consideration	(1,578)	1,653	—	(1,653)	—
Trade Payables	(1,543)	1,543	(1,543)	—	—
Lease liabilities	(93)	103	(7)	(96)	—
Total non-derivatives	(18,846)	17,988	(1,550)	(16,438)	—
Derivative financial instruments	(32)	32	—	(32)	—
In order to manage its liquidity, whilst the management has secured a level of additional funding, in order to fund the operating cash flows and maintain these minimum liquidity reserve levels, it is likely that additional working capital funding will be required. If Vast is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations and reducing overhead expenses. in Note 2(b) — Significant accounting policies — Going concern.
21.
Contingent assets, liabilities & commitment

1)
In 2021, the Company received contributions from the Australian Renewable Energy Agency (ARENA) in relation to funding a 30 MW concentrated solar thermal power reference plant variation contract (variation funding agreement). In relation to the funding agreement, the arrangement includes a clause on change of control, which indicated that if the Company failed to get funding to build the facility in Australia by May 31, 2024 but obtains finance for an offshore facility before that period, it would give rise to the requirement to repay a proportion of funding received from ARENA. At reporting date and upon entering into BCA, the Company did not identify such circumstances, as significant progress has been made on this facility in Australia. Furthermore, the funding agreement has been terminated on August 16, 2023. Refer to Note 22 (1) Subsequent Events.
2)
Under the JDA entered with the joint operator, the Company is required to pay a margin fee in the event of future equipment sales including licensing/ sale of CSP technology and associated royalty. It is noted that the margin fee survives the termination of the JDA and is capped to the extent of joint operator’s monetary contribution in the JDA. Such margin fee is based on 8.5% of the supply margin on qualifying equipment sales. As at reporting date, no equipment sales have been made and there are no firm commitments to make any such sales. Accordingly, no liabilities have been recognised as 2023.

22.
Subsequent Events

1)
On August 15, 2023 AgCentral Energy funded the remaining $2.5 of its $5.0 million commitment under the Senior Secured Convertible Notes Subscription Agreement.

2)
On August 16, 2023, Vast and ARENA executed a Deed of Mutual Termination and Release which terminates the funding agreement discussed in Note 21 (1) Contingent assets, liabilities & commitment, under which Vast was required to repay a proportion of funding received from ARENA.

3)
On September 7, 2023, two new wholly owned subsidiaries Vast Renewables Holdco Corp and Vast Renewables Management Services LLC were established.

4)
On September 18, 2023, Vast entered into a Subscription Agreement with Canberra Airport Group through which, subject to completion of the BCA, Vast would issue 490,179 Vast ordinary shares for a subscription amount of $5 million and a further maximum of 490,197 Vast ordinary shares for a subscription amount of $5 million (less $1 for each of $3 of additional investments).

5)
On September 19, 2023, Vast’s intention to convert to a public company was advertised in the ASIC Gazette. Accordingly, Vast will convert to a public company on October 19, 2023 and be known as Vast Renewables Limited.

23.
Proposed Business Combination

Vast, together with AgCentral Energy and NETC entered into a BCA on February 14, 2023, to enact a merger, where Vast will issue 3,000,000 ordinary shares in Vast Solar Pty Ltd to the initial ordinary shareholders of NETC and one ordinary share for each share of Class A common stock of NETC, after giving effect to any redemptions by NETC public stockholders. Under the terms of the BCA, Vast will also assume the outstanding warrants of NETC. In addition, Vast may issue up to 2,799,999 ordinary shares to eligible Vast shareholders and up to 3,900,000 ordinary shares to one of the initial ordinary shareholders of NETC, Nabors Energy Transition Sponsor LLC, in each case upon the occurrence of specified events. In exchange, Vast will acquire all ordinary shares on issue by NETC, making it a wholly owned subsidiary of Vast. This transaction will result in Vast becoming a listed entity on the NASDAQ Stock Market LLC. Vast intends to enter into various agreements as part of a SPAC and associated de-SPAC process. Further, upon de-SPAC, the minimum cash balance net of uncapped transaction costs available with the Company should exceed $50 million and AgCentral Energy will discharge and release all financier security granted by Vast in respect of the loan from shareholder and convertible note issued to AgCentral Energy (Parent entity and Noteholder).
Concurrently with the signing of the BCA, Nabors Lux and AgCentral Energy have each agreed to subscribe for and purchase up to $5.0 million (or $10.0 million in aggregate principal amount) of Senior Secured Convertible Notes from Vast in a private placement to be funded in accordance with the Notes Subscription Agreement. On February 15 and June 27, 2023, Nabors Lux funded its $5.0 million of commitment under the Notes Subscription Agreement. On April 13, 2023, AgCentral Energy funded $2.5 of its $5.0 million commitment under the Notes Subscription Agreement. Nabors Lux and AgCentral Energy also entered into an Equity Subscription Agreement, pursuant to which they agreed to commit up to $15.0 million each (or $30.0 million in aggregate) (in each case, reduced dollar for dollar by the proceeds received from Nabors Lux and AgCentral Energy, as applicable, pursuant to the Notes Subscription

Agreement), in a private placement for Vast common shares upon completion of the BCA. Vast may also enter into additional agreements with third parties, for private placements of additional shares or convertible notes(the PIPE financing).
On September 18, 2023, Vast entered into a Subscription Agreement with Canberra Airport Group through which, subject to completion of the BCA, Vast would issue 490,179 Vast ordinary shares for a subscription amount of $5 million and a further maximum of 490,197 Vast ordinary shares for a subscription amount of $5 million (less $1 for each of $3 of additional investments), securing $10 million of the total financing required under the BCA.
24.
Related party transactions

a)
Parent entities

			Ownership interest
Name	Type	Place of incorporation	2023	2022
AgCentral Pty Ltd	Parent company	Australia	—	100%
AgCentral Energy Pty Ltd	Parent company	Australia	100%	—
During the year ended June 30, 2023, under a tripartite novation deed, AgCentral Pty Ltd novated the totality of its ordinary shares to AgCentral Energy Pty Ltd.
b)
Subsidiaries

			Ownership interest
Name	Type	Place of incorporation	2023	2022
Neptune Merger Sub, Inc,	Subsidiary	United States	100%	—
NWQHPP Pty Ltd	Subsidiary	Australia	100%	100%
Solar Methanol 1 Pty Ltd	Subsidiary	Australia	100%	—
Vast Solar Aurora Pty Ltd	Subsidiary	Australia	100%	100%
Vast Solar 1 Pty Ltd	Subsidiary	Australia	100%	100%
Vast Solar Consulting Pty Ltd	Subsidiary	Australia	100%	100%

c)
Transactions with other related parties

The following transactions occurred with related parties:
	For the year ended June 30,
	2023	2022
	(In thousands of US Dollars)
Lease rental payment to other related parties	43	44
Loan from parent entity	4,015	1,838
Loan from investors	9,348	2,091
Gain on modification of borrowings recognised in the Capital contribution reserve	1,139	1,697
Derivative financial instruments	(105)	(3)
Investment in joint venture	(242)	1,712

d)
Key management personnel compensation

	For the year ended June 30,
	2023	2022
	(In thousands of US Dollars)
Short-term employee benefits	1,775	1,130
Long-term benefits	27	10
	1,802	1,140

(i)
Convertible Note 3

	June 30,
	2023	2022
	(In thousands of US Dollars)
Opening Balance	8,883	9,709
Capital contribution (excluding tax impact)	(732)	(993)
Interest expense	950	1,003
Exchange differences	(339)	(836)
Closing Balance	8,762	8,883

(ii)
Convertible Note 4

	June 30,
	2023	2022
	(In thousands of US Dollars)
Opening Balance	3,936	4,496
Capital contribution (excluding tax impact)	(366)	(1,118)
Interest expense	995	952
Exchange differences	(160)	(394)
Closing Balance	4,405	3,936

(iii)
Convertible Note 5

	June 30,
	2023	2022
	(In thousands of US Dollars)
Opening Balance	1,124	1,226
Capital contribution (excluding tax impact)	(94)	(133)
Additions during the year	—	—
Interest expense	127	135
Exchange differences	(43)	(104)
Closing Balance	1,114	1,124

(iv)
Senior Convertible Note

	June 30,
	2023	2022
	(In thousands of US Dollars)
Opening Balance	—	—
Additions during the year	2,431	—
Interest expense	33	—
Exchange differences	(26)	—
Closing Balance	2,438	—

(v)
Loan from shareholder

	June 30,	June 30,
	2023	2022
	(In thousands of US Dollars)
Initial recognition / face value	1,688	1,838
Additions during the year	4,015	—
Capital contribution (excluding tax impact)	(325)	(168)
Interest expense	295	17
Exchange differences	(142)	1
Closing Balance	5,531	1,688

e)
Outstanding balances arising from sales/purchases of goods and services

The following balances are outstanding at the end of the reporting period in relation to transactions with related parties:
	June 30,
	2023	2022
	(In thousands of US Dollars)
Lease liabilities for lease arrangement with related party	(54)	(93)

f)
Loans to/(from) related parties

	June 30,
	2023	2022
	(In thousands of US Dollars)
Loan to joint venture	225	43
Loan from shareholder	(5,531)	(1,688)
Loans from shareholder – Convertible Note 3	(8,762)	(8,883)
Loans from shareholder – Convertible Note 4	(4,405)	(3,936)
Loans from shareholder – Convertible Note 5	(1,114)	(1,124)
Loans from shareholder – Senior Convertible Note	(2,438)	—

g)
Terms and conditions

Refer to Note 11a & 11b — Borrowings respectively, for terms and conditions primarily in relation to convertible notes and loan from shareholder. In relation to the leasing arrangement with related party, they have been entered into arm’s length basis.

25.
Cash Flow Information

a)
Net debt reconciliation

This section sets out an analysis of net debt and the movements in net debt for each of the periods presented.
	June 30,
Net debt	2023	2022
	(In thousands of US Dollars)
Cash and cash equivalents	2,060	423
Borrowings	(26,946)	(15,632)
Lease liabilities	(54)	(93)
Net debt	(24,940)	(15,302)

b)
Net debt movements:

	Liabilities from financing activities
	Borrowings	Leases
	(In thousands of US Dollars)
Net debt as of July 1, 2022	(15,632)	(93)
Proceeds from loan	(11,138)	—
Capital contribution (excluding tax impact)	1,517	—
Fixed payments	—	43
Interest expense	(2,461)	(6)
Foreign exchange differences	767	3
Net debt as of June 30, 2023	(26,946)	(54)
Net debt as of July 1, 2021	(15,431)	(137)
Proceeds from loan from related party	(1,838)	—
Capital contribution (excluding tax impact)	2,315	—
Fixed payments	—	46
Interest expense	(2,109)	(10)
Foreign exchange differences	1,431	8
Net debt as of June 30, 2022	(15,632)	(93)

c)
Non-cash investing and financing activities

Non-cash investing and financing activities disclosed in other notes are:
•
Right -of-use assets — See Note 14 — Right -of-use assets

•
Grant of MEP shares — See Note 18 — Reserves

•
Derivative financial instrument — See Note 11 — Borrowings

•
50% stake in SiliconAurora Pty Ltd — See Note12(b)(ii) Joint venture

Report of Independent Auditors
To the Board of Directors of SiliconAurora Pty Ltd
Opinion
We have audited the accompanying financial statements of SiliconAurora Pty Ltd (the “Company”), which comprise the statement of financial position as of June 30, 2023 and 2022, and the related statements of profit or loss and other comprehensive income, changes in equity and cash flows for the years then ended, including the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Material Uncertainty Related to Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations, has a net liability position and has no cash and cash equivalents as of June 30, 2023, and is dependent on its shareholders continuing to fund its operations and development expenditure and to meet the interest and principal payments on its outstanding debt obligations, and has stated that these events or conditions indicate that a material uncertainty exists that may cast significant doubt on the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern for at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.
Auditors’ Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with US GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ PricewaterhouseCoopers
Sydney, Australia
September 29, 2023

SiliconAurora Pty Ltd
Statement of profit or loss and other comprehensive income — expressed in Australian dollars, unless otherwise stated
For the years ended June 30, 2023 and 2022
	Note	2023	2022
		$	$
Expenses
Administrative and professional expenses		(526,231)	(606,303)
Employee benefits expense		—	(244,892)
Depreciation and amortisation expense		(69,698)	(48,635)
Other expenses		(34,776)	(44,423)
Finance costs		(120,270)	(90,723)
Total expenses		(750,975)	(1,034,976)
Loss before income tax expense		(750,975)	(1,034,976)
Income tax expense	4	—	—
Loss after income tax expense for the year attributable to the owners of SiliconAurora Pty Ltd	14	(750,975)	(1,034,976)
Other comprehensive income for the year, net of tax		—	—
Total comprehensive income for the year attributable to the owners of SiliconAurora Pty Ltd		(750,975)	(1,034,976)
The above statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes

SiliconAurora Pty Ltd
Statement of financial position — expressed in Australian dollars, unless otherwise stated
As at June 30, 2023 and 2022
	Note	2023	2022
		$	$
Assets
Current assets
Trade and other receivables	6	10,879	—
Other	8	3,450	—
Total current assets		14,329	—
Non-current assets
Property, plant and equipment	9	51,590	58,551
Right-of-use assets	7	2,051,747	2,110,390
Total non-current assets		2,103,337	2,168,941
Total assets		2,117,666	2,168,941
Liabilities
Current liabilities
Trade and other payables	10	231,136	134,472
Borrowings	11	—	127,100
Lease liabilities	12	110,000	110,000
Total current liabilities		341,136	371,572
Non-current liabilities
Borrowings	11	719,864	—
Lease liabilities	12	1,999,236	1,988,964
Total non-current liabilities		2,719,100	1,988,964
Total liabilities		3,060,236	2,360,536
Net liabilities		(942,570)	(191,595)
Equity
Issued capital	13	2,212,244	2,212,244
Accumulated losses	14	(3,154,814)	(2,403,839)
Total equity		(942,570)	(191,595)
The above statement of financial position should be read in conjunction with the accompanying notes

SiliconAurora Pty Ltd
Statement of changes in equity
For the years ended June 30, 2023 and 2022
	Issued capital	Accumulated losses	Total equity
	$	$	$
Balance at July 1, 2021	1,000	(1,368,863)	(1,367,863)
Loss after income tax expense for the year	—	(1,034,976)	(1,034,976)
Other comprehensive income for the year, net of tax	—	—	—
Total comprehensive income for the year	—	(1,034,976)	(1,034,976)
Debt to Equity Swap (note 13)	2,211,244	—	2,211,244
Balance at June 30, 2022	2,212,244	(2,403,839)	(191,595)
	Issued capital	Accumulated losses	Total equity
	$	$	$
Balance at July 1, 2022	2,212,244	(2,403,839)	(191,595)
Loss after income tax expense for the year	—	(750,975)	(750,975)
Other comprehensive income for the year, net of tax	—	—	—
Total comprehensive income for the year	—	(750,975)	(750,975)
Balance at June 30, 2023	2,212,244	(3,154,814)	(942,570)
The above statement of changes in equity should be read in conjunction with the accompanying notes

SiliconAurora Pty Ltd
Statement of cash flows
For the years ended June 30, 2023 and 2022
	Note	2023	2022
		$	$
Cash flows from operating activities
Loss before income tax expense for the year		(750,975)	(1,034,976)
Adjustments for:
Depreciation and amortisation		69,698	48,635
Finance costs		10,272	90,723
Property, plant and equipment purchased		(4,092)	—
		(675,097)	(895,618)
Change in operating assets and liabilities:
Increase in trade and other receivables		(10,879)	—
Increase in prepayments		(3,450)	—
Increase in trade and other payables		96,664	32,897
		(592,762)	(862,721)
Transactions funded via shareholder loans	11,19	592,762	861,721
Net cash used in operating activities		—	(1,000)
Net cash from investing activities		—	—
Net cash from financing activities		—	—
Net decrease in cash and cash equivalents		—	(1,000)
Cash and cash equivalents at the beginning of the financial year		—	1,000
Cash and cash equivalents at the end of the financial year	5	—	—
At June 30, 2023 and 2022 the company held no cash or cash equivalents. All transactions during the period have been funded via shareholder loans (note 19) and (note 21).
The above statement of cash flows should be read in conjunction with the accompanying notes

SiliconAurora Pty Ltd
Notes to the financial statements
June 30, 2023 and 2022
Note 1.   General Information
The financial statements cover SiliconAurora Pty Ltd (“the company”) as an individual entity. The financial statements are presented in Australian dollars, which is SiliconAurora Pty Ltd’s functional and presentation currency.
SiliconAurora Pty Ltd is a company limited by shares, incorporated and domiciled in Australia. Its registered office and principal place of business is:
136-138 Daws Rd, Melrose Park, SA 5039.
Principal activities
The principal activity of the company is to develop and commercialise solar generation and energy storage technologies.
The shareholders of the company have entered into a Shareholders Agreement to govern the ongoing operation of SiliconAurora and the development of the Aurora Energy Project (‘AEP’ or ‘the Project’).
SiliconAurora holds the developmental approval for the AEP. The Project is intended to comprise various stages, including:
(i)
‘Stage 1’ (BESS Project) — the first stage of the project, being a 140MW/140MWh BESS (1 hour capacity storage), including 33kV connection to electricity network;

(ii)
‘Stage 2’ (CSP Project) — being construction of a concentrated solar power electricity generation plant.

(iii)
‘Stage 3’ (Solar PV) — being construction of solar photovoltaic electricity generation facilities, and

(iv)
‘Stage 4’ (TESS Project) — being construction of a thermal energy storage solution (TESS) pilot plant.

Under the terms of the Shareholder Agreement, the company will continue to be the legal and beneficial owner of all the assets comprising the Stage 1 BESS Project. The shareholders will contribute to and co-fund the activities associated to the BESS Project in accordance with the Shareholder Agreement.
In addition, under the terms of the Shareholders Agreement, the company grants Vast Solar Aurora Pty Ltd (VSA) or its wholly owned subsidiary the exclusive right to carry out Stage 2 CSP Project in accordance with the Shareholder Agreement. VSA will incur all costs and expenses and take all risks in relation to the CSP Project. VSA will derive all economic benefits and bear all liability and expenses associated with the CSP Project. In relation to Stage 4 TESS Project, the company grants 1414 Degrees Limited (14D) or its wholly owned subsidiary the exclusive right to carry out Stage 4 TESS Project in accordance with the Shareholder Agreement. 14D will incur all costs and expenses and take all risks in relation to the TESS Project. 14D will derive all economic benefits and bear all liability and expenses associated with the TESS Project.
The financial statements were authorised for issue, in accordance with a resolution of directors, on September   , 2023. The directors have the power to amend and reissue the financial statements.
Note 2.   Significant accounting policies
Basis of preparation
The general purpose financial statements comply with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

SiliconAurora Pty Ltd
Notes to the financial statements
June 30, 2023 and 2022
Note 2.   Significant accounting policies (continued)
Historical cost convention
The financial statements have been prepared under the historical cost convention, except for, where applicable, the revaluation of financial assets and liabilities at fair value through profit or loss, financial assets at fair value through other comprehensive income, investment properties, and certain classes of property, plant and equipment.
Critical accounting estimates
The preparation of the financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the company’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed in note 3.
Going concern
The financial statements have been prepared on the basis of a going concern. The financial statements show the company incurred a net loss of $750,975 (2022: $1,034,976) and has a net liability position of $942,570 (2022: $191,595) at June 30, 2023. The net liability amount includes liabilities related to operating and investing activities. As the company does not have any cash or cash equivalents, net cash outflows of $592,762 have been paid by 1414 Degrees Limited and Vast Solar Pty Ltd via shareholder loans (see note 21) (2022: $861,721).
The company expects that it will continue to incur significant cash outflows to fund its operations and to meet all of its obligations, including interest and principal payments on the outstanding debt. It is dependent on its shareholders continuing to fund the development expenditure as set out in the Shareholder Agreement. As such the company is dependent on both of its shareholders continuing as a going concern.
As a result, there is material uncertainty related to events or conditions that may cast significant doubt on the company’s ability to continue as a going concern and therefore the company may be unable to realise its assets and discharge its liabilities in the normal course of business. No allowance for such circumstances has been made in the financial statements. However, the directors believe that the company will be successful in the above matters and, accordingly, have prepared the financial statements on a going concern basis.
Income tax
The income tax expense or benefit for the period is the tax payable/(receivable) on that period’s taxable income based on the applicable income tax rate for each jurisdiction, adjusted by the changes in deferred tax assets and liabilities attributable to temporary differences, unused tax losses and the adjustment recognised for prior periods, where applicable.
Deferred tax assets and liabilities are recognised for temporary differences at the tax rates expected to be applied when the assets are recovered or liabilities are settled, based on those tax rates that are enacted or substantively enacted, except for:
•
When the deferred income tax asset or liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, affects neither the accounting nor taxable profits; or

•
When the taxable temporary difference is associated with interests in subsidiaries, associates or joint ventures, and the timing of the reversal can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

SiliconAurora Pty Ltd
Notes to the financial statements
June 30, 2023 and 2022
Note 2.   Significant accounting policies (continued)
Deferred tax assets are recognised for deductible temporary differences and unused tax losses only if it is probable that future taxable amounts will be available to utilise those temporary differences and losses.
The carrying amount of recognised and unrecognised deferred tax assets are reviewed at each reporting date. Deferred tax assets recognised are reduced to the extent that it is no longer probable that future taxable profits will be available for the carrying amount to be recovered. Previously unrecognised deferred tax assets are recognised to the extent that it is probable that there are future taxable profits available to recover the asset.
Deferred tax assets and liabilities are offset only where there is a legally enforceable right to offset current tax assets against current tax liabilities and deferred tax assets against deferred tax liabilities; and they relate to the same taxable authority on either the same taxable entity or different taxable entities which intend to settle simultaneously.
Current and non-current classification
Assets and liabilities are presented in the statement of financial position based on current and non-current classification.
An asset is classified as current when: it is either expected to be realised or intended to be sold or consumed in the company’s normal operating cycle; it is held primarily for the purpose of trading; it is expected to be realised within 12 months after the reporting period; or the asset is cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period. All other assets are classified as non-current.
A liability is classified as current when: it is either expected to be settled in the company’s normal operating cycle; it is held primarily for the purpose of trading; it is due to be settled within 12 months after the reporting period; or there is no unconditional right to defer the settlement of the liability for at least 12 months after the reporting period. All other liabilities are classified as non-current.
Deferred tax assets and liabilities are always classified as non-current.
Finance costs
Finance costs attributable to qualifying assets are capitalised as part of the asset. All other finance costs are expensed in the period in which they are incurred.
Goods and Services Tax (‘GST’)
Revenues, expenses and assets are recognised net of the amount of associated GST, unless the GST incurred is not recoverable from the tax authority. In this case it is recognised as part of the cost of the acquisition of the asset or as part of the expense.
Receivables and payables are stated inclusive of the amount of GST receivable or payable. The net amount of GST recoverable from, or payable to, the tax authority is included in other receivables or other payables in the statement of financial position.
Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the tax authority.
New Accounting Standards and Interpretations not yet mandatory or early adopted
There are currently no International Financial Reporting Standards and Interpretations that have recently been issued or amended but are not yet mandatory that are relevant to the company. As such there

SiliconAurora Pty Ltd
Notes to the financial statements
June 30, 2023 and 2022
Note 2.   Significant accounting policies (continued)
are no International Financial Reporting Standards that have been early adopted by the company for the annual reporting period ended June 30, 2023.
Note 3.   Critical accounting judgements, estimates and assumptions
The preparation of the financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts in the financial statements. Management continually evaluates its judgements and estimates in relation to assets, liabilities, contingent liabilities, revenue and expenses. Management bases its judgements, estimates and assumptions on historical experience and on other various factors, including expectations of future events, management believes to be reasonable under the circumstances. The resulting accounting judgements and estimates will seldom equal the related actual results. The judgements, estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities (refer to the respective notes) within the next financial year are discussed below.
Estimation of useful lives of assets
The company determines the estimated useful lives and related depreciation and amortisation charges for its property, plant and equipment assets at each reporting date. The useful lives could change significantly as a result of technical innovations or some other event. The depreciation and amortisation charge will increase where the useful lives are less than previously estimated lives, or technically obsolete or non-strategic assets that have been abandoned or sold will be written off or written down.
Impairment of property, plant and equipment
The company assesses impairment of property, plant and equipment at each reporting date by evaluating conditions specific to the company and to the particular asset that may lead to impairment. If an impairment trigger exists, the recoverable amount of the asset is determined. This involves fair value less costs of disposal or value-in-use calculations, which incorporate a number of key estimates and assumptions.
Lease term
The lease term is a significant component in the measurement of both the right-of-use asset and lease liability. Judgement is exercised in determining whether there is reasonable certainty that an option to extend the lease or purchase the underlying asset will be exercised, or an option to terminate the lease will not be exercised, when ascertaining the periods to be included in the lease term. In determining the lease term, all facts and circumstances that create an economical incentive to exercise an extension option, or not to exercise a termination option, are considered at the lease commencement date. Factors considered may include the importance of the asset to the company’s operations; comparison of terms and conditions to prevailing market rates; incurrence of significant penalties; existence of significant leasehold improvements; and the costs and disruption to replace the asset. The company reassesses whether it is reasonably certain to exercise an extension option, or not exercise a termination option, if there is a significant event or significant change in circumstances. Please refer to note 7 for further information.
Lease term — project start date
The lease payment indexation of 2.5% is based on certain number of years following the project start date of AEP. The company estimates the project start date in the year of 2024 and therefore the lease payment increment of 2.5% will first apply in 2029. Any change in the project start date will have an impact on the future lease payments and will require remeasurement of lease liabilities.

SiliconAurora Pty Ltd
Notes to the financial statements
June 30, 2023 and 2022
Note 3.   Critical accounting judgements, estimates and assumptions (continued)
Incremental borrowing rate
Where the interest rate implicit in a lease cannot be readily determined, an incremental borrowing rate is estimated to discount future lease payments to measure the present value of the lease liability at the lease commencement date. Such a rate is based on what the company estimates it would have to pay a third party to borrow the funds necessary to obtain an asset of a similar value to the right-of-use asset, with similar terms, security and economic environment.
Note 4.   Income tax expense
	2023	2022
	$	$
Numerical reconciliation of income tax expense and tax at the statutory rate
Loss before income tax expense	(750,975)	(1,034,976)
Tax at the statutory tax rate of 25%	(187,744)	(258,744)
Current year tax losses not recognised	180,306	244,240
Current year temporary differences not recognised	7,438	14,504
Income tax expense	—	—
	2023	2022
	$	$
Tax losses not recognised
Unused tax losses for which no deferred tax asset has been recognised	3,286,163	2,564,937
Potential tax benefit @ 25%	821,541	641,234
The above potential tax benefit for tax losses have not been recognised and are only recognised where probable that future taxable amounts will be available to utilise those temporary differences and losses.
	2023	2022
	$	$
Deferred tax assets/(liabilities)
Deferred tax comprises temporary differences attributable to:
Right of use assets	(512,937)	(527,598)
Lease liability	527,309	524,741
Accrued expenses	—	6,118
Legal expenses	8,432	11,243
Prepayments	(862)	—
Total deferred tax	21,942	14,504
The above potential tax benefit for the year ended June 30, 2023, which excludes tax losses, for deductible temporary differences has not been recognised in the statement of financial position as the recovery of this benefit is uncertain.

SiliconAurora Pty Ltd
Notes to the financial statements
June 30, 2023 and 2022
Note 5.   Cash and cash equivalents
Accounting policy for cash and cash equivalents
Cash and cash equivalents include cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.
During the period ended June 30, 2023 (June 30, 2022: $0) the company held no cash or cash equivalents and all transactions have been funded via a shareholder loan from 1414 Degrees Limited and Vast Solar Pty Ltd.
Note 6.   Trade and other receivables
	2023	2022
	$	$
Current assets
Goods and Services Tax receivable	10,879	—
Accounting policy for trade and other receivables
Other receivables are recognised at amortised cost, less any allowance for expected credit losses.
Note 7.   Right-of-use assets
	2023	2022
	$	$
Non-current assets
Tripartite agreement – pastoral lease	2,252,815	2,252,815
Less: Accumulated depreciation	(201,068)	(142,425)
	2,051,747	2,110,390
On March 27, 2018 the company entered into a tripartite agreement for a pastoral lease with Buckleboo Nominees Pty Ltd ATF David Michael Family Trust (“Pastoralist”) and The Minister for Sustainability, Environment and Conservation (“Minister”). The Pastoralist has agreed to surrender a parcel of land from its existing tenure under the Pastoral Act so that a tenure can be granted to SiliconAurora under the Crown Land Act. The term of the lease is for 40 years and the subsequent lease payment dates are the 12 month anniversary of the lease commencement date which is June 27, 2018.
On November 20, 2018 the crown lease agreement was fully executed pursuant to the original tripartite agreement to allot and surrender the parcel of land, together with a free and unrestricted right of way over the area. The terms and conditions of this crown lease were outlined in the original tripartite agreement. On March 18, 2022 the lease agreement was amended to include the following material changes:
•
to include a clause “Option to extend Guarantee Start Date”. Under this the company may by notice to the other parties given at least 6 months and no longer than 12 months prior to August 31, 2024 extend the Guarantee Start Date to a date no later than August 31, 2026. This does not impact the overall term of the lease.

•
lease payments were increased. The original agreement had payments of $110,000 that decreased to $55,000 in year 6. The lease payments then subsequently increase each year by 2.5%. The new agreement has lease payments of $110,000 that will increase by 2.5% each year, three years after the project commences. It is expected that the project will commence in the 2024 year.

SiliconAurora Pty Ltd
Notes to the financial statements
June 30, 2023 and 2022
Note 7.   Right-of-use assets (continued)
The discount rate applied to the lease before the agreement was amended was 6.23%. After the lease was amended the discount rate was updated to 5.73%.
Reconciliations
Reconciliations of the carrying amounts at the beginning and end of the current and previous financial year are set out below:
Pastoral Lease
$
Balance at July 1, 2021	1,091,111
Depreciation expense prior to lease modification	(22,420)
Lease modification increment (March 18, 2022)	1,071,737
Depreciation expense post lease modification	(30,038)
Balance at June 30, 2022	2,110,390
Depreciation expense	(58,643)
Balance at June 30, 2023	2,051,747
Accounting policy for right-of-use assets
A right-of-use asset is recognised at the commencement date of a lease. The right-of-use asset is measured at cost, which comprises the initial amount of the lease liability, adjusted for, as applicable, any lease payments made at or before the commencement date net of any lease incentives received, any initial direct costs incurred, and, except where included in the cost of inventories, an estimate of costs expected to be incurred for dismantling and removing the underlying asset, and restoring the site or asset.
Right-of-use assets are depreciated on a straight-line basis over the unexpired period of the lease or the estimated useful life of the asset, whichever is the shorter. Where the company expects to obtain ownership of the leased asset at the end of the lease term, the depreciation is over its estimated useful life. Right-of-use assets are subject to impairment or adjusted for any remeasurement of lease liabilities.
Note 8.   Other
	2023	2022
	$	$
Current assets
Prepayments – insurance	3,450	—

SiliconAurora Pty Ltd
Notes to the financial statements
June 30, 2023 and 2022
Note 9.   Property, plant and equipment
	2023	2022
	$	$
Non-current assets
Computer equipment – at cost	288	—
Less: Accumulated depreciation	(29)	—
	259	—
Meteorological and environmental monitoring equipment – at cost	112,180	108,374
Less: Accumulated depreciation	(60,849)	(49,823)
	51,331	58,551
	51,590	58,551
Reconciliations
Reconciliations of the written down values at the beginning and end of the current and previous financial year are set out below:
	Meteorological Equipment	Computer equipment	Total
	$	$	$
Balance at July 1, 2021	69,389	—	69,389
Depreciation expense	(10,838)	—	(10,838)
Balance at June 30, 2022	58,551	—	58,551
Additions	3,806	288	4,094
Depreciation expense	(11,026)	(29)	(11,055)
Balance at June 30, 2023	51,331	259	51,590
Accounting policy for property, plant and equipment
Plant and equipment is stated at historical cost less accumulated depreciation and impairment. Historical cost includes expenditure that is directly attributable to the acquisition of the items.
Depreciation is calculated on a straight-line basis to write off the net cost of each item of property, plant and equipment (excluding land) over their expected useful lives as follows:
Computer equipment	5 years
Meteorological and environmental monitoring equipment	10 years
The residual values, useful lives and depreciation methods are reviewed, and adjusted if appropriate, at each reporting date.
An item of property, plant and equipment is derecognised upon disposal or when there is no future economic benefit to the company. Gains and losses between the carrying amount and the disposal proceeds are taken to profit or loss.

SiliconAurora Pty Ltd
Notes to the financial statements
June 30, 2023 and 2022
Note 10.   Trade and other payables
	2023	2022
	$	$
Current liabilities
Trade payables	121,136	—
Expense accruals	—	24,472
Other payables	110,000	110,000
	231,136	134,472
Refer to note 16 for further information on financial risk management.
Accounting policy for trade and other payables
These amounts represent liabilities for goods and services provided to the company prior to the end of the financial year and which are unpaid. Due to their short-term nature they are measured at amortised cost and are not discounted. The amounts are unsecured and are usually paid within 30 days of recognition.
Note 11.   Borrowings
	2023	2022
	$	$
Current liabilities
Loan from 1414 Degrees Limited	—	64,075
Loan from Vast Solar Pty Ltd	—	63,025
	—	127,100
Non-current liabilities
Loan from 1414 Degrees Limited	360,457	—
Loan from Vast Solar Pty Ltd	359,407	—
	719,864	—
	719,864	127,100
The joint venture agreement between Vast Solar Pty Ltd and 1414 Degrees Limited states that each party will contribute 50% of all development costs associated with developing the stage 1 Battery Energy Storage System (BESS).
The loans from 1414 Degrees Limited and Vast Solar Pty Ltd are unsecured with a loan term of 36 months from the date the funds are first advanced. No interest is charged on the loan balances by the lender.

SiliconAurora Pty Ltd
Notes to the financial statements
June 30, 2023 and 2022
Note 11.   Borrowings (continued)
Loan from 1414 Degrees Ltd
Reconciliation of the 1414 Degrees Ltd borrowings movement are set out below:
	2023	2022
	$	$
Opening balance of loan	64,075	1,366,622
Expenses paid on behalf of the company by 1414 Degrees Limited as parent entity	—	734,622
Lease liability paid on behalf of the company by 1414 Degrees Limited as parent entity	—	110,000
Loan converted to share equity (note 13)	—	(2,211,244)
Charge for joint venture expenditure incurred by venturers	296,382	64,075
Closing balance	360,457	64,075
The bank overdraft and loans are secured by first mortgages over the company’s land and buildings.
Loan from Vast Solar Pty Ltd
Reconciliation of the Vast Solar Pty Ltd borrowings movement are set out below:
	2023	2022
	$	$
Opening balance	63,025	—
Charge for joint venture expenditure incurred by venturers	296,382	63,025
Closing balance	359,407	63,025
Accounting policy for borrowings
Loans and borrowings consist of the Joint Venture parties contribution towards the joint venture expenditure of SiliconAurora. These amounts are recognised at cost.
Note 12.   Lease liabilities
	2023	2022
	$	$
Current liabilities
Lease liability – SiliconAurora Pastoral Lease	110,000	110,000
Non-current liabilities
Lease liability-SiliconAurora Pastoral Lease	1,999,236	1,988,964
	2,109,236	2,098,964
Refer to note 16 for further information on financial risk management.
Total payments made in relation to leases was $110,000 (2022: $110,000). The payments were funded by a shareholder loan from the Joint Venture parties.

SiliconAurora Pty Ltd
Notes to the financial statements
June 30, 2023 and 2022
Note 12.   Lease liabilities (continued)
	2023	2022
	$	$
Maturity analysis of lease liabilities payable:
Within one year	110,000	110,000
One to five years	552,750	550,000
More than five years	5,073,781	5,183,781
	5,736,531	5,843,781
Accounting policy for lease liabilities
A lease liability is recognised at the commencement date of a lease. The lease liability is initially recognised at the present value of the lease payments to be made over the term of the lease, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the company’s incremental borrowing rate. Lease payments comprise of fixed payments less any lease incentives receivable, variable lease payments that depend on an index or a rate, amounts expected to be paid under residual value guarantees, exercise price of a purchase option when the exercise of the option is reasonably certain to occur, and any anticipated termination penalties. The variable lease payments that do not depend on an index or a rate are expensed in the period in which they are incurred.
Lease liabilities are measured at amortised cost using the effective interest method. The carrying amounts are remeasured if there is a change in the following: future lease payments arising from a change in an index or a rate used; residual guarantee; lease term; certainty of a purchase option and termination penalties. When a lease liability is remeasured, an adjustment is made to the corresponding right-of use asset, or to profit or loss if the carrying amount of the right-of-use asset is fully written down.
Note 13.   Issued capital
	2023	2022	2023	2022
	Shares	Shares	$	$
Ordinary shares – fully paid	2,211,344	2,211,344	2,212,244	2,212,244
Movements in ordinary share capital
Details	Date	Shares	$
Balance	July 1, 2021	100	1,000
Debt to Equity Swap *	June 28, 2022	2,211,244	2,211,244
Balance	June 30, 2022	2,211,344	2,212,244
Balance	June 30, 2023	2,211,344	2,212,244

*
On June 28, 2022 the company issued 2,211,244 ordinary shares to 1414 Degrees Limited as full and final satisfaction of its loan balance at June 28, 2022 of $2,211,244. Subsequently, 1414 Degrees Limited then transferred the 50% of these shares to Vast Solar Pty Ltd as part of the Sale Agreement and Shareholders Agreement (refer to relevant information in note 19)

Ordinary shares
Ordinary shares entitle the holder to participate in dividends and the proceeds on the winding up of the company in proportion to the number of and amounts paid on the shares held. The fully paid ordinary shares have no par value and the company does not have a limited amount of authorised capital.

SiliconAurora Pty Ltd
Notes to the financial statements
June 30, 2023 and 2022
Note 13.   Issued capital (continued)
On a show of hands every member present at a meeting in person or by proxy shall have one vote and upon a poll each share shall have one vote.
Capital risk management
The company’s objectives when managing capital is to safeguard its ability to continue as a going concern, so that it can provide returns for shareholders and benefits for other stakeholders and to maintain an optimum capital structure to reduce the cost of capital.
Capital is regarded as total equity, as recognised in the statement of financial position, plus net debt. Net debt is calculated as total borrowings less cash and cash equivalents.
In order to maintain or adjust the capital structure, the company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.
The company is not subject to any financing arrangements covenants. However if it was, meeting these would be given priority in all capital risk management decisions. There have been no events of default on the financing arrangements during the financial year.
Accounting policy for issued capital
Ordinary shares are classified as equity.
Note 14.   Accumulated losses
	2023	2022
	$	$
Accumulated losses at the beginning of the financial year	(2,403,839)	(1,368,863)
Loss after income tax expense for the year	(750,975)	(1,034,976)
Accumulated losses at the end of the financial year	(3,154,814)	(2,403,839)
Note 15.   Dividends
There were no dividends paid, recommended or declared during the current or previous financial year.
Note 16.   Financial risk management
Financial risk management objectives
The company’s activities expose it to a variety of financial risks: market risk (including foreign currency risk, price risk and interest rate risk), credit risk and liquidity risk. The company’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the financial performance of the company. The company uses different methods to measure different types of risk to which it is exposed. These methods include sensitivity analysis in the case of interest rate, foreign exchange and other price risks, ageing analysis for credit risk and beta analysis in respect of investment portfolios to determine market risk.
Risk management is carried out by the Board of Directors (‘the Board’). These policies include identification and analysis of the risk exposure of the company and appropriate procedures, controls and risk limits. Management identifies, evaluates and hedges financial risks within the company’s operating units.

SiliconAurora Pty Ltd
Notes to the financial statements
June 30, 2023 and 2022
Note 16.   Financial risk management (continued)
Market risk
Foreign currency risk
The company undertakes certain transactions denominated in foreign currency and is exposed to foreign currency risk through foreign exchange rate fluctuations.
Foreign exchange risk arises from future commercial transactions and recognised financial assets and financial liabilities denominated in a currency that is not the entity’s functional currency. The risk is measured using sensitivity analysis and cash flow forecasting.
Price risk
The company is not exposed to any significant price risk.
Interest rate risk
The company is not exposed to any significant interest rate risk. The borrowings of the company are interest free loans.
Credit risk
Credit risk is the risk of financial loss to the company if a customer or counterparty to a financial instrument fails to meet its contractual obligations.
The company does not have any material credit risk exposure to any single debtor or group of debtors under financial instruments entered into by the group.
Liquidity risk
Vigilant liquidity risk management requires the company to maintain sufficient liquid assets (mainly cash and cash equivalents) and available borrowing facilities to be able to pay debts as and when they become due and payable.
The company does not currently hold any liquid assets, including cash and is dependent on its joint- controlling entities to meet its financial obligations when they fall due.
Remaining contractual maturities
The following tables detail the company’s remaining contractual maturity for its financial instrument liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the financial liabilities are required to be paid. The tables include both interest and principal cash flows disclosed as remaining contractual maturities and therefore these totals may differ from their carrying amount in the statement of financial position.
2023	Weighted average interest rate	1 year or less	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Remaining contractual maturities
	%	$	$	$	$	$
Non-derivatives
Non-interest bearing
Trade payables	—	231,136	—	—	—	231,136
Loans from shareholders	—	—	—	719,864	—	719,864
Lease liabilities	—	110,000	110,000	442,750	5,073,781	5,736,531
Total non-derivatives		341,136	110,000	1,162,614	5,073,781	6,687,531

SiliconAurora Pty Ltd
Notes to the financial statements
June 30, 2023 and 2022
Note 16.   Financial risk management (continued)
2022	Weighted average interest rate	1 year or less	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Remaining contractual maturities
	%	$	$	$	$	$
Non-derivatives
Non-interest bearing
Trade payables	—	134,472	—	—	—	134,472
Loans from shareholders	—	127,100	—	—	—	127,100
Lease liabilities	—	110,000	110,000	440,000	5,183,781	5,843,781
Total non-derivatives		244,472	110,000	567,100	5,183,781	6,105,353
The cash flows in the maturity analysis above are not expected to occur significantly earlier than contractually disclosed above.
Note 17.   Contingent liabilities
At June 30, 2023 those charged with governance of the company note that there are no known contingent liabilities.
Note 18.   Commitments
At June 30, 2023 those charged with governance of the company note that there are no known commitments.
Note 19.   Related party transactions
Parent entity
Previously the immediate and ultimate parent entity was 1414 Degrees Limited, as of June 16, 2022 there is now joint control between 1414 Degrees Limited and Vast Solar Pty Ltd as a result of the Share Sale Agreement and Shareholders Agreement entered into on June 15, 2022.
Transactions with related parties
The following transactions occurred with related parties:
	2023	2022
	$	$
Other transactions:
Expenses paid on behalf of the company by 1414 Degrees Limited as parent entity	—	624,621
Lease payments made on behalf of the company by 1414 Degrees Limited as parent entity	—	110,000
Expenses paid on behalf of the company by 1414 Degrees Limited as controlling entity	296,382	64,075
Expenses paid on behalf of the company by Vast Solar Pty Ltd as controlling entity	296,382	63,025

SiliconAurora Pty Ltd
Notes to the financial statements
June 30, 2023 and 2022
Note 19.   Related party transactions (continued)
The joint venture agreement between Vast Solar Pty Ltd and 1414 Degrees Limited states that each party will contribute 50% of the expenses incurred as per their Shareholders agreement.
Receivable from and payable to related parties
There were no trade receivables from or trade payables to related parties at the current and previous reporting date.
Loans to/from related parties
The following balances are outstanding at the reporting date in relation to loans with related parties:
	2023	2022
	$	$
Non-current borrowings:
Loan from controlling entity – 1414 Degrees Limited	360,457	64,075
Loan from controlling entity – Vast Solar Pty Ltd	359,407	63,025
Terms and conditions
Transactions between related parties were not made on normal commercial terms. Refer to note 11 for the terms and conditions of the loan agreement.
Note 20.   Events after the reporting period
No matter or circumstance has arisen since June 30, 2023 that has significantly affected, or may significantly affect the company’s operations, the results of those operations, or the company’s state of affairs in future financial years.
Note 21.   Non-cash operating, investing and financing activities
	2023	2022
	$	$
Lease payments, including interest made by related parties (note 12)	110,000	110,000
Shares issued on conversion of loan (note 13)	—	2,211,344
Payments of operating expenses made by related parties (note 19)	592,764	751,722
Lease modification	—	1,071,737

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Nabors Energy Transition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Nabors Energy Transition Corp. (the “Company”) as of December 31, 2022 and December 31, 2021, and the related statements of operations, change in stockholders’ equity (deficit) and of cash flows for the year ended December 31, 2022 and for the period from March 24 (inception) to December 31, 2021, including related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and December 31, 2021, and for the results of its operations and cash flows for the year ended December 31, 2022 and for the period from March 24, 2021 (inception) to December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a business combination by August 19, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ham, Langston & Brezina, LLP
We have served as the Company’s auditor since 2021.
Houston, Texas
March 22, 2023

NABORS ENERGY TRANSITION CORP.
BALANCE SHEETS
	December 31,
	2022	2021
Assets:
Cash	$468,461	$2,505,395
Prepaid expenses	375,000	—
Total current assets	843,461	2,505,395
Investments held in Trust	284,840,707	281,523,211
Total assets	$285,684,168	$284,028,606
Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable and accrued liabilities	$235,995	$232,555
Income taxes payable	87,473	—
Due to related party	10,464	597,500
Total current liabilities	333,932	830,055
Deferred legal fees	1,469,726	615,634
Deferred underwriting commissions	9,660,000	9,660,000
Total liabilities	11,463,658	11,105,689
Commitments and Contingencies (Note 6)
Class A common stock, $0.0001 par value; 27,600,000 shares subject to redemption at $10.31 and $10.20 per share, respectively	284,477,945	281,520,000
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding 27,600,000 shares subject to possible redemption)	—	—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Class F common stock, $0.0001 par value; 50,000,000 shares authorized; 6,900,000 shares issued and outstanding	690	690
Accumulated deficit	(10,258,125)	(8,597,773)
Total stockholders’ deficit	(10,257,435)	(8,597,083)
Total liabilities and stockholders’ deficit	$285,684,168	$284,028,606
The accompanying notes are an integral part of these financial statements.

NABORS ENERGY TRANSITION CORP.
STATEMENTS OF OPERATIONS
	For the year ended December 31, 2022	For the period from March 24, 2021 (inception) through December 31, 2021
General and administrative expenses	$1,963,012	$251,365
Loss from operations	(1,963,012)	(251,365)
Other income:
Interest income earned on investments held in trust	4,073,078	3,211
Income (loss) before provision for income taxes	2,110,066	(248,154)
Provision for income taxes	(812,473)	—
Net income (loss)	$1,297,593	$(248,154)
Basic and diluted weighted average redeemable common shares outstanding	27,600,000	4,502,128
Basic and diluted net income per redeemable common share	$0.04	$2.95
Basic and diluted weighted average non-redeemable common shares outstanding	6,900,000	6,900,000
Basic and diluted net income (loss) per non-redeemable common share	$0.04	$(1.96)
The accompanying notes are an integral part of these financial statements.

NABORS ENERGY TRANSITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity (Deficit)
	Class A		Class F
	Shares	Amount	Shares	Amount
Balance – March 24, 2021 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class F common stock to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Forfeited shares	—	—	(1,900,000)	(190)	190	—	—
Issuance of shares to directors	—	—	175,000	17	683	—	700
Public offering of units	27,600,000	2,760	—	—	275,997,240	—	276,000,000
Sale of private placement warrants	—	—	—	—	13,730,000	—	13,730,000
Offering costs	—	—	—	—	(16,584,629)	—	(16,584,629)
Shares subject to possible redemption	(27,600,000)	(2,760)	—	—	(273,167,621)	(2,829,619)	(276,000,000)
Accretion for common stock to redemption amount	—	—	—	—	—	(5,520,000)	(5,520,000)
Net loss	—	—	—	—	—	(248,154)	(248,154)
Balance – December 31, 2021	—	$—	6,900,000	$690	$—	$(8,597,773)	$(8,597,083)
Accretion for common stock to redemption amount	—	—	—	—	—	(2,957,945)	(2,957,945)
Net income	—	—	—	—	—	1,297,593	1,297,593
Balance – December 31, 2022	—	$—	6,900,000	$690	$—	$(10,258,125)	$(10,257,435)
The accompanying notes are an integral part of these financial statements.

NABORS ENERGY TRANSITION CORP.
STATEMENTS OF CASH FLOWS
	For the year ended December 31, 2022	For the period from March 24, 2021 (inception) through December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$1,297,593	$(248,154)
Adjustments to reconcile net income (loss) to net cash (used by) provided by operating activities:
Interest from investments held in Trust Account	(4,073,078)	—
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	3,440	164,812
Income taxes payable	87,473	—
Prepaid expenses	(375,000)	—
Due to related party	(587,036)	22,500
Deferred legal fees	854,092	64,053
Net cash (used by) provided by operating activities	(2,792,516)	3,211
Cash Flows from Investing Activities:
Proceeds from Trust Account withdrawn to pay taxes	755,582	—
Investment of cash in Trust Account	—	(281,523,211)
Net cash provided by (used in) investing activities	755,582	(281,523,211)
Cash Flows from Financing Activities:
Proceeds from initial public offering of units	—	276,000,000
Proceeds from issuance of common stock	—	25,700
Proceeds from sale of private placement warrants	—	13,730,000
Proceeds from related party loan	—	141,656
Repayment of related party loan	—	(141,656)
Offering costs paid	—	(5,730,305)
Net cash provided by financing activities	—	284,025,395
Net (decrease) increase in cash	(2,036,934)	2,505,395
Cash – beginning of the period	2,505,395	—
Cash – end of the period	$468,461	$2,505,395
Supplemental disclosure of noncash financing activities:
Deferred legal expense	$—	$551,581
Due to related party	$—	$575,000
Deferred underwriting commissions	$—	$9,660,000
Offering costs included in accounts payable	$—	$67,743
Accretion for common stock to redemption amount	$2,957,945	$5,520,000
The accompanying notes are an integral part of these financial statements.

NABORS ENERGY TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
NOTE 1.   DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION
Nabors Energy Transition Corp. (the “Company”) was incorporated in Delaware on March 24, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities that the Company had not yet identified as of December 31, 2022 (“Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
As of December 31, 2022, the Company had not yet commenced operations. On March 30, 2021, the Company was funded with $25,000 for which it issued 8,625,000 shares of Class F common stock, par value $0.0001 per share (the “Founder Shares”) to the Company’s sponsor, Nabors Energy Transition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). All activity for the period from March 24, 2021 (inception) through December 31, 2022 related to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company will not generate any operating revenues prior to the completion of the Business Combination and will generate non-operating income in the form of interest income on permitted investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on November 16, 2021. On November 19, 2021, the Company consummated its Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares,” and, with respect to the one-half of one redeemable warrant included in the Units being offered, the “Public Warrants”), including 3,600,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $276.0 million, and incurring offering costs of approximately $16.6 million, of which approximately $9.7 million was deferred underwriting commissions (Note 6).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 13,730,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $13.7 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, approximately $281.5 million ($10.20 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and were invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which are invested only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds from its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise is not required to register as an investment company under the Investment Company Act.

The Company will provide holders (the “Public Stockholders”) of Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.20 per Public Share and such amount may be increased by $0.10 per share for each three-month extension of the Company’s time to consummate its initial Business Combination, as described herein). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). As of December 31, 2022 and 2021, these Public Shares were recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders are not entitled to redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation (A) in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the time frame described below or (B) with respect to any other material provision relating to the rights of holders of Public Shares or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment.
As of December 31, 2022, the Company had 15 months from the closing of the Initial Public Offering to consummate an initial Business Combination. However, if the Company anticipates that it may not be able to consummate its initial Business Combination within 15 months, it may, but is not obligated to, extend the period of time to consummate a Business Combination by an additional three months, up to two times (for a total of up to 21 months to complete a Business Combination); provided that the Sponsor (or its affiliates or designees) must deposit into the trust account additional funds of $2,760,000 ($0.10 per unit), for each of the available three-month extensions, for a total payment of up to $5,520,000, in exchange for a non-interest bearing, unsecured promissory note. The Company’s public stockholders will not be afforded an opportunity to vote on our extension of time to consummate an initial Business Combination from 15 months to up to 21 months described above or redeem their shares in connection with such extension. If the Company is unable to complete a Business Combination within 15 months from the closing of the Initial Public Offering, or up to 21 months if it extends the period of time to consummate its initial Business Combination in accordance with the terms described herein (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The initial stockholders will not be entitled to liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.20. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, less taxes payable. This liability will not apply with respect to any claims by a third party or Target that executed an agreement waiving any and all rights to seek access to the Trust Account (whether or not such agreement is enforceable) or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Basis of presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements-Going Concern,” the Company has until August 19, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. As of December 31, 2022, no adjustments have been made to the carrying amounts of assets or liabilities that might be necessary should the Company be required to liquidate at the end of the Combination Period.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in financial institutions, which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risk on such accounts.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less from date of purchase to be cash equivalents. As of December 31, 2022 and 2021, the Company had cash of $0.5 million and $2.5 million, respectively.
Investments held in Trust
On December 31, 2022 and 2021, the Company had approximately $284.8 million and $281.5 million in investments held in the Trust Account, respectively. The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S.

government securities, or a combination thereof. The Company’s investments held in the Trust Account are presented on the Balance Sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments, dividends and interest held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. During the year ended December 31, 2022, the Company withdrew $0.8 million from the Trust Account in accordance with the Investment
Management Trust Agreement, dated November 16, 2021, between the Company and Continental Stock Transfer & Trust Company, as trustee, to pay its taxes.
Fair value of financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet.
Offering costs associated with the Initial Public Offering
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering.” The Company incurred $16.6 million in offering costs in connection with the Initial Public Offering. Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering and that were charged to stockholders’ equity upon the completion of the Initial Public Offering.
Class A common stock subject to possible redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” The Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemed Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, on December 31, 2022 and 2021, 27,600,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgement, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.
Income taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Income (loss) per Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The statements of operations include a presentation of income (loss) per redeemable public share and income (loss) per non-redeemable share following the two-class method of income per share. In order to determine the net income (loss) attributable to both the public redeemable shares and non-redeemable shares, the Company first considered the total income (loss) allocable to both sets of shares. This is calculated using the total net income (loss) less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the accretion to redemption value of the common shares subject to possible redemption was considered to be dividends paid to the public stockholders. Subsequent to calculating the total income (loss) allocable to both sets of shares, the Company split the amount to be allocated using a ratio 61% for the public shares and 39% for the non-redeemable shares for the year ended December 31, 2022 and for the period from March 24, 2021 (inception) through December 31, 2021, reflective of the respective participation rights.
	For the year ended December 31, 2022	For the Period from March 24, 2021 (inception) through December 31, 2021
Net income (loss) subject to possible redemption	$1,297,593	$(248,154)
Accretion of temporary equity to redemption value	—	(22,104,629)
Net income (loss) including accretion of temporary equity to redemption value	$1,297,593	$(22,352,783)
	For the year ended December 31, 2022		For the Period from March 24, 2021 (inception) through December 31, 2021
	Redeemable Common Stock	Non-Redeemable Common Stock	Redeemable Common Stock	Non-Redeemable Common Stock
Basic and diluted net income (loss) per share
Numerator:
Allocation of net loss including accretion of temporary equity	$1,038,074	$259,519	$(8,825,992)	$(13,526,791)
Accretion of temporary equity to redemption value	—	—	22,104,629	—
Allocation of net income (loss)	$1,038,074	$259,519	$13,278,637	$(13,526,791)

	For the year ended December 31, 2022		For the Period from March 24, 2021 (inception) through December 31, 2021
	Redeemable Common Stock	Non-Redeemable Common Stock	Redeemable Common Stock	Non-Redeemable Common Stock
Denominator: Weighted average non-redeemable common stock
Weighted average shares outstanding	27,600,000	6,900,000	4,502,128	6,900,000
Basic and diluted net income (loss) per share	$0.04	$0.04	$2.95	$(1.96)

In connection with the underwriters’ full exercise of their over-allotment option on November 19, 2021, 1,725,000 Founder Shares were forfeited by the Sponsor. These shares were excluded from the calculation of weighted average shares outstanding.
Recent accounting pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.
NOTE 3.   INITIAL PUBLIC OFFERING
On November 19, 2021, the Company consummated its Initial Public Offering of 27,600,000 Units, including 3,600,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of approximately $276.0 million, and incurring offering costs of approximately $16.6 million, of which approximately $9.7 million was for deferred underwriting commissions.
Each Unit consisted of one Public Share and one-half of one Public Warrant. Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 13,730,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of approximately $13.7 million.
Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable for cash or on a cashless basis.
Pursuant to a letter agreement, dated November 16, 2021, among the Company and the other parties thereto (the “Letter Agreement”), the parties agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On March 30, 2021, the Sponsor paid an aggregate of $25,000 in exchange for issuance of 8,625,000 shares of the Company’s Founder Shares. On November 16, 2021, the Sponsor surrendered an aggregate of 1,900,000 of Founder Shares to the Company at no cost. An aggregate of 175,000 Founder Shares were issued to the independent directors for an aggregate of $700. As of December 31, 2022 and 2021, there were 6,900,000 Founder Shares outstanding. The Founder Shares represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering.

Pursuant to the Letter Agreement, the initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange, reorganization, recapitalization or other similar transaction which results in all of the Company’s public stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Related Party Loans
On March 26, 2021, an affiliate of the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (as amended and restated on October 27, 2021, the “Note”). The Note was non-interest bearing and was paid in full on November 19, 2021, upon the closing of the Initial Public Offering.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined, and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021, the Company owed $597,500 to an affiliate of the Sponsor for payment of certain working capital amounts on its behalf and for administrative support. As of December 31, 2022, the Company owed $135,000 to an affiliate of the Sponsor for administrative support and an affiliate of the Sponsor owed the Company $124,536 for reimbursement of expenses paid on the affiliate’s behalf.
Administrative Support Agreement
On November 16, 2021, the Company entered into an agreement pursuant to which, commencing on the date that the Company’s securities were first listed on the New York Stock Exchange through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company will reimburse the Sponsor or an affiliate thereof $15,000 per month for office space, utilities, secretarial and administrative support. During the years ended December 31, 2022 and 2021, $180,000 and $22,500 in support costs had been incurred by the Company under this agreement, respectively.
In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on suitable Business Combinations. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.
Registration Rights Agreement
On November 16, 2021, the Company entered into that certain Registration Rights Agreement by and among the Company, the Sponsor and the holder parties thereto (the “Registration Rights Agreement”). See “Registration and Stockholder Rights” in “Note. 6. Commitments and Contingencies”, below.

NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration and Stockholder Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans or extension loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans or extension loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed upon the effective date of the registration statement relating to the Initial Public Offering. These holders have certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the final prospectus to purchase up to 3,600,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On November 17, 2021, the underwriters fully exercised their over-allotment option.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $5.5 million in the aggregate (including with respect to the Over-Allotment Units), paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $9.7 million in the aggregate (including with respect to the Over-Allotment Units) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement for the Initial Public Offering.
NOTE 7.   STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock — The Company is authorized to issue 5,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. On December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, 27,600,000 shares of Class A common stock were issued and outstanding, of which all were subject to possible redemption.
Class B Common Stock — The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were no shares issued or outstanding.
Class F Common Stock — The Company is authorized to issue 50,000,000 shares of Class F common stock with a par value of $0.0001 per share. On March 29, 2021, the Company issued 8,625,000 shares of Class F common stock to the Sponsor. On November 16, 2021, the Sponsor surrendered an aggregate of 1,900,000 shares of Class F common stock to the Company at no cost. An aggregate of 175,000 shares of Class F common stock were issued to the independent directors for an aggregate of $700. As of December 31, 2022 and 2021, there were 6,900,000 shares of Class F common stock outstanding. The shares of Class F common stock represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering.
Prior to the completion of the initial Business Combination, holders of the Class F common stock will have the right to elect all of the Company’s directors. On any other matter submitted to a vote of the Company’s stockholders, holders of the Class A common stock, the Class B common stock (if any) and the Class F common stock will vote together as a single class, except as required by law or stock exchange rule. Each share of common stock will have one vote on all such matters.
Following the completion of the initial Business Combination and the automatic conversion of the shares of Class F common stock into Class B common stock, holders of the Class A common stock and

Class B common stock will generally vote together as a single class, except as required by applicable law or stock exchange rule, on all matters presented for a stockholder vote with each share of Class A common stock entitling the holder to one vote per share and each share of Class B common stock entitling the holder to ten votes per share.
The Class F common stock will automatically convert into Class B common stock at the time of an initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, and, prior to and following the initial Business Combination, each share of Class B common stock will be convertible, at the option of the holder, into one share of Class A common stock, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and in each case, subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the Founder Shares shall convert into shares of Class A common stock or shares of Class B common stock, as applicable, will be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock or shares of Class B common stock, as applicable, issuable upon conversion thereof will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination).
Warrants — As of December 31, 2022 and 2021, there were 13,800,000 Public Warrants and 13,730,000 Private Placement Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of an initial Business Combination or earlier upon redemption or liquidation. The warrants will become exercisable 30 days after the completion of an initial Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants, and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement or a new registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 days after the closing of its initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average price of the Class A common stock during the 10 trading day period ending on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, (i) the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and (ii) the $18.00 per share redemption trigger price described under “— Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Pursuant to the Letter Agreement, Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable by the parties thereto until 30 days after the completion of an initial Business Combination, subject to certain limited exceptions, and they will not be redeemable by the Company. The Private Placement Warrants may be exercised for cash or on a cashless basis. Except as described herein, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period.
Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00
Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•
if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective, and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete an initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8.   INCOME TAXES
The Company’s financial statements include total net income before taxes of approximately $2.1 million for the year ended December 31, 2022 and net loss before taxes of approximately $0.2 million for the period from March 24, 2021 (inception) through December 31, 2021. The income tax provision consists of the following:
	For the Year ended December 31, 2022	For the Period from March 24, 2021 (inception) through December 31, 2021
Federal
Current	$812,473	$—
Income tax expense (benefit)	$812,473	$—
The reconciliation of the differences between the provision/(benefit) for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows:
	For the Year ended December 31, 2022		For the Period from March 24, 2021 (inception) through December 31, 2021
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
Income tax at U.S. statutory rate	$443,114	21%	$(52,112)	21%
Valuation allowance activity	369,359	18%	52,112	(21)%
Total income tax provision/(benefit)	$812,473	39%	$—	—%
Our income tax expense for 2022 was $812.5 thousand compared to $0 for 2021. The increase in tax expense was attributable to an increase in earnings on assets held in trust in 2022.
The components of deferred tax assets are as follows:
	December 31,
	2022	2021
Net operating losses	$4,875	$5,748
Capitalized costs	416,597	46,364
Deferred taxes before valuation	421,472	52,112
Valuation allowance	(421,472)	(52,112)
Net deferred tax assets, net of allowance	$—	$—
As of December 31, 2022 and 2021, the Company had $23.2 thousand and $27.4 thousand, respectively, of U.S. federal net operating loss carryovers, which do not expire, and no state net operating loss carryovers available to offset future taxable income.
As of December 31, 2022 and 2021, the Company has concluded that it is more likely than not that the Company will not realize the benefit of its deferred tax assets associated with capitalized start-up costs and net operating losses. Start-up costs cannot be amortized until the Company starts business operations. Therefore, a full valuation allowance has been established, as future events such as business combinations cannot be considered when assessing the realizability of deferred tax assets. Accordingly, the net deferred tax assets have been fully reserved.
We utilize a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the available evidence indicates there is more than a 50% likelihood that the position will be sustained upon examination, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. As of December 31, 2022 and 2021, the Company does not have any uncertain tax positions.
NOTE 9.   SUBSEQUENT EVENTS
Management has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statement was issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On February 9 and 10, 2023, we received letters from Citi Bank and Wells Fargo which waived their entitlement to the payment of the deferred underwriting fees accrued in connection with the initial public offering.
On February 14, 2023, we entered into a Business Combination Agreement with Vast Solar. The combined entity is to be named Vast and expected to be listed on the NYSE under the ticker symbol “VSTE”. Vast Solar is a world-leading renewable energy company that has developed concentrated solar thermal power systems to generate, store and dispatch 24/7 carbon free, utility-scale electricity, industrial heat and green fuels.
The Merger is expected to be consummated after obtaining the required approval by the stockholders of NETC and Vast and the satisfaction of certain other customary closing conditions.
On February 16, 2023, the Company extended the initial 15-month period to consummate the initial business combination by 3 months by entering into an unsecured promissory note agreement with the Sponsor in the amount of $2,760,000. The notes bear no interest and are due and payable upon the earlier to occur of (i) the date on which our initial business combination is consummated and (ii) the liquidation of the Company on or before May 19, 2023 (unless such date is extended pursuant to our charter or such later liquidation date as may be approved by our stockholders).
If the company consummates an initial business combination, the loans will be repaid out of the proceeds of the trust account for the public stockholders or, at the option of the Sponsor, convert all or a portion of the loans into warrants at a price of $1.00 per warrant. The warrants will be identical to the private placement warrants issued in connection with the initial public offering. If an initial business combination is not consummated, the loans will be repaid only from funds held outside of the Trust Account.

NABORS ENERGY TRANSITION CORP.
BALANCE SHEETS
(Unaudited)
	September 30, 2023	December 31, 2022
Assets:
Cash	$82,514	$468,461
Prepaid expenses	106,117	375,000
Total current assets	188,631	843,461
Investments held in Trust	106,861,019	284,840,707
Total assets	$107,049,650	$285,684,168
Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable and accrued liabilities	$615,207	$235,995
Income taxes payable	—	87,473
Convertible promissory note – related party	4,237,596	—
Due to related party	267,098	10,464
Total current liabilities	5,119,901	333,932
Deferred legal fees	5,889,484	1,469,726
Deferred underwriting commissions	—	9,660,000
Total liabilities	11,009,385	11,463,658
Commitments and Contingencies (Note 6)
Class A common stock, $0.0001 par value; 9,850,641 and 27,600,000 shares subject to redemption at $10.83 and $10.31 per share, respectively	106,680,153	284,477,945
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding 9,850,641 and 27,600,000 shares subject to possible redemption, respectively)	—	—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Class F common stock, $0.0001 par value; 50,000,000 shares authorized; 6,900,000 shares issued and outstanding	690	690
Accumulated deficit	(10,640,578)	(10,258,125)
Total stockholders’ deficit	(10,639,888)	(10,257,435)
Total liabilities and stockholders’ deficit	$107,049,650	$285,684,168
The accompanying notes are an integral part of these financial statements.

NABORS ENERGY TRANSITION CORP.
STATEMENT OF OPERATIONS
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
General and administrative expenses	$664,128	$214,423	$6,042,942	$842,467
Loss from operations	(664,128)	(214,423)	(6,042,942)	(842,467)
Other income:
Interest income earned on investments held in trust	1,368,284	1,229,047	6,460,425	1,644,333
Income before provision for income taxes	704,156	1,014,624	417,483	801,866
Provision for income taxes	(276,753)	(224,021)	(1,325,160)	(224,021)
Net income (loss)	$427,403	$790,603	$(907,677)	$577,845
Basic and diluted weighted average redeemable common shares outstanding	9,850,641	27,600,000	18,237,701	27,600,000
Basic and diluted net income (loss) per redeemable common share	$0.03	$0.02	$(0.04)	$0.02
Basic and diluted weighted average non-redeemable common shares outstanding	6,900,000	6,900,000	6,900,000	6,900,000
Basic and diluted net income (loss) per non-redeemable common share	$0.03	$0.02	$(0.04)	$0.02
The accompanying notes are an integral part of these financial statements.

NABORS ENERGY TRANSITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT
(Unaudited)
	Class F		Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount
Balance – December 31, 2021	6,900,000	$690	$(8,597,773)	$(8,597,083)
Net loss	—	—	(231,463)	(231,463)
Balance – March 31, 2022	6,900,000	690	(8,829,236)	(8,828,546)
Net income	—	—	18,705	18,705
Balance – June 30, 2022	6,900,000	$690	$(8,810,531)	$(8,809,841)
Net income	—	—	790,603	790,603
Balance – September 30, 2022	6,900,000	$690	$(8,019,928)	$(8,019,238)
	Class F		Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount
Balance – December 31, 2022	6,900,000	$690	$(10,258,125)	$(10,257,435)
Offering costs adjustment	—	—	9,660,000	9,660,000
Accretion for common stock to redemption amount	—	—	(4,976,904)	(4,976,904)
Net loss	—	—	(1,299,403)	(1,299,403)
Balance – March 31, 2023	6,900,000	690	(6,874,432)	(6,873,742)
Accretion for common stock to redemption amount	—	—	(2,499,854)	(2,499,854)
Net loss	—	—	(35,677)	(35,677)
Balance – June 30, 2023	6,900,000	$690	$(9,409,963)	$(9,409,273)
Accretion for common stock to redemption amount	—	—	(1,658,018)	(1,658,018)
Net income	—	—	427,403	427,403
Balance – September 30, 2023	6,900,000	$690	$(10,640,578)	$(10,639,888)
The accompanying notes are an integral part of these financial statements.

NABORS ENERGY TRANSITION CORP.
STATEMENT OF CASH FLOWS
(Unaudited)
	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(907,677)	$577,845
Adjustments to reconcile net loss to net cash used in operating activities:
Interest from investments held in Trust Account	(6,460,425)	(1,644,333)
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	379,212	(90,830)
Income taxes payable	(87,473)	224,021
Prepaid expenses	268,883	(468,750)
Due to related party	256,634	(507,287)
Deferred legal fees	4,419,758	—
Net cash used in operating activities	(2,131,088)	(1,909,334)
Cash flows from investing activities:
Trust Account withdrawal for Class A common stock redemptions	186,932,568	—
Principal deposited in Trust Account for extensions	(4,237,596)	—
Proceeds from Trust Account withdrawn to pay taxes	1,745,141	30,582
Net cash used by investing activities	184,440,113	30,582
Cash flows from financing activities:
Redemptions of Class A common stock	(186,932,568)	—
Proceeds from promissory note – related party	4,237,596	—
Net cash provided by financing activities	(182,694,972)	—
Net increase (decrease) in cash	(385,947)	(1,878,752)
Cash – beginning of the period	468,461	2,505,395
Cash – end of the period	$82,514	$626,643
Supplemental disclosure of noncash financing activities:
Waived deferred underwriting commissions	$9,660,000	$—
The accompanying notes are an integral part of these financial statements.

NABORS ENERGY TRANSITION CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
NOTE 1.   DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION
Nabors Energy Transition Corp. (the “Company” or “NETC”) was incorporated in Delaware on March 24, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities that the Company had not yet identified (“Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
On March 30, 2021, the Company was funded with $25,000 for which it issued 8,625,000 shares of Class F common stock, par value $0.0001 per share (the “Founder Shares”) to the Company’s sponsor, Nabors Energy Transition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). On November 16, 2021, the Sponsor surrendered an aggregate of 1,900,000 Founder Shares to the Company at no cost. An aggregate of 175,000 Founder Shares were issued to the independent directors for an aggregate of $700. As of September 30, 2023, the Company has neither engaged in any operations nor generated any revenues to date. The Company will not generate any operating revenues prior to the completion of a Business Combination and will generate non-operating income in the form of interest income on permitted investments from the proceeds derived from its initial public offering (the “Initial Public Offering”).
The registration statement for the Company’s Initial Public Offering was declared effective on November 16, 2021. On November 19, 2021, the Company consummated its Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares,” and, with respect to the one-half of one redeemable warrant included in the Units being offered, the “Public Warrants”), including 3,600,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $276.0 million, and incurring offering costs of approximately $16.6 million, of which approximately $9.7 million was deferred underwriting commissions, which were subsequently waived in February 2023 (Note 6).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 13,730,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds of approximately $13.7 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, approximately $281.5 million ($10.20 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust (the “Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee and currently investing by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which are invested only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds from its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the potential target business or otherwise is not required to register as an investment company under the Investment Company Act.

The Company will provide holders of Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.20 per Public Share and such amount may be increased for each extension of the Company’s time to consummate its initial Business Combination, as described herein). As of September 30, 2023, these Public Shares were recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (the “FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Second Amended and Restated Certificate of Incorporation (the “Charter”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors (the “Initial Stockholders”) have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders are not entitled to redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Initial Stockholders have agreed not to propose an amendment to the Charter (A) in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the time frame described below or (B) with respect to any other material provision relating to the rights of Public Stockholders or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment.
The Company has 24 months from the closing of the Initial Public Offering to consummate an initial Business Combination. The Company’s board of directors (the “NETC Board”) may extend the date by which the Company has to consummate an initial Business Combination by one additional month (for a total of up to 25 months to complete a Business Combination); provided that the Sponsor (or its affiliates or designees) must deposit into the Trust Account additional funds of an amount equal to $295,519 (or $0.03 for each share of Class A common stock that has not been redeemed) for the one month extension, in exchange for a non-interest bearing, unsecured promissory note. Public Stockholders will not be afforded an opportunity to vote on the extension of time to consummate an initial Business Combination from 24 months to up to 25 months described above or redeem their shares in connection with such extension. If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or up to 25 months if it extends the period of time to consummate its initial Business Combination in accordance with the terms described in its Charter (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to

$100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the NETC Board, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Initial Stockholders will not be entitled to liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, less taxes payable. This liability will not apply with respect to any claims by a third party or Target that executed an agreement waiving any and all rights to seek access to the Trust Account (whether or not such agreement is enforceable) against certain liabilities, including liabilities under the Securities Act. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On February 14, 2023, the Company entered into a business combination agreement with Vast Renewables Limited, an Australian proprietary company limited by shares (f/k/a Vast Solar Pty Ltd, an Australian proprietary company limited by shares) (“Vast”), Neptune Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Vast (“Merger Sub”), the Sponsor and Nabors Industries Ltd. (“Nabors”) (the “Business Combination Agreement” and the transactions contemplated therein, the “Vast Business Combination”), pursuant to which, among other things and subject to certain terms and conditions, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned direct subsidiary of Vast (the “Merger”).
Each share of the Company’s Class A common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) with respect to which a stockholder has validly exercised its redemption rights (“Redemption Rights”) provided for in the Charter (i) will be redeemed immediately prior to the Effective Time and will be converted into the right to receive from the Company, in cash, an amount per share calculated in accordance with such stockholder’s Redemption Rights and (ii) will not be entitled to receive ordinary shares in Vast (the “Vast Ordinary Shares”).
In the event that a Unit has not been detached so as to permit separate transferability or trading prior to the Effective Time, then effective immediately prior to the Effective Time, any and all Units will be automatically detached and broken out into their constituent parts, such that a holder of one Unit will hold one share of our Class A common stock and one-half of one warrant, and the underlying Class A common stock and warrants will be converted in accordance with the Business Combination Agreement. However, if the detachment would result in a holder of a warrant holding a fractional warrant, then prior to the conversion the number of warrants deemed to be held by such holder will be rounded down to the nearest whole number.

The Business Combination Agreement contains customary conditions to each party’s obligation to close the transaction and circumstances under which the parties can terminate the agreement. If the Business Combination Agreement is terminated, the Business Combination Agreement will become void and there will be no liability under the Business Combination Agreement on the part of any party, except in the case of a willful material breach of the Business Combination Agreement prior to such termination.
On October 19, 2023, the Company, the Sponsor, Vast and Merger Sub entered into an Amendment and Waiver to the Business Combination Agreement (the “BCA Amendment”), pursuant to which, among other things, (i) Vast agreed to issue at the closing of the Vast Business Combination (the “Closing”), 350,000 Vast Ordinary Shares to Nabors Lux 2 S.a.r.l, an affiliate of Nabors (“Nabors Lux”) pursuant to the Nabors Backstop Agreement (as defined below), (ii) Vast agreed to issue 1,500,000 Vast Ordinary Shares to the Sponsor in the Merger as acceleration of a portion of the 2,400,000 Vast Ordinary Shares that may be issued to the Sponsor upon the achievement of certain share price targets during the Earnout Period (as defined below) (the “Accelerated Earnback Shares”), pursuant to the Nabors Backstop Agreement, (iii) Vast and Merger Sub agreed to waive in their entirety (a) the conditions precedent to their respective obligations to consummate the Business Combination set forth in Section 8.3 of the Business Combination Agreement, including that Vast will have cash and cash equivalents in an aggregate amount not less than $50.0 million at the Closing, and (b) their rights to terminate the Business Combination Agreement pursuant to Section 9.1(g) thereof for a breach of any representation, warranty, covenant or agreement on the part of the Company, and (iv) the parties agreed to amend and restate in its entirety the form of Shareholder and Registration Rights Agreement to be entered into at Closing.
In connection with the Business Combination Agreement, the Company entered into the following agreements:
Support Agreement.   The Company entered into the Support Agreement with the Sponsor, Vast, Nabors Lux, and the independent directors (together with our Sponsor and Nabors Lux, the “Insiders”), pursuant to which, among other things, the Insiders agreed (i) to certain restrictions on the transfer of the Founder Shares and Private Placement Warrants, (ii) to vote all Founder Shares held by them in favor of the adoption and approval of the Business Combination Agreement, (iii) to waive the anti-dilution rights with respect to their Founder Shares and (iv) to enter into the Shareholder and Registration Rights Agreement. The Sponsor will have the right to be issued up to 3,900,000 additional Vast Ordinary Shares during the time period between the date that is 70 days after the Closing and the five year anniversary of the Closing (the “Earnout Period”) upon satisfaction of certain price targets set forth therein, which price targets will be based on the daily volume-weighted average closing sale price of one Vast Ordinary Share quoted on the New York Stock Exchange (the “NYSE”) (or the exchange on which the Vast Ordinary Shares are then listed), for any 20 trading days within any 30 consecutive trading day period within the Earnout Period. On October 19, 2023, the Company, the Sponsor and Vast entered into Amendment No. 1 to the Support Agreement (the “Support Agreement Amendment”), pursuant to which the Company and the Sponsor agreed to reduce by 500,000 shares each tranche of Vast Ordinary Shares to be issued to the Sponsor upon satisfaction of certain price targets set forth therein, for an aggregate reduction of 1,500,000 Vast Ordinary Shares.
Subscription Agreements.   Concurrently with the signing of the Business Combination Agreement, Nabors Lux and AgCentral Energy Pty Limited (“AgCentral”) entered into subscription agreements (the “Notes Subscription Agreements,” and the financing received therefrom, the “Interim Company Financing”), pursuant to which, among other things, Nabors Lux and AgCentral have each agreed to subscribe for and purchase up to $5.0 million (or $10.0 million in aggregate principal amount) of the senior convertible notes issued in the Convertible Financing (as defined below) from Vast in a private placement to be funded in accordance with the Notes Subscription Agreements. Any amount of Interim Company Financing provided by Nabors Lux or AgCentral will be exchanged for an equivalent number of Vast Ordinary Shares immediately prior to the Effective Time and be deemed to reduce their subscription amounts under the PIPE Financing (as defined below). Vast may enter into additional Notes Subscription Agreements with additional investors between the signing of the Business Combination Agreement and the Closing (the financing received under such additional agreements and together with the financing received under the Notes Subscription Agreements, the “Convertible Financing”).

Also concurrently with the signing of the Business Combination Agreement, Nabors Lux and AgCentral entered into subscription agreements with Vast (the “Equity Subscription Agreements”), pursuant to which, among other things, Nabors Lux and AgCentral agreed, subject to the Closing occurring and certain other conditions, to subscribe for and purchase, and Vast agreed to issue and sell to each of Nabors Lux and AgCentral, up to $15.0 million (or an aggregate of $30.0 million) of Vast Ordinary Shares for $10.20 per share in a private placement. Vast may enter into additional Equity Subscription Agreements, with additional investors between the signing of the Business Combination Agreement and the Closing (the financing received under such additional agreements and together with the financing received under the Equity Subscription Agreements, the “PIPE Financing”).
Services Agreement.   Concurrently with signing of the Business Combination Agreement, Vast and Nabors Corporate Services, Inc., an affiliate of our Sponsor (“Nabors Corporate”), entered into a services and cost reimbursement agreement pursuant to which, among other things, Nabors Corporate will provide certain services related to operations, engineering, design planning and other operational or technical matters to Vast.
Joint Development and License Agreement.   Concurrently with the signing of the Business Combination Agreement, Vast and Nabors Energy Transition Ventures LLC, an affiliate of our Sponsor (“NETV”), pursuant to which NETV and Vast will agree to work together on a project-by-project basis to develop products and/or equipment related to solar power generation.
Noteholder Support Agreement.   At the time of the signing of the Business Combination Agreement, AgCentral is the sole holder of convertible promissory notes previously issued by Vast (the “Existing Convertible Notes”) and a party to certain existing loan agreements with Vast (the “AgCentral Loan Agreements”). Concurrently with the signing of the Business Combination Agreement, Vast and AgCentral entered into the Noteholder Support and Termination Agreement (the “Noteholder Support Agreement”) pursuant to which, among other things, AgCentral agreed to (i) immediately prior to the Closing, as applicable, (a) exercise (or be deemed to have exercised) the conversion rights under each of the Existing Convertible Notes to convert all such Existing Convertible Notes into Vast Ordinary Shares, (b) accept Vast Ordinary Shares as settlement of its Existing Convertible Notes whereupon such notes shall be cancelled, (c) accept Vast Ordinary Shares as repayment of all of the principal outstanding and accrued interest under each AgCentral Loan Agreement whereupon each AgCentral Loan Agreement will be discharged and terminated and (d) discharge and release all financier security granted by Vast to AgCentral in respect of the Existing Convertible Notes and the AgCentral Loan Agreements, and (ii) not to transfer, prior to the Closing or termination of the Business Combination Agreement, AgCentral’s rights under any AgCentral Loan Agreement, its Vast Ordinary Shares or the Existing Convertible Notes, subject to certain exceptions.
In connection with the Closing, the Company will enter into, among others, the following agreement:
Shareholder and Registration Rights Agreement.
Concurrently with the Closing, the Company, Vast, the Sponsor and the holder parties thereto will enter into a Shareholder and Registration Rights Agreement (the “Shareholder and Registration Rights Agreement”), pursuant to which Vast will agree that, within 60 days of the Closing, Vast will file with the SEC (at Vast’s sole cost and expense) a resale registration statement, and Vast will use its commercially reasonable efforts to have the such registration statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the holders of certain securities held by or issuable to certain of the Company’s existing shareholders and Vast can demand Vast’s assistance with underwritten offerings and exercise demand or piggyback rights with respect to such offerings. Additionally, the Shareholder and Registration Rights Agreement contains a customary lock-up agreement for six months after the Closing.
The Shareholder and Registration Rights Agreement will also grant (a) to Nabors a consent right over all debt or equity capital raised by Vast (excluding certain issuances of securities pursuant to (i) compensatory stock or option plans, (ii) contracts existing as of the date of the Nabors Backstop Agreement, (iii) securities issued pursuant to convertible securities issued or issuable pursuant to agreements existing as of the date of the Nabors Backstop Agreement and (iv) a bona fide merger or acquisition with an unrelated third party that is, itself, directly or indirectly, an operating company or an owner of an asset in a business synergistic with the business of Vast) post-Closing until the earlier to occur of (the “Additional Rights Expiration Date”) (A) the third anniversary of the Closing and (B) the date on which Vast’s equity market capitalization equals or exceeds $1 billion and (b) to the Sponsor (i) until the Additional Rights Expiration Date, the right to nominate for election two directors to the Vast board of directors (the “Vast Board”) and (ii) after the Additional Rights Expiration Date, the right to nominate for election one director to the Vast Board for so long as Nabors and its affiliates collectively beneficially own 50% of the number of Vast Ordinary Shares that the Sponsor and its affiliates collectively beneficially owned immediately following the Closing. In addition, the Shareholder and Registration Rights Agreement will also provide to Nabors certain rights if, prior to (A) the date that is six months following the Closing, any investor, or (B) the date that is nine months following the Closing, certain investors, invests in equity or debt interests of Vast on terms that are more favorable to such investor from a financial perspective than the terms applicable to Nabors Lux under the Nabors Backstop Agreement, as determined by Nabors in its reasonable discretion (any such investment within the specified time periods, a “Superior Capital Raise”). To the extent the investor in a Superior Capital Raise has subscribed for Vast Ordinary Shares at a price less than the price paid by Nabors Lux under the Nabors Backstop Agreement (the “Lower Capital Price”), then Vast will issue additional Vast Ordinary Shares to Nabors (or its affiliates) so that the aggregate number of Vast Ordinary Shares received by Nabors and its affiliates for their investment under the Nabors Backstop Agreement is equal to the number of Vast Ordinary Shares they would have received had the price for all such shares been the Lower Capital Price, as further described and subject to the conditions set forth in the Shareholder and Registration Rights Agreement. To the extent the investor in a Superior Capital Raise has subscribed for any security other than Vast Ordinary Shares, Nabors will, to the extent there would not be significant impediments to the timely consummation of such an exchange, have the right to exchange the equity interests (and the debt interests received in exchange for equity interests in a prior exchange under this provision) still held by Nabors (and its affiliates) that were purchased pursuant to the Nabors Backstop Agreement (excluding any shares that were issued as the Accelerated Earnback Shares) for debt or equity interests on the terms issued in the Superior Capital Raise, so that Nabors (or its affiliates) hold the debt or equity interests they would have held had the investment under the Nabors Backstop Agreement been conducted on the terms of the Superior Capital Raise, as further described and subject to the conditions set forth in the Shareholder and Registration Rights Agreement. The Shareholder and Registration Rights Agreement will also grant to AgCentral the right to nominate one director to the Vast Board for so long as AgCentral and its affiliates collectively beneficially own at least the number of Vast Ordinary Shares that would entitle the Sponsor the right to nominate for election directors under the Shareholder and Registration Rights Agreement.
Canberra Subscription.   On September 18, 2023, Vast entered into a subscription agreement with Capital Airport Group (“CAG”), the owner and operator of Canberra Airport, to purchase a minimum of $5.0 million, and up to $10.0 million, of Vast Ordinary Shares at a purchase price of $10.20 per share in a private placement (the “Canberra Subscription”). The Canberra Subscription is conditional on the Closing. Of the $10.0 million Canberra Subscription, $5.0 million will serve as a backstop for subsequent capital raised by Vast prior to Closing via additional Notes Subscriptions or Equity Subscriptions (the “CAG Backstop”). Accordingly, the amount invested by CAG pursuant to the Canberra Subscription will be reduced below $10.0 million, but not below $5.0 million, by one dollar for every three dollars raised by Vast prior to Closing via the issuance of additional shares or debt instruments. Therefore, the CAG Backstop may not ultimately be funded in full or at all.
October Notes Subscription Agreement.   On October 19, 2023, Nabors Lux entered into a Notes Subscription Agreement (the “October Notes Subscription Agreement”) with Vast pursuant to which, among other things, Nabors Lux agreed to subscribe for and purchase an additional $2.5 million of senior convertible notes, which are convertible into an equivalent number of Vast Ordinary Shares at $10.20 per share (the “Incremental Funding”), in addition to the $5.0 million of senior convertible notes already owned. Nabors Lux’s commitment under the Equity Subscription Agreements will be reduced, dollar-for-dollar, by the Incremental Funding.
Backstop Agreement.   On October 19, 2023, Vast entered into a Backstop Agreement (the “Nabors Backstop Agreement”) pursuant to which Nabors Lux agreed to purchase up to $15.0 million of Vast Ordinary Shares at a purchase price of $10.20 per share (the “Nabors Backstop”). The Nabors Backstop will serve as a backstop for redemptions of Class A Common Stock by Public Stockholders in connection with the Business Combination and subsequent capital raised by Vast prior to or in connection with Closing from additional third parties (other than Nabors, AgCentral, CAG and their respective affiliates). Accordingly, the amount invested by Nabors pursuant to the Nabors Backstop Agreement will be reduced below $15.0 million, dollar- for-dollar, by (i) the balance of the cash remaining in the Trust Account after giving effect to any redemptions of NETC Class A Common Stock by Public Stockholders in connection with the Business Combination and (ii) amounts invested by investors other than Nabors Lux, AgCentral and CAG. Therefore, the Nabors Backstop may not ultimately be funded in full or at all.
Master Agreement.   On October 19, 2023, the Company, Vast, Nabors, the Sponsor, Nabors Lux, Merger Sub and AgCentral entered into the Master Agreement, which, among other things, summarizes the key terms of each of the BCA Amendment, Support Agreement Amendment, October Notes Subscription Agreement, Nabors Backstop Agreement and form of Shareholder and Registration Rights Agreement (the “Master Agreement”).
Special Meeting — Extension
On May 11, 2023, the Company convened a special meeting (the “Special Meeting”) and the Company’s stockholders approved its Charter to allow the NETC Board, without another stockholder vote, to elect to extend the date by which the Company has to consummate an initial Business Combination up to seven times for an additional one month each time (but in no event to a date later than 25 months from the closing of the Initial Public Offering), provided that the Sponsor (or its affiliates or designees), deposits into the Trust Account for each monthly extension an amount equal to the lesser of (x) $300,000 and (y) $0.03 for each share of Class A common stock issued as part of the Units sold in the Initial Public Offering that is not redeemed in connection with the Special Meeting in exchange for a non-interest bearing, unsecured promissory note. See Note 2 for additional details on deposits in the Trust Account.
On November 6, 2023, the Company filed a preliminary proxy statement proposing that the Company’s stockholders approve its Charter to allow the NETC Board, without another stockholder vote, to elect to extend the date by which the Company has to consummate an initial Business Combination up to three times for an additional one month each time (but in no event to a date later than 28 months from the closing of Initial Public Offering), provided that the Sponsor (or its affiliates of designees), deposits into the Trust Account for each monthly extension an amount equal to $200,000 in exchange for a non-interest bearing, unsecured promissory note.
Inflation Reduction Act
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into law. The IR Act imposes a 1% excise tax on the fair market value of stock repurchases made by covered corporations (including domestic corporations) after December 31, 2022. The total taxable value of shares repurchased may be reduced by the fair market value of any newly issued shares during the taxable year. As discussed above, the Company may redeem the Public Shares in certain circumstances. On May 11, 2023, the Company redeemed 17,749,359 shares in exchange for $186,932,568 and may redeem additional shares in the future. If the Vast Business Combination is completed (or if the Company does not completely liquidate before January 1, 2024), the redemptions that occurred in May 2023 as well as future redemptions by the Company may be subject to this excise tax.
Basis of presentation
The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements-Going Concern,” the Company has until November 19, 2023 (or up to December 19, 2023 if extended pursuant to the Charter) to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. As of September 30, 2023, no adjustments have been made to the carrying amounts of assets or liabilities that might be necessary should the Company be required to liquidate at the end of the Combination Period.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in financial institutions, which, at times, may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risk on such accounts.

Investments held in Trust Account
On September 30, 2023 and December 31, 2022, the Company had approximately $106.9 million and $284.8 million held in the Trust Account, respectively. The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are presented on the Balance Sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income earned on investments held in trust in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. During the nine months ended September 30, 2023, the Company withdrew $1.7 million from the Trust Account in accordance with the Amended and Restated Investment Management Trust Agreement, dated May 12, 2023, between the Company and Continental Stock Transfer & Trust Company, as trustee, to pay its taxes.
On February 17, 2023, the NETC Board elected to extend the date by which the Company has to consummate an initial Business Combination from February 18, 2023 to May 18, 2023, as permitted under the Amended and Restated Certificate of Incorporation, dated November 16, 2021. In connection with the extension, affiliates of the Sponsor deposited a total of $2,760,000, representing $0.10 per Unit into the Trust Account.
At the Special Meeting held on May 11, 2023, stockholders holding 17,749,359 shares of Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $186,932,568 (or approximately $10.53 per share) was removed from the Trust Account to pay such holders.
On May 17, 2023, the NETC Board elected to extend the date by which the Company has to consummate an initial Business Combination by an additional three months from May 18, 2023 to August 18, 2023, as permitted under the Charter, and affiliates of the Sponsor deposited a total of $886,558 into the Trust Account. During the three months ended September 30, 2023, the NETC Board elected to extend the date an additional two months from August 18, 2023 to October 18, 2023 and $591,038 was deposited into the Trust. Subsequent to September 30, 2023, an additional $295,519 was deposited into the Trust Account to extend the date to November 18, 2023.
Fair value of financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet.
Offering costs associated with the Initial Public Offering
The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering.” The Company incurred $16.6 million in offering costs in connection with the Initial Public Offering. Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering and that were charged to stockholders’ equity upon the completion of the Initial Public Offering. On February 9, 2023 and February 10, 2023, respectively, Citi Bank, N.A. (“Citi”) and Wells Fargo Bank, N.A. (“Wells Fargo”) delivered separate letters to the Company (the “Fee Waiver Letters”), wherein Citi and Wells Fargo expressly waived all deferred underwriting discounts and commissions owed to them with respect to the Vast Business Combination. The waived underwriting commissions are reflected as an adjustment to offering costs in stockholders’ equity.
Class A common stock subject to possible redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. The Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemed Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, on September 30, 2023 and December 31, 2022, 9,850,641 and 27,600,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet, respectively.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and FASB ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgement, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.
Income taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2023 and December 31, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Income (Loss) per Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” The statements of operations include a presentation of loss per redeemable public share and loss per non-redeemable share following the two-class method of income per share. With respect to the accretion of the Class A common stock subject to possible redemption and consistent with FASB ASC 480-10-S99-3A, the Company deemed the fair value of the Class A common stock subject to possible redemption to approximate the contractual redemption value and the accretion has no impact on the calculation of net loss per share.
In order to determine the net income (loss) attributable to both the public redeemable shares and non-redeemable shares, the Company first considered the total income (loss) allocable to both sets of shares. This is calculated by allocating the total income (loss) to both sets of shares. The Company splits the amount to be allocated using the ratio between the public shares and the non-redeemable shares for the three and nine months ended September 30, 2023, and 2022, reflective of the respective participation rights.

The Company’s Public Warrants (see Note 3) and Private Placement Warrants (see Note 4) could, potentially, be exercised or converted into common stock and share in the earnings of the Company. Additionally, the conversion feature of the convertible promissory note (see Note 5) allows for conversion of the convertible note into Private Placement Warrants, which could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. However, these potentially dilutive instruments were excluded when calculating diluted loss per share because their exercise is contingent upon future events and their inclusion would be anti-dilutive for the periods presented. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.
	Three Months Ended September 30,
	2023		2022
	Redeemable Common Stock	Non-Redeemable Common Stock	Redeemable Common Stock	Non-Redeemable Common Stock
Basic and diluted net income per share
Numerator:
Allocation of net income	$251,345	$176,058	$632,482	$158,121
Denominator: Weighted average non-redeemable common stock
Weighted average shares outstanding	9,850,641	6,900,000	27,600,000	6,900,000
Basic and diluted net income per share	$0.03	$0.03	$0.02	$0.02
	Nine Months Ended September 30,
	2023		2022
	Redeemable Common Stock	Non-Redeemable Common Stock	Redeemable Common Stock	Non-Redeemable Common Stock
Basic and diluted net income (loss) per share
Numerator:
Allocation of net income (loss)	$(658,531)	$(249,147)	$462,276	$115,569
Denominator: Weighted average non-redeemable common stock
Weighted average shares outstanding	18,237,701	6,900,000	27,600,000	6,900,000
Basic and diluted net income (loss) per share	$(0.04)	$(0.04)	$0.02	$0.02
Recent accounting pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.
NOTE 3.   INITIAL PUBLIC OFFERING
On November 19, 2021, the Company consummated its Initial Public Offering of 27,600,000 Units, including 3,600,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of approximately $276.0 million, and incurring offering costs of approximately $16.6 million, of which approximately $9.7 million was for deferred underwriting commissions, which was subsequently waived in February 2023.
Each Unit consisted of one Public Share and one-half of one Public Warrant. Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 13,730,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of approximately $13.7 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable for cash or on a cashless basis.
Pursuant to a letter agreement, dated November 16, 2021, among the Company and the other parties thereto (the “Letter Agreement”), the parties agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On March 30, 2021, the Sponsor paid an aggregate of $25,000 in exchange for issuance of 8,625,000 Founder Shares. On November 16, 2021, the Sponsor surrendered an aggregate of 1,900,000 Founder Shares to the Company at no cost. An aggregate of 175,000 Founder Shares were issued to the independent directors for an aggregate of $700. All shares and associated amounts have been retroactively restated to reflect the surrender and issuance of these shares. As of September 30, 2023, there were 6,900,000 Founder Shares outstanding. The Founder Shares represent 41.2% of the Company’s issued and outstanding shares as of September 30, 2023.
Pursuant to the Letter Agreement, the Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange, reorganization, recapitalization or other similar transaction which results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined, and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2023, the Company had no borrowings under the Working Capital Loans.
Administrative Support Agreement
On November 16, 2021, the Company entered into an agreement pursuant to which, commencing on the date that the Company’s securities were first listed on the NYSE through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company will reimburse the Sponsor or an affiliate thereof $15,000 per month for office space, utilities, secretarial and administrative support.

As of September 30, 2023 and December 31, 2022, the Company owed $270,000 and $135,000 to the Sponsor or an affiliate thereof for administrative support costs, respectively.
In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on suitable Business Combinations. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.
Convertible Promissory Notes
On February 16, 2023, the NETC Board elected to effectuate a three-month extension and extend the date by which NETC has to consummate an initial Business Combination from February 18, 2023 to May 18, 2023. In order for the time available for NETC to consummate an initial Business Combination to be extended, $2,760,000 ($0.10 per Unit) had to be deposited into the Trust Account. NETC issued unsecured promissory notes for an aggregate principal amount of $2,760,000 to affiliates of the Sponsor in connection with the extension. The notes bear no interest and are due and payable upon the earlier to occur of (i) the date on which NETC’s initial Business Combination is consummated and (ii) the liquidation of NETC. If NETC consummates an initial Business Combination, the Company will repay the loans out of the proceeds of the Trust Account or, the Sponsor may elect to convert a portion or all of such loan amount into warrants at a price of $1.00 per warrant, which warrants will be identical to the Private Placement Warrants.
On May 17, 2023, the NETC Board elected to extend the date by which NETC has to consummate an initial Business Combination from May 18, 2023 to August 18, 2023 and affiliates of the Sponsor deposited a total of $886,558, representing $0.03 per Class A common stock not redeemed, into the Trust Account in exchange for non-interest bearing, unsecured promissory notes. Additional extension deposits totaling $591,038 were made on August 16, 2023 and September 14, 2023. Subsequent to September 30, 2023, a fourth extension payment was made for $295,519 by Nabors Lux. The notes bear no interest and are due and payable upon the earlier to occur of (i) the date on which NETC’s initial Business Combination is consummated and (ii) the liquidation of NETC on or before November 18, 2023, unless such date is extended pursuant to the Charter. If NETC consummates an initial Business Combination, the Company will repay the loans out of the proceeds of the Trust Account or, the Sponsor may elect to convert a portion or all of such loan amount into warrants at a price of $1.00 per warrant, which warrants will be identical to the Private Placement Warrants.
Registration Rights Agreement
On November 16, 2021, the Company entered into that certain Registration Rights Agreement by and among the Company, the Sponsor and the holder parties thereto (the “Registration Rights Agreement”). See “Registration and Stockholder Rights” in “Note 6. Commitments and Contingencies,” below.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration and Stockholder Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans or extension loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans or extension loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to the Registration Rights Agreement signed upon the effective date of the registration statement relating to the Initial Public Offering. These holders have certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the final prospectus to purchase up to 3,600,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On November 17, 2021, the underwriters fully exercised their over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $5.5 million in the aggregate (including with respect to the Over-Allotment Units), paid upon the closing of the Initial Public Offering. In addition, as of December 31, 2022, $0.35 per unit, or approximately $9.7 million in the aggregate (including with respect to the Over-Allotment Units) will be payable to the underwriters for deferred underwriting commissions. On February 9, 2023 and February 10, 2023, respectively, Citi and Wells Fargo delivered the Fee Waiver Letters to the Company, wherein Citi and Wells Fargo expressly waived all deferred underwriting discounts and commissions owed to them.
NOTE 7.   STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock — The Company is authorized to issue 5,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the NETC Board. On September 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were 9,850,641 and 27,600,000 shares of Class A common stock issued and outstanding, all of which were subject to possible redemption.
Class B Common Stock — The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were no shares issued or outstanding.
Class F Common Stock — The Company is authorized to issue 50,000,000 shares of Class F common stock with a par value of $0.0001 per share. On March 29, 2021, the Company issued 8,625,000 shares of Class F common stock to the Sponsor. On November 16, 2021, the Sponsor surrendered an aggregate of 1,900,000 shares of Class F common stock to the Company at no cost. An aggregate of 175,000 shares of Class F common stock were issued to the independent directors for an aggregate of $700. As of September 30, 2023 and December 31, 2022, there were 6,900,000 shares of Class F common stock outstanding. The shares of Class F common stock represent 41.2% of the Company’s issued and outstanding shares as of September 30, 2023.
Prior to the completion of the initial Business Combination, holders of the Class F common stock will have the right to elect all of the Company’s directors. On any other matter submitted to a vote of the Company’s stockholders, holders of the Class A common stock, the Class B common stock (if any) and the Class F common stock will vote together as a single class, except as required by law or stock exchange rule. Each share of common stock will have one vote on all such matters.
Following the completion of the initial Business Combination and the automatic conversion of the shares of Class F common stock into Class B common stock, holders of the Class A common stock and Class B common stock will generally vote together as a single class, except as required by applicable law or stock exchange rule, on all matters presented for a stockholder vote with each share of Class A common stock entitling the holder to one vote per share and each share of Class B common stock entitling the holder to ten votes per share.
The Class F common stock will automatically convert into Class B common stock at the time of an initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, and, prior to and following the initial Business Combination, each share of Class B common stock will be convertible, at the option of the holder, into one share of Class A common stock, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and in each case, subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the Founder Shares shall convert into shares of Class A common stock or shares of Class B common stock, as applicable, will be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock or shares of

Class B common stock, as applicable, issuable upon conversion thereof will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination).
Warrants — As of September 30, 2023 and December 31, 2022, there were 13,800,000 Public Warrants and 13,730,000 Private Placement Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of an initial Business Combination or earlier upon redemption or liquidation. The warrants will become exercisable 30 days after the completion of an initial Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants, and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement or a new registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 days after the closing of its initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the NETC Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average price of the Class A common stock during the 10 trading day period ending on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, (i) the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and (ii) the $18.00 per share redemption trigger price described under “Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Pursuant to the Letter Agreement, Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable by the parties thereto until 30 days after the completion of an initial Business Combination, subject to certain limited exceptions, and they will not be redeemable by the Company. The Private Placement Warrants may be exercised for cash or on a cashless basis. Except as described herein, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period.

Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00
Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•
if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective, and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete an initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 8.   INCOME TAXES
The Company’s provision for income taxes for the three and nine months ended September 30, 2023 was $0.3 million and $1.3 million, respectively and $0.2 million for the three and nine months ended September 30, 2022. The effective tax rate was 39% and 317% for the three and nine months ended September 30, 2023, respectively. The effective tax rate was 22% and 28% for the three and nine months ended September 30, 2022, respectively. The increase in taxes is attributable to an increase in earnings from the Trust Account. The effective tax rate differs from the statutory tax rate of 21% as the Company continues to record a full valuation allowance for all its deferred tax assets, as discussed below.
As of September 30, 2023 and December 31, 2022, the Company has concluded that it is more likely than not that the Company will not realize the benefit of its deferred tax assets associated with capitalized start-up costs. Start-up costs cannot be amortized until the Company starts business operations. Therefore, a full valuation allowance has been established, as future events such as business combinations cannot be considered when assessing the realizability of deferred tax assets. Accordingly, the net deferred tax assets have been fully reserved.
As of September 30, 2023 and December 31, 2022, the Company has not recorded any tax liability for uncertain tax positions. The Company’s continuing practice is to recognize potential accrued interest and/or penalties related to income tax matters within income tax expense. During the nine months ended September 30, 2023 and 2022, the Company did not accrue any interest and penalties.

NOTE 9.   SUBSEQUENT EVENTS
Management has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than the events discussed above, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.